As filed with the Securities and Exchange Commission on September 3, 2004
Registration No.          -

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Mylan Laboratories Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	2834	25-1211621
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1500 Corporate Drive

Canonsburg, Pennsylvania 15317
(724) 514-1800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward J. Borkowski

Chief Financial Officer
1500 Corporate Drive
Canonsburg, Pennsylvania 15317
(724) 514-1800
Fax: (724) 514-1875
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Roger S. Aaron, Esq. Eric L. Cochran, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000	Scott A. Barshay, Esq. James C. Woolery, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000
    Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this Registration Statement and the effective time of the merger of Summit Merger Corporation, a direct, wholly-owned subsidiary of the Registrant, with and into King Pharmaceuticals, Inc. as described in the Agreement and Plan of Merger, dated as of July 23, 2004, included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to	Offering Price	Aggregate	Amount of
Securities to be Registered(1)	Be Registered(2)	Per Unit(3)	Offering Price(4)	Registration Fee(5)

Common Stock ($0.50 par value)	217,295,525	$12.59	$3,039,722,953	$385,133

(1)	This Registration Statement relates to shares of common stock of the Registrant, par value $0.50 per share, issuable to holders of the common stock, no par value, of King Pharmaceuticals, Inc., in connection with the proposed merger of Summit Merger Corporation, a Tennessee corporation and a direct, wholly-owned subsidiary of the Registrant, with and into King Pharmaceuticals, Inc.

(2)	Represents the maximum number of shares of common stock of the Registrant, par value $0.50 per share, estimated to be issued in connection with the merger contemplated by the merger agreement. The estimated maximum number of shares of the Registrant’s common stock to be issued is based upon the following, calculated as of July 22, 2004: 241,439,472, the aggregate number of shares of King Pharmaceuticals, Inc. common stock outstanding (other than shares owned by King Pharmaceuticals, Inc. or Registrant) multiplied by 0.9.

(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(c) and 457(f)(1) under the Securities Act. Pursuant to Rule 457(c) and 457(f)(1) under the Securities Act, the proposed maximum offering price per share of the common stock of the Registrant was calculated based on the market value of the shares of common stock of King Pharmaceuticals, Inc. (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act, determined as the average of the high and low prices per share of King Pharmaceuticals, Inc. common stock on September 2, 2004, as reported on the New York Stock Exchange Composite Transactions Tape.

(4)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(c) and 457(f)(1) under the Securities Act. Pursuant to Rule 457(c) and 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price of the common stock of the Registrant was calculated based on the market value of the shares of common stock of King Pharmaceuticals, Inc. (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act, determined as the product of (A) $12.59 the average of the high and low prices per share of King Pharmaceuticals, Inc. common stock on September 2, 2004, as reported on the New York Stock Exchange Composite Transactions Tape, and (B) 241,439,472, the aggregate number of shares of common stock of King Pharmaceuticals, Inc. to be cancelled in the merger described in footnote (2) above.

(5)	Calculated by multiplying the proposed maximum aggregate offering price calculated as described in footnote (4) above, by 0.00012670.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission, of which this joint proxy statement/prospectus is a part, is declared effective. This joint proxy statement/prospectus is not an offer to sell these securities nor a solicitation of any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 3, 2004

MERGER PROPOSAL
YOUR VOTE IS VERY IMPORTANT
[    ], 2004
Dear Shareholders,

     Mylan Laboratories Inc., Summit Merger Corporation (Mylan’s wholly-owned subsidiary) and King Pharmaceuticals, Inc. have entered into a merger agreement, pursuant to which Mylan will acquire King and King shareholders will receive 0.9 shares of Mylan common stock for each share of King common stock they own, plus cash in lieu of fractional shares. We are proposing the merger because we believe it represents a strategic combination that will unite two highly complementary businesses to form one of the nation’s leading specialty pharmaceutical companies based on the number of prescriptions dispensed in the U.S. The boards of directors of Mylan and King believe the merger is strategically and financially beneficial to Mylan and King, and will create a stronger, well-diversified pharmaceutical company with the potential to create significant value for shareholders.

     A special meeting of Mylan shareholders will be held at [                  ], on [                  ], 2004 at [                  ], local time, to vote on the issuance of shares of Mylan common stock to King shareholders pursuant to the merger and to transact any other business that may properly be brought before the Mylan special meeting or any adjournments or postponements thereof.

     A special meeting of King shareholders will be held at [                  ], on [                  ], 2004, at [                  ], local time, to vote on the approval and adoption of the merger agreement and approval of the merger and to transact any other business that may properly be brought before the King special meeting or any adjournments or postponements thereof.

     Each of Mylan’s and King’s board of directors has unanimously (with one director absent in the case of King) approved the proposed merger and approved and adopted the merger agreement. Mylan’s board has also unanimously approved the issuance of Mylan common stock to King shareholders pursuant to the merger. Accordingly,

•	the Mylan board recommends that Mylan shareholders vote “FOR” the proposal to approve the issuance of Mylan common stock to King shareholders pursuant to the merger, and

•	the King board recommends that King shareholders vote “FOR” the proposal to approve and adopt the merger agreement and approve the merger.

     Based on the number of shares of Mylan and King common stock outstanding as of the applicable record dates, immediately after the merger current Mylan shareholders collectively will own approximately [56]% of the outstanding shares of the combined company and King shareholders collectively will own approximately [44]% of the outstanding shares of the combined company. We estimate that Mylan will issue approximately [217.3] million shares of Mylan common stock in the merger and will reserve an additional approximately [12.2] million shares of Mylan common stock for future issuances upon the exercise of outstanding options to purchase King common stock and conversion of King’s convertible debentures. It is a condition to the completion of the merger that the New York Stock Exchange, which is referred to as the NYSE, authorize for listing the shares of Mylan common stock to be issued in connection with the merger and the conversion of King stock options.

     The dollar value of the shares of Mylan common stock that King shareholders receive in the merger will change depending on changes in the market price of Mylan common stock. Mylan’s common stock is traded on the NYSE, under the symbol “MYL.” On September 2, 2004, the last sale price of Mylan’s common stock prior to the date of this document, as reported on the NYSE Composite Transactions Tape, was $17.44 per share.

     We expect that the merger will qualify as a “tax-free” reorganization and that King shareholders will not recognize gain or loss in connection with the merger, except for the taxes on cash received by King shareholders in lieu of receiving fractional shares of Mylan common stock.

     Your vote is very important, regardless of the number of shares you own. Please take the time to vote (in writing, over the Internet or by telephone) by following the instructions on your proxy card or, if your shares are held in the name of a bank or broker, please instruct your bank or broker on how to vote. If you are a Mylan shareholder and do not vote or do not instruct your broker or bank on how to vote, it will have no effect on the proposal to approve the issuance of shares of Mylan common stock to King shareholders pursuant to the merger, because only those votes cast “FOR” or “AGAINST” the proposal will be counted. If you are a King shareholder and do not vote or do not instruct your broker or bank on how to vote, it will have the same effect as voting against the merger. The accompanying materials provide details on the Mylan and King special meetings, and explain the merger and the issuance of the shares of Mylan common stock pursuant to the merger agreement.

Sincerely,	Sincerely,

Robert J. Coury	Brian A. Markison
Mylan Laboratories Inc.	King Pharmaceuticals, Inc.
Vice Chairman and Chief Executive Officer	President and Chief Executive Officer

    Mylan and King encourage you to read this entire joint proxy statement/prospectus carefully, including the section entitled “Risk Factors Relating to the Merger” beginning on page 24 for a discussion of specific risks that should be considered in determining how to vote on the proposals.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger described in this joint proxy statement/prospectus or the securities to be issued pursuant to the merger under this joint proxy statement/prospectus or determined that this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [                  ], 2004

and is first being mailed to the shareholders of Mylan and King on or about [                  ], 2004.

*IMPORTANT NOTICE REGARDING ADMISSION

TO THE MYLAN SPECIAL MEETING*

IF YOU PLAN TO ATTEND THE MYLAN SHAREHOLDERS’ SPECIAL MEETING, PLEASE NOTE THAT SPACE LIMITATIONS MAKE IT NECESSARY TO LIMIT ATTENDANCE TO SHAREHOLDERS AND ONE GUEST PER SHAREHOLDER. EACH SHAREHOLDER WILL BE ASKED TO PRESENT PROOF OF OWNERSHIP AND EACH SHAREHOLDER AND GUEST WILL BE ASKED TO PRESENT A VALID PHOTO IDENTIFICATION, SUCH AS A DRIVER’S LICENSE OR PASSPORT.

ADMISSION TO THE MYLAN SPECIAL MEETING WILL BE ON A FIRST-COME, FIRST-SERVED BASIS. REGISTRATION FOR THE MYLAN SPECIAL MEETING WILL BEGIN AT [               ], AND SEATING WILL BEGIN AT [               ].

CAMERAS, RECORDING DEVICES AND OTHER ELECTRONIC DEVICES WILL NOT BE PERMITTED AT THE MEETING.

Mylan Laboratories Inc.

1500 Corporate Drive
Canonsburg, Pennsylvania 15317
(724) 514-1800
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On [                        ], 2004

      Mylan Laboratories Inc., a Pennsylvania corporation, will hold a special meeting of its shareholders at [                    ], on [                    ], 2004 at [                    ], local time, for the following purposes:

1. to consider and vote on a proposal to approve the issuance of Mylan common stock, par value $0.50 per share, to shareholders of King Pharmaceuticals, Inc. pursuant to the merger contemplated by the Agreement and Plan of Merger, dated as of July 23, 2004, by and among Mylan, Summit Merger Corporation (a direct, wholly-owned subsidiary of Mylan) and King Pharmaceuticals, Inc., a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice; and

2. to consider and vote on any other business as may properly be brought before the Mylan special meeting or any adjournments or postponements of the Mylan special meeting (including adjournment to solicit additional proxies).

      The accompanying joint proxy statement/prospectus explains the proposed issuance of Mylan common stock and the merger and provides specific information concerning the Mylan special meeting.

      Only shareholders of record of Mylan common stock at the close of business on [                    ], 2004 are entitled to notice of, and to vote at, the Mylan special meeting.

      The issuance of Mylan common stock to King shareholders, which is necessary to effect the merger, requires approval by a majority of the votes cast by shareholders at a meeting duly called and held for approval of the proposal.

By Order of the Board of Directors,

Roger L. Foster
Senior Vice President, General Counsel and Secretary

Canonsburg, Pennsylvania

[                    ], 2004

Whether or not you expect to attend the Mylan special meeting in person, we urge you to vote your shares as promptly as possible by (1) accessing the Internet website specified on your enclosed proxy card; (2) calling the telephone number specified on your proxy card; or (3) completing, signing and dating your proxy card and returning it in the postage-paid envelope provided, so that your shares may be represented and voted at the Mylan special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions furnished by the record holder. You may revoke this proxy prior to its exercise in the manner described in this joint proxy statement/prospectus. Any shareholder present at the special meeting, or any adjournment or postponement thereof, may revoke such shareholder’s proxy and vote in person at the special meeting. Executed proxies with no instructions indicated thereon will be voted “FOR” the proposal to approve the issuance of Mylan common stock to King shareholders pursuant to the merger. Proxies will confer discretionary authority to vote with respect to any matter presented at the Mylan special meeting (including adjournment or postponement thereof). REMEMBER, YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY.

*IMPORTANT NOTICE REGARDING ADMISSION

TO THE KING SPECIAL MEETING*

IF YOU PLAN TO ATTEND THE KING SHAREHOLDERS’ SPECIAL MEETING, PLEASE NOTE THAT SPACE LIMITATIONS MAKE IT NECESSARY TO LIMIT ATTENDANCE TO SHAREHOLDERS AND ONE GUEST PER SHAREHOLDER. EACH SHAREHOLDER WILL BE ASKED TO PRESENT PROOF OF OWNERSHIP AND EACH SHAREHOLDER AND GUEST WILL BE ASKED TO PRESENT A VALID PHOTO IDENTIFICATION, SUCH AS A DRIVER’S LICENSE OR PASSPORT.

ADMISSION TO THE KING SPECIAL MEETING WILL BE ON A FIRST-COME, FIRST-SERVED BASIS. REGISTRATION FOR THE KING SPECIAL MEETING WILL BEGIN AT [               ], AND SEATING WILL BEGIN AT [               ].

CAMERAS, RECORDING DEVICES AND OTHER ELECTRONIC DEVICES WILL NOT BE PERMITTED AT THE MEETING.

King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, Tennessee 37620
(423) 989-8711

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On [                        ], 2004

       King Pharmaceuticals, Inc., a Tennessee corporation, will hold a special meeting of its shareholders at [               ], on [                    ], 2004, at [               ], local time, for the following purposes:

1. to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 23, 2004, by and among Mylan Laboratories Inc., Summit Merger Corporation (a direct, wholly-owned subsidiary of Mylan) and King, and approve the merger contemplated by the merger agreement, pursuant to which King would become a direct, wholly-owned subsidiary of Mylan and each then outstanding share of King common stock (other than shares held by King or Mylan) would be converted into the right to receive 0.9 shares of Mylan common stock, plus cash in lieu of fractional shares; and

2. to consider and vote on any other business as may properly be brought before the King special meeting or any adjournments or postponements of the King special meeting (including adjournment to solicit additional proxies).

      The accompanying joint proxy statement/prospectus explains the proposed merger and provides specific information concerning the King special meeting.

      Only shareholders of record of King common stock at the close of business on [                    ], 2004 are entitled to notice of, and to vote at, the King special meeting.

      The proposal to approve and adopt the merger agreement and approve the merger requires the affirmative vote of a majority of all the votes entitled to be cast on the proposal. If you do not vote or do not instruct your broker or bank on how to vote, it will have the same effect as voting against the merger.

By Order of the Board of Directors,

James R. Lattanzi
Chief Financial Officer and Secretary

Bristol, Tennessee

[                    ], 2004

Whether or not you expect to attend the King special meeting in person, we urge you to vote your shares as promptly as possible by (1) accessing the Internet website specified on your enclosed proxy card; (2) calling the telephone number specified on your proxy card; or (3) completing, signing and dating your proxy card and returning it in the postage-paid envelope provided, so that your shares may be represented and voted at the King special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions furnished by the record holder. You may revoke this proxy prior to its exercise in the manner described in this joint proxy statement/prospectus. Any shareholder present at the special meeting, or any adjournment or postponement thereof, may revoke such shareholder’s proxy and vote in person at the special meeting. Executed proxies with no instructions indicated thereon will be voted “FOR” the approval and adoption of the merger agreement and approval of the merger. Proxies will confer discretionary authority to vote with respect to any matter presented at the King special meeting (including adjournment or postponement thereof). REMEMBER, YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY.

THIS JOINT PROXY STATEMENT/ PROSPECTUS INCORPORATES

ADDITIONAL INFORMATION

      This joint proxy statement/ prospectus incorporates important business and financial information about Mylan and King from documents that are not included in or delivered with this joint proxy statement/ prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference in this joint proxy statement/ prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Mylan Laboratories Inc. 1500 Corporate Drive Canonsburg, Pennsylvania 15317 (724) 514-1800 Attn: Investor Relations	King Pharmaceuticals, Inc. 501 Fifth Street Bristol, Tennessee 37620 (423) 989-8711 Attn: Corporate Affairs

      Investors may also consult Mylan’s or King’s respective websites for more information concerning the merger described in this joint proxy statement/ prospectus. Mylan’s website is www.mylan.com. King’s website is www.kingpharm.com. Information included on either website is not incorporated by reference in this joint proxy statement/ prospectus.

      IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS BEFORE THE MYLAN SPECIAL MEETING OR THE KING SPECIAL MEETING, MYLAN OR KING, AS APPLICABLE, SHOULD RECEIVE YOUR REQUEST NO LATER THAN [                     ], 2004.

      Also see the section entitled “Where You Can Find More Information” beginning on page 118.

ii

iii

QUESTIONS AND ANSWERS

      The following are some questions that you, as a shareholder of Mylan or King, may have regarding the merger and the answers to those questions. Mylan and King urge you to read carefully the remainder of this joint proxy statement/ prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the issuance of Mylan common stock to King shareholders pursuant to the merger. Additional important information is also contained in the annexes to and the documents incorporated by reference in this joint proxy statement/ prospectus.

Q: Why am I receiving this joint proxy statement/ prospectus?

A:	The boards of directors of each of Mylan and King have agreed to the combination of King with Mylan under the terms of a merger agreement that is described in this joint proxy statement/ prospectus. A copy of the merger agreement is attached to this joint proxy statement/ prospectus as Annex A.

To complete the merger, Mylan shareholders must approve the issuance of shares of Mylan common stock to King shareholders pursuant to the merger, King shareholders must approve and adopt the merger agreement and approve the merger, and all other conditions of the merger must be satisfied or waived.

Mylan and King will hold separate shareholders’ special meetings to obtain these approvals. This joint proxy statement/ prospectus contains important information about the merger and the special meetings of the respective shareholders of Mylan and King, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending your respective shareholders’ special meeting.

Your vote is important. We encourage you to vote as soon as possible.

Q: What will happen in the merger?

A:	A direct, wholly-owned subsidiary of Mylan will merge with and into King. At the completion of the merger, Summit Merger Corporation, a direct, wholly-owned subsidiary of Mylan formed for the purposes of the merger, will be merged with and into King, and King shareholders will receive 0.9 shares of Mylan common stock for each share of King common stock they own, plus cash in lieu of fractional shares. Based on the number of shares of Mylan and King common stock outstanding as of the applicable record dates, we estimate that Mylan will issue approximately [217.3] million shares of common stock in the merger and that, immediately after the merger, the former King shareholders, in the aggregate, will own approximately [44]% of the then-outstanding shares of Mylan common stock.

Upon completion of the merger, each outstanding option to purchase King common stock under a King stock option plan will be assumed by Mylan and will become an option to purchase, generally on the terms and conditions as were applicable under the King option, shares of Mylan common stock. The number of shares of Mylan common stock subject to each stock option and the per share exercise price of each stock option will be adjusted based on the exchange ratio.

Q:	Why are Mylan and King proposing this merger?

A:	After careful consideration, the Mylan board unanimously determined that the merger is fair and in the best interests of Mylan and its shareholders and the King board unanimously (with one director absent) determined that the merger is fair and in the best interests of King and its shareholders. The boards of each of Mylan and King unanimously (with one director absent in the case of King) approved and adopted the merger agreement and approved the merger, and the transactions contemplated thereby. For a description of the factors considered by the board of directors, please refer to the sections of this joint proxy statement/ prospectus entitled “The Merger — Mylan’s Reasons For the Merger” and “The Merger — King’s Reasons For the Merger” beginning on page 35 and page 44, respectively.

Q:	What risks should I consider in deciding whether to vote for the issuance of Mylan common stock or for the adoption and approval of the merger agreement and approval of the merger?

A:	You should carefully review the section of this joint proxy statement/ prospectus entitled “Risk Factors Relating to the Merger” beginning on page 24.

Q:	When and where will the shareholders’ special meetings be held?

A:	The Mylan special meeting will be held at [ ] on [ ], 2004 at [ ], local time. The King special meeting will be held at [ ] on [ ], 2004 at [ ], local time.

Q:	What matters are Mylan shareholders being asked to approve at the Mylan special meeting?

A:	Mylan shareholders are being asked to vote “FOR” the proposal to approve the issuance of shares of Mylan common stock to King shareholders pursuant to the merger. No other business is expected to be considered at the Mylan special meeting.

Q:	How does the Mylan board of directors recommend that I vote?

A:	The Mylan board of directors recommends that Mylan shareholders vote “FOR” the proposal to approve the issuance of Mylan common stock to King shareholders pursuant to the merger. For a description of the reasons underlying the recommendation of the Mylan board of directors with respect to the merger, please refer to the section of this joint proxy statement/ prospectus entitled “The Merger — Mylan’s Reasons For the Merger” beginning on page 35.

Q:	What vote of Mylan shareholders is required to approve the issuance of shares of Mylan common stock to King shareholders pursuant to the merger?

A:	Approval of the proposal to issue shares of Mylan common stock to King shareholders pursuant to the merger requires the affirmative vote of a majority of the votes cast at the special meeting by all shareholders entitled to vote thereon. For a more complete description of voting, please refer to the section of this joint proxy statement/ prospectus entitled “The Mylan Special Meeting” beginning on page 93.

Q:	What matters are King shareholders being asked to approve at the King special meeting?

A:	King shareholders are being asked to vote “FOR” the proposal to approve and adopt the merger agreement and approve the merger. No other business is expected to be conducted at the King special meeting.

Q:	How does the board of directors of King recommend that I vote?

A:	The King board of directors recommends that King shareholders vote “FOR” the proposal to approve and adopt the merger agreement and approve the merger. For a description of the reasons underlying the recommendation of the King board of directors with respect to the merger, please refer to the section of this joint proxy statement/ prospectus entitled “The Merger — King’s Reasons For the Merger” beginning on page 44.

Q:	What vote of King shareholders is required to approve and adopt the merger agreement and approve the merger?

A:	The adoption and approval of the merger agreement and approval of the merger requires the affirmative vote of a majority of all the votes entitled to be cast on such proposal. For a more complete description of voting, please refer to the section of this joint proxy statement/ prospectus entitled “The King Special Meeting” beginning on page 97.

Q:	Will the Mylan stock issued to King shareholders pursuant to the merger be listed?

A:	Yes. It is a condition to the completion of the merger that the Mylan common stock issuable in the merger and upon the exercise of Mylan stock options issued in substitution for King stock options be authorized for listing on the New York Stock Exchange, which is referred to as the NYSE, upon official notice of issuance. Mylan has agreed to use its reasonable best efforts to cause those shares of Mylan common stock to be authorized for listing on the NYSE.

Q:	How do I vote?

A:	There are four different ways you may cast your vote. If you are a shareholder of record as of the applicable record date you may vote:

• in person by attending your shareholders’ special meeting,

• by accessing the Internet website specified on your enclosed proxy card,

• by calling the telephone number specified on your proxy card, or

• by completing, signing and dating your proxy card and returning it in the postage-paid envelope provided.

If you vote over the Internet or by telephone, you must do so before 11:59 p.m., Eastern time, on [ ], the day before the Mylan special meeting or before 11:59 p.m., Eastern time, on [ ], the day before the King special meeting, as applicable. If you hold Mylan shares or King shares in the name of a bank or broker, please follow the voting instructions provided by your bank or broker to ensure that your shares are represented at your shareholders’ special meeting. Please note that most banks and brokers permit their beneficial owners to vote by telephone or by Internet. If you hold shares in street name, see the next question and answer.

Q:	If my shares are held in street name by my broker, how do I vote?

A:	If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to Mylan or King or by voting in person at your shareholders’ special meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker.

Q:	What will happen if I abstain from voting or do not return a proxy card or otherwise vote?

A:	If you are a Mylan shareholder and abstain from voting or do not return a proxy card or otherwise vote, such action will have no effect on the proposal to approve the issuance of shares of Mylan common stock pursuant to the merger, because only those votes cast “FOR” or “AGAINST” the proposal will be counted.

If you are a King shareholder and abstain from voting or do not return a proxy card or otherwise vote, such action will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement and approve the merger.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you sign and return your proxy card without indicating how to vote on any particular proposal, the Mylan or King common stock represented by your proxy will be voted in favor of that proposal.

Q:	Can I revoke my proxy or change my vote even after returning a proxy card?

A:	Yes. You can revoke your proxy or change your vote before your proxy is voted at your shareholders’ special meeting. You can do this in one of four ways:

• you can send a signed notice of revocation;

• you can grant a new, valid proxy bearing a later date;

• you can cast a new vote over the Internet or by telephone; or

• if you are a holder of record, you can attend your shareholders’ special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose to send a signed notice of revocation, you must submit your notice of revocation or your new proxy to the Secretary of Mylan or the Secretary of King, as applicable, and it must be received at the appropriate address on page 95 or page 99, respectively, no later than the beginning of your shareholders’ special meeting. If you choose to cast a new vote over the Internet or by telephone you must do so before 11:59 p.m., Eastern time, on [ ], the day before the Mylan special meeting or before 11:59 p.m., Eastern time, on [ ], the day before the King special meeting, as applicable. If your shares are held in street name by your broker, you should contact your broker to change your vote.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference in this joint proxy statement/ prospectus, including its annexes, and vote the proxy card you receive, vote over the Internet or by telephone. We encourage you to vote the proxy card you receive, as soon as possible, even if you plan to attend your shareholders’ special meeting, to ensure that your shares are represented at the applicable special meeting of shareholders and voted as directed.

Q:	Should I send in my stock certificates now?

A:	No. King shareholders should not send in any stock certificates now. After the merger is completed, Mylan’s exchange agent will send former King shareholders a letter of transmittal explaining what they must do to exchange their King stock certificates for stock certificates representing the shares of Mylan common stock payable to them pursuant to the merger.

If you are a Mylan shareholder, you are not required to take any action with respect to your Mylan stock certificates.

Q:	When is the merger expected to be completed?

A:	We are working to complete the merger as soon as possible. If the Mylan shareholders approve the issuance of shares of Mylan common stock pursuant to the merger, the King shareholders approve and adopt the merger agreement and approve the merger, and all closing conditions in the merger agreement are satisfied or waived, Mylan and King anticipate that the merger will be completed in the fourth quarter of the 2004 calendar year.

Q:	What are the tax consequences of the merger to me?

A:	It is expected that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Code. Assuming the merger so qualifies, for U.S. federal income tax purposes, holders of King common stock will not recognize gain or loss in connection with the conversion of their shares of King common stock into the right to receive shares of Mylan common stock and the receipt of shares of Mylan common stock in the merger, except to the extent of cash, if any, received in lieu of a fractional share of Mylan common stock. Please refer to the section of this joint proxy statement/ prospectus entitled “Certain U.S. Federal Income Tax Consequences of the Merger” beginning on page 65.

Q:	Who can answer my questions?

A:	Mylan or King shareholders who have questions about the merger, the merger agreement, the issuance of shares of Mylan common stock or the procedures for voting their shares, or who desire additional copies of this joint proxy statement/ prospectus or replacement proxy cards, without charge, should contact:

Mylan Shareholders: Morrow & Co., Inc.
                                          445 Park Avenue, 5th Floor
                                          New York, New York 10022-2606

        Mylan Shareholders call toll-free: 800-607-0088

        Mylan Shareholders email to mylan.info@morrowco.com

King Shareholders:	Innisfree M&A Incorporated

                                                  501 Madison Avenue, 20th Floor
                                                  New York, NY 10022

                                                  Georgeson Shareholder Communications, Inc.

                                                  17 State Street, 10th Floor
                                                  New York, NY 10004

                                                  or

King Shareholders call toll-free:	(877) 750-9497 (Innisfree)

                                                                      (877) 255-0074 (Georgeson)

SUMMARY

      This summary highlights selected information contained elsewhere in this joint proxy statement/ prospectus and may not contain all the information about the merger that is important to you. Mylan and King urge you to read carefully the remainder of this joint proxy statement/ prospectus, including the attached annexes, and the other documents to which we have referred you because this section does not provide all the information that might be important to you with respect to the merger and the issuance of Mylan common stock pursuant to the merger. See also the section entitled “Where You Can Find More Information” beginning on page 118. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

Mylan (See page 90)

Mylan Laboratories Inc.

1500 Corporate Drive
Canonsburg, Pennsylvania 15317
Telephone: (724) 514-1800

      Mylan Laboratories Inc. is engaged in developing, licensing, manufacturing, marketing and distributing generic and brand pharmaceutical products. Mylan was incorporated in Pennsylvania in 1970.

      Mylan conducts business through its generic and brand pharmaceutical operating segments. For the fiscal year ended March 31, 2004, the generic segment represented approximately 80% of net revenues, and the brand segment represented approximately 20% of Mylan’s net revenues. For the fiscal year ended March 31, 2003 and 2002, the generic segment represented approximately 80% and 88% of Mylan’s net revenues, respectively, and the brand segment represented approximately 20% and 12% of Mylan’s net revenues, respectively.

      Mylan is recognized as a leader in the generic pharmaceutical industry, attaining that position through its ability to obtain Abbreviated New Drug Application, or ANDA, approvals, its uncompromising quality control and its devotion to customer service. Mylan manufactures and markets over 140 generic pharmaceutical products including approximately 130 products in capsule or tablet form in an aggregate of approximately 311 dosage strengths, with 14 extended release products in 30 dosage strengths of which two are transdermal patches in six dosage strengths. In addition, Mylan is marketing 57 generic products in 102 dosage strengths under supply and distribution agreements with other pharmaceutical companies.

      Mylan also has a growing brand segment, whose therapeutic areas of concentration include neurology, dermatology and cardiology. Mylan’s products include Apokyntm, the first and only therapy in the U.S. for the acute, intermittent treatment of hypomobility, “off” episodes associated with advanced Parkinson’s disease. Mylan has also submitted a New Drug Application, or NDA, for its beta-blocker nebivolol, which was accepted by the U.S. Food and Drug Administration, which is referred to as the FDA, in June 2004.

King (See page 92)

King Pharmaceuticals, Inc.

501 Fifth Street
Bristol, Tennessee 37620
(423) 989-8711

      King is a vertically integrated pharmaceutical company that develops, manufactures, markets and sells branded prescription pharmaceutical products. King was incorporated in Tennessee in 1993.

      Through a national sales force of approximately 1,200 representatives and through marketing alliances, King markets its branded pharmaceutical products to general/family practitioners, internal medicine physicians, cardiologists, endocrinologists, psychiatrists, neurologists, obstetrician/gynecologists and hospitals across the United States and in Puerto Rico.

      King’s business strategy includes the development of new branded prescription pharmaceutical products, including new chemical entities, as well as the acquisition of compounds already in development, that provide King with strategic pipeline product opportunities. King’s business strategy also includes acquiring currently marketed branded pharmaceutical products and increasing their sales through focused marketing and promotion and product life cycle management.

      King’s business strategy also includes acquiring currently marketed branded pharmaceutical products and increasing their sales through focused marketing and promotion and “product life cycle management”, meaning the extension of the economic life of a product.

The Mylan Special Meeting and the King Special Meeting

The Mylan Special Meeting (See page 93)

      The Mylan special meeting will be held at the [                    ] at [                    ] a.m., local time, on [                    ], 2004. At the Mylan special meeting, Mylan shareholders will be asked to approve the issuance of shares of Mylan common stock to King shareholders pursuant to the merger.

The King Special Meeting (See page 97)

      The King special meeting will be held at [                    ] at [                    ] a.m., local time, on [                    ], 2004. At the King special meeting, King shareholders will be asked to approve and adopt the merger agreement and approve the merger.

Record Date; Quorum

     Mylan (See page 94)

      Only Mylan shareholders of record at the close of business on [                    ], 2004, which is referred to as the Mylan record date, will be entitled to notice of, and to vote at, the Mylan special meeting or any adjournments or postponements thereof.

      On the Mylan record date, there were a total of [                    ] shares of Mylan common stock outstanding and entitled to vote at the Mylan special meeting. The shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast at the Mylan special meeting must be present or represented by proxy to constitute a quorum for the transaction of business at such meeting. All shares of Mylan common stock represented at the Mylan special meeting, including abstentions and broker non-votes, will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the Mylan special meeting.

     King (See pages 97 and 98)

      Only King shareholders of record at the close of business on [                    ], 2004, which is referred to as the King record date, will be entitled to notice of, and to vote at, the King special meeting or any adjournments or postponements thereof.

      On the King record date, there were a total of [                    ] shares of King common stock outstanding and entitled to vote at the King special meeting. A majority of the outstanding shares entitled to vote, represented in person or by proxy, will constitute a quorum for action on the matters to be voted on at the King special meeting. All shares of King common stock represented at the King special meeting, including abstentions and broker non-votes, will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the King special meeting.

Voting Methods

     (See page 94 for Mylan and page 98 for King)

      There are different ways you may cast your vote. If you are a shareholder of record as of the applicable record date you may vote:

•	in person by attending your shareholders’ special meeting;

•	by accessing the Internet website specified on your enclosed proxy card;

•	by calling the telephone number specified on your proxy card; or

•	by completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided.

      If you vote over the Internet or by telephone, you must do so before 11:59 p.m., Eastern time, on [          ], the day before the Mylan special meeting or before 11:59 p.m., Eastern time, on [          ], the day before the King special meeting, as applicable. If you hold Mylan or King shares in the name of a bank or broker, please follow the voting instructions provided by your bank or broker to ensure that your shares are represented at your shareholders’ special meeting. Please note that most banks and brokers permit their beneficial owners to vote by telephone or over the Internet.

Required Vote

     Mylan (See page 94)

      Mylan shareholders will have one vote for each share of Mylan common stock that they owned on the Mylan record date. The issuance of Mylan common stock to King shareholders, which is necessary to effect the merger, requires approval by a majority of the votes cast at the Mylan special meeting by all shareholders entitled to vote thereon.

     King (See page 98)

      King shareholders will have one vote for each share of King common stock that they owned on the King record date. The affirmative vote of a majority of all the votes entitled to be cast at the King special meeting is required to approve and adopt the merger agreement and approve the merger.

Voting by Directors and Executive Officers

     Mylan (See page 99)

      On [                    ], 2004, directors and executive officers of Mylan and their affiliates owned and were entitled to vote [                    ] shares of Mylan common stock, or approximately [          ]% of the shares of Mylan common stock outstanding on that date.

     King (See page 98)

      On [                    ], 2004, directors and executive officers of King and their affiliates owned and were entitled to vote [                    ] shares of King common stock, or approximately [          ]% of the shares of King common stock outstanding on that date.

Solicitation; Changing Your Vote and Revocation of Proxies

     Mylan (See pages 94 and 95)

      You are requested to complete, sign and date the accompanying proxy card and return it promptly to Mylan in the enclosed postage-paid envelope, or you may vote over the Internet or by telephone. When the accompanying proxy is returned properly executed, the shares of Mylan common stock represented by it will be voted at the Mylan special meeting in accordance with the instructions contained in the proxy.

      If you are a Mylan shareholder and abstain from voting, your abstention will have no effect on the proposal to approve the issuance of shares of Mylan common stock to King shareholders pursuant to the merger, because only those votes cast “FOR” or “AGAINST” the proposal will be counted.

      If you return your proxy card without indicating how to vote with regard to any particular proposal, the shares of Mylan common stock represented by your proxy will be voted in favor of that proposal.

      You have the power to revoke your proxy or change your vote before your proxy is voted at the Mylan special meeting. You can do this in one of four ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date;

•	you can cast a new vote over the Internet or by telephone; or

•	if you are a holder of record, you can attend the Mylan special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

      If you choose to send a signed notice of revocation or grant a new, valid proxy bearing a later date in writing, you must submit your notice of revocation or your new proxy to Mylan’s Secretary and it must be received no later than the beginning of the Mylan special meeting. If you cast a new vote over the Internet or by telephone, you must do so before 11:59 p.m., Eastern time, on the day before the Mylan special meeting.

     King (See pages 98 and 99)

      You are requested to complete, sign and date the accompanying proxy card and return it promptly to King in the enclosed postage-paid envelope, or you may vote over the Internet or by telephone. When the accompanying proxy is returned properly executed, the shares of King common stock represented by it will be voted at the King special meeting in accordance with the instructions contained in the proxy.

      If you are a King shareholder and abstain from voting, your abstention will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement and approve the merger.

      If you return your proxy card without indicating how to vote with regard to any particular proposal, the King common stock represented by your proxy will be considered to be voted in favor of that proposal.

      You have the power to revoke your proxy or change your vote before your proxy is voted at the King special meeting. You can do this in one of four ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date;

•	you can cast a new vote over the Internet or by telephone; or

•	if you are a holder of record, you can attend the King special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

      If you choose to send a signed notice of revocation or grant a new, valid proxy bearing a later date in writing, you must submit your notice of revocation or your new proxy to King’s Secretary and it must be received no later than the beginning of the King special meeting. If you cast a new vote over the Internet or by telephone, you must do so before 11:59 p.m., Eastern time, on the day before the King special meeting.

Shares Held in Street Name (See page 95 for Mylan and page 99 for King)

      If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to Mylan or King or by voting in person at your shareholders’ special meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker.

The Merger (See page 33)

      A copy of the merger agreement is attached as Annex A to this joint proxy statement/ prospectus. Mylan and King encourage you to read the entire merger agreement carefully because it is the principal document governing the merger.

Form of Merger (See page 61)

      Subject to the terms and conditions of the merger agreement, at the completion of the merger, Summit Merger Corporation, a direct, wholly-owned subsidiary of Mylan formed for the purposes of the merger, will be merged with and into King. King will survive the merger as a direct, wholly-owned subsidiary of Mylan.

Consideration to be Received in the Merger by King Shareholders (See page 62)

      King shareholders will receive 0.9 shares of Mylan common stock for each share of King common stock they hold at the completion of the merger, adjusted for stock splits, reverse stock splits, stock dividends, recapitalization or any other similar change to Mylan’s or King’s common stock whose record date occurs between the date of the merger agreement and the completion of the merger. The exchange ratio is fixed and will not be adjusted for changes in the market value of the common stock of King or Mylan. Mylan will not issue fractional shares in the merger. Therefore, each King shareholder will also receive a cash payment for any fraction of a share of Mylan common stock that he or she would otherwise be entitled to receive, based on the closing price of Mylan common stock on the NYSE Composite Transactions Reporting System for the ten most recent trading days ending on the trading day one day prior to the completion of the merger.

Conditions to Completion of the Merger (See page 68)

      The obligations of King and Mylan to complete the merger are subject to the satisfaction or, if applicable, waiver of the following conditions:

•	the approval and adoption of the merger agreement and the approval of the merger by King shareholders;

•	the approval of the issuance of Mylan common stock pursuant to the merger by Mylan shareholders;

•	the expiration or earlier termination of the applicable waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act, and any applicable foreign antitrust laws, other than any waiting periods the failure of which to terminate or expire is not reasonably likely to have a material adverse effect on Mylan or King;

•	the completion of all filings with governmental entities, and the receipt of all governmental and regulatory consents, approvals and authorizations, in each case that are necessary for the merger, unless failure to make or obtain them would not, individually or in the aggregate, have a material adverse effect on Mylan (after giving effect to the merger);

•	the absence of any judgment, order, decree, statute, law, ordinance, rule or regulation or other legal constraint prohibiting or enjoining completion of the merger;

•	the Securities and Exchange Commission, which is referred to as the SEC, having declared effective the registration statement of which this joint proxy statement/ prospectus forms a part and no stop order or proceeding seeking a stop order having been initiated or, to the knowledge of Mylan or King, threatened by the SEC;

•	the authorization for listing on the NYSE of the Mylan common stock issuable to King shareholders in the merger and issuable pursuant to King’s stock option plans, upon official notice of issuance;

•	the receipt on the closing date of the merger by each of Mylan and King of an opinion, each from its respective counsel, to the effect that the merger will qualify as a “tax-free reorganization” under Section 368(a) of the Code;

•	the respective representations and warranties of Mylan and King in the merger agreement being true and correct, unless failure of the representations and warranties to be true and correct does not have and is not, individually or in the aggregate, reasonably likely to have a material adverse effect on the party making such representations and warranties;

•	each of Mylan and King having performed or complied with, in all material respects, its obligations under the merger agreement;

•	no material adverse change, as defined in the merger agreement, affecting the other party, having occurred or being reasonably likely to occur;

•	the receipt of an officers’ certificate executed by the other party’s Chief Executive Officer and Chief Financial Officer stating that the conditions relating to the truth of representations and warranties and compliance with covenants have been satisfied; and

•	the absence of any litigation seeking to prohibit or impose any material limitations on Mylan’s ownership of King or the operation of all or a material portion of Mylan’s or King’s respective businesses or assets that is reasonably likely to have a material adverse effect on Mylan after giving effect to the merger or, in the case of Mylan’s closing condition only, a material adverse effect on King.

      In addition, Mylan’s obligation to complete the merger is subject to the following conditions:

•	the absence of criminal charges against King or certain of its current or former directors and officers in connection with any issues that are being investigated by the SEC, Office of Inspector General at the U.S. Department of Health & Human Services, the U.S. Attorney’s Office and other governmental entities and the state and local equivalents thereof investigating the calculation, payment and reporting of Medicaid rebates by King and the sales and marketing of products of King;

•	Mylan generally having received no indication that any governmental entity has placed or is reasonably likely to place any prohibitions on King’s sales to Medicaid or any related federal or state program; and

•	no restatement of any of King’s financial statements having occurred or being reasonably likely to occur.

Termination of the Merger Agreement (See page 78)

      Mylan and King can jointly agree to terminate the merger agreement at any time with the approval of the boards of directors of both Mylan and King. Either company may also terminate the merger agreement if the merger is not completed by February 28, 2005 or under other circumstances described in this joint proxy statement/ prospectus.

      The merger agreement provides that in certain circumstances King or Mylan may be required to pay a termination fee to the other party in the amount of $85 million.

Recommendations of the Boards of Directors; Reasons for the Merger

Mylan (See page 35)

      After careful consideration, the Mylan board of directors, on July 23, 2004, unanimously determined that the merger is fair and in the best interests of Mylan and its shareholders and unanimously approved and adopted the merger agreement and approved the merger, and the transactions contemplated thereby, including the issuance of Mylan common stock pursuant to the merger. For the factors considered by the Mylan board of directors in reaching its decision to approve and adopt the merger agreement and to approve the merger, see the section entitled “The Merger — Mylan’s Reasons for the Merger” beginning on page 35. The Mylan board of directors recommends that the Mylan shareholders vote “FOR” the proposal to approve the issuance of Mylan common stock pursuant to the merger.

King (See page 44)

      After careful consideration, the King board of directors, on July 23, 2004, unanimously (with one director absent) determined that the merger with Mylan is advisable, fair to and in the best interests of King and its shareholders and unanimously (with one director absent) approved and adopted the merger agreement and approved the merger. For the factors considered by the King board of directors in reaching its decision to approve and adopt the merger agreement and approve the merger, see the section entitled “The Merger — King’s Reasons for the Merger” beginning on page 44. The King board of directors recommends that the King shareholders vote “FOR” the proposal to approve and adopt the merger agreement and approve the merger.

Opinions of Financial Advisors

Mylan (See page 38)

      Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mylan’s exclusive financial advisor for the merger, has rendered a written opinion, dated July 23, 2004, to the Mylan board of directors as to the fairness, from a financial point of view, to Mylan of the 0.9 exchange ratio provided for in the merger. The full text of the written opinion of Merrill Lynch is attached to this joint proxy statement/ prospectus as Annex B. We encourage you to read the opinion carefully in its entirety to understand the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Merrill Lynch in providing its opinion. The opinion of Merrill Lynch is directed to the Mylan board of directors and does not constitute a recommendation to any shareholder with respect to any matter relating to the merger. Pursuant to the terms of an engagement letter with Merrill Lynch, Mylan has agreed to pay Merrill Lynch a transaction fee, a portion of which was payable upon execution of the merger agreement and a portion of which is payable upon consummation of the merger.

King (See page 47)

      Goldman Sachs & Co., which is referred to as Goldman Sachs, delivered its written opinion to King’s board of directors to the effect that, as of July 23, 2004 and based upon and subject to the factors and assumptions set forth in the opinion, the 0.9 exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of outstanding shares of King common stock.

      The full text of the written opinion of Goldman Sachs, dated July 23, 2004, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided its opinion for the information and assistance of King’s board of directors in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of King common stock should vote on, or take any action with respect to, the merger. King has agreed to pay Goldman Sachs a transaction fee, which is contingent upon completion of the merger.

Consequences of Merger Not Being Approved (See page 28)

      If either the Mylan or the King shareholders fail to approve the proposals required to effect the merger at their respective meetings, or if the merger is otherwise not completed, the ongoing businesses of each of Mylan and King may be negatively affected. Additionally, both parties will have incurred costs associated with the merger without realizing the benefits of having the merger completed.

Risks Associated with the Merger (See page 24)

      While the merger is pending and if the merger is completed, shareholders of Mylan and King will be subject to a number of risks to which they otherwise may not be subject. These risks include, among others, the following:

•	The exchange ratio is fixed and will not be adjusted in the event of any change in either Mylan’s or King’s stock price. Accordingly, because the market price of Mylan common stock may fluctuate, Mylan shareholders cannot be sure of the market value of the consideration Mylan will pay in the merger, and King shareholders cannot be sure of the market value of the consideration they will receive in the merger.

•	The market price of Mylan’s common stock may be affected after the merger by factors different from those affecting the shares of Mylan and King currently, and may decline as a result of the merger.

•	The integration of the businesses of Mylan and King following the merger will present challenges, and the combined company may not realize the anticipated benefits of the merger to the extent or in the time frame expected.

Interests of King Directors and Executive Officers in the Merger (See page 57)

      In considering the recommendation of the King board of directors to vote for the proposal to approve and adopt the merger agreement and approve the merger, shareholders of King should be aware that members of King’s board of directors and King’s executive officers have agreements or arrangements that provide them with interests in the merger and the merger agreement that are different from, or in addition to, the interests of King and King’s shareholders generally. The King board of directors was aware of these agreements and arrangements during its deliberations on the merits of the merger and the merger agreement and in unanimously (with one director absent) determining to recommend that the shareholders of King vote for the proposal to approve and adopt the merger agreement and approve the merger. These interests include:

•	King stock options granted to employees (including executive officers) that are outstanding at the completion of the merger will accelerate and become fully exercisable if the employee’s employment terminates following the completion of the merger (other than in the case of a termination for cause);

•	unvested stock options held by King’s non-employee directors at the completion of the merger will accelerate and become fully exercisable upon the directors’ resignation from King’s board of directors, which will occur upon the completion of the merger;

•	King’s executive officers will receive enhanced severance benefits if their employment is terminated “without cause”, or if they resign for “good reason”, following the completion of the merger;

•	Mylan has proposed certain terms of an employment agreement that Mylan may enter into with King’s chief financial officer;

•	up to $6.8 million of retention bonuses are expected to be paid to King’s employees, which employees may include executive officers;

•	King’s executive officers will each receive a bonus under King’s Executive Management Incentive Plan for 2004; and

•	upon the completion of the merger, directors of King participating in King’s Non-Employee Director Deferred Compensation Plan will receive their account balances under the plan in a lump-sum cash payment.

Regulatory Approvals Required for the Merger (See page 62)

      U.S. Antitrust Laws. Under the HSR Act and its associated rules, the merger may not be completed until notifications have been given and certain information and materials have been furnished to and reviewed by the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. Mylan and King filed the required notification and report forms under the HSR Act with the Federal Trade Commission and the Department of Justice on September 2, 2004. The waiting period will expire on October 4, 2004 (30 days after the forms were filed or on the next regular business day if the 30th day falls on a Saturday, Sunday or legal public holiday) unless early termination of the applicable waiting period is granted or a request for additional information is issued. If a request for additional information is issued, the parties would not be able to complete the merger until 30 days after both parties substantially comply with that request, or on the next regular business day if the 30th day falls on a Saturday, Sunday or legal public holiday.

      Other Approvals. The merger is not subject to any merger control filings under foreign antitrust laws.

Accounting Treatment (See page 63)

      Mylan prepares its financial statements in accordance with applicable SEC rules and regulations and accounting principles generally accepted in the United States of America, which are referred to as U.S. GAAP. The merger will be accounted for using the purchase method of accounting with Mylan being considered the acquirer of King for accounting purposes. This means that Mylan will allocate the purchase price to the fair value of assets acquired (including identifiable intangible assets) and liabilities assumed from King on the closing date, with the excess purchase price being recorded as goodwill. Under the purchase method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Certain U.S. Federal Income Tax Consequences of the Merger (See page 65)

      It is expected that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as such a reorganization, for U.S. federal income tax purposes, holders of King common stock will not recognize gain or loss in connection with the conversion of their shares of King common stock into the right to receive shares of Mylan common stock and the receipt of shares of Mylan common stock in the merger, except to the extent of cash, if any, received in lieu of a fractional share of Mylan common stock. It is a condition to the completion of the merger that Mylan and King receive written opinions from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither Mylan nor King intends to waive this closing condition. In the event that either Mylan or King waives receipt of such opinion from its counsel, however, Mylan and King will resolicit the approval of their respective shareholders after providing appropriate disclosure.

      Tax matters are very complicated and the tax consequences of the merger to each King shareholder will depend on such shareholder’s particular facts and circumstances. King shareholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger.

Expenses

      Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this joint proxy statement/ prospectus.

Dissenters’ Rights (See page 64)

      Under Tennessee law, King shareholders are not entitled to dissenters’ rights in connection with the merger if King common stock is listed on the NYSE at the time the merger is completed.

Selected Historical Financial Information

      We are providing the following financial information to assist you in your analysis of the financial aspects of the acquisition. We derived the annual Mylan historical information from the consolidated financial statements of Mylan as of and for each of the years ended March 31, 2000 through 2004. We derived the annual King historical information from the consolidated financial statements of King as of and for each of the years ended December 31, 1999 through 2003. The current report on Form 8-K of King, dated September 3, 2004, restates King’s consolidated financial statements for each of the three years in the period ended December 31, 2003, solely to reflect the reclassification of the results of operations and financial position of King’s Prefest® and Nordette® product rights from continuing operations to discontinued operations as required by the rules of the SEC. The data as of and for the three months ended June 30, 2004, in the case of Mylan, and as of and for the six months ended June 30, 2004, in the case of King, has been derived from interim financial statements of both Mylan and King, which in the opinion of each company’s management, include all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim period. The information is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes contained in Mylan’s annual report on Form 10-K for the year ended March 31, 2004, Mylan’s quarterly report on Form 10-Q for the quarter ended June 30, 2004, King’s current report on Form 8-K dated September 3, 2004, and King’s quarterly reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, which have been incorporated by reference herein, as well as other information that has been filed with the SEC. See “Where You Can Find More Information” on page 118 for information on where you can obtain copies of this information. The historical results included below and elsewhere in this document may not be indicative of the future performance of Mylan, King or the combined company.

Mylan Selected Historical Financial Information

	As of and for the

	Three Months Ended
	June 30,		Fiscal Year Ended March 31,

	2004	2003	2004	2003	2002	2001	2000

	(in thousands, except per share data)
Statement of Earnings:
Total revenues	$339,012	$331,408	$1,374,617	$1,269,192	$1,104,050	$846,696	$790,145
Net earnings(1)	$82,033	$83,863	$334,609	$272,353	$260,251	$37,128	$154,246
Per common share data(2):
Net earnings(1)
Basic	$0.31	$0.31	$1.24	$0.98	$0.92	$0.13	$0.53
Diluted	$0.30	$0.30	$1.21	$0.96	$0.91	$0.13	$0.53
Cash dividends declared and paid	$0.03	$0.02	$0.10	$0.08	$0.07	$0.07	$0.07
Selected balance sheet data:
Total assets	$2,018,648	$1,692,741	$1,875,290	$1,745,223	$1,619,880	$1,472,500	$1,343,865
Total shareholders’ equity	$1,737,320	$1,465,861	$1,659,788	$1,446,332	$1,402,239	$1,132,536	$1,203,722

(1)	In fiscal 2004, Mylan settled various outstanding legal matters for a net gain of $34,758. In fiscal 2003, Mylan settled various outstanding legal matters for a net gain of $2,370. In fiscal 2001, Mylan reached a settlement, which was approved by the court and made final in February 2002, with the Federal Trade Commission, States Attorneys General and certain private parties with regard to lawsuits filed against Mylan relating to lorazepam and clorazepate in the amount of $147,000.

(2)	All per share amounts for all periods presented have been adjusted to reflect a three-for-two stock split which was effected on October 8, 2003.

King Selected Historical Financial Data

	As of and for the

	Six Months Ended June 30,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(In thousands, except per share data)
Statements of Earnings:
Total revenues(1)	$565,784	$705,436	$1,509,253	$1,088,494	$849,154	$601,756	$512,465
Net (loss) earnings from continuing operations(1)(2)	$(67,978)	$(40,910)	$111,947	$168,446	$209,251	$65,803	$99,937
Per common share data:
Net (loss) earnings from continuing operations(1)(2)
Basic	$(0.28)	$(0.17)	$0.46	$0.69	$0.90	$0.30	$0.48
Diluted	$(0.28)	$(0.17)	$0.46	$0.68	$0.89	$0.29	$0.47
Cash dividends declared and paid	$—	$—	$—	$—	$—	$—	$—
Selected balance sheet data:
Total assets	$2,963,394	$3,059,314	$3,177,734	$2,750,660	$2,506,611	$1,282,395	$1,181,806
Total debt	345,000	471,297	345,097	346,393	347,754	100,532	567,857
Total shareholders’ equity	$1,869,900	$1,892,585	$2,042,180	$1,931,183	$1,908,284	$987,733	$495,012

(1) — Results for 2002 reflect:

•	a $22,113 charge for corrections of immaterial errors related to underpayments of amounts due under Medicaid and other governmental pricing programs for the years 1998 to 2001;

•	a $12,399 charge for corrections of immaterial errors related to underpayments of amounts due under Medicaid and other governmental pricing programs related to 2002 and recorded in the fourth quarter of 2002, and;

•	an $11,970 charge arising from changes in accounting estimates related to Medicaid and other governmental pricing programs.

      — Results for 2003 reflect:

•	an $18,000 charge for changes in accounting estimates related to Medicaid for the years 1998 to 2002, and;

•	a $900 charge for correction of immaterial errors related to Medicaid for the years 1994 to 1997.

      During 2002 and 2003, $375 and $112, respectively, of the Medicaid and other governmental pricing programs charges discussed above are included in discontinued operations.

(2) — Included in net (loss) earnings from continuing operations are:

•	charges of $1,150, $20,348 and $22,903 related to the early extinguishment of debt expense in connection with the repayment of debt instruments during 1999, 2000 and 2001, respectively;

•	a $15,212 reduction in the co-promotion fees paid to our Altace® co-promotion colleague in 2003 as a result of the charges described above for amounts due under Medicaid and other governmental pricing programs for the years 1998 to 2002. Specifically, a) King recovered on a pre-tax basis $9,514 in fees we previously accrued during the fourth quarter of 2002 and have reduced the accrual for these fees by this amount in the fourth quarter of 2003 and b) fees under the Co-Promotion Agreement for Altace® in the fourth quarter of 2003 were reduced on a pre-tax basis by an additional $5,698 as a result of the Medicaid accrual adjustment recorded in that quarter;

•	reclassification of the Nordette® and Prefast® product lines as discontinued operations.

Selected Unaudited Condensed Combined Pro Forma Financial Information

      The statements contained in this section may be deemed to be forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements are typically identified by the words “believe”, “expect”, “anticipate”, “intend”, “estimate” and similar expressions. These forward-looking statements are based largely on management’s expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. Neither Mylan nor King undertake any obligation to update publicly or revise any forward-looking statements. For a more complete discussion of the risks and uncertainties, which may affect such forward-looking statements, please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 31.

      The following selected unaudited condensed combined pro forma financial data present the effect of the acquisition of King by Mylan. The following selected unaudited condensed combined pro forma statement of earnings data for the twelve months ended March 31, 2004, is extracted from the audited historical consolidated statement of earnings of Mylan for the fiscal year ended March 31, 2004, and the unaudited condensed statement of earnings of King for the twelve months ended March 31, 2004, and combined as if the acquisition had occurred on April 1, 2003. The unaudited condensed statement of earnings of King for the twelve months ended March 31, 2004, has been prepared by adding the unaudited three-month period then ended to the audited statement of earnings for the year ended December 31, 2003, and subtracting the results for the unaudited period ended March 31, 2003. The following selected unaudited condensed combined pro forma statement of earnings data for the three months ended June 30, 2004, is extracted from the historical unaudited condensed consolidated statements of earnings of Mylan and of King for the three months ended June 30, 2004, and combined as if the acquisition had occurred on April 1, 2003. The following selected unaudited condensed combined pro forma balance sheet data is extracted from the unaudited historical condensed consolidated balance sheets of Mylan and of King as of June 30, 2004, and combined giving effect to the acquisition as if it had occurred on June 30, 2004.

      The unaudited condensed combined pro forma financial data was prepared using the purchase method of accounting. The allocation of the purchase price as reflected in the pro forma condensed combined financial data has been based upon preliminary estimates of the fair values of assets acquired and liabilities assumed as of the date of the acquisition. Management is currently assessing the fair values of the tangible and intangible assets acquired and liabilities assumed. This preliminary allocation of the purchase price is dependent upon certain estimates and assumptions, which are preliminary and have been made solely for the purpose of developing such unaudited pro forma condensed combined financial data.

      A final determination of the fair value of King’s assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of King that exist as of the date of completion of the acquisition and such valuations could change significantly upon the completion of further analyses and asset valuations from those used in the condensed combined pro forma financial data presented below.

      The unaudited condensed combined pro forma financial data does not include liabilities resulting from integration planning and adjustments in respect of possible settlements of outstanding litigation (other than those already included in the historical financial statements of either company) as these are not presently estimable. Amounts preliminarily allocated to goodwill may significantly decrease and amounts allocated to intangible assets with definite lives may increase significantly, which could result in a material increase in amortization of acquired intangible assets. Therefore, the actual amounts recorded as of the completion of the transaction may differ materially from the information presented in the accompanying unaudited condensed combined pro forma financial statements. In addition to the completion of the final valuation of acquired assets and liabilities, the impact of ongoing integration activities, the timing of completion of the transaction and other changes in King’s net tangible and intangible assets that occur prior to completion of the transaction could cause material differences in the information presented.

      The unaudited condensed combined pro forma financial data are not necessarily an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future.

      This selected unaudited condensed combined pro forma financial data should be read in conjunction with the Unaudited Condensed Combined Pro Forma Financial Statements and related notes included elsewhere in this proxy statement/prospectus and with the historical consolidated financial statements and the related notes of Mylan and King that are incorporated by reference elsewhere in this document.

Selected Unaudited Condensed Combined Pro Forma Information

	As of and for the	For the
	Three Months Ended	Twelve Months Ended
	June 30, 2004	March 31, 2004

	(In thousands, except for
	per share data)
Statement of Earnings:
Total revenues	$614,152	$2,836,093
Net (loss) earnings from continuing operations	(11,402)	294,583
Per common share data:
Net (loss) earnings from continuing operations
Basic	$(0.02)	$0.61
Diluted	$(0.02)	$0.60
Cash dividends declared and paid(1)	N/A	N/A
Selected balance sheet data:
Total assets	$6,792,871	N/A
Total shareholders’ equity	$5,186,585	N/A

(1)	Although the dividend policy of the combined company is subject to approval by Mylan’s board of directors, it is anticipated that Mylan will continue to pay dividends following the acquisition. Assuming Mylan’s current annual dividend of $0.12 per share and the pro forma weighted average common shares outstanding, this would equate to approximately $58.3 million annually or $14.6 million quarterly.

Comparative Per Share Information

      The following table sets forth selected historical per share information of Mylan and King and unaudited pro forma combined per share information after giving effect to the acquisition of King by Mylan, accounted for under the purchase method of accounting, assuming that 0.9 shares of Mylan common stock had been issued in exchange for each outstanding share of King common stock. You should read this information in conjunction with the selected historical financial information, included elsewhere in this document, and the historical financial statements of Mylan and King that are incorporated in this document by reference. The unaudited Mylan pro forma combined per share information is derived from, and should be read in conjunction with, the Unaudited Condensed Combined Pro Forma Financial Statements and related notes included on page [93] of this joint proxy statement/prospectus. The historical per share information is derived from unaudited financial statements of both Mylan and King as of and for the three months ended June 30, 2004, the audited financial statements as of and for the year ended March 31, 2004, with respect to Mylan, and the unaudited condensed statement of earnings for the twelve months ended March 31, 2004, with respect to King. The unaudited condensed statement of earnings of King for the twelve months ended March 31, 2004 has been prepared by adding the results for the unaudited three-month period then ended to the audited statement of earnings for the year ended December 31, 2003, and subtracting the results for the unaudited three-month period ended March 31, 2003. The unaudited pro forma King per share equivalents are calculated by multiplying the unaudited Mylan pro forma combined per share amounts by the exchange ratio of 0.9.

      The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of Mylan and King would have been had the companies been combined or to project Mylan’s and King’s results of operations that may be achieved after the acquisition.

	For the

	Three Months Ended	Twelve Months Ended
	June 30, 2004	March 31, 2004

	(Unaudited)
Unaudited Mylan Pro Forma Combined
Per common share data:
Net (loss) earnings from continuing operations
Basic	$(0.02)	$0.61
Diluted	(0.02)	0.60
Cash dividends(1)	N/A	N/A
Shareholders’ equity	10.68	N/A
Mylan — Historical
Per common share data:
Net earnings:
Basic	0.31	1.24
Diluted	0.30	1.21
Cash dividends paid	0.03	0.10
Shareholders’ equity	6.31	6.01
King — Historical (Unaudited)
Per common share data:
Net (loss) earnings from continuing operations:
Basic	$(0.27)	$0.47
Diluted	(0.27)	0.47
Cash dividends paid	—	—
Shareholders’ equity	7.75	8.01

	For the

	Three Months Ended	Twelve Months Ended
	June 30, 2004	March 31, 2004

	(Unaudited)
Unaudited Pro Forma King Equivalents(2)
Per common share data:
Net (loss) earnings from continuing operations:
Basic	(0.02)	0.55
Diluted	(0.02)	0.54
Cash dividends(1)	N/A	N/A
Shareholders’ equity	9.61	N/A

(1)	Mylan’s current quarterly dividend is $0.03 per share ($0.12 per share annualized) and is subject to future approval and declaration by Mylan’s board of directors. King has never paid cash dividends on its common stock and, under the merger agreement, King has agreed not to pay dividends pending the completion of the merger without the prior written consent of Mylan. Although the dividend policy of the combined company is subject to approval by Mylan’s board of directors, it is anticipated that Mylan will continue to pay dividends following the acquisition. Assuming Mylan’s current annual dividend of $0.12 per share and the pro forma weighted average common shares outstanding, this would equate to approximately $58.3 million annually or $14.6 million quarterly.

(2)	Amounts are calculated by multiplying unaudited Mylan pro forma combined per share amounts by the exchange ratio in the acquisition (0.9 shares of Mylan common stock for each share of King common stock).

Comparative Per Share Market Price and Dividend Information (See page [115])

      Mylan common stock and King common stock are each listed on the NYSE. Mylan’s and King’s ticker symbols are “MYL” and “KG”, respectively. The following table shows, for the calendar quarters indicated, based on published financial sources: (1) the high and low sale prices of shares of Mylan and King common stock as reported on the New York Stock Exchange Composite Transaction Tape and (2) the cash dividend paid per share of Mylan and King common stock.

	Mylan Common Stock(1)			King Common Stock

	High	Low	Dividends	High	Low	Dividends

2002
First Quarter	$16.56	$13.03	$0.02	$42.13	$29.25	$—
Second Quarter	$14.24	$11.16	$0.02	$35.10	$18.30	$—
Third Quarter	$15.22	$11.60	$0.02	$21.98	$15.85	$—
Fourth Quarter	$15.56	$12.79	$0.02	$19.42	$15.00	$—
2003
First Quarter	$19.74	$15.56	$0.02	$18.13	$11.01	$—
Second Quarter	$23.82	$17.07	$0.02	$16.51	$9.46	$—
Third Quarter	$27.10	$20.61	$0.02	$16.87	$13.25	$—
Fourth Quarter	$28.53	$20.00	$0.03	$16.10	$12.29	$—
2004
First Quarter	$26.35	$21.95	$0.03	$20.62	$15.06	$—
Second Quarter	$24.94	$19.80	$0.03	$18.68	$11.30	$—

(1)	Amounts have been adjusted to reflect a three-for-two stock split which was effected on January 27, 2003, and another three-for-two stock split which was effected on October 8, 2003.

Recent Closing Prices

      The following table sets forth the closing prices per share of Mylan common stock and King common stock as reported on the NYSE Composite Transaction Tape on July 23, 2004, the last full trading day prior to the announcement of the acquisition, and [                    ], 2004, the most recent practicable date prior to the mailing of this joint proxy statement/prospectus to Mylan’s and King’s shareholders. This table also sets forth the equivalent price per share of King common stock on those dates. The equivalent price per share is equal to the closing price of a share of Mylan common stock on that date multiplied by 0.9, the applicable exchange ratio in the acquisition. These prices will fluctuate prior to the special meetings and the acquisition, and shareholders are urged to obtain current market quotations prior to making any decision with respect to the acquisition.

							King Common Stock Per
	Mylan Common Stock			King Common Stock			Share Equivalent

July 23, 2004		$18.51			$10.37		$16.66
[ ], 2004	$	[	]	$	[	]	$ [ ]

Dividend Information

      Although dividends are subject to future approval and declaration by Mylan’s and King’s respective boards of directors, Mylan currently plans to continue to pay regular quarterly dividends on its common stock until closing of the acquisition. King has never paid a cash dividend on its common stock and, under the merger agreement, King has agreed not to pay dividends pending the completion of the merger without the prior written consent of Mylan. The dividend policy of the combined company is subject to approval by Mylan’s board of directors, however, it is anticipated that Mylan will continue to pay dividends following the acquisition. Assuming Mylan’s current annual dividend of $0.12 per share and the pro forma weighted average common shares outstanding, this would equate to approximately $58.3 million annually or $14.6 million quarterly.

RISK FACTORS RELATING TO THE MERGER

      The merger involves risks for Mylan and King shareholders. King shareholders will be choosing to invest in Mylan common stock by voting in favor of the merger and Mylan shareholders will be choosing to permit significant dilution of their percentage ownership in Mylan by voting in favor of the issuance of stock in the merger. In addition to the other information included and incorporated by reference in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 31, you should carefully consider the following risks before deciding how to cast your vote. In addition, you should read and consider the risks associated with each of the businesses of Mylan and King, because these risks will also affect the combined company. These risks can be found in Mylan’s Annual Report on Form 10-K for the year ended March 31, 2004, Mylan’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, King’s Annual Report on Form 10-K for the year ended December 31, 2003 and King’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [131]. Additional risks and uncertainties not presently known to Mylan or King or that are not currently believed to be important also may adversely affect the merger and the combined company after the merger.

The exchange ratio is fixed and will not be adjusted in the event of any change in either Mylan’s or King’s stock price. Accordingly, because the market price of Mylan common stock may fluctuate, at the time of the Mylan special shareholders’ meeting, Mylan shareholders cannot be sure of the market value of the consideration that Mylan will pay in the merger, and at the time of the King special shareholders’ meeting, King shareholders cannot be sure of the market value of the consideration they will receive in the merger.

      Under the merger agreement, King shareholders will receive, upon completion of the merger, consideration equal to 0.9 shares of Mylan common stock for each share of King common stock they own. The 0.9 to 1 exchange ratio was agreed upon in the merger agreement, and will not be adjusted due to any increases or decreases in the price of Mylan common stock. In addition, neither party has a right to terminate the merger agreement based solely upon changes in the market price of Mylan’s or King’s common stock, and the merger agreement contains no other provisions that would limit the impact of increases or decreases in the market price of Mylan’s or King’s common stock. As a result, any changes in the value of Mylan’s common stock will have a corresponding effect on the value of the consideration that Mylan pays to King shareholders in the merger.

      The market price of Mylan common stock at the time of completion of the merger may vary significantly from the price on the date of the merger agreement or from the price on the dates of the Mylan and King shareholders’ meetings. These variations may be caused by a variety of factors, including:

•	changes in the business, operations and prospects of Mylan or King;

•	changes in market assessments of the business, operations and prospects of the combined company;

•	market assessments of the likelihood that the merger will be completed;

•	interest rates, general market and economic conditions and other factors generally affecting the price of Mylan’s and King’s common stock; and

•	changes in federal, state and local legislation, governmental regulation and other legal developments affecting Mylan or King.

      Mylan common stock has historically experienced volatility. The closing price of Mylan common stock on the NYSE Composite Transactions Reporting System on July 23, 2004 was $18.51 per share. From July 23, 2004 through the date of this joint proxy statement/prospectus, the trading price of Mylan

common stock ranged from a high of $[               ] per share to a low of $[               ] per share. Since the announcement of the merger, Mylan common stock has generally traded below the closing price on the last trading day preceding the announcement of the merger, and the market price of Mylan common stock may continue to fluctuate prior to the merger, which would result in corresponding fluctuations in the value of the consideration paid by Mylan to King shareholders in the merger. For example:

•	if the price of Mylan common stock declines before the completion of the merger, King shareholders will receive shares of Mylan common stock that have a market value that may be less than the market value of such shares when the merger agreement was signed; or

•	if the price of Mylan common stock increases before the completion of the merger, King shareholders will receive shares of Mylan common stock that have a market value that may be greater than the market value of such shares when the merger agreement was signed.

      In addition, because the date that the merger is completed may be later than the date of the Mylan special meeting, at the time of the Mylan special meeting Mylan shareholders may not be sure of the market value of the Mylan common stock that King shareholders will receive upon completion of the merger and Mylan may pay more for shares of King common stock than the value calculated on the date of the Mylan special meeting. Similarly, because the date that the merger is completed may be later than the date of the King special meeting, at the time of the King special meeting King shareholders may not be sure of the market value of the Mylan common stock they will receive upon completion of the merger or the market value of Mylan common stock at any time after the completion of the merger.

      We urge you to obtain current market quotations for Mylan and King common stock.

The market price of Mylan’s common stock may be affected after the merger by factors different from those affecting the shares of Mylan and King currently, and may decline as a result of the merger.

      Assuming that the merger is completed, the market price of Mylan’s common stock may decline as a result of the merger for a number of reasons, including that:

•	the integration of King into Mylan may be unsuccessful, and could be more time-consuming and expensive than anticipated;

•	the combined company may not achieve the anticipated benefits of the merger as rapidly as planned, or may not achieve those benefits at all; and

•	the effect of the merger on Mylan’s financial results, including charges to earnings resulting from the application of the purchase method of accounting to the merger, may be worse than anticipated.

      The businesses of Mylan and King differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s common stock may be affected by factors different from those currently affecting the independent results of operations of each of Mylan and King. In particular, the combination of Mylan and King to form a specialty pharmaceutical company with significant operations in both the generic and branded segments of the pharmaceutical industry creates a business that may be valued at lower levels by the marketplace than Mylan was valued prior to the merger.

The integration of the businesses of Mylan and King following the merger will present various challenges, and the combined company may not realize the anticipated benefits of the merger to the extent or in the time frame expected.

      The success of the merger will depend, in part, on the ability of Mylan and King to integrate their businesses efficiently and effectively. The combined company will be required to devote significant management attention and resources to integrating the diverse business practices and operations of Mylan and King. In addition, Mylan has not previously completed an acquisition comparable in size and scope to the merger. Potential difficulties the combined company may encounter in the integration process may include:

•	maintaining employee morale, retaining key employees and integrating personnel from two separate corporate cultures;

•	lost sales, customers or suppliers as a result of certain customers or suppliers of either of the two companies deciding not to do business with the combined company;

•	the inability of the combined company to achieve the cost savings and operating synergies anticipated in the merger;

•	complexities associated with managing the combined businesses, including those in connection with consolidating multiple physical locations;

•	the diversion of management attention to issues related to integration, rather than ongoing business concerns and performance;

•	coordinating promotional efforts and training the sales and marketing teams of King and Mylan to effectively promote the entire range of products of the combined businesses;

•	unanticipated incompatibility of sales, purchasing and information systems as well as Medicaid and other governmental reporting systems and procedures; and

•	potential unknown liabilities and increased costs associated with integration.

      The difficulties identified above or any others could cause the integration to be more time-consuming and expensive than anticipated, could result in an interruption of, or loss of momentum in, the activities of the combined company’s business or the loss of key personnel, many of whom have proprietary information, and could have an adverse effect on the business and financial results of the combined company.

      In addition, certain benefits and synergies of the merger depend upon, among other things, operational and other efficiencies, economies of scale and revenue enhancement opportunities, and cost savings associated with anticipated restructurings, including the avoidance of certain future costs that Mylan and King would otherwise have to incur, specifically Mylan’s costs in building a sales force for nebivolol. In order to realize these benefits and synergies, we must successfully combine the businesses of Mylan and King in a manner that permits those benefits and synergies, which are based on projections and assumptions, to be realized. Due to antitrust laws and regulations, Mylan and King have been able to conduct only limited planning regarding the integration of the two companies following the announcement of the merger and have not yet determined the exact nature in which the two companies will be combined after the merger. The actual integration may result in additional and unforeseen expenses or delays, and the anticipated benefits of such integration plans may not be realized.

In order to be successful, the combined company must retain and motivate key employees and failure to do so could seriously harm the combined company.

      In order to be successful, the combined company must retain and motivate executives and other key employees. Employees of Mylan or King may experience uncertainty about their future roles with the combined company until or after strategies for the combined company are announced or executed. These circumstances may adversely affect the combined company’s ability to retain key personnel. The combined company also must continue to motivate employees and keep them focused on the strategies and goals of the combined company, which may be particularly difficult due to the potential distractions of the merger.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of Mylan’s common stock following the merger.

      In accordance with U.S. GAAP, the combined company will account for the merger using the purchase method of accounting, which will result in charges to Mylan’s earnings that could adversely affect the market value of the common stock of Mylan following completion of the merger. Under the purchase method of accounting, the combined company will allocate the total purchase price to King’s net tangible assets, amortizable intangible assets, intangible assets with indefinite lives and in-process research and development based on their fair values as of the date of completion of the merger, and record the excess of the purchase price over those fair values as goodwill. The portion of the purchase price allocated to in-process research and development will be expensed by the combined company in the quarter in which the merger is completed. The combined company will incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the merger. In addition, to the extent the value of goodwill or intangible assets becomes impaired, the combined company may be required to incur material charges relating to the impairment of those assets. These depreciation, amortization, in-process research and development and potential impairment charges could have a material impact on the combined company’s results of operations and adversely affect the market value of Mylan’s common stock. See the section entitled “Unaudited Condensed Combined Pro Forma Financial Statements” beginning on page 82.

Obtaining approvals may delay or prevent completion of the merger, reduce the benefits of the merger to shareholders or result in additional transaction costs. Any significant delay in completing the merger could adversely affect the combined company.

      Completion of the merger is conditioned upon, among other things, the expiration or earlier termination of the waiting period under the HSR Act and may be subject to the receipt of consents and approvals of other government authorities. As a result, Mylan and King shareholders face the following risks:

•	the requirement for obtaining these consents and approvals could delay the completion of the merger for a significant period of time after Mylan and King shareholders have approved the merger at their respective shareholders’ special meetings;

•	the merger may not be completed if the required consents approvals are not obtained; and

•	Mylan and King could agree to certain conditions or restrictions imposed by government authorities in order to obtain regulatory approval.

      Mylan and King cannot assure their shareholders that the merger will be completed, that there will not be a delay in the completion of the merger, that the merger will be completed on the terms contemplated by the merger agreement and as described in this joint proxy statement/prospectus or that the benefits of the merger will be the same as those described in this joint proxy statement/prospectus. Any delay could also, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about completion of the merger. Mylan and King have not yet obtained any of the governmental or regulatory approvals required to complete the merger.

The merger agreement requires payment of a termination fee of $85 million in certain instances, which could deter a third party from proposing an alternative transaction to the merger.

      Under the terms of the merger agreement, Mylan and King may be required to pay to the other a termination fee of $85 million if the merger agreement is terminated under certain circumstances. This termination fee may discourage competing bidders from presenting proposals to acquire or merge with Mylan or King that, from a financial perspective, might be superior to the terms of the merger. For a description of the termination rights of each party and the termination fee payable under the merger agreement, see “The Merger Agreement — Termination Fee” beginning on page 79.

Some of King’s directors have potential conflicts of interest in recommending that King shareholders vote for the proposal to approve and adopt the merger agreement and approve the merger.

      Some directors of King (including two who are executive officers of King) who are recommending that you vote in favor of approving and adopting the merger agreement and approving the merger participate to different extents in King stock option, severance, employment and/or other benefit arrangements that provide them with interests in the merger and merger agreement that are different from, or in addition to, the interests of King and King’s shareholders generally. These benefits received by King directors may include the acceleration of exercisability of stock options, the continuation of indemnification arrangements in connection with the merger and/or the payment of severance, bonus amounts and other benefits. The receipt of compensation and other benefits may have influenced these directors in making their recommendation to King shareholders. See “The Merger — Interests of King Directors and Executive Officers in the Merger” beginning on page 57.

Failure to complete the merger could negatively impact the stock prices and the future business and financial results of Mylan and King.

      If the merger is not completed, the ongoing businesses of Mylan or King may be adversely affected and Mylan and King will be subject to several risks, including the following:

•	either party being required, under certain limited circumstances, to pay the other party a termination fee of $85 million under the merger agreement;

•	both parties having incurred significant costs relating to the merger, such as legal, accounting, consulting, printing and financial advisor fees; and

•	a significant portion of the attention of management of each of the companies having been on the merger instead of on pursuing other opportunities that could be beneficial to the companies,

in each case, without realizing any of the benefits of completing the merger.

      In addition, the completion of the merger is subject to approvals by the shareholders of Mylan and King, which might not be obtained. The issuance of shares of Mylan common stock pursuant to the merger agreement requires the affirmative vote of a majority of the votes cast at the Mylan special meeting. Approval and adoption of the merger agreement and approval of the merger requires the affirmative vote of a majority of the outstanding common shares of King. If either shareholder approval is not obtained, or if either special meeting is adjourned or postponed without the shareholder approval being obtained, the conditions of closing of the merger will not be satisfied and the closing of the merger will not occur.

      If the merger is not completed, the price of Mylan common stock and King common stock may decline to the extent that the current market price of Mylan common stock and King common stock reflects a market assumption that the merger will be completed. In addition, Mylan’s business and King’s business may be harmed to the extent that customers, suppliers and others believe that the companies cannot effectively compete in the marketplace without the merger, or otherwise remain uncertain about the companies. If the merger is not completed, Mylan and King cannot assure their shareholders that these risks will not materialize and will not materially affect the business, financial results and stock prices of Mylan or King.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger.

      The pro forma financial statements contained in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger for several reasons. The pro forma financial statements have been derived from the historical financial statements of Mylan and King and certain adjustments and assumptions have been made regarding the combined company after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the merger. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these pro forma financial statements.

      The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the merger. Any potential decline in the financial condition or results of operations may cause significant variations in the stock price of the combined company. See the section entitled “Unaudited Condensed Combined Pro Forma Financial Statements” beginning on page 82.

Mylan and King are the subject of various legal proceedings.

      Mylan and King are involved in various patent and product liability claims and litigation and additional matters that arise from time to time in the ordinary course of business. These include challenges to the coverage and/or validity of patents on products or processes and allegations of injuries caused by drugs or medical devices. In addition, Mylan and King are subject to national, state and local environmental laws and regulations. Mylan and King are also involved in or are the subject of governmental or regulatory agency inquiries or investigations from time to time. In particular, governmental investigations, such as the current investigation of King by the SEC and Office of Inspector General of the Department of Health and Human Services and other governmental agencies, other possible governmental investigations, litigation under securities laws and litigation under the Employee Retirement Income Security Act, which is referred to as ERISA, could have a material adverse effect on our business. For more information about Mylan’s and King’s legal proceedings, see our filings with the SEC that are incorporated by reference into this document under the headings “Contingencies” and “Legal Proceedings.”

If the combined company is unable to manage growth profitably, its business and financial results could suffer.

      The combined company’s future financial results will depend in part on its ability to profitably manage its core businesses, including any growth that the combined company may be able to achieve. Over the past several years, each of Mylan and King has engaged in the identification of, and competition for, growth and expansion opportunities. In order to achieve those initiatives, the combined company will need to maintain existing customers and attract new customers, recruit, train, retain and effectively manage employees, as well as expand operations, customer support and financial control systems. If the combined company is unable to manage its businesses profitably, including any growth that the combined company may be able to achieve, its business and financial results could suffer.

Some provisions contained in Mylan’s articles of incorporation, bylaws and shareholder rights plan, as well as provisions of Pennsylvania law, could impair a takeover attempt.

      Mylan has provisions in its articles of incorporation and bylaws that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by the Mylan board of directors. These include provisions:

•	authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to its common stock;

•	limiting the liability of, and providing indemnification to, directors and officers;

•	limiting the ability of Mylan shareholders to call a special meeting, requiring advance notice of shareholder proposals for business to be conducted at an annual meeting of Mylan shareholders and for nominations of candidates for election to the Mylan board of directors;

•	controlling the procedures for conduct of board and shareholder meetings and election and removal of directors;

•	specifying that, as a practical matter, shareholders may take action only at a duly called annual or special meeting of shareholders; and

•	requiring the affirmative vote of 75% of the outstanding shares of Mylan common stock entitled to vote to take certain actions in connection with transactions with any person who beneficially owns 10% or more of the outstanding shares of Mylan common stock.

These provisions, alone or together, could deter or delay hostile takeovers, proxy contests and changes in control or management of Mylan.

      In addition, Mylan has adopted a shareholder rights plan. The rights are not intended to prevent a takeover of Mylan. However, the rights may have the effect of rendering more difficult or discouraging an acquisition of Mylan deemed undesirable by the Mylan board of directors. The rights would cause substantial dilution to a person or group that attempted to acquire Mylan on terms or in a manner not approved by the Mylan board of directors, except pursuant to an offer conditioned upon redemption of the rights.

      As a Pennsylvania corporation, Mylan is also subject to applicable provisions of Pennsylvania law that could impair a takeover attempt. Any provision of Mylan’s articles of incorporation or bylaws, Mylan’s shareholder rights plan or Pennsylvania law that has the effect of delaying or deterring a change in control could limit the opportunity for Mylan shareholders (including former King shareholders who become Mylan shareholders upon completion of the merger) to receive a premium for their shares of Mylan common stock, and could also affect the price that some investors are willing to pay for Mylan common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This joint proxy statement/prospectus and the documents incorporated by reference in this joint proxy statement/ prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, financial forecasts and projections, future business prospects, revenue, income, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities, plans and objectives of the management of each of Mylan, King and the combined company (including those referred to in the financial advisors’ opinions in this joint proxy statement/ prospectus), the merger and the markets for Mylan and King common stock and other matters. Statements in this joint proxy statement/ prospectus and the documents incorporated by reference herein that are not historical facts are hereby identified as forward-looking statements for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, and Section 27A of the Securities Act of 1933, as amended, which is referred to as the Securities Act. These forward-looking statements should be considered in light of various important factors, including those set forth in and incorporated by reference in this joint proxy statement/ prospectus.

      The forward-looking statements contained in this joint proxy statement/ prospectus, wherever they occur in this joint proxy statement/ prospectus or the documents incorporated by reference herein, are necessarily estimates reflecting the assumptions that the respective managements of Mylan and King believed were reasonable at the time such estimates were given and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.

      In particular, there can be no assurance that the assumptions made in preparing the financial forecasts and projections relating to Mylan and King will prove accurate, or that such forecasts and projections will be realized. The financial forecasts and projections relating to Mylan and King (on a stand-alone and pro forma basis) involve risks and uncertainties that could cause actual outcomes and results to differ materially from expectations. These risks and uncertainties include the effect of competition with Mylan’s and King’s products; the use of legal, regulatory and legislative strategies by competitors, both brand and generic, including so-called “authorized generics,” which in the past had been introduced on an intermittent basis and now, in light of recent regulatory decisions may become more institutionalized; the outcome of pending litigation, including the current investigation of King by the SEC and Office of Inspector General of the Department of Health and Human Services and other governmental agencies, product liability lawsuits, shareholder derivative lawsuits, and Paragraph IV lawsuits; and the effectiveness of Mylan’s and King’s research and development efforts and potential legislative actions, such as allowing the reimportation of drugs sold abroad. All of these effects may increase Mylan’s costs associated with introduction or marketing of its generic products or could delay or prevent such introduction. None of Mylan, King or any of their respective affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of Mylan or the combined company compared to the information contained in the financial forecasts and projections relating to Mylan and King, and none of them intends to provide any update or revision thereof. The financial forecasts and projections relating to Mylan and King were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding forecasts or projections.

      Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe,” “would,” “should,” “could,” “seeks” and similar expressions are intended to identify certain of these forward-looking statements. These forward-looking statements are found at various places throughout this joint proxy statement/ prospectus, including in the section entitled “Risk Factors Relating to the Merger” beginning on page [28], and in the documents incorporated by reference herein, including in the Mylan Form 10-K, in the sections entitled “Business — Customers and Marketing,” “Environment,” “Backlog,” and “Risk Factors,” in the King Form 10-K, in the sections entitled “Business — Manufacturing,” “— Government Regulation,” Environmental Matters,” “Trademarks,” “Employees,” “Legal Proceedings” and “Risk Factors,” and in the Quarterly Reports on Form 10-Q of both companies for the quarterly periods that are incorporated by reference herein in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” You are cautioned not to place undue reliance on any forward-looking statements, which address matters only as of the date of this joint proxy statement/ prospectus or, in the case of documents incorporated by reference, as of the date of those documents. Neither Mylan nor King undertakes any obligation, and each expressly disclaims any obligation to update, alter or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events or otherwise, except as required by law.

THE MERGER

      The following is a discussion of the proposed merger and the merger agreement. This is a summary only and may not contain all of the information that is important to you. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference herein. Mylan and King shareholders are urged to read this entire joint proxy statement/prospectus, including the merger agreement, for a more complete understanding of the merger.

Background of the Merger

      As participants in the pharmaceutical industry, the managements of Mylan and King are generally familiar with each other’s business. On an ongoing basis, each of Mylan and King evaluates alternatives for achieving its long-term strategic goals and enhancing long-term shareholder value.

      Mylan’s founder and Chairman, Milan Puskar, has long held a vision of creating a well-balanced specialty pharmaceutical company, meaning both a strong generic franchise along with a strong branded franchise. The Mylan board of directors and management have periodically assessed strategic options for Mylan as part of its ongoing efforts to realize that vision and create a well-balanced pharmaceutical company. Currently, Mylan has a leading generic franchise and a developing brand business and has recently submitted to the FDA an NDA for nebivolol, a beta blocker, which was accepted for filing by the FDA in June 2004. Mylan believes nebivolol will be the cornerstone to build its brand franchise.

      In this regard, in early 2004, Mylan took a significant step towards establishing its brand franchise by filing the NDA with the FDA for nebivolol. In considering the establishment of its brand franchise, Mylan management and its board evaluated several alternatives as to how to establish such a brand franchise, which included out-licensing, partnering, building on its own or acquiring a platform. Further, it considered that an important benefit of a brand franchise would be the ability to deliver sustained growth and yield increased shareholder value over the long term. As part of the establishment of a brand franchise, Mylan’s management and its board determined that it would be better positioned to fully develop a brand franchise not only around nebivolol but around an existing experienced business with expertise in cardiovascular products. In addition, both Mylan’s management and board of directors recognized that in order to leverage the brand franchise and the related sales force to launch and sell nebivolol additional products would be required. Therefore, to achieve that strategy, Mylan management initiated a general analysis of various possible business combinations using publicly available information and on that basis determined that King’s branded pharmaceutical products and its experienced cardiovascular sales force could strengthen the platform from which Mylan plans to launch nebivolol and could be complementary to Mylan’s existing product portfolio.

      Since its inception, King has sought out and executed strategic opportunities for growth. In late January 2004, Mr. Jefferson Gregory, then the Chairman of the Board and Chief Executive Officer of King, received a telephone call from the chief executive officer of another specialty pharmaceutical company, who indicated that his company was interested in a strategic business combination with King. At that time, King faced various strategic challenges, primarily increased competition from generic pharmaceutical companies, particularly with respect to several of King’s key products. Over the next several weeks, senior management of each of King and the specialty pharmaceutical company exchanged presentations and information pursuant to a confidentiality agreement between the two companies, and held high level discussions regarding the nature of a possible business combination transaction.

      On February 19, 2004, Mr. Gregory announced his plan to retire as Chief Executive Officer of King and to remain in the position until the board appointed a successor. Upon the announcement, Mr. Coury contacted Goldman Sachs to establish a meeting with Mr. Gregory to discuss a potential Mylan and King business combination.

      In early March 2004, Mr. Coury and Mr. Gregory met to explore a potential business combination of Mylan and King. Following this initial meeting, certain members of management of both companies met to discuss further the possibility of a business combination. On March 17, 2004, Messrs. Coury and

Gregory again met to discuss the possibility of a business combination, and on that date Mylan and King executed a confidentiality agreement to allow the exchange of confidential information between them. Shortly thereafter, Mylan commenced a due diligence review of King. In addition, during March 2004, discussions between King and the specialty pharmaceutical company continued, but the specialty pharmaceutical company failed to make an attractive offer for a business combination with King and, in late March, King ceased discussions with the specialty pharmaceutical company.

      From late March 2004 through early May 2004, Mylan, together with its financial advisor, Merrill Lynch, its legal advisor, Skadden, Arps, Slate, Meagher & Flom LLP, sometimes referred to as Skadden, Arps, its accounting and certain of its other advisors, conducted a due diligence investigation of King. Mylan also conducted site visits to certain of King’s facilities. In addition, during late April 2004 and continuing through early May 2004, King and its legal, financial, accounting and other advisors conducted a due diligence investigation of Mylan.

      During April and early May 2004, Mylan’s board of directors met multiple times to discuss developments in the due diligence investigation of King and the discussions in connection with a potential transaction between Mylan and King. Mylan’s board of directors also discussed the potential risks associated with an acquisition of King. Representatives of Merrill Lynch, Skadden, Arps, and other consultants and advisors also participated in these board meetings.

      Also during April and early May 2004, King’s board of directors held several meetings to discuss the strategic benefits and the risks associated with a business combination with Mylan. Representatives of King’s financial advisor, Goldman Sachs, and King’s legal advisor, Cravath, Swaine & Moore LLP, sometimes referred to as Cravath, attended these meetings, and the King board of directors discussed with Goldman Sachs financial aspects of a potential transaction.

      On April 27, 2004, Skadden, Arps, provided King and its advisors with a draft merger agreement. During the period between April 28, 2004 and May 4, 2004, the parties engaged in a negotiation on the terms of the merger agreement and continued their respective due diligence investigations. On May 5, 2004, the parties determined not to continue discussions regarding a potential transaction due primarily to an inability to agree on certain terms of the merger agreement.

      On May 7, 2004, Mr. Coury sent a letter to King indicating Mylan’s continued interest in a possible acquisition of King.

      On May 17, 2004, King announced that Mr. Gregory had resigned from his positions as Chairman and as a member of the King Board and Chief Executive Officer effective May 14, 2004 and that, effective May 17, 2004, the King board of directors had appointed Brian A. Markison as acting President and Chief Executive Officer and had elected Ted G. Wood as non-executive Chairman of the King Board.

      In late June 2004, Mylan’s board of directors met twice to address the possibility of renewing discussions regarding the acquisition of King and authorized management to approach King to resume discussions.

      On June 30, 2004, Mr. Coury sent a letter to Mr. Wood indicating Mylan’s desire to recommence discussions about a possible acquisition of King and outlining certain terms for a proposed transaction. A revised version of the draft merger agreement on June 30, 2004 accompanied the letter from Mr. Coury.

      On July 9, 2004, the King board of directors met to discuss the transaction proposed in Mylan’s letter. Representatives of Cravath discussed the board’s fiduciary duties in considering a strategic business combination and discussed the terms proposed in Mylan’s letter. Representatives of Goldman Sachs reviewed various financial aspects related to the proposed transaction.

      On July 16, 2004, Messrs. Wood and Markison sent a letter to Mr. Coury in response to the proposal contained in Mylan’s letter dated June 30, 2004. Messrs. Wood and Markison’s letter contained, among other things, a proposal of alternative terms for the potential acquisition of King by Mylan, as well as a revised draft of the merger agreement.

      The King board concluded that the best method to enhance shareholder value, either in the case of a potential acquisition of King by Mylan or in the case of King pursuing a stand-alone strategy, would be to appoint a permanent chief executive officer. Accordingly, on July 16, 2004, the King board of directors appointed Mr. Markison as King’s President and Chief Executive Officer and announced the election of Mr. Markison to the King board of directors.

      During the period between July 17 and July 23, 2004, King and Mylan, together with their respective advisors, engaged in negotiations regarding the terms of the merger agreement and updated their due diligence investigations that had been conducted in April and early May. On July 20, 2004, Mylan’s board of directors met to discuss developments with King that occurred since the last board meeting and negotiations in connection with the merger agreement. On July 23, 2004, King and Mylan finalized the terms of the proposed merger agreement.

      On July 23, 2004, the board of directors of Mylan met to discuss the terms of the merger agreement regarding the proposed acquisition of King by Mylan and to consider the approval of the proposed merger agreement. At Mylan’s board of directors meeting, management reported on the financial, legal and organizational due diligence and reviewed the strategic reasons for the proposed transaction and Mylan’s historical and projected financial results. Representatives of Skadden, Arps discussed with the board their fiduciary duties in considering a business combination and the legal terms of the merger and provided an update on the legal due diligence analysis of King. Representatives of Merrill Lynch reviewed with the board its financial analysis of the exchange ratio and rendered to the board an oral opinion, which was confirmed by delivery of a written opinion dated July 23, 2004, to the effect that, as of such date and based on and subject to the matters described in the opinion, the exchange ratio was fair, from a financial point of view, to Mylan. Following additional discussions, the board of directors of Mylan unanimously determined that the merger transaction with King was advisable and in the best interests of Mylan’s shareholders and approved the merger and related matters and authorized management to finalize and enter into definitive documents regarding the proposed combination.

      Also on July 23, 2004, the King board of directors met to consider the proposed transaction. At the meeting, Mr. Wood and Mr. Markison reviewed the transaction with the board, including the strategic reasons for the proposed transaction, the principal terms of the proposed transaction, a financial review of the proposed transaction, a review of King’s historical and projected financial results and the results of King’s due diligence review of Mylan. Representatives of Cravath discussed the board’s fiduciary duties in considering a strategic business combination and further discussed the terms of the merger agreement. The King board also considered the prospects for generic pharmaceutical companies in general and Mylan in particular, and representatives of Goldman Sachs presented its financial analyses related to the proposed transaction. In addition, Goldman Sachs delivered to the board its oral opinion, subsequently confirmed in writing, that, as of July 23, 2004, and subject to the assumptions, considerations, and limitations set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair to King shareholders, from a financial point of view. Upon completing its deliberations, the board of directors of King unanimously (with one director absent) approved and adopted the merger agreement and approved the merger, declared them advisable to and in the best interests of King and its shareholders and resolved to recommend that King shareholders approve and adopt the merger agreement and approve the merger.

      After the close of the financial markets on July 23, 2004, Mylan and King finalized and executed the definitive merger agreement.

      On July 26, 2004, Mylan and King issued a joint press release announcing the proposed acquisition of King by Mylan.

Mylan’s Reasons for the Merger

      The Mylan board of directors believes that the terms of the merger are advisable and fair to and in the best interests of Mylan and its shareholders and has unanimously approved the merger agreement and the merger and recommends that the Mylan shareholders vote “FOR” the proposal to approve the issuance of Mylan common stock to King’s shareholders in the merger.

      In reaching its conclusion, the Mylan board of directors consulted with Mylan’s management, as well as with Mylan’s legal, financial and other advisors, and considered a variety of factors weighing favorably towards the merger, including the material factors listed below.

      Expected Benefits of the Merger. The combination of Mylan and King is expected to result in several significant strategic benefits to Mylan, including the following:

•	Product Portfolio. Mylan’s product portfolio is expected to grow substantially in the area of branded pharmaceutical products as a result of the combination and would include four products with sales exceeding $100 million for the twelve months ended March 31, 2004, Altace®, Thrombin®, Sonata® and Skelaxin®, resulting in a diverse and well-balanced portfolio of branded and generic pharmaceutical products as well as certain products in their pipeline.

•	Strategic Position. The combination is expected to unite Mylan’s core strengths in supply chain management, manufacturing, science, compliance and intellectual property management with King’s well-developed sales and marketing infrastructure and expertise in identifying branded product opportunities; generate increased cash flow and financial flexibility to pursue additional growth and acquisition opportunities; and strengthen the combined company’s position in the highly competitive diversified specialty pharmaceutical industry.

•	Growth Platform. King’s 1,200-person sales force and marketing infrastructure are expected to provide Mylan with a strong platform from which it can launch branded products, and, upon approval by the FDA, its anticipated launch of nebivolol in 2006, and advance Mylan’s long-term growth strategy.

•	Potential to Obtain Additional Commercial Opportunities. The combined company may obtain additional opportunities due to its increased size, product development portfolio, capabilities and bargaining power.

      Mylan also anticipates that the transaction will result in several key financial benefits, including:

•	Potential for Earnings and Revenue Growth. The merger will combine two large firms in the pharmaceutical industry, which is anticipated to create the opportunity for continued growth potential, improved financial returns and accelerated earnings growth. The combined company would be a larger enterprise with a broader and more diversified product portfolio than either Mylan or King on a stand-alone basis.

•	Synergy Opportunities. Mylan believes that the potential synergies are expected to reach approximately $100 million on an annualized basis. These synergies are expected to come from, among other things, the avoidance of costs for building a sales force for Mylan’s nebivolol product as well as facility consolidations, sourcing opportunities, and administrative efficiencies.

•	Stabilization of Revenues and Earnings. Mylan believes that following the merger, the combination of revenues and earnings from the combined company’s generic and branded businesses will provide a more stable base than those of either Mylan or King alone.

•	Strong Operating Cash Flow. Mylan anticipates that cash flow from operations will increase as a result of the merger and result in greater financial flexibility, which is expected to enhance Mylan’s ability to pursue strategic growth opportunities.

•	Greater Leverage. The combined company is expected to have greater leverage in obtaining financing for its operations.

      Other Material Factors Considered. During the course of its deliberations relating to the merger agreement and the merger, the Mylan board of directors considered the following factors in addition to the benefits described above:

•	Mylan’s Operating and Financial Market Condition. The business operations and prospects of each of Mylan, King and the combined company, and the then-current financial market conditions and historical market prices, volatility and trading information with respect to common shares of Mylan and King.

•	Consideration of Uncertainty in Revenue Forecasts/ Changing Generic Environment. The risk that the forecasts relating to Mylan’s stand-alone business, as well as the combined businesses of Mylan and King on a pro forma basis, that were prepared by management and shared with the Mylan board and Mylan’s financial advisors, may not be achieved, particularly given the changing generic environment;

•	Mylan Shareholders’ Ownership of the Combined Company. The fact that Mylan’s shareholders would hold approximately [56]% of the outstanding shares of the combined company as of the applicable record dates.

•	Control of Combined Company. The fact that Mylan’s board of directors and management would control the combined company.

•	Impact of the Transaction on Mylan Shareholders. The expectation that the combination of Mylan and King would inure to the benefit of Mylan’s shareholders through enhanced operational performance, reduced risk of volatility and greater stability of earnings.

•	Impact of the Announcement of the Transaction on Business Operations. The impact of the announcement of the transaction on Mylan’s business operations and on its suppliers, creditors, customers and employees.

•	Shareholder Vote. The fact that Mylan shareholders will have an opportunity to vote upon the proposal to issue shares of Mylan common stock in connection with the merger.

•	Provisions of the Merger Agreement. The structure of the transaction and terms and conditions of the merger agreement, including the definition of “Material Adverse Effect.” See the section entitled “The Merger Agreement” beginning on page 67.

•	Market Capitalization and Capital Structure. The relative market capitalization of Mylan and King and the expected capital structure of the combined company after the merger.

•	Strategic Alternatives. The strategic alternatives available to Mylan.

•	Financial Advisor’s Opinion. The opinion of Merrill Lynch dated July 23, 2004 as to the fairness, from a financial point of view, of the exchange ratio to Mylan. See the section entitled “— Opinion of Financial Advisor to Mylan” beginning on page 38.

•	Due Diligence. The results of due diligence investigations of King by Mylan’s management and legal and certain other advisors.

•	Market Reaction. Possible stock market reaction to the transaction.

      The Mylan board of directors weighed these factors against a number of other material factors identified in its deliberations weighing negatively against the merger, including:

•	the challenges inherent in the combination of two geographically diverse businesses of the size and scope of Mylan and King and the possible diversion of management attention for an extended period of time;

•	the risk of loss of key talent;

•	the possibility that business partners may decide to terminate their relationship with the combined company;

•	the dilutive effect of the merger on the share ownership of Mylan’s shareholders;

•	the risk of not capturing all the anticipated synergies between Mylan and King and the risk that other anticipated benefits might not be fully realized;

•	additional potential problems and costs, including transaction costs, associated with the integration of Mylan and King into a single combined company;

•	the risk of contingent liabilities associated with the business of King;

•	the conditions to the merger agreement requiring receipt of certain regulatory approvals and clearances. See the section entitled “— Regulatory Approvals Required for the Merger” beginning on page 62;

•	the terms of the merger agreement regarding King’s right to consider and negotiate acquisition proposals in certain circumstances, as well as the possible effects of the provisions regarding termination fees;

•	the risk that the merger may not be consummated despite the parties’ efforts or that consummation may be unduly delayed, even if the requisite approvals are obtained from Mylan’s and King’s shareholders; and

•	the other risks described in the section entitled “Risk Factors” beginning on page 24.

      After consideration of these material factors, the Mylan board of directors determined that these risks could be mitigated or managed by Mylan or King or the combined company, were reasonably acceptable under the circumstances or were unlikely to have a material impact on the merger or the combined company, and that, overall, these risks were significantly outweighed by the potential benefits of the merger.

      This discussion of the information and factors considered by the Mylan board of directors includes all of the material positive and negative factors considered by the Mylan board of directors, but it is not intended to be exhaustive and may not include all the factors considered by the Mylan board of directors. The Mylan board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the merger are advisable and fair to and in the best interests of Mylan and its shareholders. Rather, the Mylan board of directors viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it. In addition, individual members of the Mylan board of directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the Mylan board of directors and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in this joint proxy statement/prospectus, beginning on page 31.

Recommendation of the Mylan Board of Directors

      After careful consideration, the Mylan board of directors, on July 23, 2004, unanimously determined that the merger is fair and in the best interests of Mylan and its shareholders and unanimously approved the merger agreement, the merger and the issuance of common stock pursuant to the merger. For the factors considered by the Mylan board of directors in reaching its decision to approve the merger agreement and the merger, see the section entitled “— Mylan’s Reasons for the Merger” beginning on page 35. The Mylan board of directors recommends that the Mylan shareholders vote “FOR” the proposal to approve the issuance of Mylan common stock to King’s shareholders pursuant to the merger.

Opinion of Financial Advisor to Mylan

      Mylan retained Merrill Lynch to act as its exclusive financial advisor in connection with the proposed merger. On July 23, 2004, Merrill Lynch delivered to the Mylan board of directors an oral opinion, which was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date, and based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio of 0.9 provided for in the merger was fair, from a financial point of view, to Mylan. Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion.

      The full text of Merrill Lynch’s opinion, dated July 23, 2004, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Merrill Lynch, is attached as Annex B to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. The summary of Merrill Lynch’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Mylan shareholders are urged to read the opinion carefully in its entirety. Merrill Lynch’s opinion was delivered to the Mylan board of directors for its information and is directed only to the fairness, from a financial point of view, of the exchange ratio to Mylan, does not address any other aspect of the merger, including the merits of the underlying decision by Mylan to engage in the merger, and does not constitute a recommendation to any Mylan shareholder as to how the shareholder should vote as to any matter relating to the merger.

      In preparing its opinion to the Mylan board of directors, Merrill Lynch performed various financial and comparative analyses, including those described below. The summary set forth below does not purport to be a complete description of the analyses underlying Merrill Lynch’s opinion or the presentation made by Merrill Lynch to the Mylan board of directors. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, or focusing on information presented in tabular format, without considering all of the analyses and factors or the narrative description of the analyses, would create a misleading or incomplete view of the process underlying its opinion.

      In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, Mylan or King. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, Merrill Lynch’s opinion was among several factors taken into consideration by the Mylan board of directors in making its determination to approve the merger agreement and the merger. Consequently, Merrill Lynch’s analyses should not be viewed as determinative of the decision of the Mylan board of directors or Mylan management with respect to the fairness of the exchange ratio provided for in the merger agreement.

      In arriving at its opinion, Merrill Lynch, among other things, did the following:

•	reviewed publicly available business and financial information relating to Mylan and King that Merrill Lynch deemed to be relevant;

•	reviewed information relating to the business, earnings, cash flow, assets, liabilities and prospects of Mylan and King, including financial forecasts relating to Mylan and King prepared by Mylan management, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger furnished to Merrill Lynch by Mylan;

•	conducted discussions with members of senior management of each of Mylan and King concerning the matters described in the first two clauses above, as well as their respective businesses and prospects both before and after giving effect to the merger and potential cost savings and related expenses and synergies expected to result from the merger;

•	reviewed the market prices and valuation multiples for Mylan common stock and King common stock and compared them with those of publicly traded companies that Merrill Lynch deemed to be relevant;

•	reviewed the results of operations of Mylan and King and compared them with those of publicly traded companies that Merrill Lynch deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of other transactions that Merrill Lynch deemed to be relevant;

•	participated in discussions and negotiations among representatives of Mylan and King and their financial and legal advisors;

•	reviewed the relative contributions of Mylan and King to selected operational metrics of the combined company based on financial forecasts and estimates prepared by Mylan management;

•	reviewed the potential pro forma impact of the merger;

•	reviewed the merger agreement; and

•	reviewed other financial studies and analyses and took into account other matters as Merrill Lynch deemed necessary, including Merrill Lynch’s assessment of general economic, market and monetary conditions.

      In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all of the information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch or publicly available. Merrill Lynch did not assume any responsibility for independently verifying this information and did not undertake an independent evaluation or appraisal of any of the assets or liabilities of Mylan or King, nor was it furnished with any evaluations or appraisals. Merrill Lynch did not evaluate the solvency or fair value of Mylan or King under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Mylan or King. With respect to the financial forecast information relating to Mylan and King and the information concerning potential cost savings and related expenses and synergies expected to result from the merger prepared by the management of Mylan and furnished to or discussed with Merrill Lynch by Mylan, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgments of Mylan management as to the expected future financial performance of Mylan or King, as the case may be, and the potential cost savings and related expenses and synergies expected to result from the merger. Merrill Lynch further assumed that the transaction will qualify as a reorganization for U.S. federal income tax purposes. Merrill Lynch assumed that each of Mylan, Summit Merger Corporation and King will comply with all material terms of the merger agreement and that the merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement.

      Merrill Lynch’s opinion is necessarily based upon market, economic and other conditions as they existed on, and on the information made available to Merrill Lynch as of, July 21, 2004. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on Mylan, King or the contemplated benefits of the merger. Merrill Lynch did not express any opinion as to the prices at which Mylan common stock or King common stock will trade following the announcement of the merger or the price at which Mylan common stock will trade following consummation of the merger. Although Merrill Lynch evaluated the fairness, from a financial point of view, of the exchange ratio, Merrill Lynch was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined through negotiations between Mylan and King and approved by the Mylan board of directors. No other limitation was imposed on Merrill Lynch with respect to the investigations made or procedures followed by Merrill Lynch in rendering its opinion.

     Financial Analysis

      The following is a summary of the material analyses performed by Merrill Lynch in connection with its opinion to the Mylan board of directors dated July 23, 2004. Some of the financial analyses summarized below include information presented in tabular format. In order to understand fully Merrill Lynch’s financial analyses, the tables must be read together with the text of the summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Merrill Lynch’s financial analyses.

     Selected Comparable Companies Analysis

      Merrill Lynch compared financial, operating and stock market data of King to corresponding data of the following seven selected publicly traded companies in the specialty branded pharmaceuticals industry:

•	Forest Laboratories, Inc.
•	Shire Pharmaceuticals Group plc
•	Endo Pharmaceuticals Holdings Inc.
•	Biovail Corporation
•	Medicis Pharmaceutical Corporation
•	Warner Chilcott PLC
•	Kos Pharmaceuticals, Inc.

      Merrill Lynch reviewed enterprise values, calculated as equity value, plus total debt, preferred stock and minority investments, less cash and cash equivalents, of the selected companies as multiples of calendar year 2004 estimated revenues and earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and reviewed per share equity value of the selected companies as a multiple of calendar years 2004 and 2005 estimated earnings per share, referred to as EPS. All multiples were based on closing stock prices on July 21, 2004. Estimated financial data for the selected companies were based on First Call estimates as of July 21, 2004 and publicly available research analysts’ estimates. Estimated financial data for King were based on Mylan management’s estimates. Merrill Lynch then applied a range of selected multiples for these companies to corresponding data of King in order to derive an implied per share equity value reference range for King. This analysis indicated an implied per share equity value reference range for King of approximately $10.00 and $15.00, as compared to the per share equity value for King implied in the merger of $17.06 based on the exchange ratio of 0.9 provided for in the merger and the closing price of Mylan common stock on July 21, 2004.

      None of the selected companies is identical to King. Accordingly, an analysis of the results of the Selected Comparable Companies Analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of King and the selected companies.

Selected Comparable Acquisitions Analysis

      Using publicly available information, Merrill Lynch analyzed, among other things, the purchase prices and implied transaction multiples paid or proposed to be paid in the following selected transactions involving target companies in the specialty branded pharmaceuticals industry:

Acquiror	Target
• Shire Pharmaceuticals Group plc
• King Pharmaceuticals, Inc.
• Galen Holdings Public Limited Company
• King Pharmaceuticals, Inc.
• Elan Corporation, plc
• Shire Pharmaceuticals Group plc
• Abbott Laboratories
• Johnson & Johnson
• Bristol-Myers Squibb Company
• King Pharmaceuticals, Inc.
• Axcan Pharma Inc.	• Roberts Pharmaceutical Corporation
• Medco Research, Inc.
• Warner Chilcott PLC
• Jones Pharma Incorporated
• Dura Pharmaceuticals, Inc.
• BioChem Pharma Inc.
• Knoll (BASF)
• ALZA Corporation
• DuPont Pharmaceuticals Company
• Meridian Medical Technologies
• Salix Pharmaceuticals, Ltd.

      Merrill Lynch reviewed enterprise values of the selected transactions as multiples of one-year forward estimated revenues and EBITDA for the target companies. Merrill Lynch then applied a range of selected multiples derived from these transactions to fiscal year 2004 estimated revenues and EBITDA of King in order to derive an implied per share equity value reference range for King. All multiples for the selected transactions were based on estimated financial information available at the time of the announcement of the relevant transaction. Estimated financial data for King were based on Mylan management’s estimates. This analysis indicated an implied per share equity value reference range for King of approximately $13.20 to $27.35, as compared to the per share equity value for King implied in the merger of $17.06 based on the exchange ratio of 0.9 provided for in the merger and the closing price of Mylan common stock on July 21, 2004.

      No transaction used in the Selected Comparable Acquisitions Analysis is identical to the proposed merger. Accordingly, an analysis of the results of the Selected Comparable Acquisitions Analysis involves complex considerations of the companies involved and the transactions and other factors that could affect the acquisition value of the companies and King.

     Discounted Cash Flow Analysis

      Merrill Lynch estimated the present value of the stand-alone, unlevered, after-tax free cash flows that King could produce over the fiscal years 2005 through 2012 both before and after taking into account the potential synergies anticipated to result from the merger. Estimated financial data for King were based on Mylan management’s estimates. Ranges of terminal values were derived by applying terminal value multiples ranging from 9.0x to 11.0x to fiscal year 2012 estimated EBITDA for King. The free cash flows and terminal values were then discounted to present value using discount rates of 9.0% to 10.5% in order to derive implied per share equity value reference ranges for King. This analysis indicated an implied per share equity value reference range for King of approximately $14.37 to $18.13 before taking synergies into account, as compared to the per share equity value for King implied in the merger of $17.06 based on the exchange ratio of 0.9 provided for in the merger and the closing price of Mylan common stock on July 21, 2004. Merrill Lynch then estimated the present value of the potential synergies anticipated by Mylan management to result from the merger. Ranges of terminal values were derived by applying perpetuity growth rates ranging from 1.0% to 3.0% to fiscal year 2012 estimated free cash flows resulting from the potential synergies. The free cash flows and terminal values of the synergies were then discounted to present value using discount rates of 9.0% to 10.5% in order to derive an implied per share value range of the synergies of approximately $3.06 to $4.52.

     Relative Contribution Analysis

      Using estimated financial data for Mylan and King provided by Mylan management, Merrill Lynch analyzed the relative contributions of each of Mylan and King to the combined company’s revenue, EBITDA and cash net income (defined for purposes of this analysis as net income plus tax-effected amortization per Mylan management) for fiscal years 2004, 2005 and 2006. Merrill Lynch then computed exchange ratios implied by the ownership percentages of Mylan’s and King’s stockholders in the combined company implied by Mylan’s and King’s relative contributions for each operational metric observed. This analysis indicated implied exchange ratio reference ranges of approximately 0.576x to 0.766x based on revenue contribution, 0.714x to 1.152x based on EBITDA contribution and 0.751x to 1.150x based on cash net income contribution, as compared to the exchange ratio of 0.9 provided for in the merger.

     Other Factors

      In the course of preparing its opinion, Merrill Lynch also reviewed and considered other information and data, including the following:

•	trading characteristics of Mylan and King;

•	historical market prices for Mylan common stock and King common stock;

•	the relationship between movements in Mylan common stock, movements in King common stock, movements in two composite indices comprised of selected specialty branded pharmaceutical companies and selected specialty generic pharmaceutical companies, respectively, and movements in the Standard and Poor’s 500 Index;

•	the potential pro forma effects of the merger on Mylan’s estimated EPS and cash EPS (defined for purposes of Merrill Lynch’s review as EPS plus tax-effected amortization per share per Mylan management);

•	financial, operating and stock market data of Mylan and selected publicly traded companies in the specialty generic pharmaceuticals industry; and

•	selected research analysts’ reports on King, including stock price estimates of those analysts.

     Miscellaneous

      Pursuant to the terms of Merrill Lynch’s engagement, Mylan has agreed to pay Merrill Lynch (a) a fee of $2 million upon execution of the merger agreement and (b) a fee of $14.4 million upon consummation of the merger, from which any fees previously paid will be deducted. Mylan also has agreed to reimburse Merrill Lynch for reasonable expenses incurred by Merrill Lynch in performing its services and to indemnify Merrill Lynch and related persons and entities against liabilities, including liabilities under the U.S. federal securities laws, arising out of Merrill Lynch’s engagement.

      Mylan retained Merrill Lynch based upon Merrill Lynch’s experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

      Merrill Lynch has, in the past, provided financial advisory and financing services to King unrelated to the merger and has received fees for the rendering of those services. In the ordinary course of business, Merrill Lynch and its affiliates may actively trade in the securities of Mylan and King for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

King’s Reasons for the Merger

      The King board of directors has unanimously (with one director absent) determined that the terms of the merger are advisable and fair to and in the best interest of King and its shareholders and has unanimously (with one director absent) approved the merger agreement and the merger and recommends that the King shareholders vote “FOR” the proposal to approve and adopt the merger agreement and to approve the merger.

      In reaching that determination, the King board considered the information provided to it, analyzed the terms of the merger agreement, and considered a variety of factors, a number of which are summarized below. The King board of directors consulted with senior members of King’s management and its legal, financial and other advisors regarding the strategic and operational aspects of the merger and the results of the due diligence efforts undertaken by King. The King board consulted with representatives of Goldman Sachs, financial advisor to King, regarding financial aspects of Mylan’s business and future prospects, as well as the fairness to King’s shareholders, from a financial point of view, of the proposed ratio for exchanging shares of King common stock for shares of Mylan common stock. The King board also considered the prospects for generic pharmaceutical companies in general and Mylan in particular. The King board also consulted with representatives of Cravath, outside counsel to King, regarding the duties of the members of the board of directors and the terms of the merger agreement.

      After careful consideration of the premium available to King shareholders and the other factors described below, the King board of directors has concluded that the merger is in the best interests of King and King’s shareholders.

      The King board considered the extent to which the exchange of shares of King common stock for shares of Mylan common stock would provide holders of King common stock with the opportunity to have a continuing equity participation in the combined company. The proposed exchange ratio would result in holders of King common stock receiving a significant equity stake in the combined company, equal to approximately [44]% of the outstanding common stock of the combined company after completion of the merger.

      The exchange of shares of Mylan common stock for each outstanding share of King common stock represented an attractive premium for King shareholders of:

•	approximately 61.8% over the closing price of King common stock on the last trading day prior to the announcement of the merger agreement, based on the 0.9 exchange ratio and the closing price of Mylan common stock on the same day; and

•	approximately 34.3% over the average closing price of King common stock during the six months prior to the announcement of the merger, based on the 0.9 exchange ratio and the average closing price of Mylan common stock during the same time period.

      The King board also considered the fact that the stock-for-stock exchange will result in a reduction in the premium to be received by King shareholders in the merger to the extent that the trading price of Mylan common stock falls prior to the completion of the merger.

      The King board of directors considered the strategic position that may result from a business combination transaction such as the merger, compared to King’s prospects on a stand-alone basis. The King board considered and evaluated a number of strategic alternatives that King could pursue on an independent basis, including the divestiture of existing King products, the acquisition of other pharmaceutical companies, pharmaceutical products, rights to potential pharmaceutical products under development and certain other strategic commercial transactions. The board also considered King’s ability to successfully complete those strategic alternatives.

      The King board considered the potential for the businesses of King and Mylan to complement each other. Mylan operates primarily in the generic segment of the U.S. pharmaceuticals industry with significant expertise in manufacturing, supply chain management and intellectual property management. King has a substantial sales and marketing infrastructure and experience in the marketing and promotion of branded prescription pharmaceutical products. The King board considered the extent to which the combined company may have the ability to leverage opportunities in both the generic and branded segments of the U.S. pharmaceuticals industry. The King board also considered the extent to which the combined company’s product portfolio may strengthen the financial condition of both King and Mylan. The combined company would have significant operations in the generic as well as branded pharmaceutical segments. The King board made note of Mylan’s proprietary product nebivolol, a beta blocker for the treatment of hypertension, the NDA for which was accepted for filing in June by the FDA.

      In reaching its decision to approve and adopt the merger agreement and approve the merger, and to recommend that King shareholders vote to approve and adopt the merger agreement and approve the merger, the King board of directors also considered a variety of other factors, a number of which are summarized below:

•	the business, financial condition and results of operations of each of King and Mylan, including Mylan’s balance sheet position as of June 30, 2004;

•	current and historical trading prices of King and Mylan common stock relative to each other, relative to historical trading prices of other industry participants and relative to general market and sector indices;

•	current industry, economic and market conditions;

•	the likelihood that the regulatory approvals needed to complete the transaction will be obtained;

•	the ability to complete the merger and to have the exchange of shares of King common stock for shares of Mylan common stock as “tax-free” transactions for U.S. Federal income tax purposes;

•	Mylan’s reputation and the quality and experience of its management;

•	the expected opportunities available to King employees as part of a larger, well-diversified organization following the merger;

•	the provisions of the merger agreement regarding the compensation and benefits to be provided to King employees following the merger, including through the employee compensation and benefit programs of Mylan;

•	the analyses, presentations and opinion of Goldman Sachs delivered to King’s board of directors to the effect that, as of July 23, 2004 and based upon and subject to the factors and assumptions set forth in the opinion, the 0.9 exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of outstanding shares of King common stock (the written opinion of Goldman Sachs is attached as Annex C to this joint proxy statement/ prospectus);

•	the prospects for generic pharmaceutical companies in general and Mylan in particular;

•	the risk that the forecasts that were prepared by management and shared with the King board and King’s financial advisors may not be achieved; and

•	the terms and conditions of the merger agreement, including the right of the King board of directors to respond to, evaluate and negotiate certain other business combination proposals, and to terminate the merger agreement prior to its approval by King shareholders in the exercise of its fiduciary duties in connection with a superior proposal for a business combination or acquisition of King (see the section entitled “The Merger Agreement” beginning on page [75]).

      In addition to considering these factors, the King board of directors also considered potential drawbacks or risks relating to the merger, including:

•	the historic volatility of the trading price of Mylan common stock and the absence of provisions in the merger agreement that limit the effect of declines in the trading price of Mylan common stock prior to the completion of the merger on the value of the premium and consideration received by holders of King common stock in the merger;

•	the fact that Mylan’s board of directors would control the combined company and is not required or expected to include any current members of King’s board;

•	the restrictions on the conduct of King’s business during the period between signing of the merger agreement and the completion of the merger or the termination of the merger agreement, which could delay or prevent King from pursuing business opportunities that may arise prior to the merger;

•	the expenses, costs and risks associated with integrating the businesses of Mylan and King following the merger, and the fact that Mylan has not previously completed a large acquisition such as the merger;

•	the risks and costs to King if the merger is not consummated (including the diversion of management attention and employee attrition and the potential effect on business and customer relationships);

•	the business, financial, operational and other risks associated with King continuing to operate as an independent company;

•	the business, financial, operational and other risks associated with the Mylan common stock that King shareholders will receive pursuant to the merger; and

•	the possibility that the termination fee payable upon termination of the merger agreement in connection with a superior proposal for a business combination or acquisition of King may discourage other parties that may otherwise have an interest in a business combination with, or an acquisition of, King (see the section entitled “The Merger Agreement — Termination Fee” beginning on page [89]).

      Further, the King board of directors was aware of and considered the interests of executive officers and directors of King described under “— Interests of King Directors and Executive Officers in the Merger” beginning on page [64].

      The foregoing discussion addresses material information and factors considered by the King board of directors in its consideration of the merger and the merger agreement, including factors that support the merger as well as those that may weigh against it. In view of the variety and amount of information considered, the King board did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights to the factors considered in reaching its determination. Individual members of the King board may have given different weights to and had different evaluations of the various factors. However, as the determination to approve and adopt the merger agreement and approve the merger was made after consideration of all of the factors in the aggregate, the King board did not determine whether any particular factor was favorable or unfavorable to its ultimate determination.

Recommendation of the King Board of Directors

      At a meeting of the King board of directors on July 23, 2004, the board, after consulting with its advisors and carefully considering the reasons and factors summarized above under “— King Reasons for the Merger,” unanimously (with one director absent) determined that the merger agreement and the merger are advisable and in the best interests of King and King’s shareholders, and unanimously (with one director absent) approved and adopted the merger agreement and approved the merger. Accordingly, the King board of directors recommends that King shareholders vote “FOR” the proposal to approve and adopt the merger agreement and approve the merger.

Opinion of Financial Advisor to King

      Goldman Sachs delivered an opinion to King’s board of directors, to the effect that, as of July 23, 2004 and based upon and subject to the factors and assumptions set forth in the opinion, the 0.9 exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of outstanding shares of King common stock. King has not obtained an updated opinion as of the date of this joint proxy statement/ prospectus from Goldman Sachs. The Goldman Sachs opinion does not speak as of any date other than the date of the opinion.

      The full text of the written opinion of Goldman Sachs, dated July 23, 2004, which sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided its opinion for the information and assistance of King’s board of directors in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of King common stock should vote with respect to the merger.

      In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of King for the five fiscal years ended December 31, 2003;

•	annual reports to shareholders and Annual Reports on Form 10-K of Mylan for the five fiscal years ended March 31, 2004;

•	interim reports to shareholders and Quarterly Reports on Form 10-Q of King and Mylan;

•	other communications from King and Mylan to their respective shareholders;

•	internal financial analyses and forecasts for King prepared by its management, referred to as the King Forecasts;

•	internal financial analyses and forecasts for Mylan prepared by its management, as adjusted for fiscal years after the fiscal year ending March 31, 2006 by management of King, referred to as the Mylan Forecasts; and

•	cost and operational synergies estimated by the managements of King and Mylan to result from the merger.

      Goldman Sachs also held discussions with members of the senior managements of King and Mylan regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies.

      In addition, Goldman Sachs:

•	reviewed the reported price and trading activity for the King common stock and Mylan common stock;

•	compared financial and stock market information for King and Mylan with similar information for other companies the securities of which are publicly traded;

•	reviewed the financial terms of certain recent business combinations in the specialty pharmaceuticals industry specifically and in other industries generally; and

•	performed such other studies and analyses, and considered such other factors, as Goldman Sachs considered appropriate.

      Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed with the consent of King’s board of directors that the King Forecasts and Mylan Forecasts, including in each case the assumptions therein with respect to the expected financial impact of patent related matters and other developments that could impact the pricing of, and demand for, the products of King and Mylan, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of King and Mylan, as applicable, and that the estimated cost and operational synergies reflect the best currently available estimates and judgments of King and Mylan.

      In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of King or Mylan or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on King or Mylan or on the expected benefits of the merger in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs’ opinion did not address the underlying business decision of King to engage in the merger nor did Goldman Sachs express any opinion as to the prices at which the shares of King or Mylan common stock will trade at any time. With the consent of King’s board of directors, Goldman Sachs relied upon the advice King received from its legal counsel and accounting and tax advisors as to all legal matters, including intellectual property and regulatory matters, and accounting and tax matters in connection with the merger.

      The following is a summary of the material financial analyses presented by Goldman Sachs to King’s board of directors in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs. The order of analyses described does not represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 21, 2004, and is not necessarily indicative of current market conditions.

Analysis of Illustrative Present Values Based on Hypothetical Future Stock Prices

King Common Stock

      Goldman Sachs calculated implied present values of a share of common stock of King based on hypothetical future share prices for King common stock derived using King management’s estimates of King’s earnings per share, or EPS, for 2008. For purposes of this analysis, Goldman Sachs calculated the hypothetical future share prices for King common stock by multiplying the estimate of 2008 EPS for King by hypothetical forward price-to-earnings, or P/ E, ratios ranging from 10.0x to 16.0x. Using discount rates ranging from 10.0% to 15.0% (reflecting a range of hypothetical cost of equity), Goldman Sachs derived illustrative implied present values for a share of King common stock ranging from $6.80 to $13.00.

Mylan Common Stock

      Goldman Sachs also calculated implied present values of a share of common stock of Mylan based on hypothetical future share prices for Mylan common stock derived using calendar year 2008 EPS estimates for Mylan based on the Mylan Forecasts. For purposes of this analysis, Goldman Sachs calculated the hypothetical future share prices for Mylan common stock by multiplying the estimate of calendar year 2008 EPS for Mylan by hypothetical forward P/ E ratios ranging from 14.0x to 20.0x. Using discount rates ranging from 10.0% to 15.0% (reflecting a range of hypothetical cost of equity), Goldman Sachs derived illustrative implied present values for a share of Mylan common stock ranging from $16.26 to $27.74.

Pro Forma Combined Company Common Stock

      Goldman Sachs also calculated implied values of the Mylan common stock to be received in respect of each share of King common stock pursuant to the merger. Goldman Sachs applied hypothetical calendar year 2005 forward P/ E multiples for the combined company to pro forma U.S. GAAP, EPS estimates and cash EPS estimates, which was adjusted to exclude the impact of transaction-related amortization, for the combined company for the 2005 calendar year based on the King Forecasts, the Mylan Forecasts, and estimates of cost and operational synergies prepared by the managements of King and Mylan for the 2005 calendar year. Based on a forward P/ E multiple range of 11.0x to 17.0x, the analysis resulted in implied pro forma value indications for each share of King common stock, based on the 0.9 exchange ratio, ranging from $12.32 to $19.03 using the U.S. GAAP EPS estimates and $12.87 to $19.88 using the cash EPS estimates.

Discounted Cash Flow Analysis

King Common Stock

      Goldman Sachs performed a discounted cash flow analysis to determine illustrative implied present values per share of King common stock using the King Forecasts through the fiscal year ending December 31, 2008. Using discount rates ranging from 10% to 12% (representing the range of weighted average cost of capital for comparable specialty pharmaceuticals companies), Goldman Sachs derived implied present values ranging from $8.55 to $11.80 per share of King common stock by discounting to present values the expected free cash flows of King over the period August 1, 2004 through December 31, 2008 and discounting to present values the terminal values at December 31, 2008. The terminal values were calculated in two parts. The terminal value for Altace® was calculated using a 0.25x multiple of 2008 Altace® revenue. The terminal values for the remainder of the business were calculated by multiplying terminal EBIT, or earnings before interest and income tax, net of Altace® contribution, by terminal EBIT multiples ranging from 7.0x to 11.0x.

Mylan Common Stock

      Goldman Sachs performed a discounted cash flow analysis to determine illustrative implied present values per share of Mylan common stock using the Mylan Forecasts. Using discount rates ranging from 10.0% to 12.0% (representing the range of weighted average cost of capital for comparable specialty pharmaceuticals companies), Goldman Sachs derived implied present values ranging from $19.40 to $29.07 per share of Mylan common stock by discounting to present values the expected free cash flows of Mylan over the period from August 1, 2004 through March 31, 2009 and discounting to present value the terminal value at March 31, 2009. The terminal values for the business was calculated by multiplying terminal EBIT by terminal multiples ranging from 7.0x to 11.0x.

Pro Forma Combined Company Common Stock

      Goldman Sachs also performed a discounted cash flow analysis to determine illustrative implied present values of the Mylan common stock to be received in respect of each share of King common stock pursuant to the merger, using the King Forecasts; Mylan Forecasts; and estimates of cost and operational synergies prepared by the managements of King and Mylan. Goldman Sachs used discount rates ranging from 10% to 12% (representing the range of weighted average cost of capital for comparable specialty pharmaceuticals companies) and calculated terminal values in two parts for King. The terminal value for Altace® was calculated using a 0.25x multiple of 2008 Altace® revenue. The terminal values for the remainder of the business were calculated by multiplying terminal EBIT, net of Altace® contribution, by terminal EBIT multiples ranging from 7.0x to 11.0x. Goldman Sachs derived implied present values ranging from $15.23 to $22.51 for the Mylan common stock to be received in respect of each share of King common stock pursuant to the merger.

Historical Exchange Ratio Analysis

      Goldman Sachs reviewed the implied exchange ratios derived by dividing the average closing price of King common stock by the average closing price of Mylan common stock over one-week, one-, three-, six-month and one-year periods ending July 21, 2004. Goldman Sachs also reviewed the implied exchange ratios derived by dividing the closing prices of King common stock by the closing prices of Mylan common stock on July 21, 2004, on the last trading day of each of the four most recently reported fiscal quarters ended prior to July 21, 2004, on February 26, 2004, the date on which the highest implied exchange ratio occurred during the 52-week period ended July 21, 2004, and on December 1, 2003, the date on which the lowest implied exchange ratio occurred during the 52-week period ended July 21, 2004. The result of these ratio calculations is reflected in the following tables.

Implied Exchange Ratio of
Average of Closing Prices over
Specified Period

One Week	0.541x
One Month	0.557x
Three Months	0.602x
Six Months	0.671x
One Year	0.629x

Implied Exchange Ratio of
Closing Stock Prices on
Specified Trading Day

July 21, 2004	0.553x
March 31, 2004	0.741x
December 31, 2003	0.604x
September 30, 2003	0.588x
June 30, 2003	0.637x
52-Week High Exchange Ratio	0.843x
52-Week Low Exchange Ratio	0.497x

Historical Premium Analysis

      Goldman Sachs calculated that the $17.06 implied merger consideration price, which is based upon the $18.95 closing price for Mylan common stock as of July 21, 2004 and the 0.9 exchange ratio, represented a premium of 62.7% over the $10.48 closing price for shares of King common stock on July 21, 2004. On September 2, 2004, the last sale price of Mylan common stock prior to the date of this joint proxy statement/prospectus, as reported on the NYSE Composite Transactions Tape, was $17.44 per share.

      Goldman Sachs calculated the implied merger price derived by multiplying the average closing price of Mylan common stock over the one-week, one-, three-, six-month and one-year periods ended July 21, 2004, times the 0.9 exchange ratio. Goldman Sachs compared the implied merger price to the average closing price of the King common stock over each of the one-week, one-, three-, six-month and one-year periods ended July 21, 2004 to calculate the implied premium.

      Goldman Sachs also calculated the implied merger price derived by multiplying the average closing prices of Mylan common stock on the last trading day of each of the four most recently reported fiscal quarters ended prior to July 21, 2004 times the 0.9 exchange ratio. Goldman Sachs compared the implied merger price to the closing prices of King common stock on the last trading day of each of the four most recently reported fiscal quarters ended prior to July 21, 2004 to calculate the implied premium. Goldman Sachs also calculated the implied merger price derived by multiplying the closing prices of Mylan common stock on February 26, 2004, the date on which the highest implied exchange ratio occurred during the 52-week period ended July 21, 2004 and on December 1, 2003, the date on which the lowest implied exchange ratio occurred during the 52-week period ended July 21, 2004, times the 0.9 exchange ratio. Goldman Sachs compared those implied merger prices to the closing prices of King common stock on February 26, 2004 and December 1, 2003, respectively, to calculate the implied premiums.

      The results of these premia calculations are reflected in the following tables.

Premium Based on
Average of Closing
Prices over
Specified Period

One Week	66.2%
One Month	61.7%
Three Months	49.5%
Six Months	34.2%
One Year	43.1%

Premium Based on
Closing Price
on Specified
Trading Day

July 21, 2004	62.7%
March 31, 2004	21.5%
December 31, 2003	49.0%
September 30, 2003	53.1%
June 30, 2003	41.3%
52-Week High Exchange Ratio	6.8%
52-Week Low Exchange Ratio	81.2%

Contribution Analysis

      For the calendar years ending 2004, 2005, 2006, and 2007, Goldman Sachs calculated

•	the hypothetical relative contributions of King and Mylan to the estimated revenues, operating income and net income of the combined company, and

•	implied equity contributions of King and Mylan based upon estimated revenues, operating income and net income of the combined company as adjusted for the net debt positions of King and Mylan.

      For purposes of the foregoing calculations, Goldman Sachs utilized the closing prices for shares of common stock of King and Mylan, respectively, on July 21, 2004, the King Forecasts, the Mylan Forecasts, and the 0.9 exchange ratio. Goldman Sachs used net debt information for King and Mylan based on their latest publicly available filing prior to July 21, 2004 for calculating King’s and Mylan’s implied equity contribution. Net debt is defined as total indebtedness less cash.

      The results of the Goldman Sachs calculations are as follows:

			Implied % of
			Combined
	% Contribution		Equity

	King	Mylan	King	Mylan

Revenues
2004 estimate	49.2%	50.8%	43.5%	56.5%
2005 estimate	47.0%	53.0%	42.2%	57.8%
2006 estimate	45.5%	54.5%	41.0%	59.0%
2007 estimate	44.2%	55.8%	40.0%	60.0%
Operating Income
2004 estimate	39.7%	60.3%	34.1%	65.9%
2005 estimate	40.3%	59.7%	35.5%	64.5%
2006 estimate	35.9%	64.1%	31.8%	68.2%
2007 estimate	35.0%	65.0%	31.6%	68.4%
Net Income
2004 estimate	38.2%	61.8%	38.2%	61.8%
2005 estimate	39.0%	61.0%	39.0%	61.0%
2006 estimate	35.3%	64.7%	35.3%	64.7%
2007 estimate	35.4%	64.6%	35.4%	64.6%

      Goldman Sachs also conducted a contribution analysis of King and Mylan using discounted cash flow methodologies. Using projections provided by management of King and Mylan without taking into account estimates of cost and operational synergies, Goldman Sachs derived hypothetical equity contribution percentages for King and Mylan assuming a discount rate of 11% and terminal EBIT multiples for King and Mylan ranging from 7.0x to 11.0x. For King, the terminal values were calculated in two parts. The terminal value for Altace® was calculated using a 0.25x multiple of 2008 Altace® revenue. The terminal values for the remainder of the business were calculated by multiplying terminal EBIT, net of Altace® contribution, by terminal EBIT multiples ranging from 7.0x to 11.0x. Using these methodologies, terminal value multiples, and discount rate, Goldman Sachs calculated hypothetical equity value contribution percentages for King ranging from 21.2% to 32.9%.

      Goldman Sachs noted that, based on the 0.9 exchange ratio, the fully diluted King shareholder ownership of the combined company was approximately 44.2%.

Pro Forma Merger Analysis

      Goldman Sachs analyzed the pro forma impact of the merger on both U.S. GAAP and cash EPS from the point of view of the holders of King common stock (based on the 0.9 exchange ratio). Based on the closing stock prices of King common stock and Mylan common stock as of July 21, 2004, the number of shares and options of King and Mylan outstanding as disclosed in publicly available data as of March 31, 2004, the King Forecasts and the Mylan Forecasts, this analysis indicated that the merger would be accretive to U.S. GAAP and cash EPS in 2005 from the point of view of the holders of King common stock and more accretive to them in 2006. The analysis further indicated that, for both 2005 and 2006, the merger would be more accretive from the point of view of the holders of King common stock to U.S. GAAP and cash EPS when estimates of cost and operational synergies prepared by the managements of King and Mylan are taken into consideration.

Comparison of Selected Specialty Pharmaceuticals Companies

      Goldman Sachs reviewed and compared certain financial information and public market multiples for King and Mylan to corresponding financial information and public market multiples for the following selected specialty pharmaceuticals companies:

Branded Pharmaceuticals Companies		Generic Pharmaceuticals Companies

•	Allergan, Inc.	•	Alpharma Inc.
•	Alcon, Inc.	•	Andrx Corporation
•	Biovail Corporation	•	Barr Pharmaceuticals, Inc.
•	Elan Corporation, plc	•	Eon Labs, Inc.
•	Endo Pharmaceuticals Holdings Inc.	•	Ivax Corporation
•	Forest Laboratories, Inc.	•	K-V Pharmaceutical Company
•	Medicis Pharmaceutical Company	•	Par Pharmaceutical Companies, Inc.
•	Shire Pharmaceuticals Group plc	•	Taro Pharmaceutical Industries Ltd.
•	Valeant Pharmaceuticals International	•	Teva Pharmaceutical Industries Limited
		•	Watson Pharmaceuticals, Inc.

      Although none of the selected companies is directly comparable to King or Mylan, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of King or Mylan.

      Goldman Sachs also calculated and compared various financial multiples based on historical financial data available as of July 21, 2004 and projected earnings per share, or EPS, based on Institutional Brokerage Estimate System, or IBES, estimates. The multiples were calculated by using the closing stock price as of July 21, 2004. The multiples of King, Mylan and the selected specialty pharmaceuticals companies were based on the most recent publicly available information.

      Goldman Sachs calculated and compared the following results for King, Mylan and the selected companies:

•	enterprise value as a multiple of EBIT for the latest twelve months based on publicly available data disclosed as of July 21, 2004;

•	the July 21, 2004 closing stock price as a multiple of estimated EPS for 2004, referred to as the 2004 P/ E multiple, and as a multiple of estimated EPS for 2005, referred to as the 2005 P/ E multiple, based on IBES; and

•	the 2004 P/ E multiple as a multiple of the estimated five-year EPS compounded annual growth rate, referred to as the 5-Year EPS CAGR, based on IBES.

      The results of these analyses are summarized as follows:

	Selected Branded			Selected Generic
	Pharmaceuticals			Pharmaceuticals
	Companies			Companies

	Range		Median	Range		Median	King	Mylan

Enterprise value as a multiple Latest Twelve Months EBIT	7.3x-	31.0x	20.5x	4.6x-	26.9x	13.0x	6.6x	9.9x
2004 P/E multiple	12.9x-	34.6x	21.3x	12.6x-	27.0x	19.9x	11.0x	16.1x
2005 P/E multiple	9.5x-	30.3x	18.2x	10.3x-	21.6x	16.5x	8.7x	14.1x
2004 P/E multiple to 5-Year EPS CAGR	0.6x-	2.0x	1.2x	0.7x-	1.5x	1.0x	1.1x	1.1x

Selected Historical Transactions Analysis

      Goldman Sachs analyzed certain publicly available information for the following announced transactions involving companies in the specialty pharmaceuticals industry (Target/ Acquirer — Announcement Date):

•	Sicor Inc./ Teva Pharmaceutical Industries Ltd. — October 31, 2003

•	DuPont Pharmaceuticals Co./ Bristol-Myers Squibb Co. — June 7, 2001

•	Alza Corp./ Johnson & Johnson — March 27, 2001

•	Knoll Pharmaceuticals/ Abbott Laboratories — December 15, 2000

•	BioChem Pharma Inc./ Shire Pharmaceuticals Group plc — December 11, 2000

•	Dura Pharmaceuticals, Inc./ Elan Corporation, PLC — September 11, 2000

•	Jones Pharma Incorporated/ King Pharmaceuticals, Inc. — July 13, 2000

      Goldman Sachs calculated and compared the following multiples and premia for each of the selected transactions:

•	the levered aggregate consideration as a multiple of sales, EBIT and EBITDA, or earnings before interest, income tax, depreciation and amortization for the twelve month period prior to the announcement, referred to as the LTM period; and

•	the premium over the target’s share price one day, one week and one month prior to announcement reflected by the announced per-share transaction price.

      For purposes of this analysis, the levered aggregate consideration for each target was calculated by multiplying the announced per share transaction price by the number of that company’s fully diluted outstanding shares as disclosed in the company’s most recent filings prior to the announcement of the applicable transaction and adding to that result the company’s net debt as disclosed in the company’s most recent filings prior to the announcement of the applicable transaction.

      The results of Goldman Sachs’ calculations and comparisons are summarized as follows:

	Range		Median

Levered Market Capitalization as a Multiple of:
Sales	3.0x-	24.1x	6.0x
EBIT	17.7x-	39.2x	33.4x
EBITDA	14.7x-	32.5x	23.1x
Premium over market price prior to announcement
One Day	10.1%-	39.6%	22.3%
One Week	7.9%-	60.5%	24.5%
One Month	1.4%-	61.7%	42.4%

Analysis of Merger Multiples for Proposed Transaction

      Goldman Sachs performed an analysis of the merger based on publicly available historical information and the King Forecasts and the 0.9 exchange ratio. Using the closing price for the Mylan common stock as of July 21, 2004, Goldman Sachs calculated for King the implied total equity consideration (on a fully-diluted basis), an implied enterprise value, the ratio of enterprise value to revenues for the 2004 and 2005 calendar years, the ratio of enterprise value to EBITDA for the 2004 and 2005 calendar years, the ratio of enterprise value to EBIT for the 2004 and 2005 calendar years and the ratio of equity consideration (on a fully-diluted basis) to net income for the 2004 and 2005 calendar years. The following table presents the results of Goldman Sachs’ analysis based on the 0.9 exchange ratio (dollar amounts in millions):

		Implied
		Transaction
		Multiples for
		King

Fully-diluted equity value		$4,126
Enterprise Value		$4,317
Enterprise Value as a multiple of revenues	2004E	3.1	x
	2005E	2.8
Enterprise Value as a multiple of EBITDA	2004E	9.3
	2005E	8.3
Enterprise Value as a multiple of EBIT	2004E	14.0
	2005E	11.6
Equity Consideration (fully-diluted) as a multiple of net income	2004E	21.6
	2005E	17.6

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. No company or transaction used in the above analyses as a comparison is directly comparable to King or Mylan or the merger.

      Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to King’s board of directors as to the fairness from a financial point of view to the holders of the outstanding shares of King common stock of the 0.9 exchange ratio pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses.

Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of King, Mylan, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs’ opinion to King’s board of directors was one of many factors taken into consideration by King’s board of directors in making its determination to approve the merger agreement.

      Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs acted as financial advisor to King in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. In addition, Goldman Sachs has provided investment banking services to King from time to time, including having acted as:

•	its financial advisor in connection with its acquisition of Skelaxin® and Sonata®, pharmaceutical products, from Elan Corporation in June 2003;

•	its financial advisor in connection with its acquisition of the Ortho-Prefest® pharmaceutical product from Ortho-McNeil Pharmaceutical, Corp., a subsidiary of Johnson & Johnson, in May 2002;

•	co-lead manager of the private placement of $345,000,000 aggregate principal amount of the Company’s 2 3/4% Convertible Debentures due November 15, 2021 in November 2001;

•	co-lead manager of a public offering of 22,492,000 shares of King’s common stock in November 2001; and

•	agent in connection with repurchases by King of shares of its common stock from time to time.

      Goldman Sachs also acted as agent for Mylan in connection with repurchases by Mylan of its common stock from time to time. Goldman Sachs also may provide investment banking services to King and Mylan in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive, compensation.

      Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide these services to King, Mylan and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of King and Mylan for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

      King selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated February 19, 2004, King engaged Goldman Sachs to act as its financial advisor in connection with a possible significant strategic transaction. Pursuant to the terms of this letter agreement, Goldman Sachs will receive a transaction fee of 0.40% of the aggregate consideration in connection with the merger, which fee calculated as of the date of this joint proxy statement/prospectus is approximately $16.5 million and is contingent upon completion of the merger. King has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs against various liabilities, including various liabilities under the federal securities laws.

Interests of King Directors and Executive Officers in the Merger

      In considering the recommendation of the King board of directors to vote for the proposal to approve and adopt the merger agreement and approve the merger, shareholders of King should be aware that members of King’s board of directors and King’s executive officers have agreements or arrangements that provide them with interests in the merger and merger agreement that are different from, or in addition to, the interests of King and King’s shareholders generally. The King board of directors was aware of these agreements and arrangements during its deliberations on the merits of the merger and merger agreement and in determining to recommend that the shareholders of King vote for the proposal to approve and adopt the merger agreement and approve the merger.

Stock Options

      Following the completion of the merger, upon the termination of employment of any King employee who holds King stock options (other than a termination for cause), including King’s executive officers, stock options granted under King’s 1997 Incentive and Nonqualified Stock Option Plan for Employees that are outstanding at the time of the merger and held by that employee would, to the extent not exercisable at the time of the employee’s termination of employment, accelerate and become fully exercisable. The stock options would generally remain exercisable for a period of three months following the termination of employment.

      In addition, upon the resignation of King’s non-employee directors from King’s board of directors, which will occur upon the completion of the merger, stock options that are not exercisable and are held by those non-employee directors will become fully exercisable and will remain exercisable for a period of one year following the resignation of those directors.

      As of September 1, 2004, the directors and executive officers of King held the following King stock options:

				Value of Stock
		Total King	Weighted	Options (Based on
	Total King	Shares	Average	the Value of King
	Shares	Subject to	Exercise Price	Common Stock
	Subject to	Unexercisable	of	($12.46 Per Share
Name	Stock Options	Stock Options	Stock Options	as of 8/31/2004))

Brian A. Markison	375,000	375,000	$13.60	$447,500
James R. Lattanzi	216,665	150,000	20.16	0
John A. A. Bellamy	179,165	116,666	18.06	175,349
Frederick Brouillette, Jr.	128,332	116,666	18.67	0
Ted G. Wood	16,794	16,794	17.16	0
Earnest W. Deavenport, Jr.	43,333	10,000	24.13	0
Elizabeth M. Greetham	14,904	14,904	17.18	0
Gregory D. Jordan	30,000	10,000	20.86	0
R. Charles Moyer	43,333	10,000	24.13	0
Philip M. Pfeffer	20,000	10,000	15.63	0
D. Greg Rooker	93,333	10,000	18.00	233,799

Total	1,160,859	840,030	$17.53	$856,648

Bonus Arrangements

      The merger agreement provides that participants in King’s Executive Management Incentive Plan will receive, no later than January 30, 2005, bonuses under the plan in an amount equal to the employee’s annual salary for 2004 multiplied by the “threshold” percentage applicable to the employee under the Executive Management Incentive Plan for 2004. The applicable annual bonus amounts that will be paid to

King’s executive officers under that provision, based on the executive’s annual base salary for 2004, are as set forth below:

	Applicable	Anticipated
	“Threshold”	2004
Name	Percentage	Annual Salary	Bonus Amount

Brian A. Markison	40%	$628,500	$251,400
James R. Lattanzi	30%	572,596	171,779
John A. A. Bellamy	20%	315,000	63,000
Frederick Brouillette, Jr.	20%	236,250	47,250

Total		$1,752,346	$533,429

      As described below under “King Offer Letter — Brian Markison,” if certain performance criteria are satisfied during 2004 Mr. Markison will receive a bonus in the amount of 60-75% of his annual base salary in lieu of the bonus described above.

King Offer Letter — Brian Markison

      On July 15, 2004, Mr. Markison accepted the terms of an offer letter from King pursuant to which he was named the President and Chief Executive Officer of King. Pursuant to the offer letter, Mr. Markison receives an annual salary of $750,000 and is eligible for an annual bonus if certain annual performance criteria are satisfied. His 2004 target bonus will be prorated based on his commencement of employment during 2004, and the level of his 2004 bonus opportunity will be based upon a weighted-average percentage of base salary that reflects the portion of 2004 during which Mr. Markison served as King’s chief operating officer and the portion of 2004 during which he served as King’s acting chief executive officer or chief executive officer. The target bonus percentage for the period he served as chief operating officer is 60% and the target bonus percentage for the period he served as acting chief executive officer or chief executive officer is 75%, yielding a target bonus of $456,475 for 2004. Mr. Markison’s 2005 target bonus will be equal to 75% of his base salary.

      Pursuant to the offer letter, Mr. Markison was also granted a stock option under King’s 1997 Incentive and Nonqualified Stock Option Plan for Employees to purchase 250,000 shares of King common stock at an exercise price of $10.67 per share. One-half of the shares subject to the stock option will become exercisable on each of the second and third anniversaries of the grant date.

      The offer letter provides that if Mr. Markison’s employment is terminated “without cause,” or if he resigns for “good reason,” prior to the completion of the merger, he will be entitled to a severance payment equal to two times the sum of his annual base salary and target bonus, continued health and welfare benefits for two years following the termination of his employment and full vesting of stock options granted to him under King’s 1997 Incentive and Nonqualified Stock Option Plan for Employees. In the event that Mr. Markison is subject to an excise tax because any payments or benefits are deemed to be “excess parachute payments” within the meaning of Section 280G of the Code, he will be entitled to a tax gross-up payment that restores him to the same after-tax position that he would have been in had the excise tax not been imposed.

      The offer letter provides for increased severance benefits in the event of a change of control of King. If Mr. Markison’s employment is terminated “without cause,” or if he resigns for “good reason,” within the two-year period following the completion of the merger, the severance payment described above will be increased to three times the sum of his annual base salary and target bonus, the continuation of health and welfare benefits will be extended to three years following the termination of his employment, and he will be entitled to the full vesting of stock options granted to him under King’s 1997 Incentive and Nonqualified Stock Option Plan for Employees, as well as the tax gross-up payment described above. If Mr. Markison’s employment is terminated “without cause,” or if he resigns for “good reason,” following the second anniversary of the completion of the merger, his severance benefits will revert to those available prior to the merger. Severance payments and benefits provided to Mr. Markison pursuant to the offer letter supersede any other severance arrangements Mr. Markison has with King.

      For purposes of the offer letter, “good reason” means a reduction of his compensation, benefits, responsibilities, duties, authority, reporting relationships, title and/or position (in each case other than his position, if any, as a director of King or any subsidiary or as an officer of any subsidiary), unless other similarly situated senior executives of King are required to accept a similar reduction. Mr. Markison’s resignation would also be for “good reason” if (1) the company requires him to relocate to a location more than fifty miles from his current residence, (2) the company fails to pay him any compensation or benefits or (3) the company commits a material breach of the terms of the employment letter. Good reason will not be deemed triggered merely as a result of King’s ceasing to be a publicly traded company in connection with a change in control or as a result of King’s becoming a subsidiary of another company.

      Assuming Mr. Markison’s employment is terminated “without cause,” or he resigns for “good reason,” during the fourth quarter of calendar year 2004, and based on Mr. Markison’s current annual base salary of $750,000, Mr. Markison would be entitled to receive a cash severance payment of approximately $2,412,950 if the completion of the merger had not yet occurred prior to his termination, compared to a cash severance payment of approximately $3,619,425 if the merger had already been completed prior to his termination, yielding a potential increase in cash severance payment of approximately $1,206,475 as a result of a change of control of King. In addition, assuming a cash severance payment of approximately $3,619,425 following a change of control, and assuming a change of control takes place on November 15, 2004, Mr. Markison would be entitled to receive an excise tax gross-up payment of approximately $1,650,716. The estimated cash severance amount and excise tax gross-up for Mr. Markison do not reflect any amounts related to non-cash severance benefits, such as the value of continued health and welfare benefits or stock option acceleration, or any other applicable payments.

Severance Benefits

      The merger agreement requires Mylan to provide, for a period of two years following the completion of the merger, severance benefits to continuing employees that are no less favorable than those provided under King’s existing severance policy. Because King’s existing severance policy provides for enhanced severance benefits following a change of control of King, the merger would result in enhanced severance benefits becoming payable to King’s executive officers if their employment is terminated “without cause,” or if they resign for “good reason,” following the completion of the merger.

      Under King’s existing severance policy, King’s chief executive officer is entitled to enhanced severance in the event of a change of control. However, as described above under “King Offer Letter — Brian Markison,” King’s current chief executive officer, Mr. Markison, is party to an offer letter with King that provides severance arrangements in lieu of those under King’s existing severance policy.

      Under King’s existing severance policy, if any of the next three highest ranking King executives is terminated “without cause” prior to a change of control, he or she would be entitled to a severance payment equal to 1.5 times the sum of his or her annual salary and target bonus, as well as continued health and welfare benefits for 1.5 years following the termination of his or her employment. Following the completion of the merger, this severance payment is increased to two times the sum of the executive’s annual salary and target bonus, and continued health and welfare benefits are extended to two years following the termination of the executive’s employment. In addition, the enhanced severance benefits become available if the executive resigns for “good reason” following the completion of the merger. In the event that any of the next three highest ranking King executives is subject to an excise tax because any payments or benefits are deemed to be “excess parachute payments” within the meaning of Section 280G of the Code, then the executive will be entitled to a tax gross-up payment that restores the executive to the same after-tax position that the executive would have been in had the excise tax not been imposed.

      Under King’s existing severance policy, if any executive vice president of King is terminated “without cause” prior to a change of control, he or she would be entitled to a severance payment equal to one times the sum of his or her annual salary and target bonus, as well as continued health and welfare benefits for one year following the termination of his or her employment. Following the completion of the merger, this severance payment is increased to two times the sum of the executive’s annual salary and target bonus, and continued health and welfare benefits are extended to two years following the termination of the executive’s employment. In addition, the enhanced severance benefits become available if the executive resigns for “good reason” following the completion of the merger.

      For purposes of King’s existing severance policy, termination by the executive for “good reason” includes, generally, a failure by King to promptly pay compensation; an unauthorized reduction in compensation; a demotion or diminution of duties; a change in employment requirements that subjects the executive to an unfair change of circumstances; a breach of contract; or requiring the executive to move.

      The following table lists the expected cash severance payments that Messrs. Lattanzi, Bellamy and Brouillette would receive, assuming they are terminated “without cause,” or resign for “good reason,” immediately following the completion of the merger. The calculation of the executive’s cash severance payment is based on the executive’s annual base salary and the executive’s target bonus under King’s Executive Management Incentive Plan, in each case as of September 1, 2004. The estimated cash severance amounts and excise tax gross-ups do not reflect any amounts related to non-cash severance benefits, such as the value of continued health and welfare benefits or stock option acceleration, or any retention bonus or other applicable payment.

		Cash
	Cash	Severance
	Severance	Payment	Enhancement
	Payment Prior	Following a	Resulting from
	to a Change	Change of	a Change of	Gross-Up for
Name	of Control	Control	Control	Excise Taxes

James R. Lattanzi	$1,230,837	$1,641,115	$410,279	$660,386
John A. A. Bellamy	661,500	882,000	220,500	304,871
Frederick Brouillette, Jr.	496,125	661,500	165,375	235,496

Total	$2,388,462	$3,184,615	$796,154	$1,200,753

      Mr. Markison’s estimated severance payments are described above under “King Offer Letter — Brian Markison.” Mylan has proposed terms for an employment agreement with Mr. Lattanzi, which are described below under “Mylan Proposed Terms of Employment Agreement with James Lattanzi.” The proposed terms include severance benefits in lieu of the benefits under King’s existing severance policy. As a result, severance benefits provided to Mr. Lattanzi following the completion of the merger could be different from those set forth in the table above.

      Under King’s existing severance policy and certain agreements entered into with Mr. Jefferson Gregory, King’s former chief executive officer, and Mr. Kyle Macione, King’s former president, in the event Mr. Gregory or Mr. Macione is subject to an excise tax because any payments or benefits are deemed to be “excess parachute payments” within the meaning of Section 280G of the Code, then the former executive will be entitled to a tax gross-up payment that restores him to the same after-tax position that he would have been in had the excise tax not been imposed.

     Mylan Proposed Terms of Employment Agreement with James Lattanzi

      Mylan has proposed certain terms for an employment agreement that it may enter into with Mr. Lattanzi. Mylan’s proposal to Mr. Lattanzi is not binding, and Mr. Lattanzi has not accepted the proposal. Mr. Lattanzi is currently considering the proposal. The terms proposed by Mylan include a two-year employment agreement that would be effective as of the completion of the merger. Mr. Lattanzi’s title would be Executive Vice President — Finance of Branded Division and General Manager of Bristol Facilities, his annual salary would be $400,000 and he would be entitled to an annual bonus with a target opportunity of 60% of his salary. Mr. Lattanzi would also be entitled to a retention bonus of $500,000, one-third of which would be payable upon completion of the merger and one-third of which would be payable on each of the first two anniversaries of the completion of the merger. Mr. Lattanzi would receive the same fringe benefits as those provided to other employees at his level, and he would receive stock options for 100,000 Mylan shares on the date of the completion of the merger, one-half of which would vest on each of the third and fourth anniversaries of the completion of the merger.

      Under Mylan’s proposed terms, upon termination “without cause,” or resignation for “good reason,” during the term of the employment agreement, Mr. Lattanzi would be entitled to a severance payment equal to two times the sum of his annual salary and target bonus, as well as a pro-rata bonus for his year of termination, any unpaid retention bonus, continued health coverage for two years and vesting of his outstanding stock options. Alternatively, if Mr. Lattanzi’s employment were terminated as a result of Mylan’s non-renewal of the term of the employment agreement, under Mylan’s proposal Mr. Lattanzi would receive a severance payment of $1,526,400 at the end of the term. Under the proposed terms, Mr. Lattanzi would be subject to non-competition and non-solicitation provisions for a period of two years.

      Under Mylan’s proposed terms, Mylan would also enter into a Transition and Succession Agreement with Mr. Lattanzi based on Mylan’s standard form of agreement, which would provide protections to Mr. Lattanzi in the event of a future change of control of Mylan.

     Retention Arrangements

      Pursuant to the merger agreement, King will develop a list of employees who will be entitled to receive up to an aggregate of $6,800,000 in retention arrangements in connection with the merger. Those employees are expected to receive a retention bonus if they remain employed through a certain period of time following the completion of the merger. If any of those employees are involuntarily terminated without cause prior to receiving the retention payment, it is expected that the employee will receive the retention bonus upon termination of employment, in addition to any severance otherwise payable to the employee pursuant to King’s existing severance policy or any individual agreement to which the employee is a party. It is expected that some or all of King’s executive officers, other than Messrs. Markison and Lattanzi, will be included in the list of employees eligible to receive a retention payment.

     Non-Employee Director Deferred Compensation Plan

      Upon the completion of the merger, directors who participate in King’s Non-Employee Director Deferred Compensation Plan will receive their account balances under the plan in a lump-sum cash payment. As of June 30, 2004, the account balances under the plan for King’s current directors were as set forth in the table below:

Name	Account Balance

Ted G. Wood	$0
Earnest W. Deavenport, Jr.	120,991
Elizabeth M. Greetham	0
Gregory D. Jordan	0
R. Charles Moyer	34,471
Philip M. Pfeffer	0
D. Greg Rooker	0

Total	$155,462

     Indemnification and Benefits Provisions in the Merger Agreement

      The merger agreement provides for director and officer indemnification and insurance, and for the provision of employee benefits, for specified time periods, and King’s charter requires indemnification of directors, officers and employees to the fullest extent available under Tennessee law. Those provisions are described in the sections entitled “The Merger Agreement — Indemnification and Insurance” and “The Merger Agreement — Employee Plans and Benefits” beginning on pages 81 and 80, respectively.

Form of Merger

      Subject to the terms and conditions of the merger agreement and in accordance with Tennessee law, at the completion of the merger, Summit Merger Corporation, a direct, wholly-owned subsidiary of Mylan formed for the purpose of the merger, will be merged with and into King. King will survive the merger as a direct, wholly-owned subsidiary of Mylan.

Effective Time of the Merger

      The merger will become effective upon the filing of the articles of merger with the Secretary of State of the State of Tennessee or at such later time as agreed upon by Mylan and King and as specified in the articles of merger. The filing of the articles of merger will occur as soon as practicable after satisfaction or waiver of the conditions to completion of the merger set forth in the merger agreement.

Board of Directors Following the Merger

      Upon completion of the merger, the Mylan board of directors will remain unchanged.

      The directors of Summit Merger Corporation will be the initial directors of the surviving corporation following the merger of Summit Merger Corporation with and into King.

Consideration to Be Received in the Merger

      For a description of the consideration to be received in the merger, see the section entitled “The Merger Agreement — Consideration to be Received in the Merger” beginning on page 67.

Procedures for Exchange of Certificates

      For a summary of the procedures for the exchange of King common stock certificates, see the sections entitled “The Merger Agreement — Exchange of Certificates in the Merger” on page 67, “— Treatment of Stock Options” on page 67 and “— Fractional Shares” beginning on page 68.

Listing of Mylan Common Stock

      It is a condition to the completion of the merger that the Mylan common stock issuable in the merger or upon exercise of options to purchase Mylan common stock issued in substitution for outstanding King options be authorized for listing on the NYSE, upon official notice of issuance.

Delisting and Deregistration of King Common Stock

      If the merger is completed, King common stock will be delisted from the NYSE and will be deregistered under the Exchange Act.

Regulatory Approvals Required for the Merger

      U.S. Antitrust Laws. Under the HSR Act and its associated rules, the merger may not be completed until notifications have been given and certain information and materials have been furnished to and reviewed by the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. Mylan and King filed the required notification and report forms under the HSR Act with the Federal Trade Commission and the Department of Justice on September 2, 2004. The waiting period will expire on October 4, 2004 (30 days after the forms were filed or on the next regular business day if the 30th day falls on a Saturday, Sunday or legal public holiday) unless early termination of the applicable waiting period is granted or a request for additional information is issued. If a request for additional information is issued, the parties would not be able to complete the merger until 30 days after both parties substantially comply with that request, or on the next regular business day if the 30th day falls on a Saturday, Sunday or legal public holiday.

      At any time before or after the completion of the merger, the Antitrust Division of the Department of Justice or the Federal Trade Commission may, however, challenge the merger on antitrust grounds. Private parties could take action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after the completion of the merger, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, Mylan and King will prevail.

      Other Approvals. The merger is not subject to any merger control filings under foreign antitrust laws.

Certain U.S. Federal Income Tax Consequences of the Merger

      The merger is intended to qualify as a “tax-free” reorganization for U.S. federal income tax purposes. See the section entitled “Certain U.S. Federal Income Tax Consequences of The Merger” beginning on page 65.

Accounting Treatment

      Mylan prepares its financial statements in accordance with applicable SEC rules and regulations and U.S. GAAP. The merger will be accounted for using the purchase method of accounting with Mylan being considered the acquirer of King for accounting purposes. This means that Mylan will allocate the purchase price to the fair value of assets acquired (including identifiable intangible assets) and liabilities assumed from King at the acquisition date, with the excess purchase price being recorded as goodwill. Under the purchase method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Financing Structure

      King’s only outstanding capital markets debt is its $345 million aggregate principal amount of 2 3/4% Convertible Debentures due 2021, which are referred to as the 2 3/4% convertible debentures. The merger will constitute a change of control under the indenture governing the 2 3/4% convertible debentures. Accordingly, following the merger, each holder of the 2 3/4% convertible debentures will have the right, at such holder’s option, to have their 2 3/4% convertible debentures repurchased at the change of control purchase price, as defined in the indenture, which is equal to 100% of the principal amount of such convertible debentures plus accrued and unpaid interest.

Rights Agreement

      In connection with the initial public offering of King’s common stock, the King board of directors approved a rights agreement as attached to the Form 8-A filed with the SEC on June 9, 1998. On the date of the merger agreement, the King board of directors approved, and King entered into, a rights agreement that amends and restates the rights agreement approved in 1997. The terms and conditions of the rights agreement are substantially the same as the terms and conditions contained in the form of rights agreement approved in 1997, except that the rights agreement as amended and restated provides exemptions for the merger agreement and the transactions contemplated by the merger agreement.

Restrictions on Sales of Shares of Mylan Common Stock Received in the Merger

      Mylan common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any King shareholder who may be deemed to be an “affiliate” of Mylan or King for purposes of Rule 145 under the Securities Act.

      Under Rule 145, former King shareholders who are affiliates of King at the time of the King special meeting, and who are not affiliates of Mylan after the completion of the merger, may sell their Mylan common stock at any time subject to the volume and sale limitations of Rule 144 under the Securities Act. Further, so long as such former King affiliates are not considered affiliates of Mylan following the completion of the merger, and a period of at least one year has elapsed from the completion of the merger, such former affiliates may sell their Mylan common stock without regard to the volume and sale limitations of Rule 144 under the Securities Act so long as there is adequate current public information available about Mylan in accordance with Rule 144. After a period of two years has elapsed from the completion of the merger, and so long as such former affiliates are not affiliates of Mylan and have not been for at least three months prior to such sale, such former affiliates may freely sell their Mylan common stock. Former King shareholders who become affiliates of Mylan after completion of the merger will still be subject to the volume and sale limitations of Rule 144 until each such shareholder is no longer an affiliate of Mylan. This joint proxy statement/prospectus does not cover resales of Mylan common stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

Charter and Bylaws of King

      Upon completion of the merger of Summit Merger Corporation, a direct, wholly-owned subsidiary of Mylan, with and into King, King’s articles of incorporation will be amended and restated to be identical to the articles of incorporation of Summit Merger Corporation except that the surviving corporation will remain named King Pharmaceuticals, Inc., and King’s bylaws will also be amended and restated to be identical to the bylaws of Summit Merger Corporation.

Dissenters’ Rights

      Under Tennessee law, King shareholders are not entitled to dissenters’ rights in connection with the merger if King common stock is listed on the NYSE at the time the merger is completed.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

      The following is a discussion of certain U.S. federal income tax consequences of the merger to King shareholders who exchange their shares of King common stock for shares of Mylan common stock in the merger. This discussion addresses only King shareholders who are U.S. Holders (as defined below) and hold King common stock as a capital asset. It does not address all of the U.S. federal income tax consequences that may be relevant to a particular King shareholder in light of that shareholder’s individual circumstances or to a King shareholder who is subject to special rules, including, without limitation:

•	a financial institution or insurance company;

•	a tax-exempt organization;

•	a shareholder who is not a U.S. Holder;

•	a pass-through entity or an investor in such an entity;

•	a dealer or broker in securities or foreign currencies;

•	a shareholder who holds King common stock as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction; and

•	a shareholder who acquired his or her shares of King common stock pursuant to the exercise of employee stock options or otherwise as compensation.

      The following discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. This discussion is not binding on the Internal Revenue Service, which is referred to as the IRS, and there can be no assurance that the IRS (or a court, if challenged by the IRS) will agree with the conclusions stated herein. In addition, this discussion does not address any state, local or foreign tax consequences of the merger. King shareholders are urged to consult their tax advisors as to the specific tax consequences to them of the merger in light of their particular circumstances including the applicability and effect of U.S. federal, state, local, foreign and other tax laws.

      “U.S. Holder” refers to a beneficial owner of common stock that is (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (x) that is subject to the supervision of a court within the United States and the control of one or more U.S. persons as described in section 7701(a)(30) of the Code or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

      If a partnership holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of that partnership. If a U.S. Holder is a partner of a partnership holding that common stock, the holder is urged to consult its tax advisor regarding the tax consequences of the merger.

      It is a condition to the completion of the merger that Mylan receive a written opinion from its counsel, Skadden, Arps and that King receive a written opinion from its counsel, Cravath, in each case dated as of the effective date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither Mylan nor King intends to waive this closing condition. In the event that either Mylan or King waives receipt of such opinion from its counsel, however, Mylan and King will resolicit the approval of its shareholders after providing appropriate disclosure. The opinions will rely on certain assumptions as well as representations and covenants made by Mylan, Summit Merger Corporation and King. If any of those assumptions, representations or covenants are inaccurate, counsel may not be able to render the required opinions and the tax consequences of the merger could differ from those discussed here. An opinion of counsel is not binding on the IRS or any court, nor does it preclude the IRS from adopting a contrary position. No ruling has been or will be sought from the IRS on the U.S. federal income tax consequences of the merger.

      Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes:

•	holders of King common stock will not recognize gain or loss in connection with the conversion of their shares of King common stock into the right to receive shares of Mylan common stock and the receipt of shares of Mylan common stock in the merger, except to the extent of cash, if any, received in lieu of a fractional share of Mylan common stock;

•	a King shareholder’s aggregate tax basis in shares of Mylan common stock received in the merger (including any fractional share interests deemed to be received and converted to cash) will equal the aggregate tax basis of the King common stock surrendered in the merger; and

•	a King shareholder’s holding period for shares of Mylan common stock received in the merger will include the holding period for the shares of King common stock surrendered in the merger.

Cash in Lieu of Fractional Shares

      To the extent that a King shareholder receives cash in lieu of a fractional share of Mylan common stock, the shareholder will be deemed to have received that fractional share in the merger and then to have received the cash in exchange for that fractional share. The shareholder will generally recognize capital gain or loss equal to the difference between the cash received and the portion of the shareholder’s tax basis in the shares of King common stock surrendered allocable to that fractional share. This capital gain or loss will generally be long-term capital gain or loss if the King shareholder’s holding period for its shares of King common stock exceeded one year at the completion of the merger.

Backup Withholding and Information Reporting

      Non-corporate U.S. Holders of King common stock may be subject to information reporting and backup withholding on any cash payments received in lieu of a fractional share interest in Mylan. These U.S. Holders will not be subject to backup withholding, however, if they:

•	furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the Form W-9 or successor form included in the letter of transmittal to be delivered to the holders following the completion of the merger; or

•	are otherwise exempt from backup withholding.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that holder’s U.S. federal income tax liability, provided the required information or appropriate claim for refund is furnished to the IRS.

      U.S. Holders receiving Mylan common stock as a result of the merger generally will be required to retain records pertaining to the merger and generally will be required to file with their U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

THE MERGER AGREEMENT

      The following summarizes material provisions of the merger agreement which is attached as Annex A to this joint proxy statement/ prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/ prospectus. Mylan and King shareholders are urged to read the merger agreement carefully and in its entirety as well as this joint proxy statement/ prospectus before making any decisions regarding the merger or the issuance of Mylan shares pursuant to the merger agreement.

General

      Under the merger agreement, Summit Merger Corporation, a direct, wholly-owned subsidiary of Mylan, will merge with and into King, with King continuing as the surviving corporation. As a result of the merger, King will become a direct, wholly-owned subsidiary of Mylan.

Closing Matters

      Closing. Unless the parties agree otherwise, the closing of the merger will take place on a date specified by the parties, but no later than the second business day after all closing conditions have been satisfied or waived, unless the parties agree to another date. See “— Conditions to Completion of the Merger” below for a more complete description of the conditions that must be satisfied or waived prior to closing.

      Completion of the Merger. The merger will become effective when Mylan, through Summit Merger Corporation, and King file articles of merger with the Secretary of State of the State of Tennessee in accordance with the relevant provisions of Tennessee law, or at such later time as Mylan and King agree and specify in the articles of merger.

Consideration to be Received in the Merger

      The merger agreement provides that, upon the completion of the merger, each share of King common stock issued and outstanding immediately prior to the completion of the merger, but excluding shares of King common stock held by King or Mylan, will be converted into the right to receive 0.9 shares of Mylan common stock, adjusted for stock splits, reverse stock splits, stock dividends, recapitalization or any other similar change to Mylan’s or King’s common stock whose record date occurs between the date of the merger agreement and the completion of the merger.

Treatment of Stock Options

      Upon completion of the merger, each option to purchase King common stock under a King stock option plan outstanding immediately prior to the completion of the merger will be assumed by Mylan and become an option to purchase, generally on the same terms and conditions as were applicable under such King stock option, shares of Mylan common stock. The number of shares of Mylan common stock underlying the new option will equal the number of shares of King common stock subject to the corresponding King option immediately prior to the completion of the merger, multiplied by 0.9 (rounded down to the nearest whole share). The per share exercise price of each new option will equal the per share exercise price of the corresponding King option divided by 0.9 (rounded up to the nearest cent).

Exchange of Certificates in the Merger

      At or prior to the completion of the merger, Mylan will engage an exchange agent to handle the exchange of King stock certificates for certificates representing shares of Mylan common stock and the payment of cash for fractional shares. Promptly after the completion of the merger, the exchange agent will send a letter of transmittal and instructions to each former King shareholder explaining the procedure for surrendering King stock certificates in exchange for certificates representing the number of shares of Mylan common stock into which the shares of King common stock will be converted in the merger.

      After the completion of the merger, each certificate that previously represented shares of King common stock will only represent the right to receive a certificate representing the shares of Mylan common stock into which the shares of King common stock have been converted and any cash payment in lieu of a fractional share. In addition, after the completion of the merger, King will not register any transfers of the shares of King common stock. Mylan shareholders need not exchange their stock certificates.

Fractional Shares

      No fraction of a share of Mylan common stock will be issued in the merger. Instead, the exchange agent will pay each of those shareholders who would otherwise be entitled to a fraction of a share of Mylan common stock an amount of cash (rounded to the nearest whole cent) determined by multiplying the fractional share interest (after aggregating all shares of Mylan common stock that would otherwise be received by such holder) which such holder would otherwise receive by the closing price of one share of Mylan common stock on the NYSE Composite Transactions Reporting System for the ten most recent trading days ending on the trading day one day prior to the completion of the merger.

Listing of Common Stock of the Combined Company

      It is a condition to the completion of the merger that the Mylan common stock issuable in the merger or upon exercise of options to purchase Mylan common stock issued in substitution for outstanding King stock options be authorized for listing on the NYSE, upon official notice of issuance.

Conditions to Completion of the Merger

      The obligations of King and Mylan to complete the merger are subject to the satisfaction or, if applicable, waiver of the following conditions:

•	the approval and adoption of the merger agreement and the approval of the merger by King shareholders;

•	the approval of the issuance of Mylan common stock pursuant to the merger by Mylan shareholders;

•	the expiration or earlier termination of the applicable waiting periods under the HSR Act and any applicable foreign antitrust laws other than any waiting periods the failure of which to terminate or expire are not reasonably likely to have a material adverse effect on Mylan (after giving effect to the merger) or King other than any waiting period the failure of which to terminate or expire is not reasonably likely to have a material adverse effect on Mylan or King;

•	the completion of all filings with governmental entities, and the receipt of all governmental and regulatory consents, approvals and authorizations, in each case that are necessary for the merger, unless failure to make or obtain them would not, individually or in the aggregate, have a material adverse effect on Mylan (after giving effect to the merger);

•	the absence of any judgment, order, decree, statute, law, ordinance, rule or regulation or other legal constraint prohibiting or enjoining completion of the merger;

•	the SEC having declared effective the registration statement of which this joint proxy statement/ prospectus forms a part and no stop order or proceeding seeking a stop order having been initiated or, to the knowledge of Mylan or King, having been threatened by the SEC;

•	the authorization for listing on the NYSE of the Mylan common stock issuable to King shareholders in the merger and issuable pursuant to King’s stock option plans, upon official notice of issuance;

•	the receipt on the closing date of the merger by each of Mylan and King of an opinion, each from its respective counsel, to the effect that the merger will qualify as a “tax-free” reorganization under Section 368(a) of the Code;

•	the respective representations and warranties of Mylan and King in the merger agreement being true and correct, unless the failure of the representations and warranties to be true and correct does not have and is not, individually or in the aggregate, reasonably likely to have a material adverse effect on the party making such representations and warranties;

•	each of Mylan, Summit Merger Corporation and King having performed or complied with, in all material respects, its obligations under the merger agreement;

•	no material adverse change, as defined in the merger agreement, affecting the other party having occurred or being reasonably likely to occur;

•	the receipt of an officers’ certificate executed by the other party’s Chief Executive Officer and Chief Financial Officer stating that the conditions relating to the truth of representations and warranties and compliance with covenants have been satisfied; and

•	the absence of any litigation seeking to prohibit or impose any material limitations on Mylan’s ownership of King or the operation of all or a material portion of Mylan’s or King’s respective businesses or assets or to compel Mylan or King to dispose of or hold separate any material portion of the business or assets of Mylan or King that is reasonably likely to have a material adverse effect on Mylan after giving effect to the merger or, in the case of Mylan’s closing condition only, a material adverse effect on King.

      In addition, Mylan’s obligation to complete the merger is subject to the following conditions:

•	the absence of criminal charges against King or certain of its current or former directors and officers in connection with any issues that are being investigated by the SEC, the Office of Inspector General at the Department of Health & Human Services, the U.S. Attorney’s Office and other governmental entities, and the state and local equivalents thereof;

•	Mylan generally having received no indication that any governmental entity has placed or is reasonably likely to place any prohibitions on King’s sales to Medicaid or any related federal or state program; and

•	no restatement of any of King’s financial statements having occurred or being reasonably likely to occur.

Conduct of Business

      Each of Mylan and King have undertaken certain covenants in the merger agreement restricting the conduct of their respective businesses between the date the merger agreement was signed and the completion of the merger. You are urged to read carefully the section of the merger agreement entitled “Covenants Relating to Conduct of Business.” The following summarizes the more significant of these covenants.

 Covenants of Mylan and King

      Prior to the completion of the merger, except as expressly required by, or provided for, in the merger agreement, or consented to in advance by the other party in writing (which consents may not be unreasonably withheld or delayed), each of Mylan and King has agreed, subject to certain exceptions, to and to cause each of its subsidiaries to:

•	use its reasonable best efforts to maintain its existence in good standing under applicable laws; and

•	subject to certain restrictions and exceptions set forth in the merger agreement, conduct its operations only in the ordinary and usual course of business consistent with past practice.

      In addition, prior to the completion of the merger, except as expressly required by, or provided for, in the merger agreement, or consented to in advance by Mylan in writing (which consent may not be unreasonably withheld or delayed), King has agreed to use its reasonable best efforts to and to cause each of its subsidiaries to:

•	keep available the services of the current officers, employees and consultants;

•	maintain and enforce all intellectual property;

•	maintain its rights and franchises and preserve its current relationships with its customers, suppliers and others having business dealings with it;

•	maintain its real property and other material assets in good repair, order and condition (subject to normal wear and tear) consistent with current needs; and

•	pay all applicable material taxes when due and payable.

Negative Covenants of Mylan, Summit Merger Corporation and King

      Between the date of the merger agreement and the effective date of the merger, each of Mylan, Summit Merger Corporation and King has agreed, subject to certain exceptions, not to take or permit any of their respective subsidiaries voluntarily to take any action that is reasonably likely to result in:

•	any of the representations and warranties set forth in the merger agreement that are qualified as to “materiality” or “material adverse effect,” as the case may be, becoming untrue as of the closing;

•	any of the representations and warranties that are not so qualified becoming untrue in any material respect as of the closing; or

•	any of the conditions to the merger not being satisfied.

Negative Covenants of Mylan

      In addition, between the date of the merger agreement and the completion of the merger, subject to certain exceptions, Mylan has agreed that, without the prior written consent of King (such consent not to be unreasonably withheld or delayed), it will not and will not permit any of its subsidiaries, subject to certain exceptions, to:

•	amend or otherwise change its articles or certificates of incorporation or bylaws or equivalent organizational documents in a manner that would adversely affect the holders of Mylan common stock, except to increase the authorized number of shares of Mylan capital stock;

•	issue any shares of Mylan common stock if, following such issuance, an insufficient number of shares would be available to pay the merger consideration and to be reserved for issuance in connection with the transactions contemplated by the merger agreement;

•	declare, set aside, make or pay any dividend or other distribution with respect to any Mylan capital stock except in the ordinary course of business consistent with past practice;

•	take any action (including any acquisition or entering into any business combination) that is intended or is reasonably likely to result in any of the conditions to the merger not being satisfied;

•	repurchase, redeem or acquire, or permit its subsidiaries to purchase or acquire any shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock;

•	take any action which would or could reasonably be expected to cause the merger not to constitute a “tax-free” reorganization; or

•	authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Negative Covenants of King

      In addition, between the date of the merger agreement and the completion of the merger, subject to certain exceptions, King has agreed that, without the prior written consent of Mylan (such consent not to be unreasonably withheld or delayed), it will not and will not permit any of its subsidiaries to:

•	amend or otherwise change its charter, articles or certificate of incorporation or bylaws or equivalent organizational documents;

•	enter into any new material line of business;

•	incur or commit to any capital expenditures other than items that have already been committed prior to the date of the merger agreement, items contemplated by its capital expenditure budget, items reasonably required to deal with emergency situations (in which case King will promptly notify Mylan) or items in the ordinary course of business consistent with past practice and individually not in excess of $1 million;

•	enter into any licensing or rebate agreement outside the ordinary course of business;

•	issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of, or other equity interests in, King or any of its subsidiaries, of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest, of King or any of its subsidiaries, other than the issuance of capital stock issuable upon the exercise of options outstanding as of the date of the merger agreement under any of King’s current stock plans;

•	sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance of, any material property or assets (other than intellectual property) except for sales, pledges, dispositions, transfers, leases, licenses or encumbrances of property or assets required by existing contracts, sales, in the ordinary course of business and not exceeding $1 million for any individual item or which were committed prior to the date of the merger agreement, and sales or dispositions of inventory and tangible current assets;

•	enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly-owned subsidiary of King, on the one hand, and King or another wholly-owned subsidiary of King, on the other;

•	declare, set aside, make or pay any dividend or other distribution with respect to its capital stock, other than distributions by wholly-owned subsidiaries to King or other wholly-owned King subsidiaries;

•	enter into any agreement with respect to the voting of the capital stock of King;

•	reclassify, combine, split or subdivide any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

•	redeem, purchase or acquire, directly or indirectly, any of its capital stock, other equity interests or other securities;

•	incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned subsidiary) for borrowed money;

•	terminate, cancel, or agree to any material and adverse change in any material contract other than, solely with respect to material contracts that are not key product contracts, in the ordinary course of business consistent with past practice;

•	make or authorize any material loan to any person (other than a subsidiary of King) outside the ordinary course of business;

•	increase the compensation or benefits payable or to become payable to its directors or officers;

•	increase the compensation or benefits payable or to become payable to its other employees (except for regularly scheduled increases in the ordinary course of business in accordance with past practices and methodologies);

•	grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of King or any of its subsidiaries (other than with respect to newly hired employees in the ordinary course of business in accordance with past practices, provided that any such agreements will not provide for the payment of any severance or termination pay solely as a result of the merger agreement or consummation of the transactions contemplated by the merger agreement);

•	establish, adopt, enter into or amend any collective bargaining agreement, benefit plan or other arrangement for the benefit of any director, officer, consultant or employee;

•	take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any of its benefit or option plans;

•	enter into, or amend, any indemnification agreements between King and its directors and officers;

•	make any change in accounting policies or procedures, except as required by U.S. GAAP or by a governmental entity and concurred with by its independent auditors;

•	except in the ordinary course of business consistent with past practice, make any material tax election or settle or compromise any material liability for taxes, change any annual tax accounting period or change any method of tax accounting, file any material amendment to any material tax return, enter into any closing agreement relating to any material tax, surrender any right to claim a material tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•	take any action that is reasonably likely to cause the merger not to constitute a “tax-free” reorganization under Section 368 of the Code;

•	settle any material litigation or claim except for settlements in the ordinary course of business consistent with past practice or settlements to the extent subject to reserves existing as of the date of the merger agreement in accordance with U.S. GAAP, provided that such settlements are not reasonably likely, individually or in the aggregate, to have a material adverse effect on King;

•	modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement (other than with respect to any “standstill” or similar obligations contained therein) to which King is a party and which relates to a business combination involving King;

•	write up, write down or write off the book value of any assets that are, individually or in the aggregate, material to King and its subsidiaries as a whole, other than in the ordinary course of business or as required by any applicable law or U.S. GAAP;

•	acquire, or agree to acquire any assets (not including intellectual property), operations, business or securities or engage in, or agree to engage in, any merger, consolidation or other business combination, except in connection with capital expenditures permitted by the merger agreement and for acquisitions of inventory or other assets (not including intellectual property) in the ordinary course of business consistent with past practice;

•	enter into any agreements or arrangements that limit or otherwise restrict King or its subsidiaries or any of their respective affiliates or successors, or that could after the completion of the merger, limit or restrict Mylan or any of its affiliates (including the surviving corporation in the merger) or any successor, from engaging or competing in any line of business or product line or in any geographic area;

•	take any action that is intended or is reasonably likely to result in any of the conditions to the merger not being satisfied;

•	acquire, or agree to acquire, from any person, any intellectual property, except in the ordinary course of business consistent with past practice (including in size and nature); or

•	authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

No Solicitation

      King has agreed that, subject to certain exceptions, King and its subsidiaries will not, and King will not authorize or permit any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives to, take any of the following actions:

•	solicit, initiate, encourage (including by furnishing any information) or take any other action to, or which is designed or intended to, facilitate, induce or encourage any inquiries with respect to, or the making, submission or announcement of, any “alternative transaction” proposal (as defined below);

•	participate in any discussions or negotiations regarding, furnish any information with respect to, otherwise cooperate in any way with or knowingly facilitate any effort or attempt to make or implement any alternative transaction proposal;

•	approve, endorse or recommend any alternative transaction (except to the extent specifically permitted in the merger agreement, as described below); or

•	enter into any letter of intent, agreement or commitment (whether binding or not) contemplating or otherwise relating to any possible or proposed alternative transaction proposal.

      King also agreed that, upon signing the merger agreement, King and its subsidiaries would immediately cease, and would cause their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives to cease, any and all existing activities, discussions or negotiations with any third parties with respect to any possible or proposed alternative transaction.

      The merger agreement also provides that King will, as promptly as reasonably practicable (and in any event within 48 hours) after receipt of any alternative transaction proposal or any request for nonpublic information or any inquiry relating to any alternative transaction proposal, provide Mylan with oral and written notice of the material terms and conditions of such alternative transaction proposal, request or inquiry and the identity of the person making such request or inquiry. In addition, King will keep Mylan informed in all material respects of the status and details (including amendments or proposed amendments) of any such alternative transaction proposal, request or inquiry, and King and Mylan will cause their respective outside legal counsel to establish a regular schedule (as reasonably agreed by Mylan and King) for telephonic conversations between their respective outside legal counsel for the purpose of providing updates of such status and details. In addition, King must cause its outside legal counsel to endeavor to provide reasonable advance notice to Mylan’s outside legal counsel of any meeting of King’s board of directors at which it is reasonably likely that King’s board of directors will consider or otherwise discuss any alternative transaction proposal or alternative transaction.

      An “alternative transaction” includes any liquidation or dissolution of such party or any transaction or series of related transactions with one or more third persons involving any one or more of the following:

•	any purchase from such party or acquisition (whether by way of a merger, share exchange, consolidation, business combination, consolidation or similar transaction) by any person or “group” of persons (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 25% interest in the total outstanding voting securities of such party;

•	any tender offer or exchange offer that, if consummated, would result in any person or group of persons beneficially owning 25% or more of the total outstanding voting securities of such party;

•	any merger, consolidation, business combination or similar transaction involving such party; or

•	any sale, lease, exchange, transfer, license, acquisition or disposition of more than 25% of the aggregate fair market value of the consolidated assets of King and its subsidiaries, taken as a whole, immediately prior to such sale, lease, exchange, transfer, license, acquisition or disposition.

      King, in response to an unsolicited, bona fide written alternative transaction proposal at any time prior to obtaining the King shareholder approval that is determined in good faith by King’s board of directors (after receipt of advice from its outside legal and financial advisors) to be, or is reasonably likely to lead to, a “superior proposal” (as defined below), may, if King has given Mylan at least 24-hour prior written notice of its intention to take any of the following actions and of the identity of the person or the group of persons making such alternative transaction proposal and the terms and conditions of such alternative transaction proposal and if King has not breached any of the applicable provisions of the no-solicitation section of the merger agreement:

•	furnish information (including nonpublic information) to the person making such alternative transaction proposal, provided that, prior to furnishing such nonpublic information, it receives from such person an executed confidentiality agreement containing terms at least as restrictive as the terms of the Confidentiality Agreement between Mylan and King and, contemporaneously with furnishing any such nonpublic information to such person, it furnishes such nonpublic information to Mylan and

•	engage in discussions or negotiations with such person with respect to such alternative transaction proposal.

      A “superior proposal” means an unsolicited, bona fide alternative transaction proposal by a third party to acquire:

•	all or substantially all of King’s assets, or

•	all of the outstanding voting securities of King and, as a result of which, the shareholders of King would hold less than 55% of the equity interests in the surviving entity.

      In addition, for a proposal to qualify as a “superior proposal,” King’s board of directors must determine in good faith that the third party proposal is more favorable from a financial point of view to King’s shareholders than the merger agreement with Mylan (as it may be proposed to be amended by Mylan), and such proposal is reasonably capable of being consummated on the terms proposed, after taking into account:

•	the advice of its outside legal and financial advisors,

•	all terms and conditions of such proposal and all amendments to the merger agreement proposed by Mylan, and

•	other aspects of such proposal and the person making such proposal.

      Further, if a proposal qualified as a superior proposal the merger agreement may be terminated by Mylan or King, and King may enter into a transaction with the person making the superior proposal under the circumstances described under the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 78.

Changes of Recommendation

      Either party’s board of directors may withhold, withdraw, amend or modify its recommendation to its shareholders if the party considering changing its recommendation has complied in all material respects with the procedures set forth in the merger agreement and described below and such board reasonably determines in good faith, after consultation with outside legal and financial advisors, that a material adverse effect on the other party has occurred and that such action is consistent with their fiduciary duties. In addition, before any change of recommendation, the parties must comply with a process whereby:

•	the party considering changing its recommendation provides advance notice of meetings of the board of directors at which such party’s board of directors is reasonably likely to consider whether there has been a material adverse effect on the other party or whether to change its recommendation;

•	counsel to the parties will be in regular contact regarding the material respects of the status and details of the board’s consideration of whether there has been a material adverse effect on the other party or whether to change its recommendation; and

•	the party considering changing its recommendation must provide the other party advance notice (no less than four business days) of any meeting at which a board of directors determines that a material adverse effect on the other party has occurred or to change its recommendation, and the other party will be entitled to submit information to the executive officers of the party considering changing its recommendation and meet with its executive officers and advisors to engage in good faith discussions regarding the consideration by the board of such determination, except that the party considering changing its recommendation shall not be required to disclose any information that would result in the loss of the attorney client privilege.

Other Covenants and Agreements

      SEC and OIG Investigations. King has agreed that Mylan has the right to consent (which consent may not be unreasonably withheld or delayed) to any settlement between King and the SEC, the OIG, the U.S. Attorney’s Office or the other governmental entities, or the state and local equivalents thereof, investigating the calculation, payment and reporting of Medicaid rebates and sales and marketing of products of King, which are referred to as the SEC and OIG investigations, or the related shareholder litigation. Subject to certain limitations and exceptions, King also has agreed to use its reasonable best efforts to provide Mylan with advance notice of intended communications regarding the SEC and OIG investigations and to allow a representative of Mylan to monitor or participate in the intended communications.

      Expenses. Each party has agreed to pay its own fees and expenses incurred in connection with the merger and the merger agreement, except that each party has agreed to pay 50% of any expenses (other than attorneys’ fees, accountants’ fees and related expenses) incurred in connection with the filing, printing and mailing of the registration statement (including financial statements and exhibits) of which this joint proxy statement/ prospectus forms a part (including SEC filing fees) and any preliminary materials relating to it and the filing of premerger notification and report forms under the HSR Act and any other applicable antitrust, competition or similar laws (including filing fees).

      Other Covenants and Agreements. The merger agreement contains other covenants and agreements, including covenants and agreements relating to:

•	cooperation between Mylan and King in the preparation of this joint proxy statement/ prospectus;

•	holding shareholders’ meetings to propose and approve and adopt the merger agreement and approve the merger or, as applicable, to approve the issuance of Mylan common stock in the merger and the recommendation of the parties’ boards of directors that shareholders vote in favor of such proposals;

•	confidentiality and access by each party to certain information about the other party during the period prior to the completion of the merger;

•	employee plans and benefits provided after the merger, as described in the section entitled “The Merger Agreement — Employee Plans and Benefits” beginning on page 80;

•	joint consultation between Mylan and King with respect to any public statements regarding the merger;

•	Mylan using its reasonable best efforts to cause the shares of Mylan common stock to be issued pursuant to the merger agreement (including shares issuable pursuant to King’s stock option plans) to be authorized for listing on the NYSE upon official notice of issuance;

•	cooperation between Mylan and King to obtain (and to keep each other apprised of the status of) all governmental approvals and consents required to complete the merger;

•	Mylan’s reservation of its reserved but unissued shares of common stock to effect the conversion of the issued and outstanding shares of King’s common stock pursuant to the merger agreement and the issuance of shares of Mylan common stock upon the exercise of King’s stock option plans; and

      Mylan’s opportunity to participate, to the extent reasonably possible, in the defense or settlement of any shareholder action against King or King’s directors in connection with the merger or other transaction contemplated thereby (including an agreement that no settlement will be agreed to without Mylan’s prior written consent, not to be unreasonably withheld).

Representations and Warranties

      The merger agreement contains representations and warranties of King relating to, among other topics, the following:

•	organization, standing and corporate power, charter documents and ownership of subsidiaries;

•	capital structure;

•	corporate authority to enter into and perform the merger agreement, enforceability of the merger agreement, approval of the merger agreement by the King board of directors and voting requirements to consummate the merger;

•	no conflicts of the merger agreement with organizational documents, material contracts, permits or applicable law;

•	required governmental filings or consents;

•	filings with the SEC and internal controls;

•	financial statements;

•	information supplied for the preparation of this joint proxy statement/ prospectus;

•	absence of certain changes or events since March 31, 2004;

•	compliance with applicable laws, including the Sarbanes-Oxley Act, validity of permits, and absence of any material investigation;

•	labor and other employment matters, including benefit plans;

•	compliance with regulatory requirements of the FDA, and other drug regulatory agencies;

•	tax matters;

•	absence of undisclosed interested party transactions;

•	environmental matters;

•	intellectual property matters;

•	litigation;

•	insurance;

•	inapplicability of state takeover statutes;

•	brokers and financial advisors used in connection with the merger agreement;

•	opinion of Goldman Sachs regarding the exchange ratio being fair from a financial point of view to King’s shareholders;

•	compliance with the Foreign Corrupt Practices Act and trade regulations;

•	existence and enforceability of material contracts;

•	ownership of real property;

•	inapplicability of King’s rights agreement;

•	absence of any circumstance that impairs in any material respect the ability of King to perform its obligations under the merger agreement or is reasonably likely to prevent or materially delay completion of the merger; and

•	absence of material misstatements or omissions in King’s communications to Mylan relating to the SEC and OIG investigations of King or the related shareholder litigation.

      The representations and warranties of Mylan are more limited and relate to, among other topics, the following:

•	organization, standing and corporate power, charter documents and ownership of subsidiaries;

•	capital structure;

•	corporate authority to enter into and perform the merger agreement, enforceability of the merger agreement, approval of the merger agreement by the Mylan board of directors and voting requirements to consummate the merger;

•	no conflicts of the merger agreement with organizational documents, material contracts, permits or applicable law;

•	required governmental filings or consents;

•	filings with the SEC;

•	financial statements;

•	information supplied for the preparation of this joint proxy statement/ prospectus;

•	absence of certain changes or events since March 31, 2004;

•	compliance with applicable laws, including the Sarbanes-Oxley Act, validity of permits, and absence of any material investigation;

•	compliance with regulatory requirements of the FDA and other drug regulatory agencies;

•	employee benefit matters;

•	tax matters;

•	environmental matters;

•	intellectual property matters;

•	litigation;

•	brokers and financial advisors used in connection with the merger agreement;

•	opinion of Merrill Lynch regarding the fairness, from a financial point of view, of the exchange ratio to Mylan;

•	material contracts; and

•	absence of any circumstance that impairs in any material respect the ability of Mylan to perform its obligations under the merger agreement or is reasonably likely to prevent or materially delay completion of the merger.

      Many of the representations of King and Mylan are qualified by a knowledge, materiality or “material adverse effect” exception.

      “Material adverse effect” is defined to mean any change, event, violation, circumstance or effect that, individually or in the aggregate, is materially adverse to the business, assets, liabilities, financial condition or results of operations of a party and its subsidiaries, taken as a whole. Certain events, changes or circumstances will be excluded from the determination of a material adverse effect, including those that arise out of or result from: (i) events or circumstances adversely and generally affecting the industry in which such party operates, and which do not have a materially disproportionate effect on such party; (ii) general economic conditions; (iii) the announcement or performance of the merger agreement; and (iv) any effects to the extent resulting from the matters set forth in (i)-(iii).

      The material adverse effect definition that applies to King also provides that, notwithstanding matters known to Mylan or its representatives on the date of the merger agreement or otherwise, all losses incurred or reasonably expected to be incurred in connection with any effect arising out of the SEC and the OIG investigations of King, or the related shareholder litigation, will be considered in the determination of a material adverse effect on King. Mylan acknowledged that, based on its knowledge as of the date of the merger agreement, if the closing of the merger were to occur on the date of the merger agreement, Mylan would not have the right to assert that a material adverse effect on King, solely as it relates to such investigations and related actions, had occurred.

Termination of the Merger Agreement

      Right to Terminate. The merger agreement may be terminated at any time prior to the completion of the merger under the following circumstances, subject to certain exceptions:

•	by mutual written consent of Mylan and King, if the board of directors of each so determines;

•	by written notice of Mylan or King to the other party for any of the following reasons:

(1) if the merger has not been consummated by February 28, 2005;

(2) if a governmental entity has issued a final and nonappealable order, decree or ruling or taken any other action or inaction having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

(3) if the shareholders of King have not approved and adopted the merger agreement and approved the merger at the King special meeting, or at any adjournment or postponement thereof, provided that King may not terminate the merger agreement under this provision if the failure to obtain King shareholder approval was caused by a material breach of the merger agreement by King;

(4) if the shareholders of Mylan have not approved the issuance of shares of Mylan common stock to King shareholders pursuant to the merger at the Mylan special meeting, or at any adjournment or postponement thereof, provided that Mylan may not terminate the merger agreement under this provision if the failure to obtain Mylan shareholder approval was caused by a material breach of the merger agreement by Mylan;

(5) if, at any time prior to Mylan shareholder approval, there was a material adverse effect on King, and Mylan’s board of directors changed its recommendation to shareholders; or

(6) if, at any time prior to King shareholder approval, there was a material adverse effect on Mylan, and King’s board of directors changed its recommendation to shareholders;

•	by Mylan or King if there has been a breach by the other party of the representations and warranties or covenants that would result in a failure to satisfy the related closing condition (subject generally to an opportunity to cure the breach);

•	by Mylan, at any time prior to the approval and adoption of the merger agreement and approval of the merger by King shareholders, if the King board of directors determines that an alternative transaction proposal constitutes a superior proposal, and King provides notice to Mylan that King intends to enter into a binding agreement with respect to such superior proposal; or

•	by King, at any time prior to the approval and adoption of the merger agreement and approval of the merger by King shareholders, if:

(1) the King board of directors authorizes King, subject to complying with the terms of the merger agreement, to enter into a binding written agreement relating to a transaction constituting a superior proposal and King notifies Mylan in writing of its intention to enter into such an agreement, providing a copy of the agreement or description of the material terms and conditions thereof;

(2) Mylan does not make, within four business days of receipt of King’s written notice of its intention to enter into a binding agreement for a superior proposal, an offer that the King board of directors determines, in good faith after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to King shareholders as the superior proposal; and

(3) King, at or prior to any termination, pays Mylan a termination fee equal to $85 million.

Termination Fee

      King will be obligated to pay a termination fee of $85 million if the merger agreement is terminated:

•	by Mylan or King because the shareholders of King have not approved and adopted the merger agreement and approved the merger at the King special meeting, or at any adjournment or postponement thereof, but only if between the date of the merger agreement and the date of such termination, any person has made to King or its shareholders, or publicly announced, a proposal, offer or indication of interest relating to any acquisition with respect to King and within twelve months following termination of the merger agreement, an acquisition of King is consummated or King enters into an agreement providing for an acquisition of King;

•	by Mylan, at any time prior to the approval and adoption of the merger agreement and approval of the merger by King shareholders, if the King board of directors determines that an alternative transaction proposal constitutes a superior proposal, and King provides notice to Mylan that King intends to enter into a binding agreement with respect to such superior proposal; or

•	by King, at any time prior to the approval and adoption of the merger agreement and approval of the merger by King shareholders, if:

(1) the King board of directors authorizes King, subject to complying with the terms of the merger agreement, to enter into a binding written agreement relating to a transaction constituting a superior proposal and King notifies Mylan in writing of its intention to enter into such an agreement, providing a copy of the agreement or description of the material terms and conditions thereof; and

(2) Mylan does not make within four business days of receipt of King’s written notice of its intention to enter into a binding agreement for a superior proposal an offer that the King board of directors determines, in good faith after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to King shareholders as the superior proposal.

      Mylan will be obligated to pay a termination fee of $85 million if the merger agreement is terminated:

•	by Mylan, because Mylan failed to obtain the approval by the Mylan shareholders of the issuance of shares of Mylan common stock pursuant to the merger by Mylan shareholders, provided that such termination fee is payable by Mylan only if between the date of the merger agreement and the termination, any person has made to Mylan or its shareholders, or publicly announced, a proposal, offer or indication of interest relating to any acquisition with respect to Mylan and within twelve months following termination of the merger agreement, an acquisition of Mylan is consummated or Mylan enters into an agreement providing for an acquisition of Mylan.

      An “acquisition” of Mylan or King means, with certain exceptions, any of the following:

•	a merger, consolidation, business combination, recapitalization, liquidation, dissolution or other similar transaction involving such party pursuant to which the party’s shareholders hold less than 45% of the aggregate equity interests in the entity surviving the transaction or its parent;

•	a sale or disposition by such party of assets representing more than 45% of the aggregate fair market value of its consolidated assets; or

•	a direct or indirect acquisition by any person or group of persons of beneficial ownership or a right to acquire beneficial ownership of shares representing more than 45% of the voting power of such person’s then outstanding capital stock.

Employee Plans and Benefits

      Mylan and King have agreed in the merger agreement that, immediately following the completion of the merger and until December 31, 2005, Mylan will provide or will cause to be provided to employees of King and its subsidiaries who continue to be employed by Mylan, King or any of their subsidiaries following the completion of the merger:

•	compensation and benefits that in the aggregate are no less favorable than those provided by King and its subsidiaries immediately prior to the completion of the merger; and

•	eligibility for periodic increases in compensation and/or promotions generally consistent with the then current policies of Mylan and its subsidiaries for employees of Mylan and its subsidiaries who are employed in comparable positions.

      Each continuing King employee who is terminated within two years following the completion of the merger will receive severance benefits (based on the change of control that will occur at the completion of the merger under the terms of King’s existing severance policy) that are no less favorable than those provided under King’s existing severance policy. Notwithstanding anything to the contrary in King’s existing severance policy, equity awards granted to King employees following the completion of the merger will be governed by the terms and conditions of the award agreements issued under the applicable Mylan equity plans.

      For two years following the completion of the merger, continuing King employees will be eligible to participate in all stock option, bonus, profit-sharing and similar plans of Mylan and its subsidiaries to the same extent as employees of Mylan and its subsidiaries who are employed in comparable positions. Furthermore, following the completion of the merger, each continuing King employee will be eligible to participate in Mylan’s vacation policies and will receive at least as many vacation days per year as he or she was entitled to receive as of the completion of the merger under King’s plans and agreements.

      Mylan has agreed to honor King’s benefit plans and agreements. Subject to compliance with its obligations under the merger agreement, Mylan may amend or terminate King’s benefit plans and agreements in accordance with their terms as in effect immediately prior to the completion of the merger.

      With respect to benefit plans maintained by Mylan or any of its subsidiaries in which continuing King employees are eligible to participate following the completion of the merger, service with King and its subsidiaries (and their respective predecessor employers, to the extent King and its subsidiaries recognize such service) will be treated as service with Mylan and its subsidiaries for purposes of determining vesting and entitlement to benefits, except that such service will not be recognized for purposes of defined benefit pension accruals or to the extent that it would result in any duplication of benefits or was not recognized under the applicable King plan or agreement.

Indemnification and Insurance

      In the merger agreement, Mylan has agreed that, upon completion of the merger, it will cause the surviving corporation in the merger to indemnify, defend and hold harmless each present and former director or officer of King or any of its subsidiaries against any costs and expenses, judgments, losses, claims, damages, liabilities and, subject to the provisions of the merger agreement, amounts paid in settlement in connection with or arising out of that person’s service as a director or officer of King or any of its subsidiaries, or arising out of the merger or the merger agreement, in each case to the fullest extent permitted by law. Mylan will also be required to cause the surviving corporation to pay to those persons expenses reasonably incurred in connection with the defense of any indemnified claims, and to pay the expenses incurred by them while acting as a witness in any indemnified claim.

      In addition, the merger agreement provides that Mylan will honor all existing rights to indemnification in favor of officers or directors of King. Under the Tennessee Business Corporation Act, in a proceeding to which the director or officer was a party because he or she is or was a director or officer a corporation must indemnify its directors and officers against reasonable expenses incurred by the director or officer to the extent the director or officer was wholly successful on the merits or otherwise in the defense of the proceeding. King’s charter provides that each director, officer and employee of King shall be entitled to all indemnification rights and protections available under applicable Tennessee law.

      In addition, Mylan will be required to maintain the directors’ and officers’ insurance policies of King (or policies providing comparable coverage containing terms that are no less advantageous) for a period of six years after the merger, although Mylan would not be required to pay annual premiums that exceed 300% of the current annual premiums paid by King (in which case Mylan would be required to obtain as much insurance as possible at a cost equal to 300% of the current annual premiums).

Amendments, Extensions and Waivers

      Amendment. The merger agreement may be amended by the parties at any time before or after the King shareholders adopt and approve the merger agreement and approve the merger or the Mylan shareholders approve the issuance of shares of Mylan common stock to King shareholders pursuant to the merger. However, after King’s shareholder approval, there may not be, without further approval of King shareholders, any amendment of the merger agreement that changes the amount or the form of the consideration to be delivered to King shareholders, or any amendment for which applicable laws expressly require further shareholder approval.

      Extension; Waiver. At any time prior to the completion of the merger, with certain exceptions, any party may:

•	extend the time for performance of any obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance by another party with any of the agreements or conditions contained in the merger agreement.

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS

      The statements contained in this section may be deemed to be forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements are typically identified by the words “believe”, “expect”, “anticipate”, “intend”, “estimate” and similar expressions. These forward-looking statements are based largely on management’s expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. Neither Mylan nor King undertake any obligation to update publicly or revise any forward-looking statements. For a more complete discussion of the risks and uncertainties, which may affect such forward-looking statements, please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page [36].

      The unaudited condensed combined pro forma statements of earnings are presented to show how Mylan might have looked had the acquisition occurred on April 1, 2003. The unaudited condensed combined pro forma balance sheet is presented to show how Mylan might have looked had the acquisition occurred on June 30, 2004. This pro forma information is based on, and should be read in conjunction with, the historical financial statements of Mylan and King that are incorporated by reference elsewhere in this document.

      The unaudited condensed combined pro forma statement of earnings for the twelve months ended March 31, 2004, combines information from the audited historical consolidated statement of earnings of Mylan for the fiscal year ended March 31, 2004, with the unaudited condensed statement of earnings of King for the twelve months ended March 31, 2004. The unaudited condensed statement of earnings of King for the twelve months ended March 31, 2004 has been prepared by adding the unaudited three-month period then ended to the audited statement of earnings for the year ended December 31, 2003, and subtracting the results for the unaudited three-month period ended March 31, 2003. The unaudited condensed combined pro forma statement of earnings for the three months ended June 30, 2004, combines information from the unaudited historical condensed consolidated statement of earnings of Mylan for the three months ended June 30, 2004, with the unaudited historical condensed consolidated statement of earnings of King for the three months ended June 30, 2004. The unaudited condensed combined pro forma balance sheet combines information from the unaudited historical condensed consolidated balance sheet of Mylan as of June 30, 2004, with the unaudited historical condensed consolidated balance sheet of King as of June 30, 2004, and assumes that the transaction closed on that date.

      The unaudited condensed combined pro forma financial statements were prepared using the purchase method of accounting. The allocation of the purchase price as reflected in these pro forma condensed combined financial statements has been based upon preliminary estimates of the fair values of assets acquired and liabilities assumed as of the date of the acquisition. Management is currently assessing the fair values of the tangible and intangible assets acquired and liabilities assumed. This preliminary allocation of the purchase price is dependent upon certain estimates and assumptions, which are preliminary and have been made solely for the purpose of developing such pro forma condensed combined financial statements.

      A final determination of the fair values of King’s assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of King that exist as of the date of completion of the acquisition and such valuations could change significantly upon the completion of further analyses and asset valuations from those used in the condensed combined pro forma financial statements presented below.

      The unaudited condensed combined pro forma financial statements were prepared using the assumptions described below and in the related notes. The historical consolidated financial information has been adjusted to give effect to pro forma events that are:

•	directly attributable to the acquisition;

•	factually supportable; and

•	with respect to the statements of earnings, expected to have a continuing impact on the combined results.

      The unaudited condensed combined pro forma financial statements do not include liabilities resulting from integration planning and adjustments in respect of possible settlements of outstanding litigation (other than those already included in the historical financial statements of either company), as these are not presently estimable, nor do they include certain cost savings or operating synergies that may result from the acquisition, as such amounts are not currently determinable. Amounts preliminarily allocated to goodwill may significantly decrease and amounts allocated to intangible assets with definite lives may increase significantly, which could result in a material increase in amortization of acquired intangible assets. Therefore, the actual amounts recorded as of the completion of the transaction may differ materially from the information presented in the accompanying unaudited condensed combined pro forma financial statements. In addition to the completion of the final valuation of acquired assets and liabilities, the impact of ongoing integration activities, the timing of completion of the transaction and other changes in King’s net tangible and intangible assets that occur prior to completion of the transaction could cause material differences in the information presented.

      The unaudited condensed combined pro forma financial statements are provided for illustrative purposes only. They do not purport to represent what Mylan’s results of operations and financial position would have been had the transaction actually occurred as of the dates indicated, and they do not purport to project Mylan’s future results of operations or financial position.

UNAUDITED CONDENSED COMBINED PRO FORMA

STATEMENT OF EARNINGS

For the Twelve Months Ended March 31, 2004

	Historical

	Mylan	King
	Fiscal Year	Twelve Months
	Ended	Ended
	March 31,	March 31,
	2004	2004	Adjustments		Pro Forma

	(In thousands, except for per share data)
Net revenue	$1,360,707	$1,391,778	$—		$2,752,485
Royalty and other revenue	13,910	69,698	—		83,608

Total revenues	1,374,617	1,461,476	—		2,836,093
Cost of sales	612,149	390,067	2,800	(a)	1,384,319

			317,676	(b)
			38,100	(i)
			23,527	(d)

Gross profit	762,468	1,071,409	(382,103)		1,451,774

Operating expenses:
Research & development	100,813	50,465	—		151,278
Selling, general & administrative	201,612	495,475	(2,800	)(a)	694,287
Depreciation and amortization	—	135,426	(111,899	)(c)	—
			(23,527	)(d)
In-process research and development	—	176,000			176,000
Intangible asset impairment		48,582			48,582
Gain on sale of intangibles	—	(12,883)	—		(12,883)
Litigation settlements, net	(34,758)	—	—		(34,758)

Total operating expenses	267,667	893,065	(138,226)		1,022,506

Earning from operations	494,801	178,344	(243,877)		429,268
Other income, net	17,807	828	3,200	(e)	21,835

Earnings before income taxes	512,608	179,172	(240,677)		451,103
Provision for income taxes	177,999	65,165	(86,644	)(f)	156,520

Net earnings from continuing operations	$334,609	$114,007	$(154,033)		$294,583

Earnings from continuing operations per common share
Basic	$1.24				$0.61

Diluted	$1.21				$0.60

Weighted average common shares outstanding
Basic	268,931			(g)	486,226
Diluted	276,318			(g)	493,613

See notes to unaudited condensed combined pro forma financial statements.

UNAUDITED CONDENSED COMBINED PRO FORMA

STATEMENT OF EARNINGS

For the Three Months Ended June 30, 2004

	Historical

	Mylan	King
	Three Months	Three Months
	Ended	Ended
	June 30, 2004	June 30, 2004	Adjustments		Pro Forma

	(In thousands, except for per share data)
Net revenue	$339,012	$254,021	$—		$593,033
Royalty and other revenue	—	21,119	—		21,119

Total revenues	339,012	275,140	—		614,152
Cost of sales	159,259	85,411	79,279	(b)	331,012

			501	(a)
			6,562	(d)

Gross profit	179,753	189,729	(86,342)		283,140

Operating expenses:
Research & development	21,495	17,478	—		38,973
Selling, general & administrative	57,746	124,948	(501	)(a)	182,193
Depreciation and amortization	—	38,466	(31,904	)(c)	—
			(6,562	)(d)
Medicaid related charges	—	65,000	—		65,000
Acquisition related costs	—	3,126	(3,126	)(h)	—
Restructuring charges	—	6,153	—		6,153
Gain on sale of products	—	(3,421)			(3,421)
Litigation settlements, net	(25,985)	—	—		(25,985)

Total operating expenses	53,256	251,750	(42,093)		262,913

Earnings (loss) from operations	126,497	(62,021)	(44,249)		20,227
Other income, net	686	(3,455)	800	(e)	(1,969)

Earnings (loss) before income taxes	127,183	(65,476)	(43,449)		18,258
Provision for income taxes	45,150	152	(15,642	)(f)	29,660

Net earnings (loss) from continuing operations	$82,033	$(65,628)	$(27,807)		$(11,402)

Earnings (loss) from continuing operations per common share
Basic	$0.31				$(0.02)

Diluted	$0.30				$(0.02)

Weighted average common shares outstanding
Basic	268,553			(g)	485,848
Diluted	275,409			(g)	485,848

See notes to unaudited condensed combined pro forma financial statements.

UNAUDITED CONDENSED COMBINED PRO FORMA

BALANCE SHEET

June 30, 2004

	Historical

	Mylan	King
	June 30, 2004	June 30, 2004	Adjustments		Pro Forma

	(In thousands)
Cash and equivalents	$175,305	$106,807	$—		$282,112
Restricted cash	—	129,738	—		129,738
Marketable securities	637,686	—	—		637,686
Accounts receivable	213,931	255,697	(82,568	)(a)	387,060
Inventories	315,578	236,855	38,100	(b)	590,533
Deferred income tax benefit	84,890	179,283			264,173
Other current assets	24,467	65,565	(5,000	)(m)	85,032

Total current assets	1,451,857	973,945	(49,468)		2,376,334

Property, plant & equipment	286,371	273,468	1,477	(b)	561,316
Intangibles	131,551	1,447,109	2,214,500	(c)	2,346,051
			(1,447,109	)(d)
Goodwill	102,579	134,892	1,234,114	(e)	1,336,693
			(134,892	)(f)
Other noncurrent assets	46,290	133,980	(7,793	)(j)	172,477

Total assets	$2,018,648	$2,963,394	$1,810,829		$6,792,871

Accounts payable	$57,843	$61,125	$—		$118,968
Income taxes payable	61,866	26,182	—		88,048
Other current liabilities	120,566	580,155	(82,568	)(a)	642,185

			24,032	(l)

Total current liabilities	240,275	667,462	(58,536)		849,201

Long term debt	—	345,000	—		345,000
Long term obligations	19,017	81,032			100,049
Deferred income tax liability	22,036	—	290,000	(k)	312,036

Total liabilities	281,328	1,093,494	231,464		1,606,286

Common stock	151,912	1,208,294	108,650	(h)	260,562
			(1,208,294	)(g)
Additional paid-in capital	342,024	—	3,591,615	(h)	3,933,639
Retained earnings	1,711,470	660,498	(660,498	)(g)	1,460,470
			(251,000	)(i)
Accumulated other comprehensive income	2,039	1,108	(1,108	)(g)	2,039
Less: Treasury stock	(470,125)	—	—		(470,125)

Total equity	1,737,320	1,869,900	1,579,365		5,186,585

Total liabilities and equity	$2,018,648	$2,963,394	$1,810,829		$6,792,871

See notes to unaudited condensed combined pro forma financial statements.

NOTES TO UNAUDITED CONDENSED COMBINED

PRO FORMA FINANCIAL STATEMENTS

Purchase Price

      These unaudited condensed combined pro forma financial statements reflect a preliminary allocation of the purchase price as if the transaction had been completed on April 1, 2003 with respect to the statements of earnings, and June 30, 2004, with respect to the balance sheet. The preliminary allocations are subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed. The estimated purchase price of $3.7 billion has been calculated and preliminarily assigned to the net tangible and intangible assets acquired as follows:

      Purchase price calculation:

Number of shares of King common stock outstanding at date of announcement of signing the agreement and plan of merger (in thousands)	241,439
Exchange ratio	0.9

	217,295
Multiplied by Mylan’s average stock price for the period two business days before and two business days after the July 26, 2004 announcement of the acquisition	$16.90	$3,672,287
Estimated fair value of King stock options outstanding as of date of announcement of signing the agreement and plan of merger expected to be exchanged for Mylan stock options(1)		31,978
Other, including estimated transaction costs		25,032

Estimated purchase price		$3,729,297

      The preliminary allocation of the purchase price based on the estimated fair values of King’s assets and liabilities assumed in the acquisition are as follows (in thousands):

Purchase price allocation to net tangible and intangible assets acquired and to goodwill:
Net tangible assets at fair value	$29,683
Identifiable intangible assets	2,214,500
Excess of purchase price over the fair values of net assets acquired(2)	1,234,114
In-process research and development(3)	251,000

Total purchase price	$3,729,297

(1)	The fair value of King’s stock options was determined using the Black-Scholes option pricing model with the following assumptions: stock price of $16.90; dividend yield of 0.53%; expected volatility of 42%; risk-free interest rate of 3.0%; and an expected life of 6.5 years at date of grant.

(2)	The excess of the purchase price over the estimated fair value of identifiable net assets acquired has been classified as goodwill.

(3)	The amount allocated to in-process research and development represents an estimate of the fair value of purchased in-process research projects that, as of the closing date of the acquisition, will not have reached technological feasibility and have no alternative future use. The preliminary estimate of in-process research and development is $251.0 million. Because this expense is directly attributable to the acquisition and will not have a continuing impact, it is not reflected in the unaudited condensed combined pro forma statements of earnings. However, this item will be recorded as a charge against income in the period in which the transaction occurs. The amount of in-process research and development is subject to change and will be finalized upon consummation of the transaction and completion of a valuation. For every incremental $25 million increase to the amount allocated to in-process research and development expense, there will be a $25 million decrease to net income in the period in which the transaction occurs. Additionally, goodwill and retained earnings will also each decrease by $25 million.

Pro Forma Statements of Earnings Adjustments

      (a) Represents a reclassification to record shipping and handling costs in cost of sales in order to conform the presentation to that of Mylan.

      (b) Represents an adjustment to record the amortization expense of the amortizable intangible assets acquired as part of the acquisition assuming a useful life of 3 to 10 years. The amount of intangible assets, estimated useful lives and amortization methodology are subject to the completion of an appraisal. Assuming a useful life of 10 years, straight line amortization and a tax rate of 36%, for every additional $50 million allocated to intangible assets, net income will decrease by $3.2 million and $0.8 million in the year ended March 31, 2004 and the three months ended June 30, 2004, respectively.

      (c) Represents an adjustment to remove from the pro forma statement of earnings, King’s historical amortization expense for its intangible assets.

      (d) Represents a reclassification of King’s historical depreciation expense to cost of sales in order to conform the presentation to that of Mylan.

      (e) Represents an adjustment to eliminate King’s historical amortization expense of deferred financing costs.

      (f) Represents the income tax effect at 36% of adjustments (a)-(e) and (h)-(i).

      (g) Represents the issuance of approximately 217.3 million shares of Mylan common stock based upon an exchange ratio of 0.9 shares of Mylan common stock for each outstanding share of King common stock. This excludes the potential effect of the convertible notes since certain contingencies with respect to their conversion were not assumed to have been fulfilled and even if fulfilled, the effect would be antidilutive. If converted, Mylan would have to issue approximately 6.2 million shares of common stock.

      (h) Represents an adjustment to remove acquisition related costs from King’s historical financial statements.

      (i) Represents the amortization of the inventory step-up in fair value.

Pro Forma Balance Sheet Adjustments

      (a) Represents an adjustment to reclassify King’s estimated sales allowances (i.e. chargebacks, returns, discounts) to accounts receivable to conform to Mylan’s presentation.

      (b) Represents an adjustment to reflect the estimated fair value step-up in inventories and property, plant and equipment. Appraisals will be performed which may result in changes to the preliminary allocation of the purchase price.

      (c) Represents the preliminary adjustment to record the estimated fair value of intangible assets. The amount of intangible assets, estimated useful lives and amortization methodology are subject to the completion of an appraisal. Assuming a tax rate of 36%, for every additional $50 million allocated to intangible assets, goodwill will decrease by $32 million, intangible assets will increase by $50 million and non-current deferred income tax liabilities will increase by $18 million.

      (d) Represents an adjustment to remove King’s historical intangible assets.

      (e) Represents the preliminary adjustment to record the excess of purchase price over the fair value of net assets acquired which has been recorded as goodwill.

      (f) Represents an adjustment to remove King’s historical goodwill.

      (g) Reflects the elimination of the historical King stockholders’ equity.

      (h) Reflects an adjustment to record the issuance of approximately 217.3 million shares of Mylan common stock in conjunction with the acquisition based upon the exchange ratio of 0.9 shares of Mylan common stock for each outstanding share of King common stock, and using an estimated price of $16.90 per share calculated as Mylan’s average stock price for the period two business days before and two business days after the July 26, 2004, announcement of the acquisition.

      (i) Represents the estimated fair value of in-process research and development acquired. Because this expense is directly attributable to the acquisition and will not have a continuing impact, it is not reflected in the unaudited condensed combined pro forma statements of earnings. However, this item will be recorded as an expense immediately following consummation of the acquisition.

      (j) Represents an adjustment to remove King’s existing debt issuance costs to reflect King’s historical debt at its estimated fair value. In determining the fair value of the debt, it was assumed that shortly after consummation of the acquisition, the holders of King’s historical debt will exercise their right to receive payment of 100% of the principal amount outstanding. As such, for purposes of these pro forma financial statements, it is assumed that fair value is equal to carrying value.

      (k) Represents deferred income taxes resulting from the pro forma adjustments made to the unaudited condensed combined pro forma balance sheet, including fair value adjustments made to historical King balance sheet amounts.

      (l) Represents an estimate of liabilities for deal and other costs related to the acquisition.

      (m) Represents capitalized acquisition costs on Mylan’s historical balance sheet. Upon consummation of the acquisition, these costs will be included in goodwill.

MYLAN

      Mylan Laboratories Inc. is engaged in developing, licensing, manufacturing, marketing and distributing generic and brand pharmaceutical products. Mylan was incorporated in Pennsylvania in 1970.

      Mylan conducts its business through its generic segment and brand segment. For fiscal year ended March 31, 2004, the generic segment represented approximately 80% of net revenues, and the brand segment represented approximately 20% of net revenues. For Mylan’s fiscal years ended March 31, 2003 and 2002, the generic segment represented approximately 80% and 88% of net revenues, and the brand segment represented approximately 20% and 12% of net revenues.

      Prescription pharmaceutical products in the United States are generally marketed as either brand or generic drugs. Brand products are marketed under brand names through marketing programs that are designed to generate physician and consumer loyalty. Brand products generally are patent protected, which provides a period of market exclusivity during which they are sold with little or no competition. Additionally, brand products may benefit from other periods of non-patent, market exclusivity. Exclusivity generally provides brand products with the ability to maintain their profitability for relatively long periods of time. Brand products generally continue to have a significant role in the market after the end of patent protection or other market exclusivities due to physician and consumer loyalties.

      Generic pharmaceutical products are the chemical and therapeutic equivalents of reference brand drugs. A reference brand drug is an approved drug product listed in the FDA publication entitled Approved Drug Products with Therapeutic Equivalence Evaluations, popularly known as the “Orange Book.” The Drug Price Competition and Patent Term Restoration Act of 1984, which is referred to as the Waxman-Hatch Act, provides that generic drugs may enter the market after the approval of an Abbreviated New Drug Application, which is referred to as an ANDA, and the expiration, invalidation or circumvention of any patents on the corresponding brand drug, or the end of any other market exclusivity periods related to the brand drug. Generic drugs are bioequivalent to their brand name counterparts. Accordingly, generic products provide a safe, effective and cost efficient alternative to users of these brand products. Growth in the generic pharmaceutical industry has been driven by the increased market acceptance of generic drugs, as well as the number of brand drugs for which patent terms and/or other market exclusivities have expired.

Generic Segment

      Mylan is recognized as a leader in the generic pharmaceutical industry. The generic segment consists of two principal business units, Mylan Pharmaceuticals Inc., which is referred to as MPI, and UDL Laboratories, Inc., which is referred to as UDL, both of which are wholly owned subsidiaries of Mylan. MPI is Mylan’s primary generic pharmaceutical research, development, manufacturing, marketing and distribution subsidiary. MPI’s net revenues are derived primarily from the sale of solid oral dosage products. UDL packages and markets generic products, either obtained from MPI or purchased from third parties, in unit dose formats, for use primarily in hospitals and other institutions. The generic segment is augmented by transdermal patch products which are developed and manufactured by Mylan Technologies Inc., which is referred to as Mylan Tech, a wholly owned subsidiary of Mylan.

      Mylan obtains new products primarily through internal product development. Additionally, Mylan licenses or co-develops products through arrangements with other companies. New generic product approvals are obtained from the FDA through the ANDA process, which requires us to demonstrate bioequivalence to a reference brand product. Generic products are generally introduced to the marketplace at the expiration of patent protection for the brand product or at the end of a period of non-patent market exclusivity. However, if an ANDA applicant is first to file an ANDA containing a certification of invalidity, non-infringement or unenforceability related to a patent listed in the “Orange Book” with respect to a reference drug product, that generic equivalent may be able to be marketed prior to the expiration of patent protection for the brand product. Such certification, commonly referred to as a Paragraph IV certification, results in a period of generic marketing exclusivity. This exclusivity lasts for 180 days during which the FDA cannot grant final approval to any other generic equivalent.

      Mylan has attained a position of leadership in the generic industry through its ability to obtain ANDA approvals, its uncompromising quality control and its devotion to customer service. Mylan has bolstered its traditional solid oral dose products with unit dose, transdermal and extended release products. Mylan has entered into strategic alliances with several pharmaceutical companies through product development, distribution and licensing agreements that provide additional opportunities to broaden its product line.

      Mylan manufactures approximately 95% of all doses sold by its generic segment. Mylan’s product portfolio consists of over 140 generic pharmaceutical products, including approximately 130 in capsule or tablet form in an aggregate of approximately 311 dosage strengths, with 14 extended release products in 30 dosage strengths of which two are transdermal patches in six dosage strengths. In addition to those products manufactured by Mylan, Mylan is marketing 57 generic products in 102 dosage strengths under supply and distribution agreements with other pharmaceutical companies. At the end of fiscal 2004, Mylan held the first or second market position in new and refilled prescriptions dispensed among all pharmaceutical companies in the U.S. with respect to approximately 70% of the generic pharmaceutical products it marketed, excluding unit-dose products.

Brand Segment

      The brand segment consists of two principal business units, Mylan Bertek Pharmaceuticals Inc., which is referred to as Mylan Bertek, and Mylan Tech, both of which are wholly owned subsidiaries of Mylan. Mylan Bertek’s principal therapeutic areas of concentration include neurology, dermatology and cardiology. The brand segment includes pharmaceutical products that have patent protection, have achieved brand recognition in the marketplace or represent branded generic pharmaceutical products that are responsive to promotional efforts.

      Nebivolol, which Mylan licensed in fiscal 2001, is a beta blocker for which Mylan submitted a New Drug Application, which is referred to as NDA, for the indication of hypertension in April 2004, and that NDA was accepted for filing by the FDA in June 2004. Mylan believes that it will be able to demonstrate clinically the unique beta 1-receptor blockade selectivity characteristics of this product, which could result in providing certain competitive advantages. As a result of recent actions taken by the U.S. Patent and Trademark Office, the nebivolol compound now has patent protection in the U.S. into 2020, which may be extended under the terms of the Waxman-Hatch Act.

      The brand segment sales force consists of approximately 200 sales representatives and managers who promote Mylan’s products to primary care physicians, dermatologists, neurologists and pharmacists.

      This joint proxy statement/ prospectus incorporates important business and financial information about Mylan from other documents that are not included in or delivered with this joint proxy statement/ prospectus. For a listing of the documents incorporated by reference in this joint proxy statement/ prospectus, see the section entitled “Where You Can Find More Information” beginning on page 118.

KING

      King Pharmaceuticals, Inc. was incorporated in the State of Tennessee in 1993 and is headquartered in Bristol, Tennessee. King’s wholly-owned subsidiaries are Monarch Pharmaceuticals, Inc., Jones Pharma Incorporated, Meridian Medical Technologies, Inc., Parkedale Pharmaceuticals, Inc., King Pharmaceuticals Research and Development, Inc., King Pharmaceuticals of Nevada, Inc., and Monarch Pharmaceuticals Ireland Limited.

      King is a vertically integrated pharmaceutical company that develops manufactures, markets and sells branded prescription pharmaceutical products. “Vertically integrated,” means that King has the capabilities of a major pharmaceutical company, including:

•	sales and marketing,

•	manufacturing,

•	packaging,

•	distribution,

•	quality control and assurance,

•	regulatory affairs, and

•	research and development.

      Through a national sales force of approximately 1,200 sales representatives and marketing alliances, King markets its branded pharmaceutical products to general/family practitioners, internal medicine physicians, cardiologists, endocrinologists, psychiatrists, neurologists, obstetrician/gynecologists, and hospitals across the United States and in Puerto Rico.

      King’s business strategy includes the development of new branded prescription pharmaceutical products, including new chemical entities, as well as the acquisition of compounds already in development, that provide King with strategic pipeline product opportunities. King’s business strategy also includes acquiring currently marketed branded pharmaceutical products and increasing their sales through focused marketing and promotion and product life cycle management. “Product life cycle management” means the extension of the life of a product, including seeking and gaining all necessary related governmental approvals, by such means as:

•	securing FDA approval of new label indications,

•	developing and producing different strengths,

•	producing different package sizes,

•	developing new dosages, and

•	developing new product formulations.

      King acquires branded products primarily from larger pharmaceutical companies. These companies sell products for various reasons including limiting their operating expenses or eliminating duplicate or non-strategic products. King also seeks attractive company acquisitions which add product or products in development, technologies or sales and marketing capabilities to its key therapeutic areas or that otherwise complement its operations.

      Unlike many of its competitors, King has a broad therapeutic focus that provides King with opportunities to develop or acquire a wide variety of products or late stage compounds. In addition, King has well known products in all of its therapeutic categories that generate high prescription volumes. King’s branded pharmaceutical products can be divided primarily into the following therapeutic areas:

•	cardiovascular (including Altace®, Corzide®, Procanbid® and Thalitone®),

•	endocrinology (including Levoxyl®, Cytomel® and Triostat®),

•	neuroscience (including Sonata® and Skelaxin®),

•	critical care (including Thrombin-JMI®, Brevital® and Synercid®),

•	anti-infectives (including Bicillin®, Cortisporin®, Neosporin®, and Coly-Mycin M®), and

•	respiratory (including Intal® and Tilade®).

      Additionally, King manufactures pharmaceutical products under contracts with a variety of pharmaceutical and biotechnology companies. King has not accepted or renewed manufacturing contracts for third parties where it has perceived insignificant volumes or revenues.

      This joint proxy statement/ prospectus incorporates important business and financial information about King from other documents that are not included in or delivered with this joint proxy statement/ prospectus. For a listing of the documents incorporated by reference in this joint proxy statement/ prospectus, see the section entitled “Where You Can Find More Information” beginning on page [132].

THE MYLAN SPECIAL MEETING

Date, Time and Place

      The special meeting of Mylan shareholders will be held at [                    ] on [                    ], 2004 at [          ] a.m., local time.

Purpose of the Mylan Special Meeting

      At the Mylan special meeting, shareholders will be asked to:

1. approve the issuance of shares of Mylan common stock to King shareholders pursuant to the merger; and

2. consider and vote on any other business as may properly be brought before the Mylan special meeting or any adjournments or postponements of the Mylan special meeting.

Attendance

      If you plan to attend the meeting, registration will begin at [          ] a.m. and seating will begin at [          ] a.m.

Voting Methods

      There are different ways you may cast your vote. You may vote on matters to come before the meeting in one of four ways:

•	in person by attending the Mylan special meeting;

•	by accessing the Internet website specified on your enclosed proxy card;

•	by calling the telephone number specified on your proxy card; or

•	by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope provided.

      If you come to the special meeting to cast your vote in person and you are holding your stock in a brokerage account (that is, in “street name”), you will need to bring a legal proxy obtained from your broker.

      If you vote over the Internet or by telephone, you should NOT return your proxy card. If you vote over the Internet or by telephone, you must do so before 11:59 p.m., Eastern time, on [          ] the day before the Mylan special meeting. If you are a beneficial owner, or own your shares in “street name”, please contact your broker or nominee to determine whether you will be able to vote over the Internet or by telephone.

      We encourage you to vote by proxy even if you plan to attend the special meeting, to ensure that your shares are represented at the special meeting and voted as directed.

      Please return the proxy card in a timely manner.

Record Date and Outstanding Shares

      You are entitled to cast one vote for each share of Mylan common stock owned as of the close of business on the Mylan record date, [                    ], 2004. As of the close of business on the Mylan record date, there were [                    ] shares of Mylan common stock outstanding.

Quorum

      A quorum of shareholders is necessary to hold a valid meeting for the transaction of business. The shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast at the Mylan special meeting must be present or represented by proxy to constitute a quorum for the transaction of business at such meeting. All shares of Mylan stock represented at the special meeting, including abstentions and “broker non-votes,” will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the Mylan special meeting. If a quorum is not present, Mylan intends to adjourn or postpone the meeting until a quorum is obtained.

Required Vote

      The issuance of Mylan common stock to King shareholders, which is necessary to effect the merger, requires the affirmative vote of at least a majority of the votes cast by all shareholders entitled to vote on the matter. If an insufficient number of affirmative votes have been received to approve the issuance, Mylan intends to adjourn or postpone the meeting to solicit additional proxies.

Abstentions

      If you are a Mylan shareholder and abstain from voting on the proposed issuance of Mylan common stock to King shareholders, your abstention will have no effect on such proposal, because only those votes cast “FOR” or “AGAINST” the proposal will be counted.

Voting by Mylan Directors and Executive Officers

      On [                    ], 2004, directors and executive officers of Mylan and their affiliates owned and were entitled to vote [                    ] shares of Mylan common stock, or approximately [                    ]% of the shares of Mylan common stock outstanding on that date.

Voting of Proxies

      A proxy card is enclosed for your use. Mylan requests that you complete, sign and date the accompanying proxy card and return it promptly in the enclosed postage-paid envelope or you may vote over the Internet or by telephone. When the accompanying proxy is returned after being properly executed, the shares of Mylan common stock represented by it will be voted at the Mylan special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.

      If a proxy is returned without an indication as to how the shares of Mylan common stock represented are to be voted with regard to a particular proposal, the Mylan common stock represented by the proxy will be voted in favor of each such proposal. The proxy will confer discretionary authority to vote with respect to any matter presented at the Mylan special meeting (including adjournment or postponement thereof), except as set forth in the proxy. At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in the Notice of Special Meeting of Shareholders. If any other matter is presented at the special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

      Your vote is important. Accordingly, please sign, complete and date the enclosed proxy card and return it in the postage-paid envelope provided or vote by accessing the Internet website or calling the telephone number specified in your proxy card, whether or not you plan to attend the Mylan special meeting in person.

Shares Held in Street Name

      If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to Mylan or by voting in person at the Mylan special meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker.

Revocability of Proxies

      You have the power to revoke your proxy before your proxy is voted at the Mylan special meeting. You can revoke your proxy in one of four ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date;

•	you can cast a new vote over the Internet or by telephone; or

•	if you are a holder of record, you can attend the Mylan special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

      If you choose to send a signed notice of revocation or grant a new, valid proxy bearing a later date in writing, you must submit your notice of revocation or your new proxy to Mylan’s Secretary at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317, and it must be received no later than the beginning of the Mylan special meeting.

      If you choose to cast a new vote over the Internet or by telephone you must do so before 11:59 p.m., Eastern time, on [          ], the day before Mylan’s special meeting.

Solicitation of Proxies

      In accordance with the merger agreement, the cost of proxy solicitation for the Mylan special meeting will be borne by Mylan, except that King and Mylan will share equally all expenses incurred in connection with the filing of the registration statement of which this joint proxy statement/ prospectus forms a part with the SEC and the printing and mailing of this joint proxy statement/ prospectus. This solicitation is being made by mail but also may be made by telephone or in person.

      Mylan will reimburse banks, brokers and other nominee holders for reasonable expenses they incur in sending these proxy materials to beneficial shareholders whose stock is registered in the nominee’s name.

      Mylan has engaged Morrow & Co., Inc. to assist in soliciting proxies from brokers, banks and other nominee holders of Mylan common stock at a cost of approximately $[                    ] plus expenses. Mylan employees may also solicit proxies for no additional compensation.

Proposal for the Issuance of Mylan Common Stock

      It is a condition to completion of the merger that the shares of Mylan common stock issued to King shareholders in the merger be authorized for listing on the NYSE, upon official notice of issuance. Pursuant to the NYSE Listed Company Manual, as a prerequisite to listing approval, a company is required to obtain shareholder approval prior to the issuance of common stock if the common stock issued in the aggregate has voting power equal to or in excess of 20% of the voting power outstanding before such issuance of common stock. If the merger is completed, Mylan will issue approximately 217.3 million shares of Mylan common stock in the merger, or [          ]% of the voting power outstanding on the date of this joint proxy statement/ prospectus. Therefore, under the NYSE Listed Company Manual, Mylan must obtain the approval of Mylan shareholders for the issuance of shares of Mylan common stock in the merger.

      Mylan is asking its shareholders to approve the issuance of Mylan common stock to King shareholders pursuant to the merger. The issuance of Mylan common stock to King shareholders, which is necessary to effect the merger, requires approval by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM SHAREHOLDERS WILL BE VOTED IN FAVOR OF THIS PROPOSAL.

THE KING SPECIAL MEETING

Date, Time, and Place

      The special meeting of King shareholders will be held at [          ] on [                    ], 2004 at [          ] a.m., local time.

Purpose of the King Special Meeting

      At the King special meeting, shareholders will be asked to:

1. consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 23, 2004, by and among Mylan Laboratories Inc., Summit Merger Corporation (a direct, wholly-owned subsidiary of Mylan) and King Pharmaceuticals, Inc., and approve the merger contemplated by the merger agreement, pursuant to which King would become a direct, wholly-owned subsidiary of Mylan and each then-outstanding share of King common stock (other than shares held by King or Mylan) would be converted into the right to receive 0.9 shares of Mylan common stock plus cash in lieu of fractional shares; and

2. consider and vote on any other business as may properly be brought before the King special meeting or any adjournments or postponements of the King special meeting

Attendance

      If you plan to attend the meeting, registration will begin at [          ] a.m. and seating will begin at [          ] a.m.

Voting Methods

      There are different ways you may cast your vote. You may vote on matters to come before the meeting in one of four ways:

•	in person by attending the King special meeting,

•	by accessing the Internet website specified on your enclosed proxy card,

•	by calling the telephone number specified on your proxy card, or

•	by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope provided.

      If you come to the special meeting to cast your vote in person and you are holding your stock in a brokerage account (that is, in “street name”), you will need to bring a legal proxy obtained from your broker.

      If you vote over the Internet or by telephone, you should NOT return your proxy card. If you vote over the Internet or by telephone, you must do so before 11:59 p.m., Eastern time, on [                              ] the day before the King special meeting. If you are a beneficial owner, or own your shares in “street name”, please contact your broker or nominee to determine whether you will be able to vote over the Internet or by telephone.

      We encourage you to vote by proxy even if you plan to attend the special meeting, to ensure that your shares are represented at the meeting and voted as directed.

      Please return the proxy card in a timely manner.

Record Date and Outstanding Shares

      You are entitled to cast one vote for each share of King common stock owned as of the close of business on the King record date, [          ], 2004. As of the close of business on the King record date, there were [                    ] shares of King common stock outstanding.

Quorum

      A quorum of shareholders is necessary to hold a valid meeting for the transaction of business. Holders of a majority of the King common stock issued, outstanding and entitled to vote at the meeting must be present in person or by proxy to constitute a quorum for the transaction of business at the meeting. Each shareholder is entitled to one vote for each share of King common stock held. All shares of King common stock represented at the special meeting, including abstentions and “broker non-votes,” will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the King special meeting. If a quorum is not present, King intends to adjourn or postpone the meeting until a quorum is obtained.

Required Vote

      The affirmative vote of a majority of all the votes entitled to be cast is required to approve and adopt the merger agreement and approve the merger. Each share of King common stock entitles the holder thereof to one vote. If an insufficient number of affirmative votes has been received to approve and adopt the merger agreement and approve the merger, King intends to adjourn or postpone the meeting to solicit additional proxies.

Broker Non-Votes; Abstentions

      Abstentions and broker non-votes will have the same effect as votes against approval and adoption of the merger agreement and approval of the merger, because the affirmative vote of a majority of all the votes entitled to be cast is required to approve and adopt the merger agreement and approve the merger.

Voting by King Directors and Executive Officers

      On [          ], 2004, directors and executive officers of King and their affiliates owned and were entitled to vote [          ] shares of King common stock, or approximately [          ]% of the shares of King common stock outstanding on that date.

Voting of Proxies

      A proxy card is enclosed for your use. King requests that you complete, sign and date the accompanying proxy card and return it promptly in the enclosed postage-paid envelope, or you may vote over the Internet or by telephone. When the accompanying proxy is returned after being properly executed, the shares of King common stock represented by it will be voted at the King special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.

      If a proxy is returned without an indication as to how the shares of King common stock represented are to be voted with regard to a particular proposal, the King common stock represented by the proxy will be voted in favor of each such proposal. The proxy will confer discretionary authority to vote with respect to any matter presented at the King special meeting (including adjournment or postponement thereof), except as set forth in the proxy. At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in the Notice of Special Meeting of Shareholders. If any other matter is presented at the special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

      Your vote is important. Accordingly, please sign, complete and date the enclosed proxy card and return it in the postage-paid envelope provided or vote by accessing the Internet website or calling the telephone number specified in your proxy card, whether or not you plan to attend the King special meeting in person.

Shares Held in Street Name

      If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to King or by voting in person at the King special meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker.

Revocability of Proxies

      You have the power to revoke your proxy before your proxy is voted at the King special meeting. You can revoke your proxy in one of four ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date

•	you can cast a new vote over the Internet or by telephone; or

•	if you are a holder of record, you can attend the King special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance at the King special meeting alone will not revoke any proxy that you have previously given.

      If you choose to send a signed notice of revocation or grant a new, valid proxy bearing a later date in writing, you must submit your notice of revocation or your new proxy to King’s Secretary at 501 Fifth Street, Bristol, Tennessee 37620, and it must be received no later than the beginning of the King special meeting.

      If you choose to cast a new vote over the Internet or by telephone you must do so before 11:59 p.m., Eastern time, on [                              ] the day before King’s special meeting.

Solicitation of Proxies

      The King proxy accompanying this joint proxy statement/ prospectus is solicited on behalf of the King Board of Directors for use at the King special meeting. In accordance with the merger agreement, the cost of proxy solicitation for the King special meeting will be borne by King, except that King and Mylan will share equally all expenses incurred in connection with the filing of the registration statement of which this joint proxy statement/ prospectus forms a part with the SEC and the printing and mailing of this joint proxy statement/ prospectus. This solicitation is being made by mail, but also may be made by telephone or in person.

      King will reimburse banks, brokers and other nominee holders for reasonable expenses they incur in sending these proxy materials to beneficial shareholders whose stock is registered in the nominee’s name.

      King has engaged Georgeson Shareholder Communications Inc. and Innisfree M&A Incorporated to assist in soliciting proxies from brokers, banks and other nominee holders of King common stock at a cost of approximately $[                     ] plus expenses. King employees may also solicit proxies for no additional compensation.

      You should not send in any stock certificates with your proxy card. A transmittal letter with instructions for the surrender of stock certificates will be mailed to you as soon as practicable after completion of the merger.

Proposal for Approval and Adoption of the Merger Agreement and Approval of the Merger

      It is a condition to completion of the merger that King shareholders approve and adopt the merger agreement and approve the merger. Accordingly, King is asking its shareholders to approve and adopt the Agreement and Plan of Merger, dated as of July 23, 2004, by and among Mylan Laboratories Inc., Summit Merger Corporation (a direct, wholly-owned subsidiary of Mylan) and King Pharmaceuticals, Inc., and approve the merger contemplated by the merger agreement, pursuant to which King would become a direct, wholly-owned subsidiary of Mylan and each then-outstanding share of King common stock (other than shares held by King or Mylan) would be converted into the right to receive 0.9 shares of Mylan common stock plus cash in lieu of fractional shares.

      The affirmative vote of a majority of all the votes entitled to be cast is required to approve and adopt the merger agreement and approve the merger.

THE KING BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM SHAREHOLDERS WILL BE VOTED IN FAVOR OF THIS PROPOSAL.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

      Mylan common stock and King common stock are each listed on the NYSE. Mylan’s and King’s ticker symbols are “MYL” and “KG”, respectively. The following table shows, for the calendar quarters indicated, based on published financial sources: (1) the high and low sale prices of shares of Mylan and King common stock as reported on the New York Stock Exchange Composite Transaction Tape and (2) the cash dividend paid per share of Mylan and King common stock.

	Mylan Common Stock(1)			King Common Stock

	High	Low	Dividends	High	Low	Dividends

2002
First Quarter	$16.56	$13.03	$0.02	$42.13	$29.25	$—
Second Quarter	$14.24	$11.16	$0.02	$35.10	$18.30	$—
Third Quarter	$15.22	$11.60	$0.02	$21.98	$15.85	$—
Fourth Quarter	$15.56	$12.79	$0.02	$19.42	$15.00	$—
2003
First Quarter	$19.74	$15.56	$0.02	$18.13	$11.01	$—
Second Quarter	$23.82	$17.07	$0.02	$16.51	$9.46	$—
Third Quarter	$27.10	$20.61	$0.02	$16.87	$13.25	$—
Fourth Quarter	$28.53	$20.00	$0.03	$16.10	$12.29	$—
2004
First Quarter	$26.35	$21.95	$0.03	$20.62	$15.06	$—
Second Quarter	$24.95	$19.80	$0.03	$18.68	$11.30	$—

(1)	Amounts have been adjusted to reflect a three-for-two stock split which was effected on January 27, 2003, and another three-for-two stock split which was effected on October 8, 2003.

Recent Closing Prices

      The following table sets forth the closing prices per share of Mylan common stock and King common stock as reported on the NYSE Composite Transaction Tape on July 23, 2004, the last full trading day prior to the announcement of the acquisition, and [                     ], 2004, the most recent practicable date prior to the mailing of this joint proxy statement/ prospectus to Mylan’s and King’s shareholders. This table also sets forth the equivalent price per share of King common stock on those dates. The equivalent price per share is equal to the closing price of a share of Mylan common stock on that date multiplied by 0.9, the applicable exchange ratio in the acquisition. These prices will fluctuate prior to the special meetings and the acquisition, and shareholders are urged to obtain current market quotations prior to making any decision with respect to the acquisition.

			King Common Stock
			Per Share
	Mylan Common Stock	King Common Stock	Equivalent

July 23, 2004	$18.51	$10.37	$16.66
[ ], 2004	$[ ]	$[ ]	$[ ]

Dividend Information

      Although dividends are subject to future approval and declaration by Mylan’s and King’s respective boards of directors, Mylan currently plans to continue to pay regular quarterly dividends on its common stock until closing of the acquisition. King has never paid a cash dividend on its common stock and, under the merger agreement, King has agreed not to pay dividends pending the completion of the merger without the prior written consent of Mylan. The dividend policy of the combined company is subject to approval by Mylan’s board of directors, however, it is anticipated that Mylan will continue to pay dividends following the acquisition. Assuming Mylan’s current annual dividend of $0.12 per share and the pro forma weighted average common shares outstanding, this would equate to approximately $58.3 million annually or $14.6 million quarterly.

COMPARISON OF RIGHTS OF MYLAN SHAREHOLDERS AND KING SHAREHOLDERS

      Mylan is a Pennsylvania corporation subject to the provisions of the Pennsylvania Business Corporation Law, which is referred to as the PBCL. King is a Tennessee corporation subject to the provisions of the Tennessee Business Corporation Act, which is referred to as the TBCA. Upon completion of the merger, King shareholders, whose rights are currently governed by the TBCA and King’s charter and bylaws, will become shareholders of Mylan, and their rights will be governed by the PBCL and Mylan’s articles of incorporation and bylaws.

      The following is a summary of material differences between the current rights of Mylan shareholders and the current rights of King shareholders. This summary is not intended to be a complete discussion of the respective rights of Mylan shareholders and King shareholders or a complete description of the specific provisions referred to in this summary, and it is qualified in its entirety by reference to the PBCL, the TBCA, the articles of incorporation and bylaws of Mylan and the charter and bylaws of King.

	Rights of Mylan Shareholders	Rights of King Shareholders

Corporate Governance	The rights of Mylan shareholders are currently governed by Pennsylvania law and Mylan’s articles of incorporation and bylaws. Upon completion of the merger, the rights of Mylan shareholders will continue to be governed by Pennsylvania law and Mylan’s articles of incorporation and bylaws.	The rights of King shareholders are currently governed by Tennessee law and King’s charter and bylaws. Upon completion of the merger, King shareholders will become shareholders of Mylan, and their rights will be governed by Pennsylvania law and Mylan’s articles of incorporation and bylaws.

Authorized Capital Stock	The authorized capital stock of Mylan consists of 600,000,000 shares of common stock, par value $0.50 per share, and 5,000,000 shares of preferred stock, par value $0.50 per share (of which 300,000 shares are designated as Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of the rights pursuant to Mylan’s shareholder rights agreement referred to below). No shares of preferred stock are currently issued or outstanding.	The authorized capital stock of King consists of 300,000,000 shares of common stock, no par value, and 15,000,000 shares of preferred stock, no par value. No shares of preferred stock are currently issued or outstanding.

Ability to Call Special Meetings of Shareholders	Mylan’s bylaws provide that a special meeting of shareholders may be called only by the Chairman of the board of directors or by two-thirds of the board of directors.

	Under the PBCL, the shareholders of a registered corporation are not entitled to call a special meeting of shareholders, except to approve certain business combinations involving an interested	Under the TBCA, a special meeting of shareholders may be called by the board of directors or by any person authorized by the charter or bylaws. In addition, unless the charter provides otherwise, a special meeting must be called upon the receipt of written demand(s) by the holders of 10% of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting describing one or more

Rights of Mylan Shareholders	Rights of King Shareholders

shareholder (as such terms are used in the PBCL). In these limited circumstances, the special meeting can be held no earlier than five years after the interested shareholder’s share acquisition date.

Mylan is a “registered corporation” under the PBCL.

The definition of “registered corporation” includes any domestic corporation that has a class or series of shares entitled to vote in the election of directors of a corporation registered under the Exchange Act.	purposes for which the meeting is to be held.

King’s bylaws provide that a special meeting of shareholders may be called by the Chairman of the board of directors and the Chief Executive Officer, the President or a majority of the board of directors.

Notice of Shareholders’ Meetings	The PBCL provides generally that written notice of every shareholders’ meeting must be given to each shareholder of record entitled to vote at such meeting at least 10 days prior to the day named for the meeting that will consider a fundamental change or five days prior to the day named for the meeting in any other case.

Neither Mylan’s articles of incorporation nor its bylaws provide any additional requirements for notice of shareholders’ meetings.	Under the TBCA, notice of a meeting of shareholders must be delivered to each shareholder not less than 10 days nor more than two months before the meeting.

King’s bylaws provide that written notice stating the place, day and time of a shareholders’ meeting and, in the case of a special meeting, the purpose for which the meeting is called, shall be delivered during the same time period provided by the TBCA, by or at the direction of the Chairman of the board of directors and Chief Executive Officer, President, Secretary, or person calling the meeting, to each shareholder entitled to vote at such meeting.

Shareholder Action by Written Consent	The PBCL permits action by unanimous written consent of shareholders without a meeting, unless otherwise restricted in the corporation’s bylaws. Mylan’s bylaws do not restrict shareholder action by unanimous written consent.

Under the PBCL, an action by a registered corporation may be authorized by less than unanimous written consent if the articles of incorporation permit such action. Mylan’s articles of incorporation do not permit shareholder action to be taken by	Under the TBCA, unless otherwise restricted by a corporation’s charter or bylaws, if all shareholders entitled to vote on an action consent to taking such action without a meeting, and action is approved by the affirmative vote of the number of shares that would be necessary to authorize or take such action at a meeting, the action is considered a valid action of the shareholders.

Neither King’s charter nor King’s

Rights of Mylan Shareholders	Rights of King Shareholders

less than unanimous consent.	bylaws modify this provision of the TBCA.

Shareholder Proposals and Nominations of Candidates for Election to the Board of Directors	Mylan’s bylaws allow shareholders to propose business to be brought before an annual meeting if a shareholder is a holder of record at the time of the notice of such annual meeting, is entitled to vote at such meeting and has complied with certain notice requirements described below. In addition, Mylan’s bylaws allow shareholders to nominate candidates for election to the Mylan board of directors at an annual meeting, if a shareholder is a holder of record at the time of the notice of such annual meeting, is entitled to vote for the election of directors at the annual meeting, and has complied with certain notice requirements described below.

Proposals and director nominations may only be brought before an annual meeting by a shareholder who has given timely notice in proper written form to Mylan’s Secretary prior to the meeting. To be timely, the notice must be received by the Secretary not less than 120 calendar days prior to the annual meeting, except that if a public announcement of the annual meeting date has not been made at least 75 calendar days prior to the date of the annual meeting, the shareholder’s notice must be received not later than the close of business on the 10th calendar day following the day on which the date of the annual meeting was first publicly disclosed.	Under the TBCA, a director must discharge all duties as a director, including duties as a member of a committee, in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the director reasonably believes to be in the best interests of the corporation. A director is not liable for any action taken as a director, or any failure to take any action, if the director performed the duties of the office in compliance with these provision of the TBCA.

King’s bylaws allow shareholders entitled to vote at an annual meeting to nominate a person for election to the board of directors or propose an action to be taken at the meeting. In the case of an annual meeting, written notice of any shareholder proposal must be delivered to King’s Secretary and received at King’s principal executive offices not less than 60 days nor more than 90 days prior to the meeting. If less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received no later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

To be timely, written notice of any shareholder nomination of a person for election to the board of directors must be delivered to King’s Secretary at King’s principal executive offices, in the case of an annual meeting, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting has changed by more than 30 days from such anniversary date or if a special meeting is to be held at which

	Rights of Mylan Shareholders	Rights of King Shareholders

directors are to be elected, notice of the nomination must be given not later than the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made.

Assessability	The PBCL provides that shareholders of a Pennsylvania corporation are not personally liable for debts or obligations of the corporation solely by reason of being a shareholder. However, shareholders remain personally liable for amounts they have agreed to pay for their shares of common stock.	The TBCA provides that shareholders of a Tennessee corporation are not personally liable to the corporation or its creditors except to pay the consideration that they agreed to pay for their shares or as specified in a preincorporation subscription agreement.

Number of Directors	The PBCL provides that the board of directors of a Pennsylvania corporation must consist of one or more directors as fixed by, or in the manner provided in, the corporation’s bylaws.

Mylan’s bylaws provide that Mylan’s board of directors may consist of no less than three directors, the exact number of authorized directors to be determined by either the board of directors or the shareholders.	The TBCA provides that the board of directors of a Tennessee corporation must consist of one or more directors, as specified in or fixed in accordance with the corporation’s charter or bylaws.

King’s bylaws provide that King’s board of directors shall consist of eight directors, unless another number of directors is fixed by resolution of the board of directors. King’s board of directors currently has nine members.

Classification of Board of Directors	The PBCL permits a Pennsylvania corporation to provide for the board of directors to be divided into classes of directors with staggered terms of office. Except as otherwise provided in the articles of incorporation, if the board of directors is classified as to the term directors will serve, each class shall be as nearly equal in number as possible, the term of office of at least one class must expire in each year and the members of a class can not be elected for a longer period than four years.

Neither Mylan’s articles of incorporation nor bylaws provide for separate classes of directors.

Mylan’s bylaws provide that the shareholders shall elect a full board of directors at each annual meeting of shareholders, with each director to serve	The TBCA permits a Tennessee corporation to provide in its charter for the terms of directors to be staggered by dividing the total number of directors into two or three groups for two-year or three-year terms.

King’s charter provides that the board of directors will be divided into three classes, as nearly equal in number as possible.

King’s charter provides that at each annual meeting of shareholders, directors elected to succeed those directors whose terms expire are elected for a three-year term, with each director to hold office until his or her successor has been duly elected and qualified.

King’s charter also provides that if the number of directors is changed, any increase or decrease shall be

Rights of Mylan Shareholders	Rights of King Shareholders

until the next annual meeting of shareholders and thereafter until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.	apportioned among the classes to maintain the number of directors in each class as nearly equal as possible.

Removal of Directors by Shareholders	Under the PBCL, unless a bylaw adopted by shareholders provides otherwise, shareholders may remove any director or the entire board of directors without assigning cause by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote in the election of directors.

Neither Mylan’s articles of incorporation nor its bylaws modify these requirements.	Under the TBCA, except as otherwise provided in the charter, shareholders generally may remove a director with or without cause if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director.

King’s charter and bylaws do not modify these provisions of the TBCA.

Filling Director Vacancies	Under the PBCL, unless a corporation’s bylaws provide otherwise, vacancies and newly created directorships resulting from a resignation, an increase in the authorized number of directors or otherwise, may be filled by a vote of a majority of the directors remaining in office, even if such majority is less than a quorum, or by the sole remaining director.

Mylan’s bylaws specify that any vacancy caused by the death, resignation or removal of a director shall be filled by appointment by the Chairman of the board of directors, or in his absence, by the Vice Chairman, and a director so appointed to the board of directors shall serve for the unexpired term of the director causing such vacancy.	Under the TBCA, unless a corporation’s charter provides otherwise, a vacancy occurring on the board of directors resulting from an increase in the number of directors or a vacancy resulting from a removal with or without cause may be filled by shareholders or by the directors remaining in office or, if the number of remaining directors is fewer than a quorum, the directors may fill the vacancy by the majority vote of all remaining directors.

King’s charter does not modify this statute.

King’s charter provides that any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term equal to the remaining term of such class.

Fiduciary Duties of the Board and Constituencies that Must be Considered	Under the PBCL, directors stand in a fiduciary relationship to the corporation as an entity, but not to any particular constituency.

Under the PBCL, the board of directors, in considering the best interests of the corporation, may consider to the extent they deem appropriate:	A director of a Tennessee corporation must discharge all duties as a director, including duties as a member of a committee, in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the director reasonably believes to be in the best interests of the corporation. In discharging such duties, a director is entitled to rely on information, opinions,

Rights of Mylan Shareholders	Rights of King Shareholders

• The effects of any action upon any or all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located;

• The short-term and long-term interests of the corporation, including benefits that may accrue to the corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation;

• The resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation; and

• All other pertinent factors.

The board of directors is not required to regard any corporate interest or the interests of any particular group affected by such action as a dominant or controlling interest or factor.

The PBCL expressly provides that the board of directors, in the discharge of its fiduciary duties, is not required to redeem any rights under or to modify or render inapplicable any shareholder rights plan, to render inapplicable statutory provisions relating to or affecting acquisitions or potential acquisitions of control, or to take action solely because of the effect of such action on a proposed acquisition or change of control of the corporation.

Director actions are presumed to be in the best interests of the corporation absent a breach of fiduciary duty, lack of good faith or self-dealing. In discharging their fiduciary duties, directors do not have any greater obligation to justify director action relating to or affecting an acquisition or a potential or proposed acquisition.	reports or statements, including financial statements and other financial data, under certain circumstances.

Rights of Mylan Shareholders	Rights of King Shareholders

Additionally, a director is entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data presented or prepared by officers and employees, advisors or committees of the board.

Limitation on Personal Liability of Directors	Under the PBCL, if a bylaw adopted by the shareholders of a Pennsylvania corporation so provides, a director shall not be personally liable for monetary damages for any action taken (except for liability pursuant to any criminal statute or for the payment of Federal, State or local taxes) unless the director has breached or failed to perform a fiduciary duty to the corporation and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Mylan’s bylaws include this provision.	Under the TBCA, there is no specific provision either expressly permitting or prohibiting a corporation from limiting the liability of its directors. King’s charter eliminates personal liability of directors to the corporation or its shareholders for monetary damages for breaches of fiduciary duty, except for any breach of a director’s duty of loyalty to the corporation or its shareholders, for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of the law or for unlawful distributions to shareholders.

Indemnification of Directors and Officers	Under the PBCL, indemnification of certain representative(s) of the corporation against expenses (including attorney’s fees) actually and reasonably incurred is mandatory to the extent that such representative has been successful on the merits or otherwise in defense of certain actions or proceedings against him or her.

The PBCL provides that a corporation may indemnify any director or officer of the corporation or person who was serving at the request of the corporation as a representative of the corporation, or is or was serving at the request of the corporation as a representative of another corporation or other enterprise against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with	Under the TBCA, a corporation must indemnify its directors and officers against reasonable expenses incurred by the director or officer in a proceeding to which the indemnified person was a party because he or she is or was a director or officer to the extent the director or officer was wholly successful on the merits or otherwise in the defense of the proceeding.

The TBCA provides that:

• An officer who is not a director is entitled to mandatory indemnification and court-ordered indemnification to the same extent as a director;

• The corporation may indemnify and advance expenses to an officer, employee or agent of the corporation who is not a director to the same extent as to a director; and

• A corporation may also indemnify and

Rights of Mylan Shareholders	Rights of King Shareholders

respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

The PBCL further provides that a corporation shall have the power to indemnify a director or an officer of the corporation or a person who is or was serving at the request of the corporation as a representative of the corporation, or is or was serving at the request of the corporation as a representative of another corporation or other enterprise against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably arising out of a derivative claim incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification shall not be made in respect of any such derivative claim as to which the person has been adjudged to be liable to the corporation unless, and then only to the extent, the applicable court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity.

Mylan’s bylaws provide for indemnification to the fullest extent authorized by law; provided, however, that Mylan shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the board of directors.

The PBCL permits a corporation to advance the expenses of an indemnified party, subject to the right of the corporation to recover the advanced amount under certain circumstances. Mylan’s bylaws also provide for the advancement of expenses.

The PBCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any	advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its charter, bylaws, general or specific action of its board of directors or contract. King’s charter provides that each director, officer and employee of King shall be entitled to all indemnification rights and protections available under applicable Tennessee law.

The TBCA permits a corporation, upon request, to pay or reimburse the reasonable expenses as incurred of a director or officer who is a party to a proceeding, if the director or officer provides the corporation with a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation, the director or officer provides the corporation with a written undertaking to repay the amount advanced and a determination is made that the facts then known to those making the determination would not preclude indemnification. King’s bylaws provide that, with respect to claims of liabilities arising out of service as a director or officer of King, King shall indemnify and advance expenses to each present and future director or officer to the fullest extent allowed by the laws of the State of Tennessee.

The TBCA permits King to purchase and maintain insurance on behalf of an individual who is an employee, agent, director or officer of the corporation against liability asserted against or incurred by the individual in or arising from his or her capacity with the corporation, regardless of whether the corporation is required or authorized to indemnify or allow expenses to the individual against the same liability under the TBCA.

Rights of Mylan Shareholders	Rights of King Shareholders

person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another corporation or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity. Such insurance may be maintained whether or not the corporation would have the power to indemnify the insured person against such liability.

Under Mylan’s bylaws, Mylan may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Mylan or another corporation or enterprise, whether or not Mylan has the power to indemnify such person against such liability.

Amendments to Articles of Incorporation or Charter	Under the PBCL, Mylan’s articles of incorporation generally may be amended only upon a resolution of the board of directors and the approval of the shareholders. Under the PBCL, the board of directors may make certain amendments to the articles of incorporation without shareholder approval.

The PBCL also provides that shareholders of a registered corporation, such as Mylan, are not entitled by statute to propose amendments to the articles of incorporation.

Mylan’s articles of incorporation provide that an affirmative vote of 75% of the outstanding shares of common stock entitled to vote is required to amend the articles’ provision requiring a 75% vote to approve certain interested party transactions.	The TBCA provides that a corporation may amend its charter to add or change a required or permitted provision, or delete an optional provision. Under the TBCA, the board of directors may make certain amendments to the charter without shareholder approval. If shareholder approval is required to make the amendment, the board must generally make a recommendation regarding the adoption of the amendment and, generally, the amendment will require the approval of a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters’ rights and otherwise, if a quorum exists with respect to a voting group, by majority vote of the shareholders voting.

King’s charter does not modify the above-described provisions of the TBCA as they apply to King; however, the charter provides that neither the provisions of the charter providing for a classified board of directors, nor the provisions of the charter described in this sentence, may be amended without the affirmative vote of the holders of at

Rights of Mylan Shareholders	Rights of King Shareholders

least 80% of King’s common stock, voting together as a single class.

Amendments to Bylaws	Under the PBCL and Mylan’s bylaws, both the board of directors (subject to the powers of the shareholders to change such action) and the shareholders may amend the corporation’s bylaws, although the directors do not have this power with respect to matters expressly committed to the shareholders by the PBCL. The shareholders may not adopt a bylaw that varies the authority, powers and functions of the board of directors or establishes a committee of the board of directors unless the board of directors approves the adoption of the bylaw.

Mylan’s bylaws provide that they may be amended, altered and repealed, and new bylaws may be adopted, by the board of directors or by the shareholders at any regular or special meeting of the shareholders.	The TBCA generally provides both shareholders and the board of directors with the power to amend or repeal a corporation’s bylaws, unless the charter or applicable provisions of the TBCA expressly reserve that power for the shareholders or the shareholders in amending or repealing a particular bylaw provide that the board may not amend or repeal that bylaw.

However, only shareholders may adopt or amend a bylaw that requires a higher quorum or voting requirement for shareholders, which must be adopted by the greater of the quorum and voting requirement then in effect or the proposed quorum and voting requirement.

Bylaws fixing a greater quorum or voting requirement for the board of directors may be adopted or amended only by the shareholders if the shareholders originally adopted the bylaw, and otherwise may be adopted by either the shareholders or the board of directors. Action by the board of directors to adopt or amend a bylaw originally adopted by the board of directors that changes the quorum or voting requirement for the board of directors must be adopted by the greater of the quorum and voting requirement then in effect or the proposed quorum and voting requirement.

King’s charter and bylaws do not modify the above-described provisions of the TBCA. However, King’s charter provides that neither the provisions of the bylaws providing (i) who can call a special shareholder meeting, (ii) what business may be brought before an annual shareholder meeting and (iii) the director nomination procedures, nor the provisions of the charter described in this sentence, may be

Rights of Mylan Shareholders	Rights of King Shareholders

amended without the affirmative vote of the holders of at least 80% of King’s common stock, voting together as a single class.

Business Combination Statute	The PBCL provides that a registered corporation may not engage in any “business combination” with an “interested shareholder” for five years after such person became an interested shareholder unless the transaction was approved by the board of directors prior to the interested shareholder’s share acquisition date or by a specified vote of shareholders.

If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if the shareholder receives approval (A) from a majority of the shares that all shareholders of the corporation would be entitled to cast and that are not beneficially owned by the interested shareholder or (B) at a shareholders’ meeting called for such purpose, provided that the aggregate amount of the offer meets certain fair price criteria.

“Business combination” is defined broadly to include certain mergers or consolidations, share exchanges, sales or dispositions of 10% or more of the corporation’s assets, liquidations or dissolutions, and numerous other specified business combination transactions.

“Interested shareholder” means any person that is (1) the beneficial owner of shares entitling such person to cast at least 20% of the votes that all shareholders would be entitled to cast in the election of directors, or (2) an affiliate of the corporation who at any time within the five year period immediately prior to the date in question was the beneficial owner of shares entitling such person to cast at least 20% of the votes that all	The Tennessee Business Combination Act generally prohibits a “business combination” of a resident domestic corporation or a subsidiary with a person owning 10% or more of the corporation’s voting stock for five years after that person becomes a 10% shareholder, with certain exceptions.

To effect the business combination after the expiration of the five year term, the proposed business combination must be either approved by a two-thirds vote of the non-interested shareholders, or satisfy certain fairness conditions specified by the Tennessee Business Combination Act relating to the price to be paid to the non-interested shareholders in such transaction.

An “interested shareholder” is defined by the Tennessee Business Combination Act as any person who is the beneficial owner directly or indirectly of 10% or more of the voting power of any class or series of the outstanding voting stock of the resident domestic corporation, or is an affiliate or associate of the corporation and was the direct or indirect beneficial owner of 10% or more of the voting power of any class or series of outstanding stock of the corporation at any time during the five year period prior to the date in question.

The Tennessee Business Combination Act broadly defines “business combination” to include certain mergers or consolidations, share exchanges, sales or dispositions of 10% or more of the corporation’s assets, liquidations or dissolutions, or other specified business combination transactions.

Rights of Mylan Shareholders	Rights of King Shareholders

shareholders would be entitled to cast in the election of directors.

Neither Mylan’s articles of incorporation nor its bylaws expressly opt out of the protections of Subchapter F of Chapter 25 of the PBCL relating to a business combination.

Transactions Attempting to Acquire Control	In its bylaws, Mylan has expressly opted out of the protections of Subchapter E of Chapter 25 of the PBCL, which would otherwise require persons who through a “control transaction” acquire at least 20% of the votes required for election of directors to pay objecting shareholders fair value for their shares.	The Tennessee Investor Protection Act provides that unless a corporation’s board of directors has recommended a takeover offer to shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within the preceding year, may make a tender offer for any class of equity security of the offeree company if after completion the offeror would be a beneficial owner of more than 10% of any class of outstanding equity securities of the company unless the offeror, before making such purchase,

• makes a public announcement of his or her intention with respect to changing or influencing the management or control of the offeree company;

• discloses such intention to the persons from whom he or she intends to acquire such securities; and

• files with the Tennessee Commissioner of Commerce and Insurance (referred to as the “Commissioner”) and the offeree company a statement signifying such intentions.

The offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a takeover offer may be withdrawn within a certain time period.

The Tennessee Investor Protection Act does not apply to an offer involving a vote by holders of equity securities of the offeree company, pursuant to its charter, on a merger, consolidation or

	Rights of Mylan Shareholders	Rights of King Shareholders

sale of corporate assets in consideration of the issuance of securities of another corporation, or on a sale of its securities in exchange for cash or securities of another corporation.

Control Share Acquisition Statute	In its bylaws, Mylan has expressly opted out of the protections of Subchapter G of Chapter 25 of the PBCL, which would otherwise enable existing shareholders of Mylan in certain circumstances to block the voting rights of an acquiring person who makes or proposes to make a control-share acquisition.	Absent shareholder approval as described below, the Tennessee Control Share Acquisition Act takes away the voting rights of a purchaser’s acquired shares any time the acquisition of such shares in a Tennessee corporation causes the purchaser’s total voting power to exceed 20%, 33 1/3% or more than 50% of all voting power in such corporation (referred to as a “control share”). The purchaser’s voting rights can be maintained or re-established only by a majority vote of all the shares entitled to vote generally with respect to the election of directors other than those shares owned by the acquirer and the officers and employees of the corporation who are also directors of the corporation.

After acquiring a control share, the Tennessee Control Share Acquisition Act provides a procedure by which a purchaser may demand a special meeting of shareholders to conduct such a vote. The purchaser can demand such a meeting before acquiring a control share, but, can do so only if it holds at least 10% of outstanding shares and announces a good faith intention to make the control share acquisition. The Tennessee Control Share Acquisition Act applies only to a corporation that has adopted a provision in its charter or bylaws declaring that it will apply. King has not adopted any such provision in its charter or bylaws, and therefore is not subject to the Tennessee Control Share Acquisition Act.

Anti Greenmail/ Recapture of Profits	In its bylaws, Mylan has expressly opted out of the protections of Subchapter H of the PBCL, which would otherwise enable Mylan to recover certain payments made to shareholders who	The Tennessee Greenmail Act applies to a Tennessee corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to

Rights of Mylan Shareholders	Rights of King Shareholders

have evidenced an intent to acquire control of Mylan.	Section 12(g) of the Exchange Act, including King.

Under the Tennessee Greenmail Act, King or any of its subsidiaries may not purchase any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by King or King makes an offer, of at least equal value per share, to all shareholders of such class.

Shareholder Rights Plan	Each share of Mylan common stock has attached to it a right to purchase preferred stock that becomes exercisable subject to the terms set forth in a rights agreement between Mylan and its rights agent. The Mylan board of directors adopted the rights agreement as of August 22, 1996, as amended on November 8, 1999 and on August 13, 2004.

Rights were distributed as a dividend at the rate of one right for each share of common stock outstanding at the close of business on September 5, 1996 or issued thereafter.

• Each right initially entitles shareholders to buy one one- thousandth of a share of Series A Junior Participating Preferred Stock for $40, subject to adjustment;

• The rights held by shareholders other than the potential acquiror and its affiliates become exercisable after an acquiring person has become the beneficial owner of 15% or more of the outstanding common stock of Mylan or commences a tender or exchange offer which, the consummation of which would result in an acquiring person	Each share of King common stock has attached to it a right to purchase preferred stock that becomes exercisable subject to the terms set forth in a rights agreement between King and its rights agent. The King board of directors adopted the rights agreement in connection with the initial public offering of King’s common stock, and a registration statement on Form S-1 was filed in connection therewith on October 24, 1997. The rights agreement was amended and restated on July 23, 2004, primarily to provide an exception for the merger from several provisions of the rights agreement.

Rights were distributed as a dividend at the rate of one right for each share of common stock outstanding at the close of business on the fourth day after the effectiveness of the registration statement for King’s common stock under the Securities Act (“record date”) or issued thereafter until the date of distribution under the agreement.

• Each right initially entitles shareholders to buy one one- thousandth of a share of preferred stock for $60, subject to adjustment;

Rights of Mylan Shareholders	Rights of King Shareholders

becoming the beneficial owner of 15% or more of the outstanding common stock of Mylan. At such time, the rights become rights to purchase common stock of Mylan at a discount to the then-current market price; and

• After that, or if after public announcement that an acquiring person has become the beneficial owner of 15% or more of the outstanding common stock of Mylan, if Mylan consolidates, merges or sells 50% of its assets or earning power, the rights become exercisable (except for rights held by the acquiror) for common stock of the surviving entity at a discount to the then-current market price.

The rights are attached to the common stock unless and until they become exercisable and will expire on August 13, 2014, unless earlier redeemed by Mylan for $0.001 each or exchanged by Mylan as provided in the rights agreement.
• The rights held by shareholders other than the potential acquiror and its affiliates become exercisable after an acquiring person has become the beneficial owner of 15% or more of King’s outstanding common stock or commences a tender or exchange offer, the consummation of which would result in an acquiring person becoming the beneficial owner of 15% or more of King’s outstanding common stock. At such time, the rights become rights to purchase common stock of King at a discount to the then-current market price; and

• If after a person or group has acquired beneficial ownership of 15% or more of King’s outstanding common stock, and King is involved in a merger or certain other business combinations not approved by the board of directors, each right entitles its holder, other than the acquiring person or group, to purchase common stock of the surviving entity at a discount to the then-current market price.

The rights are attached to the common stock unless and until they become exercisable and will expire on the tenth anniversary of the record date, unless earlier redeemed by King for $0.01 per right and as provided in the rights agreement.

DISSENTERS’ RIGHTS

      Under Tennessee law, King shareholders will not be entitled to dissenters’ rights in connection with the merger if King common stock is listed on the NYSE at the time the merger is completed.

LEGAL MATTERS

      The validity of the shares of Mylan common stock to be issued in the merger will be passed upon for Mylan by [Pennsylvania counsel]. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Mylan by Skadden, Arps, Slate, Meagher & Flom LLP, and for King by Cravath, Swaine & Moore LLP.

EXPERTS

      The financial statements and the related financial statement schedule incorporated in this joint proxy statement/ prospectus by reference from the Mylan Annual Report on Form 10-K for the year ended March 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph relating to Mylan’s change in its method of accounting for goodwill effective April 1, 2002), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The financial statements as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 have been incorporated by reference in this joint proxy/prospectus from King’s Current Report on Form 8-K dated September 3, 2004 in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, upon the authority of said firm as experts in auditing and accounting.

SHAREHOLDER PROPOSALS

      Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in a company’s proxy statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the company in a timely manner.

Mylan

      Shareholders may submit proposals on matters appropriate for shareholder action at Mylan’s annual meetings, consistent with regulations adopted by the SEC and the bylaws of Mylan. Mylan has already held its 2004 Annual Meeting of Shareholders. Proposals to be considered for inclusion in the proxy statement for the 2005 Annual Meeting of Shareholders of Mylan must be received by Mylan at its principal executive offices not later than February 28, 2005. Proposals to be timely submitted for shareholder action at Mylan’s 2005 annual meeting must be received by Mylan at its principal executive offices not less than 120 calendar days prior to the 2005 annual meeting. Proposals should be directed to the attention of the Secretary, Mylan Laboratories Inc., 1500 Corporate Drive, Canonsburg, Pennsylvania 15317.

      If a Mylan shareholder wishes to submit proposals for possible inclusion in Mylan’s 2005 Proxy Statement, a Mylan shareholder must do so on or before February 28, 2005. Additionally, under Mylan’s bylaws, a Mylan shareholder of record at the time of giving notice of the annual meeting who is entitled to vote at the annual meeting may request that business be brought before the annual meeting by delivering to Mylan a timely notice setting forth each matter the shareholder proposes to bring before the meeting. The notice must describe, in reasonable detail, the business to be brought before the meeting and the reasons for conducting such business. The notice also must set forth the name and address (as they appear in Mylan’s records) of the shareholder and the beneficial owner, if any, on whose behalf the proposal is made; the class and number of shares of Mylan that are owned beneficially and of record by the shareholder and any such beneficial owner; and any material interest of such shareholder or such beneficial owner in the proposed business. To be timely, the notice must be received by Mylan’s corporate secretary not less than 120 calendar days prior to the annual meeting. In addition, the Mylan bylaws provide that a Mylan shareholder of record at the time of giving the notice discussed below and who is eligible to vote for the election of directors at the annual meeting, may submit nominations of persons for election as directors by delivering a timely notice, setting forth the following: name and address (as they appear in Mylan’s records) of the shareholder and the beneficial owner, if any, on whose behalf the nomination is made; a representation that the shareholder giving the notice is a holder of record of Mylan’s common stock entitled to vote at the annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice; the class and number of shares owned beneficially and of record by the shareholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made; a description of all arrangements or understandings between or among any of the shareholder giving notice, the beneficial owner on whose behalf notice is given, each nominee, and any other person (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder giving notice; such other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the board; and the signed consent of each nominee to serve as a director if elected.

King

      If the merger is not consummated, King will hold a 2004 Annual Meeting of Shareholders. Shareholders may submit proposals on matters appropriate for shareholder action at King’s annual meetings, consistent with regulations adopted by the SEC and the bylaws of King. For a shareholder to give timely notice of business to be brought before an annual meeting, the shareholder proposal must be delivered to or mailed and received at the principal executive offices of King not less than 60 days nor more than 90 days prior to the annual meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed or public disclosure was made. If not timely, the Chairman at any King 2004 Annual Meeting of Shareholders may exclude the proposal from consideration or, if the proposal is considered, the proxies may exercise their discretion and vote on these matters in a manner they determine to be appropriate.

OTHER MATTERS

      As of the date of this joint proxy statement/ prospectus, neither the Mylan board of directors nor the King board of directors knows of any matters that will be presented for consideration at either the Mylan special meeting or the King special meeting other than as described in this joint proxy statement/ prospectus. If any other matters come before either of the meetings or any adjournments or postponements of the meetings and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

WHERE YOU CAN FIND MORE INFORMATION

      Mylan and King file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Mylan and King, who file electronically with the SEC. The address of that site is http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference in this joint proxy statement/ prospectus.

      Mylan has filed with the SEC a registration statement of which this joint proxy statement/ prospectus forms a part. The registration statement registers the shares of Mylan common stock to be issued to King shareholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Mylan common stock. The rules and regulations of the SEC allow Mylan and King to omit certain information included in the registration statement from this joint proxy statement/ prospectus.

      In addition, the SEC allows Mylan and King to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/ prospectus, except for any information that is superseded by information included directly in this document.

      This joint proxy statement/ prospectus incorporates by reference the documents listed below that Mylan has previously filed or will file with the SEC. They contain important information about Mylan, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2004;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004;

•	Current Reports on Form 8-K, dated August 16, 2004, August 18, 2004, and August 30, 2004;

•	Definitive Proxy Statement on Schedule 14A, filed on June 28, 2004;

•	the description of Mylan’s common stock contained in Mylan’s Form 8-A filed on April 2, 1986 and any amendment or report filed with the SEC for the purpose of updating such description; and

•	the description of Mylan preferred stock purchase rights in Mylan’s registration statement on Form 8-A, dated September 3, 1996, as amended in Form 8-A/ A, filed on December 5, 1996, as amended in Form 8-A/ A, filed on March 31, 2000 and as amended in Form 8-A/ A, filed on August 16, 2004.

      In addition, Mylan incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/ prospectus and prior to the date of the Mylan annual meeting. Such documents are considered to be a part of this joint proxy statement/ prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

      You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or Mylan will provide you with copies of these documents without charge upon oral or written request to:

Mylan Laboratories Inc.

1500 Corporate Drive
Canonsburg, Pennsylvania 15317
Attention: Investor Relations
Telephone: (724) 514-1800

      These documents are available from Mylan without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/ prospectus forms a part.

      This joint proxy statement/ prospectus also incorporates by reference the documents listed below that King has previously filed or will file with the SEC. They contain important information about King, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the current report on Form 8-K dated September 3, 2004 restates King’s consolidated financial statements for each of the three years in the period ended December 31, 2003, solely to reflect the reclassification of King’s Prefest® and Nordette® product rights from continuing operations to discontinued operations);

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2004;

•	Current Reports on Form 8-K, dated August 13, 2004, and September 3, 2004; Definitive Proxy Statement on Schedule 14A, filed on September 19, 2003;

•	the description of King common stock in King’s registration statement on Form 8-A, dated May 12, 2000, and any amendment or report filed with the SEC for the purpose of updating such description; and

•	the description of King preferred stock purchase rights in King’s registration statement on Form 8-A, dated May 12, 2000 as amended on July 23, 2004.

      In addition, King incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/ prospectus and prior to the date of the King special meeting. Such documents are considered to be a part of this joint proxy statement/ prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

      You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or King will provide you with copies of these documents, without charge, upon written or oral request to:

King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, Tennessee 37620
Attention: Corporate Affairs
Telephone: (423) 989-8711

      If you are a shareholder of Mylan or King and would like to request documents, please do so by [                    ], 2004 to receive them before the Mylan special meeting and the King special meeting. If you request any documents from Mylan or King, Mylan or King will mail them to you by first class mail, or another equally prompt means, within one business day after Mylan or King receives your request.

      This document is a prospectus of Mylan and is a joint proxy statement of Mylan for the Mylan special meeting and King for the King special meeting. Neither Mylan nor King has authorized anyone to give any information or make any representation about the merger or Mylan or King that is different from, or in addition to, that contained in this joint proxy statement/ prospectus or in any of the materials that Mylan has incorporated by reference in this joint proxy statement/ prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among
MYLAN LABORATORIES INC.
SUMMIT MERGER CORPORATION
and
KING PHARMACEUTICALS, INC.
dated as of
July 23, 2004

AGREEMENT AND PLAN OF MERGER

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 23, 2004, by and among MYLAN LABORATORIES INC., a Pennsylvania corporation (“Parent”), SUMMIT MERGER CORPORATION, a Tennessee corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and KING PHARMACEUTICALS, INC., a Tennessee corporation (the “Company”).

WITNESSETH:

      WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that the parties hereto consummate the transactions contemplated herein; and

      WHEREAS, in furtherance thereof, the Boards of Directors of each of Parent, Merger Sub and the Company have adopted and approved this Agreement and the merger of Merger Sub with and into the Company with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Tennessee Business Corporation Act (the “TBCA”); and

      WHEREAS, the Boards of Directors of each of the Company and Merger Sub have determined to recommend to their respective stockholders the approval and adoption of this Agreement and the Merger; and

      WHEREAS, the Board of Directors of Parent has approved, and has determined to recommend to its stockholders approval of, the issuance of shares of Parent Common Stock (as defined in Section 2.1(a)) in connection with the Merger (the “Stock Issuance”); and

      WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved this Agreement and the Merger; and

      WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368 of the Code.

      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the TBCA, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 1.2     Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI (other than delivery of items to be delivered at the Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

SECTION 1.3     Effective Time. Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing articles of merger in such form as required by, and executed in accordance with, the relevant provisions of the TBCA (the “Articles of Merger”) with the Secretary of State of the State of Tennessee (the “Secretary of State”) and shall make all other filings or recordings required under the TBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State, or at such subsequent date or time as Parent and the Company shall agree and specify in the Articles of Merger. The time at which the Merger becomes effective is referred to herein as the “Effective Time.”

SECTION 1.4     Effects of The Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the TBCA.

SECTION 1.5     Organizational Documents of the Surviving Corporation. At the Effective Time, the Company Charter (as defined in Section 3.1(a)(ii)) shall be amended and restated in its entirety to be identical to the charter of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Applicable Law (as defined in Section 3.1(g)(ii)) and as provided in such charter; provided, however, that at the Effective Time, Article I of the charter of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is King Pharmaceuticals, Inc.” At the Effective Time, the Company Bylaws (as defined in Section 3.1(a)(ii)) shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Applicable Law and as provided in such bylaws.

SECTION 1.6     Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation and Applicable Law. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation and Applicable Law.

ARTICLE II

EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

SECTION 2.1     Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of common stock, no par value, of the Company (together with any associated Company Rights (as defined in Section 3.1(b)(i)), “Company Common Stock”):

      (a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be cancelled pursuant to Section 2.1(c), shall be automatically converted into the right to receive 0.9000 (the “Exchange Ratio”) fully paid and nonassessable shares of common stock, par value $0.50 per share (together with any associated Parent Rights (as defined in Section 3.2(b)(i),“Parent Common Stock”), of Parent (the “Merger Consideration”) upon surrender of the Certificate (as defined in Section 2.2(b)), which immediately prior to the Effective Time represented such share of Company Common Stock, in the manner provided in Section 2.2(b) (or, in the case of a lost, stolen or destroyed certificate, Section 2.2(i)). As a result of the Merger, at the Effective Time, each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate immediately prior to the Effective Time, any cash in lieu of fractional shares payable pursuant to Section 2.1(e) and any dividends or other distributions payable pursuant to Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such Certificate in accordance with Section 2.2(b).

      (b) Capital Stock of Merger Sub. Each issued and outstanding share of common stock, no par value, of Merger Sub shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

      (c) Cancellation of Certain Shares. Each share, if any, of Company Common Stock owned by the Company or Parent shall automatically be extinguished without any conversion, and no consideration shall be delivered in respect thereof.

      (d) Company Options. All options to purchase Company Common Stock (each, a “Company Option”) issued and outstanding under each Company Stock Plan (as defined in Section 3.1(b)(i)) shall be assumed by Parent in accordance with Section 5.12(a).

      (e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof Parent shall pay to each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder), upon surrender of such holder’s Certificate(s), an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock on the New York Stock Exchange (“NYSE”) Composite Transactions Reporting System, as reported in The Wall Street Journal, for the 10 most recent trading days ending on the trading day one day prior to the Effective Time.

      (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

SECTION 2.2     Exchange of Shares and Certificates.

      (a) Exchange Agent. At or prior to the Effective Time, Parent shall engage a nationally-recognized institution reasonably satisfactory to the Company to act as exchange agent in connection with the Merger (the “Exchange Agent”). At the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of Company Common Stock immediately prior to the Effective Time, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1(a). In addition, Parent shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, cash in an amount sufficient to make the payments in lieu of fractional shares pursuant to Section 2.1(e) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 2.2(c). All cash and Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

      (b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”), which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.1 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, cash in lieu of any fractional shares pursuant to Section 2.1(e) and any dividends or other distributions payable pursuant to Section 2.2(c). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate or certificates representing that number of whole shares of Parent

Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 2.1 (which shall be in uncertificated book entry form unless a physical certificate is requested), payment in lieu of fractional shares which such holder is entitled to receive pursuant to Section 2.1(e) and any dividends or distributions payable pursuant to Section 2.2(c), and the Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a Person (as defined in Section 8.3(jj)) other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 2.1(e) or Section 2.2(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.1(e) or Section 2.2(c).

      (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1(e) hereof, until such Certificate has been surrendered in accordance with this Article II. Subject to Applicable Law, following surrender of any such Certificate, there shall be paid to the recordholder thereof, without interest, (i) promptly after such surrender, the number of whole shares of Parent Common Stock issuable in exchange therefor pursuant to this Article II, together with any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.1(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding Taxes (as defined in Section 3.1(k)(xii)) that may be required thereon.

      (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II and any cash paid pursuant to Section 2.1(e) or Section 2.2(c) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

      (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.1(e) and any dividends or distributions pursuant to Section 2.2(c).

      (f) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to five years after the Effective Time, or immediately prior to such earlier date on which any shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock or any dividends or distributions with respect to Parent Common Stock issuable in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(c)(v)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

      (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to former stockholders of the Company after the Effective Time pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Article II shall promptly be paid to Parent.

      (h) Withholding Rights. Parent and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Person who was a holder of Company Common Stock immediately prior to the Effective Time such amounts as Parent or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

      (i) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 2.1(a), cash for fractional shares pursuant to Section 2.1(e) and any dividends or distributions payable pursuant to Section 2.2(c); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form reasonably satisfactory to Parent, or a bond in such sum as Parent may reasonably direct as indemnity, against any claim that may be made against Parent or the Exchange Agent in respect of the Certificates alleged to have been lost, stolen or destroyed.

      (j) Affiliates. Notwithstanding anything to the contrary herein, to the fullest extent permitted by Applicable Law, no certificates representing shares of Parent Common Stock shall be delivered to a Person who may be deemed an “affiliate” of the Company in accordance with Section 5.13 hereof for purposes of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”), and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder until such Person has executed and delivered an Affiliate Agreement (as defined in Section 5.13) to Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1     Representations and Warranties of the Company. Except as set forth in (x) the disclosure letter dated as of the date of this Agreement and executed and delivered by the Company to Parent concurrently with or prior to the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”) or (y) all registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated by reference therein) publicly filed by the Company since January 1, 2001 and prior to the date hereof with the SEC (“Company Public Filings”), the Company represents and warrants to Parent and Merger Sub as set forth below.

      (a) Organization, Standing and Corporate Power; Charter Documents; Subsidiaries.

(i) Organization, Standing and Corporate Power. The Company and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is incorporated or otherwise organized, and has the requisite corporate (or similar) power and authority and all government approvals necessary to own, lease and operate its properties and to carry on its business as currently conducted, except for those jurisdictions in which the failure to have such power, authority and government approvals and to be so organized, existing or in good standing are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect (as defined in Section 8.3(f)). Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(ii) Charter Documents. The Company has delivered or made available to Parent prior to the execution of this Agreement complete and correct copies of (A) the articles of incorporation of the Company (including any certificates of designation), as amended and currently in effect (the “Company Charter”), and the bylaws of the Company, as amended and currently in effect (the “Company Bylaws,” and, together with the Company Charter, the “Company Organizational Documents”), and (B) the articles or certificate of incorporation and bylaws or like organizational documents of each of its Subsidiaries (as amended and currently in effect (collectively, the “Company Subsidiary Organizational Documents”)), and each such instrument is in full force and effect. The Company is not in violation of the Company Organizational Documents, and none of the Company’s Subsidiaries is in material violation of its Company Subsidiary Organizational Documents.

(iii) Subsidiaries. Section 3.1(a)(iii) of the Company Disclosure Letter lists all the Subsidiaries of the Company as of the date of this Agreement. All the outstanding shares of capital stock of, or other equity interests in, each of the Subsidiaries listed on Section 3.1(a)(iii) of the Company Disclosure Letter have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all pledges, claims, restrictions, infringements, liens, charges, encumbrances and security interests and claims of any kind or nature whatsoever (collectively, “Liens”) and free of preemptive rights.

      (b) Capital Structure.

(i) The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock, and 15,000,000 shares of preferred stock, no par value (“Company Preferred Stock”). At the close of business on July 22, 2004, (A) 241,439,472 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Common Stock were held by the Company; (C) no shares of Company Preferred Stock were issued and outstanding; (D) 6,877,990 shares of Company Common Stock were reserved for issuance upon conversion of the Company’s 2 3/4% Convertible Debentures due November 15, 2021 (the “Convertible Debentures”); (E) 12,413,065 shares of Company Common Stock were reserved for issuance pursuant to the 1998 Company Non-Employee Director Stock Option Plan, the 1997 Incentive and Nonqualified Stock Option Plan, the Medco Research, Inc. 1989 Stock Option and Stock Appreciation Rights Plan, the 1989 Incentive Stock Option Plan of Jones Medical Industries, Inc., the Jones Medical Industries, Inc. 1994 Incentive Stock Plan, and the Jones Medical Industries, Inc. 1999 Incentive Stock Plan (such plans, collectively, the “Company Stock Plans”); and (F) 50,000 shares of Company Preferred Stock were designated as Junior Participating Preferred Stock, Series A, no par value, and were reserved for issuance upon the exercise of preferred share purchase rights (the “Company Rights”) issued pursuant to the Rights Agreement, dated July 23, 2004, between the Company and American Stock Transfer & Trust Company, as rights agent (the “Company Rights Agreement”). The

Company has delivered or made available to Parent a complete and correct copy of the Company Rights Agreement as in effect on the date hereof. Each outstanding share of capital stock of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(ii) As of the close of business on July 22, 2004, 6,719,115 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Options under the Company Stock Plans. Section 3.1(b)(ii) of the Company Disclosure Letter sets forth the number of Company Options outstanding under each Company Stock Plan as of the close of business on July 22, 2004. There are no Company Options outstanding other than Company Options outstanding under Company Stock Plans. All shares of Company Common Stock that may be issued prior to the Effective Time under the Company Stock Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. There are no outstanding or authorized stock appreciation rights, security-based performance units, “phantom” stock, profit participation or other similar rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Company). There are no contractual obligations for the Company or any of its Subsidiaries to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of the Company or its Subsidiaries under the Securities Act.

(iii) No bonds, debentures, notes or other evidences of indebtedness having the right to vote on any matters on which stockholders of the Company may vote (“Company Voting Debt”) are issued or outstanding as of the date hereof.

(iv) As of July 22, 2004, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Company Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(v) Since December 31, 2003 and through the date hereof, other than (A) issuances of Company Common Stock pursuant to the exercise of Company Options granted under Company Stock Plans and outstanding as of December 31, 2003 and (B) issuances of Company Common Stock (consisting of newly-issued shares or shares owned by the Company) as contributions of Company Common Stock to defined contribution plans sponsored by the Company, there has been no change in (1) the outstanding capital stock of the Company, (2) the number of Company Options outstanding, or (3) the number of other options, warrants or other rights to purchase capital stock of the Company.

(vi) Neither the Company nor any of its Subsidiaries is a party to any currently effective agreement (A) restricting the purchase or transfer of, (B) relating to the voting of, or (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, any capital stock of the Company or any of its Subsidiaries.

(vii) Other than its Subsidiaries, as of the date hereof, the Company does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for non-controlling investments made in the ordinary course of business consistent with past practice in entities which are not individually or in the aggregate material to the Company and its Subsidiaries, taken as a whole. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in, any Subsidiary of the Company or any other Person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Subsidiary of the Company and other than loans made in the ordinary course consistent with past practice to employees of the Company and its Subsidiaries.

      (c) Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents.

(i) Authority. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to approval of this Agreement and the Merger, the Company Stockholder Approval (as defined in Section 3.1(c)(iii)). This Agreement has been duly executed and delivered by the Company. Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(ii) Board Approval. The Board of Directors of the Company has (A) determined that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its stockholders, (B) duly approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, which adoption and approval has not been rescinded or modified, (C) resolved (subject to Section 4.2(d)) to recommend this Agreement and the Merger to its stockholders for approval and (D) directed that this Agreement and the Merger be submitted to its stockholders for consideration in accordance with this Agreement.

(iii) Voting Requirements. The affirmative vote of the holders of a majority of outstanding shares of Company Common Stock entitled to be cast on this Agreement and the Merger (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby.

(iv) No Conflict. The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby and compliance by the Company with the provisions of this Agreement will not, conflict with, result in any violation or breach of or default (with or without notice or lapse of time, or both) under, require any consent, waiver or approval under, give rise to any right of termination or cancellation or acceleration of any right or obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries or any restriction on the conduct of the Company’s business or operations under, (A) the Company Organizational Documents, (B) the Company Subsidiary Organizational Documents, (C) any Contract or Company Permit (as defined in Section 3.1(g)(i)), or (D) subject to the governmental filings and other matters referred to in Section 3.1(c)(v), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (C) and (D), any such conflicts, violations, breaches, defaults, rights, losses, restrictions or Liens, or failure to obtain consents, waivers or approvals, (x) except for Key Products Contracts, which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, and (y) with respect to Key Products Contracts, which are not, individually or in the aggregate, reasonably likely to materially and adversely affect the related Key Product (as defined in Section 8.3(s)).

(v) Required Filings or Consents. No consent, approval, order or authorization or permit of, action by or in respect of, registration, declaration or filing with, or notification to, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (a “Governmental Entity”) is required to be made, obtained, performed or given to or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for:

(A) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any applicable filings or notifications under the antitrust, competition or similar laws of any foreign jurisdiction;

(B) the filing with the SEC of:

(1) a proxy statement relating to the Company Stockholder Approval (such proxy statement, together with the proxy statement relating to the Parent Stockholder Approval (as defined in Section 3.2(c)(iii)), in each case as amended or supplemented from time to time, the “Joint Proxy Statement”);

(2) such reports under Sections 13, 15(d) and 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby;

(C) the filing of the Articles of Merger with the Secretary of State and appropriate documents with the NYSE and the relevant authorities of other states in which the Company is qualified to do business and such filings as may be required under state securities or other “blue sky” laws; and

(D) such consents, approvals, orders, authorizations, permits, actions, registrations, declarations, filings or notifications, the failure of which to be made, obtained, performed or given are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

      (d) SEC Documents; Financial Statements.

(i) The Company has filed with the SEC all registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated by reference therein) required to be so filed by the Company since January 1, 2001 (excluding the Joint Proxy Statement, the “Company SEC Documents”). As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, in each case to the extent in effect on the date of filing. Each Company SEC Document did not, when filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document filed with the SEC prior to the date hereof. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act.

(ii) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, and to the Knowledge of the Company, the statements contained in such certifications are true and correct. For purposes of the preceding sentence and Section 3.2(d)(ii) hereof, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iii) The consolidated financial statements of the Company included in the Company SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q or 8-K or the applicable rules of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material). The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(iv) Except as adequately reflected or reserved against in the balance sheet of the Company, dated December 31, 2003, included in the Form 10-K filed by the Company with the SEC on March 15, 2004 (such Form 10-K, the “Company 10-K” and such balance sheet, including the notes thereto, the “Company Balance Sheet”), neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet or notes thereto of the Company and its consolidated Subsidiaries, except for liabilities or obligations (A) incurred since December 31, 2003 in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or (B) liabilities and obligations incurred in connection with this Agreement or the transactions contemplated hereby.

(v) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet, partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate (as defined in Section 8.3(a)), including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(vi) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(vii) The Company has and will have in place the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.

(viii) Since December 31, 1998, the Company has not received any oral or written notification of a (x) “reportable condition” or (y) “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.

      (e) Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (including any amendments or supplements, the “Form S-4”) will, when filed or at any time it is amended or supplemented or at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to information or statements with respect to Parent or any of its Subsidiaries made or incorporated by reference therein supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Joint Proxy Statement or the Form S-4.

      (f) Absence of Certain Changes or Events.

(i) Since March 31, 2004 through the date hereof:

(A) except as permitted under Section 4.1 of this Agreement and the Sections of the Company Disclosure Letter relating thereto, the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice;

(B) there has not been any split, combination or reclassification of any of the Company’s capital stock or any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, in lieu of, or in substitution for, shares of the Company’s capital stock;

(C) except as required by a change in GAAP, there has not been any change in accounting methods, principles or practices by the Company materially affecting the consolidated financial position or results of operations of the Company; and

(D) no action has been taken by the Company or its Subsidiaries to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan or Company Option.

(ii) Since March 31, 2004 through the date hereof, there have not been any changes, circumstances or events that, individually or in the aggregate, have had, or are reasonably likely to have, a Company Material Adverse Effect.

      (g) Compliance with Applicable Law; Permits.

(i) The Company, its Subsidiaries and their employees hold all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, orders, consents, registrations, approvals and clearances of all Governmental Entities (including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), and the regulations of the

U.S. Food and Drug Administration (the “FDA”) promulgated thereunder) and third Persons which are required for the Company and its Subsidiaries to own, lease and operate its properties and other assets and to carry on their respective businesses in the manner described in the Company SEC Documents filed prior to the date hereof and as they are being conducted as of the date hereof (the “Company Permits”), and all Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such Company Permits is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(ii) The Company and its Subsidiaries are, and have been at all times since January 1, 2001, in compliance with the terms of the Company Permits and all laws, statutes, orders, rules and regulations, and all applicable judgments, decisions and orders entered by any Governmental Entity (all such laws, statutes, rules, regulations, judgments, decisions and orders, collectively, “Applicable Law”) relating to the Company and its Subsidiaries or their respective businesses, assets or properties, except where the failure to be in compliance with the terms of the Company Permits or such Applicable Law is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Since January 1, 2001, neither the Company nor any of its Subsidiaries has received any notification from any Governmental Entity (A) asserting that the Company or any of its Subsidiaries is not in material compliance with, or at any time since such date has failed to materially comply with, Applicable Law or (B) threatening to revoke any material Company Permit. As of the date hereof, no material investigation or review by any Governmental Entity is pending or, to the Knowledge of the Company, has been threatened against the Company or any of its Subsidiaries.

      (h) Labor and Other Employment Matters.

(i) As of the date hereof, except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, (a) no work stoppage, slowdown, lockout, labor strike, material arbitration or other material labor dispute against the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, (b) no unfair labor practice charges, grievances or complaints are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (c) neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (d) neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice), (e) no employee of the Company or any of its Subsidiaries, at the officer level or above, has given notice to the Company or any of its Subsidiaries that any such employee intends to terminate his or her employment with the Company or any of its Subsidiaries, (f) to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is in any respect in violation of any term of any employment contract, nondisclosure agreement, common law nondisclosure obligations, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, (g) neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices; (h) the Company and each of its Subsidiaries are in compliance with all Applicable Law respecting labor and employment, including terms and conditions of employment, workers’ compensation, occupational safety and health requirements, immigration, plant closings and layoffs, wages and hours, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, employee benefits, severance payments, labor relations, employee leave issues and unemployment insurance and related matters; and (i) there are no complaints, charges or claims against the Company or any of its Subsidiaries pending with or, to the Knowledge of the Company, threatened by any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment of any employees by the Company and or any of its Subsidiaries.

(ii) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a material breach or other violation of any collective bargaining agreement or any other employment contract to which the Company or any of its Subsidiaries are a party.

(iii) As of the date hereof,

(A) neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement or any other agreement with a labor union, labor organization or works council, nor are any such agreements presently being negotiated;

(B) none of the employees of the Company or any of its Subsidiaries are represented by any labor union, labor organization or works council in their capacities as employees of the Company or any of its Subsidiaries;

(C) no labor union, labor organization or works council or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification to the Company or any of its Subsidiaries, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; or

(D) to the Knowledge of the Company, no labor union, labor organization or works council is seeking to organize any employees of the Company or any of its Subsidiaries.

      (i) FDA & Related Matters.

(i) The Company and its Subsidiaries are in compliance in all material respects with (A) all written communications, including all Regulatory or Warning Letters, Notices of Adverse Findings and Section 305 Notices and similar letters or notices, between the Company or any of its Subsidiaries and the FDA (or any other federal, state, local or foreign governmental entity that is concerned with the safety, efficacy, reliability or manufacturing of drug products (each, a “Drug Regulatory Agency”)), (B) all product recalls, notifications and safety alerts conducted by the Company or any of its Subsidiaries, whether or not required by the FDA, and any request from the FDA or any Drug Regulatory Agency requesting the Company or any of its Subsidiaries to cease to investigate, test or market any product, and (C) any criminal, injunctive, seizure or civil penalty actions begun or threatened by the FDA or any Drug Regulatory Agency against the Company or any of its Subsidiaries to the Company’s Knowledge and all related consent decrees (including plea agreements) issued with respect to the Company or any of its Subsidiaries.

(ii) None of the material approvals, clearances, authorizations, registrations, certifications, permits, filings or notifications that the Company or any of its Subsidiaries has received or made to the FDA or any Drug Regulatory Agency that relate to the marketing of (i) the Company’s material products have been revoked, or to the Company’s Knowledge, are being revoked or (ii) to the Company’s Knowledge, any other of the Company’s products have been or are being revoked, other than, in the case of clause (ii) above, any such revocations that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(iii) None of the Company or any of its Subsidiaries has Knowledge (or has been notified by a Company Partner (as defined below)) of any pending regulatory action of any sort (other than non-material routine or periodic inspections or reviews) against any of the Company, its Subsidiaries or any Person which manufactures, develops or distributes products pursuant to a development, commercialization, manufacturing, supply or other collaboration arrangement with the Company or any of its Subsidiaries (each, a “Company Partner”) by the FDA or any Drug Regulatory Agency or

any other duly authorized governmental authority which regulates the sale of drugs in any jurisdiction, except for such regulatory actions as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, or are not reasonably likely to limit in any material way or restrict in any material way the ability of the Company or its Subsidiaries to market existing products. None of the Company, its Subsidiaries or, to the Knowledge of the Company, any Company Partner, has knowingly committed or permitted to exist any material violation of the rules and regulations of the FDA or any Drug Regulatory Agency or any other duly authorized governmental authority which regulates the sale of drugs which has not been cured by the Company or, to the Knowledge of the Company, any Company Partner, or waived by the FDA or any such regulatory authority. To the Knowledge of the Company, the Company has remediated the issues that were the subject of the Consent Decree with respect to the Parkedale-Rochester facility (including the notification received on September 27, 2000 from the FDA) and is in compliance with such consent decree.

(iv) All preclinical studies and clinical trials being conducted by the Company or its Subsidiaries are, or, in the case of such studies or trials being conducted by a Company Partner, to the Knowledge of the Company are, being conducted in material compliance with the applicable requirements of Good Laboratory Practices (as defined in Section 8.3(m)) or Good Clinical Practices (as defined in Section 8.3(l)), as applicable, and all applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56, except for such noncompliance which is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(v) The manufacture of products by the Company and its Subsidiaries is, or, in the case of any products manufactured by a Company Partner, to the Knowledge of the Company is, being conducted in compliance with the FDA’s applicable current Good Manufacturing Practices (as defined in Section 8.3(n)) regulations for drug and biological products, except for such noncompliance which is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. In addition, the Company and its Subsidiaries and, to the Knowledge of the Company, their respective Company Partners, are in compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and all similar Applicable Law, except for such noncompliance which is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(vi) None of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their respective agents or subcontractors, has been convicted of any crime or engaged in any conduct which could result in debarment or disqualification by the FDA or any Drug Regulatory Agency, and there are no proceedings pending or, to the Knowledge of the Company, threatened in writing that reasonably might be expected to result in criminal liability or debarment or disqualification by the FDA or any Drug Regulatory Agency.

      (j) Benefit Plans.

(i) Section 3.1(j)(i) of the Company Disclosure Letter sets forth a true and complete list of each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option or other equity compensation, phantom stock, stock-related or performance award, retirement, vacation, severance or termination pay, change in control, retention, disability, death benefit, hospitalization, medical, life insurance, loan, fringe benefit, disability, sabbatical and other similar plan, arrangement, agreement or understanding, including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained or contributed to, or required to be maintained or contributed to, by the Company or any of its Subsidiaries or Company ERISA Affiliates (as defined in Section 3.1(j)(v)) for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries or Company ERISA Affiliates (except any plan which is a Multiemployer Plan, the “Company Benefit Plans”) and any employment agreement, consulting agreement or termination or severance agreement between the Company or any of its Subsidiaries, on the one hand, and any current or former employee, officer or director of the Company or any of its

Subsidiaries, on the other hand, with respect to which the Company or any of its Subsidiaries may have obligations or liabilities (the “Company Benefit Agreements”). With respect to the Company Benefit Plans, no event has occurred and there exists no condition or set of circumstances which is reasonably likely to have a Company Material Adverse Effect under ERISA, the Code or any other Applicable Law. The Company has no commitment to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code. The Company has delivered or made available to Parent true, correct and complete copies of all Company Benefit Plans and Company Benefit Agreements (or, if not so delivered, has delivered or made available to Parent a written summary of their material terms) and, with respect thereto, has used reasonable best efforts to make available to Parent all amendments, trust agreements, insurance Contracts, and the most recent determination letters issued by the Internal Revenue Service, the most recent annual reports (Form 5500 series) filed with the Internal Revenue Service, and the most recent actuarial report or other financial statement relating to such Company Benefit Plan.

(ii) Each Company Benefit Plan and Company Benefit Agreement has been administered and operated in accordance with its terms, the applicable provisions of ERISA, the Code and other Applicable Law and the terms of all applicable collective bargaining agreements, except where the failure to be so administered or operated is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter from the Internal Revenue Service that the Company Benefit Plan is so qualified and all related trusts are exempt from U.S. federal income taxation under Section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred, whether by action or by failure to act, which could reasonably be expected to cause the loss of such qualification or exemption.

(iii) To the Knowledge of the Company, no oral or written representation or commitment with respect to any material aspect of any Company Benefit Plan has been made to an employee or former employee, officer or director of the Company or any of its Subsidiaries by an authorized Company employee that is not materially in accordance with the written or otherwise pre-existing terms and provisions of such Company Benefit Plans.

(iv) Except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, there are no unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan or Company Benefit Agreement (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced or threatened with respect to any claim or otherwise in connection with a Company Benefit Plan or Company Benefit Agreement.

(v) None of the Company Benefit Plans is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. None of the Company, any of its Subsidiaries or any other Person under common control within the meaning of Section 414(b), (c), (m) or (o) of the Code with the Company (a “Company ERISA Affiliate”) participates in, or is required to contribute to, any Multiemployer Plan. As of the date of this Agreement, none of the Company, any of its Subsidiaries or Company ERISA Affiliates has, with respect to any Multiemployer Plan, (1) incurred, during the last five years, a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) or (2) received any written notice or communication from the plan administrator of such Multiemployer Plan that could reasonably be expected to result in any liability of the Company, any of its Subsidiaries or Company ERISA Affiliates under Title IV of ERISA in connection with any withdrawal from such Multiemployer Plan.

(vi) No Company Benefit Plan or Company Benefit Agreement provides health benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries after retirement or other termination of service (other than coverage or benefits (A) required to be provided under Part 6 of Title I of

ERISA or similar Applicable Law or (B) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)).

(vii) Neither the negotiation and execution of this Agreement, the Company Stockholder Approval, nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan or Company Benefit Agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, officer or director of the Company or any of its Subsidiaries. There is no contract, agreement, plan or arrangement with any current or former employee, officer or director of the Company to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, that, individually or collectively and as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events) or otherwise, is reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code or any corresponding or similar provision of state, local or foreign income Tax law.

(viii) All Company Benefit Plans and Company Benefit Agreements that are subject to the laws of any jurisdiction outside the United States (i) have been operated in accordance with their terms in all respects, except for those failures to operate the Company Benefit Plans and Company Benefit Agreements in accordance with their terms that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, and (ii) are in compliance with all such applicable laws, including relevant tax laws, except for those failures to comply with such applicable laws that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(ix) The Company has provided to Parent true, complete and correct copies of all indemnification agreements with its officers and directors and the officers and directors of its Subsidiaries.

      (k) Taxes.

(i) Each of the Company and its Subsidiaries has (A) duly and timely filed (or there have been filed on its behalf) all material Tax Returns (as defined below) required to be filed by it (taking into account all applicable extensions) with the appropriate Tax Authority (as defined below), (B) paid all Taxes shown as due on such Tax Returns, and (C) complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes.

(ii) Except for such Liens as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, there are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for liens for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP in the most recent financial statements contained in the Company SEC Documents filed prior to the date of this Agreement.

(iii) The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve in accordance with GAAP for all Tax liabilities of the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

(iv) There is no audit, examination, deficiency, refund litigation or proposed adjustment with respect to any Taxes other than those which if determined adversely are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice in writing of any claim made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file a Tax Return, that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(v) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries except, in each case, with respect to Taxes or deficiencies, as the case may be, that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any material Taxes is currently in force.

(vi) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of a material amount of Taxes other than such an agreement exclusively between or among the Company and any of its Subsidiaries, and neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a material consolidated income Tax Return (other than a group the common parent of which is the Company) or (B) has any material liability for the income or franchise Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(vii) Neither the Company nor any of its Subsidiaries has: (A) agreed to make nor is it required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except where such adjustments are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; (B) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (I) in the two years prior to the date of this Agreement or (II) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger; or (C) taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(viii) Neither the Company nor any of its Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations.

(ix) The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Effective Time.

(x) The Company and each of its Subsidiaries is in material compliance with, and the records of each of the Company and each of its Subsidiaries contain sufficient information and documents necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax laws.

(xi) Section 3.1(k)(xi) of the Company Disclosure Letter lists all foreign jurisdictions in which the Company or any of its Subsidiaries files a material Tax Return.

(xii) “Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added; “Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Entity responsible for the administration or collection of any Taxes; and “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

      (l) Interested Party Transactions. Since December 31, 2003, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57 or Item 404 of Regulation S-K of the SEC.

      (m) Environmental Matters.

(i) Except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, (A) the operations of the Company and its Subsidiaries are, and at all times since January 1, 2001 have been, in compliance with all applicable Environmental Laws (as defined in Section 8.3(j)), including possession and compliance with the terms of all licenses required by Environmental Laws and, to the Knowledge of the Company and its Subsidiaries, there are no facts or circumstances that would materially increase the cost of maintaining such compliance in the future, (B) there are no pending, or to the Knowledge of the Company, threatened suits, actions, investigations or proceedings under or pursuant to Environmental Laws by the Environmental Protection Agency or any other Governmental Entity or any other Person against the Company or any of its Subsidiaries or involving any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased or other sites (except at such other sites at which the Company disposed, or allegedly disposed, of Hazardous Materials (as defined in Section 8.3(o)) and for which the Company is not reasonably likely to be named a potentially responsible party) at which Hazardous Materials were disposed of, or allegedly disposed of, by the Company or any of its Subsidiaries, (C) the Company and its Subsidiaries have not received any written allegations of any Environmental Liabilities (as defined in Section 8.3(k)) and, to the Knowledge of the Company, no facts, circumstances or conditions relating to, associated with or attributable to any real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or the Company’s or any Subsidiary’s operations thereon has resulted in or is reasonably likely to result in Environmental Liabilities, (D) all real property owned or operated by the Company or any of its Subsidiaries is free of contamination from Hazardous Materials that is reasonably likely to create liability for clean-up or remediation under Environmental Laws, and (E) all material environmental reports, assessments and data produced in the last five years and in the possession or control of the Company or its Subsidiaries have been provided to Parent.

(ii) Without in any way limiting the generality of the foregoing, to the Knowledge of the Company, (A) there is no asbestos contained in or forming part of any building, building component, structure or office space currently owned or leased by the Company or its Subsidiaries, and (B) no polychlorinated biphenyls (PCB’s) are used or stored at any property currently owned or leased by the Company or its Subsidiaries.

      (n) Intellectual Property.

(i) Set forth in Section 3.1(n)(i) to the Company Disclosure Letter is a true and complete list of (A) patents and patent applications, trademarks and service marks and all applications and registrations therefor, all domain names, and all material copyrights included in the Company Owned Intellectual Property, other than nonmaterial copyrights and (B) all Contracts under which the Company or any Subsidiary has licensed in or granted any rights or interests in or to, or which by their terms expressly restrict the Company’s or any of its Subsidiaries’ rights to use, any Intellectual Property (each, an “IP Contract”) related to any or all of the Key Products, other than (i) manufacturing agreements, supply agreements, quality agreements, finished product and packaging agreements, and other similar agreements entered into in the ordinary course of business and (ii) standard license agreements for commercially-available, off-the-shelf software.

(ii) The Company has or its Subsidiaries have an unrestricted ownership interest in the Company Owned Intellectual Property (in each case, free and clear of any Liens) and is listed in the records of the appropriate United States, state or foreign registry as a sole or joint current owner of record for each application and registration included in the Company Owned Intellectual Property. The Company Intellectual Property includes all Intellectual Property, and the Company’s and its Subsidiaries’ rights in and to the Company Intellectual Property include all Intellectual Property rights, used in or necessary for the conduct of the business of the Company or its Subsidiaries as it is currently conducted with respect to (A) any or all of the Key Products and (B) any other material aspect of the business of the Company or its Subsidiaries as it is currently conducted; the Contracts under which the Company has been granted rights in any material Intellectual Property owned or controlled by a third Person are valid and legally enforceable, and free and clear of all Liens.

(iii) (A) The Company and its Subsidiaries (i) have an exclusive, unrestricted ownership interest in all Company Owned Intellectual Property used in or necessary for the conduct of the business of the Company or its Subsidiaries as it is currently conducted with respect to any or all of the Key Products (in each case, free and clear of any Liens) and (ii) have an exclusive license to all Company Licensed Intellectual Property used in or necessary for the conduct of the business of the Company or its Subsidiaries as it is currently conducted with respect to any or all of the Key Products (in each case, free and clear of any Liens), and (B) neither the Company nor any of its Subsidiaries has granted or assigned to any Person any right or interest in or to any Key Product.

(iv) To the Knowledge of the Company, no Person, in the past six (6) years, with respect to any Company Intellectual Property relating to any or all of the Key Products, or in the past three (3) years, with respect to any other Company Intellectual Property, is misappropriating, infringing, diluting or otherwise violating, either directly or indirectly, any Company Intellectual Property. No Actions have been brought or threatened against any Person during the past six (6) years, with respect to any Company Intellectual Property relating to any or all of the Key Products, or during the past three (3) years, with respect to any other Company Intellectual Property, by the Company, any of its Subsidiaries or, with respect to any or all of the Key Products, by any of their licensors and, to the Knowledge of the Company, there is no basis for any Action regarding any of the foregoing.

(v) (A) There has not been any Action during the past six (6) years, with respect to any Company Intellectual Property relating to any or all of the Key Products, or during the past three (3) years, with respect to any other Company Intellectual Property, there is no pending Action and, to the Knowledge of the Company, there is no threatened Action (1) alleging misappropriation, infringement, dilution or other violation by the Company or any of its Subsidiaries of any Intellectual Property rights of any Person, (2) challenging the Company’s or any of its Subsidiaries’ ownership or use of, or the validity, enforceability, registrability or maintenance of, any Company Owned Intellectual Property, or (3) alleging that the use by the Company or any of its Subsidiaries of Company Licensed Intellectual Property is in breach of any applicable grant, license, agreement, instrument or other arrangement pursuant to which the Company or any Affiliate acquired the right to use such Intellectual Property, and (B) with respect to (1) any or all of the Key Products and (2) to the extent material, any other Company Intellectual Property, there is no basis for any Action regarding any of the foregoing in (A)(1), (A)(2) or (A)(3); no Company Intellectual Property has been or is being used or enforced by the Company or its Subsidiaries or, with respect to any or all of the Key Products, by any of their licensors in a manner that, individually or in the aggregate, is reasonably likely to result in the cancellation, invalidity or unenforceability of such Intellectual Property.

(vi) All patents and patent applications, trademark registrations and applications and all other applications, registrations and filings under the Company Intellectual Property (A) meet all material applicable requirements for obtaining a patent, trademark registration or other Intellectual Property registration, including any applicable disclosure requirements, (B) are subsisting, in full force and effect, (C) with respect to (1) any or all of the Key Products and (2) to the extent material, any other Company Intellectual Property, are valid and enforceable, (D) have not expired, been cancelled or abandoned, and (E) have had paid in a timely manner all registration, maintenance and renewal fees necessary to preserve the rights of the Company in connection with such Intellectual Property.

(vii) No patent applications under the Company Intellectual Property stand under final rejection before the United States Patent and Trademark Office or any equivalent foreign governmental entity; the Company and its Subsidiaries have taken all commercially reasonable measures to obtain patent rights worldwide, to the extent commercially reasonable to do so, under Company Owned Intellectual Property and Company Licensed Intellectual Property as to which they have the necessary prosecution rights, and have not forfeited or otherwise lost any right to file any material patent applications or obtain any material patents in any country in North America or the European Union or in Japan, such as by failing to meet any filing deadline or otherwise; the Company and its Subsidiaries have no reason to believe that the scope of any issued claims under any patents under the Company Intellectual Property should be less than the scope reflected as of the date hereof in such patents or that the scope of any issued claims under any patent applications under the Company Intellectual Property will or should be materially less than the scope reflected as of the date hereof in such patent applications.

(viii) The Company has provided Parent with access to all IP Contracts related to any or all of the Key Products, other than (i) non-material manufacturing agreements, supply agreements, quality agreements, finished product and packaging agreements, and other similar agreements entered into in the ordinary course of business and (ii) standard license agreements for commercially-available, off-the-shelf software.

(ix) Neither the Company nor any of its Subsidiaries has granted any Person any right to control the prosecution or registration of any Company Intellectual Property relating to any or all of the Key Products or to bring or defend any Actions with respect to Company Intellectual Property relating to any or all of the Key Products.

(x) Neither the Company nor any of its Subsidiaries has entered into any consents, judgments, orders, indemnifications, forbearances to sue, settlement agreements, licenses or other arrangements in connection with the resolution of any disputes or Actions which (A) restrict the Company’s or any of its Subsidiaries’ right to use any material Intellectual Property, (B) restrict the Company’s or any of its Subsidiaries’ businesses in any material manner in order to accommodate any Person’s Intellectual Property, or (C) permit any Person to use any material Company Intellectual Property except as expressly permitted under an IP Contract.

(xi) The Company and each of its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of the trade secrets and other proprietary information under the Company Intellectual Property. No current or former employee or contractor of the Company or any of its Subsidiaries owns or retains any material rights or interests in or to any of the Company Intellectual Property. There has not been any disclosure of any material confidential information of the Company or any of its Subsidiaries (including any such information of any other Person disclosed in confidence to the Company or its Subsidiaries) to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information.

      (o) Litigation.

(i) There are no suits, claims, actions, proceedings, hearings, notices of violation, demand letters or investigations (each, an “Action”) pending, or, to the Knowledge of the Company, threatened, against or affecting the Company or its Subsidiaries or any executive officer or director of the Company or its Subsidiaries or any of their respective properties, including Intellectual Property, except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Neither the Company nor its Subsidiaries are subject to any outstanding order, writ, injunction or decree of any Governmental Entity specifically applicable to, or having a disproportionate effect on, the Company and its Subsidiaries except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(ii) In connection with the manufacture, sale, marketing or distribution of the products set forth in Section 3.1(o)(ii) of the Company Disclosure Letter, as of the date of this Agreement and to the

Knowledge of the Company, (A) there has never been any Action against or affecting the Company or its Subsidiaries, (B) the Company and its Subsidiaries have never received any claim or request for compensation for alleged personal injuries, (C) the Company and its Subsidiaries have never paid any settlement or other monies to a claimant to have an Action resolved, and (D) the Company and its Subsidiaries have never been notified that a user of any of the products set forth in Section 3.1(o)(ii) of the Company Disclosure Letter intends to make a claim or commence litigation, in each case except for any Actions, claims, requests, payments, notices or other items described under clauses (A) through (D) which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

      (p) Insurance.

(i) The Company has provided or made available to Parent true, correct and complete copies of its director and officer and employee and officer insurance policies and all policies of insurance material to the Company and its Subsidiaries, taken as a whole, to which the Company or its Subsidiaries is a party or is a beneficiary or named insured. The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are appropriate and reasonable, considering the Company’s and its Subsidiaries’ properties, business and operations.

(ii) Except for such matters as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, no event relating specifically to the Company or its Subsidiaries (as opposed to events affecting the pharmaceuticals industry in general) has occurred that is reasonably likely to result, after the date of this Agreement, in an increase in premiums under any insurance policies they maintain. Excluding insurance policies that have expired and been replaced in the ordinary course of business, as of the date of this Agreement, no excess liability or protection and indemnity insurance policy has been cancelled by the insurer since January 1, 2001, and to the Company’s Knowledge, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of the Company or any Subsidiary of the Company during the period of one year prior to the date hereof. As of the date hereof, to the Company’s Knowledge, no event has occurred, including the failure by the Company or any Subsidiary of the Company to give any notice or information or by giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of the Company or any Subsidiary of the Company under any such excess liability or protection and indemnity insurance policies.

(iii) As of the date of this Agreement, the Company has provided any and all correspondence, documents, and other materials which in any way limit or reserve the rights of the Company’s insurers for material Actions against or affecting the Company. All self-insured retention for all product liability Actions against or affecting the Company is limited in the aggregate sum for each policy year as specified in Section 3.1(p)(iii) of the Company Disclosure Letter.

      (q) State Takeover Statutes. Assuming that neither Parent nor Merger Sub is an “interested shareholder” within the meaning of the TBCA, the Company has taken all necessary action so that no “investor protection act,” “business combination,” “control share acquisition” or other anti-takeover statute or regulation, in each case under the TBCA, nor any takeover provision in the Company Organizational Documents, would (i) prohibit or restrict the Company’s ability to perform its obligations under this Agreement or the Articles of Merger or its ability to consummate the transactions contemplated hereby and thereby, (ii) have the effect of invalidating or voiding this Agreement or the Articles of Merger, or any provision hereof or thereof, or (iii) subject Parent to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Articles of Merger.

      (r) Brokers and Advisors. Except for fees payable to Goldman, Sachs & Co. (“Goldman”), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has provided to Parent copies of all agreements relating to the engagement by the Company of advisors in connection with the transaction contemplated by this Agreement, including all agreements with respect to the engagement of Goldman, lawyers, accountants and other advisors.

      (s) Opinion of Financial Advisor. The Company has received the opinion of its financial advisor, Goldman, which opinion will be delivered in written form dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock. The Company will provide a copy of this opinion to Parent solely for informational purposes promptly following the date of this Agreement and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or otherwise modified.

      (t) Foreign Corrupt Practices and International Trade Sanctions. To the Company’s Knowledge, neither the Company, nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other similar applicable foreign, Federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations, in each case, except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

      (u) Material Contracts.

(i) For purposes of this Agreement, “Company Material Contract” shall mean:

(1) Any employment, severance, consulting or other Contract with an employee or former employee, officer or director of the Company or any Subsidiary of the Company (other than any unwritten Contract for the employment of any such employee or former employee implied at law) which will require the payment of amounts by the Company or any Subsidiary of the Company, as applicable, after the date hereof in excess of $150,000 per annum;

(2) Any collective bargaining Contract with any labor union;

(3) Any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $1,000,000;

(4) Any Contract containing covenants of the Company or any Subsidiary of the Company (A) to indemnify or hold harmless another Person, unless such indemnification or hold harmless obligation to such Person, or group of Persons, as the case may be, is less than $1,000,000 or (B) not to (or otherwise restricting or limiting the ability of the Company or any of its Subsidiaries to) compete in any line of business or geographic area, including any covenant not to compete with respect to the manufacture, marketing, distribution or sale of any product or product line;

(5) Any Contract requiring aggregate future payments or expenditures in excess of $1,000,000 and relating to cleanup, abatement, remediation or similar actions in connection with environmental liabilities;

(6) Any license, royalty Contract or other Contract with respect to (i) Company Intellectual Property that grants to a third party any exclusive rights to such Intellectual Property or (ii) Intellectual Property which, pursuant to the terms thereof, requires, or may require upon the occurrence of certain events, payments by the Company or any Subsidiary of the Company in excess of $500,000;

(7) Any Contract pursuant to which the Company or any Subsidiary of the Company is required to, or obtains any rights to, undertake the development or commercialization of any pharmaceutical product;

(8) Any Contract pursuant to which the Company or any Subsidiary of the Company has entered into a partnership or joint venture with any other Person (other than the Company or any Subsidiary of the Company);

(9) Any indenture, mortgage, loan or credit Contract under which the Company or any Subsidiary of the Company has outstanding indebtedness or any outstanding note, bond, indenture or other evidence of Indebtedness for borrowed money or otherwise, or guaranteed indebtedness for money borrowed by others;

(10) Any Contract under which the Company or any Subsidiary of the Company is (A) a lessee of real property, (B) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third person or entity, (C) a lessor of real property, or (D) a lessor of any tangible personal property owned by the Company or any Subsidiary of the Company, in any case referred to in clauses (B) or (D) only which requires annual payments in excess of $500,000;

(11) Any Contract under which the Company or any Subsidiary of the Company is a purchaser or supplier of goods and services which, pursuant to the terms thereof, requires payments by the Company or any Subsidiary of the Company in excess of $1,000,000 per annum;

(12) Any material Contract (including guarantees) between the Company and any Subsidiary of the Company;

(13) Any Contract which requires payments by the Company or any Subsidiary of the Company in excess of $1,000,000 per annum containing “change of control” or similar provisions;

(14) Any Contract relating to the acquisition or disposition of any business or any assets (whether by merger, sale of stock or assets or otherwise);

(15) Any Contract (other than Contracts of the type described in subclauses (1) through (14) above) that involves aggregate payments by or to the Company or any Subsidiary of the Company in excess of $1,000,000 per annum, other than a purchase or sales order or other Contract entered into in the ordinary course of business consistent with past practice;

(16) Any Contract the termination or breach of which, or the failure to obtain consent in respect of, is reasonably likely to have a Company Material Adverse Effect; and

(17) Any Contracts relating to the Key Products (any such contract, a “Key Products Contract”).

(ii) No Breach. All Company Material Contracts are valid and in full force and effect and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except to the extent that (x) they have previously expired in accordance with their terms, (y) in the case of Company Material Contracts that are not Key Products Contracts, any failures to be in full force and effect which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, and (z) in the case of Company Material Contracts that are Key Products Contracts, any failures to be in full force and effect which, individually or in the aggregate, are not reasonably likely to materially and adversely affect the related Key Product. Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any counterparty to any Company Material Contract (excluding the Key Products Contracts), has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations or defaults which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any counterparty to any Key Products Contract has (A) violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Key Products Contract or (B) notified the Company, either orally or in writing, of any intent to breach, fail to perform, terminate, or not renew any Key Products Contract, other than, in the case of (A) and (B) above, any such violations, commissions, failures or notifications that, individually or in the aggregate, are not reasonably likely to materially and adversely affect the related Key Product.

(v) Real Property. (i) With respect to each parcel of Material Owned Real Property: (A) the Company or any of its Subsidiaries, as the case may be, has good and marketable indefeasible fee simple title, free and clear of all liens, charges, mortgages, security interests and encumbrances, except (a) Permitted Liens; (b) easements for the erection and maintenance of public utilities exclusively serving the properties; or (c) other easements and encumbrances affecting the properties so long as same do not render title to the Material Owned Real Property unmarketable or uninsurable; (B) neither the Company nor any of its Subsidiaries, as the case may be, has leased or otherwise granted to any Person the right to use or occupy such Material Owned Real Property or any portion thereof; (C) other than the right of Parent and Merger Sub pursuant to this Agreement and as set forth in Section 3.1(v)(i)(C) of the Company Disclosure Letter, there are no outstanding options, rights of first offer, rights of reverter or rights of first refusal to purchase such Material Owned Real Property or any portion thereof or interest therein; and (D) neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein, other than, in the case of (A), (B), (C) and (D) above, for any such case where there is no current or reasonably likely material interference with the operations conducted at the Material Owned Real Property as presently conducted (or as would be conducted at full capacity).

(ii) With respect to each Material Leased Real Property, the Company or any of its Subsidiaries, as the case may be, has delivered or made available to Parent and Merger Sub a true and complete copy of the Lease for such Material Leased Real Property. With respect to each of the aforementioned Leases: (A) such Lease is legal, valid, binding, enforceable and in full force and effect; (B) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (C) there are no disputes with respect to such Lease; (D) neither the Company nor any of its Subsidiaries, as the case may be, nor, to the Knowledge of the Company or any of its Subsidiaries, as the case may be, any other party to the Lease is in breach or default under such Lease, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (E) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (F) neither the Company nor any of its Subsidiaries, as the case may be, owes, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (G) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, the Company or any of its Subsidiaries; (H) neither the Company nor any of its Subsidiaries, as the case may be, has subleased, licensed or otherwise granted any Person the right to use or occupy such Material Leased Real Property or any portion thereof; (I) neither the Company nor any of its Subsidiaries, as the case may be, has collaterally assigned or granted any other security interest in such Lease or any interest therein; and (J) there are no Liens on the estate or interest created by such Lease, other than, in the case of (A) through (J) above, for any such case where there is no current or reasonably likely material interference with the operations conducted at the Material Leased Real Property as presently conducted (or as would be conducted at full capacity).

(iii) The present use of the land, buildings, structures and improvements on the Material Real Property are, in all material respects, in conformity with all material Applicable Laws, rules, regulations and ordinances, including all material applicable zoning laws, ordinances and regulations and with all material registered deeds or other restrictions of record, and neither the Company nor any of its Subsidiaries, as the case may be, has received any written notice of violation thereof. There exists no material conflict or dispute with any regulatory authority or other Person relating to any Material Real Property or the activities thereon, other than where there is no current or reasonably likely material interference with the operations at the Material Real Property as presently conducted (or as would be conducted at full capacity). All buildings, structures and improvements on the Material Real Property are located within the lot lines (and within the mandatory set-backs from such lot lines established by zoning ordinance or otherwise) and not over areas subject to easements or rights of way, other than where there is no current or reasonably likely material interference with the operations conducted at the Material Real Property as presently conducted (or as would be conducted at full capacity).

(iv) Neither the Company nor any of its Subsidiaries, as the case may be, has received any notice from any insurance company of any material defects or inadequacies in the Material Real Property or any part thereof, which would materially and adversely affect the insurability of the same or of any termination or threatened (in writing) termination of any policy of insurance.

      (w) Company Rights Agreement. The Company has taken all action so that the execution of this Agreement, the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Company Rights Agreement or enable, require or cause the Company Rights to be exercised, distributed or triggered thereunder.

      (x) No Impairment. To the Knowledge of the Company, as of the date of this Agreement, no event has occurred and there is no circumstance that impairs in any material respect the ability of the Company to perform its obligations under this Agreement or is reasonably likely to prevent or materially delay the consummation by the Company of any of the transactions contemplated by this Agreement.

      (y) Statements in Connection with Investigations. Each communication by the Company or its representatives to Parent or its representatives, whether oral, written, electronic or otherwise, relating to the Investigations did not when made, and does not, contain any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 3.2     Representations and Warranties of Parent and Merger Sub. Except as set forth in (x) the disclosure letter dated as of the date of this Agreement and executed and delivered by Parent and Merger Sub to the Company concurrently with or prior to the execution and delivery by Parent and Merger Sub of this Agreement (the “Parent Disclosure Letter”) or (y) all registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated by reference therein) publicly filed by Parent since January 1, 2001 and prior to the date hereof with the SEC (“Parent Public Filings”), Parent and Merger Sub represent and warrant to the Company as set forth below.

      (a) Organization, Standing and Corporate Power; Charter Documents; Subsidiaries.

(i) Organization, Standing and Corporate Power. Parent and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is incorporated or otherwise organized, and has the requisite corporate (or similar) power and authority and all government approvals necessary to own, lease and operate its properties and to carry on its business as currently conducted, except for those jurisdictions in which the failure to have such power, authority and government approvals and to be so organized, existing or in good standing are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect (as defined in Section 8.3(gg)). Each of Parent and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

(ii) Charter Documents. Parent and Merger Sub have delivered or made available to the Company prior to the execution of this Agreement complete and correct copies of (A) the articles of incorporation of Parent (including any certificates of designation), as amended and currently in effect (the “Parent Charter”), and the bylaws of Parent, as amended and currently in effect (the “Parent Bylaws,” and, together with the Parent Charter, the “Parent Organizational Documents”), and (B) the charter and bylaws of Merger Sub and articles or certificate of incorporation and bylaws or like organizational documents of each of Parent’s other Subsidiaries (as amended and currently in effect (collectively, the “Parent Subsidiary Organizational Documents”)), and each such instrument is in full force and effect. Parent is not in violation of the Parent Organizational Documents and none of its Subsidiaries is in material violation of its Parent Subsidiary Organizational Documents.

      (b) Capital Structure. The authorized capital stock of Parent consists of 600,000,000 shares of Parent Common Stock, and 5,000,000 shares of preferred stock, par value $0.50 per share (“Parent Preferred Stock”). At the close of business on July 21, 2004, (A) 268,692,269 shares of Parent Common Stock were issued and outstanding; (B) 35,129,641 shares of Parent Common Stock were held by Parent; (C) no shares of Parent Preferred Stock were issued and outstanding; (D) 44,490,510 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s 1986 Incentive Stock Option Plan, Parent’s 1997 Incentive Stock Option Plan, Parent’s 1992 Nonemployee Director Stock Option Plan, and Parent’s 2003 Long-Term Incentive Plan (such plans, collectively, the “Parent Stock Plans”); and (E) 300,000 shares of Parent Preferred Stock were designated as Junior Participating Preferred Stock, Series A, par value $0.50 per share, and were reserved for issuance upon the exercise of preferred share purchase rights (the “Parent Rights”) issued pursuant to the Rights Agreement, as amended to the date hereof, between Parent and American Stock Transfer & Trust Co., as rights agent (the “Parent Rights Agreement”). Parent has delivered or made available to the Company a complete and correct copy of the Parent Rights Agreement as in effect on the date hereof. Each outstanding share of capital stock of Parent is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(ii) As of the close of business on July 21, 2004, 22,641,785 shares of Parent Common Stock were subject to issuance pursuant to outstanding options to acquire shares of Parent Common Stock (“Parent Options”) under the Parent Stock Plans. There are no Parent Options outstanding other than Parent Options outstanding under Parent Stock Plans. All shares of Parent Common Stock that may be issued prior to the Effective Time under the Parent Stock Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. There are no outstanding or authorized stock appreciation rights, security-based performance units, “phantom” stock, profit participation or other similar rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of Parent or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of Parent). There are no contractual obligations for Parent or any of its Subsidiaries to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of Parent or its Subsidiaries under the Securities Act.

(iii) No bonds, debentures, notes or other evidences of indebtedness having the right to vote on any matters on which stockholders of Parent may vote (“Parent Voting Debt”) are issued or outstanding as of the date hereof.

(iv) There are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Parent Voting Debt or other voting securities of Parent or any of its Subsidiaries, or obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(v) Since January 1, 2004 and through the date hereof, other than (A) issuances of Parent Common Stock pursuant to the exercise of Parent Options granted under Parent Stock Plans and outstanding as of March 31, 2004, (B) repurchases of Parent Common Stock from employees of Parent following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (C) issuances of Parent Common Stock (consisting of newly-issued shares or shares in treasury) as contributions of Parent Common Stock to defined contribution plans sponsored by Parent, and (D) grants of Parent Options under Parent Stock Plans in the ordinary course of business consistent with past practice, there has been no change in (1) the outstanding capital stock of Parent, (2) the number of Parent Options outstanding, or (3) the number of other options, warrants or other rights to purchase Parent capital stock.

(vi) Neither Parent nor any of its Subsidiaries is a party to any currently effective agreement (A) restricting the purchase or transfer of, (B) relating to the voting of, or (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to any capital stock of Parent or any of its Subsidiaries.

(vii) Other than its Subsidiaries, as of the date hereof, Parent does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for non-controlling investments made in the ordinary course of business consistent with past practice in entities which are not individually or in the aggregate material to Parent and its Subsidiaries, taken as a whole. There are no outstanding contractual obligations of Parent or any of its Subsidiaries to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in, any Subsidiary of Parent or any other Person, other than guarantees by Parent of any indebtedness or other obligations of any wholly-owned Subsidiary of Parent and other than loans made in the ordinary course consistent with past practice to employees of Parent and its Subsidiaries.

(viii) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value, all of which shares are issued and outstanding. Parent is the legal and beneficial owner of all of the issued and outstanding shares of Merger Sub. Merger Sub was formed at the direction of Parent solely for the purposes of effecting the Merger and the other transactions contemplated hereby. Except as required by or provided for in this Agreement, Merger Sub (x) does not hold, nor has it held, any assets, (y) does not have, nor has it incurred, any liabilities and (z) has not carried on any business activities other than in connection with the Merger and the transactions contemplated hereby. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

      (c) Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents.

(i) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to approval of the Stock Issuance, the Parent Stockholder Approval (as defined in Section 3.2(c)(iii)). This Agreement has been duly executed and delivered by Parent and Merger Sub. Assuming the due authorization, execution and delivery of this Agreement by the Company, this

Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(ii) Board Approval. The Board of Directors of Parent has (A) determined that this Agreement, the Merger and the Stock Issuance are advisable and fair to and in the best interests of Parent and its stockholders, (B) duly approved and adopted this Agreement and the Stock Issuance, which adoption and approval has not been rescinded or modified, (C) resolved (subject to Section 4.2(e)) to recommend the Stock Issuance to its stockholders for approval and (D) directed that the Stock Issuance be submitted to its stockholders for consideration in accordance with this Agreement.

(iii) Voting Requirements. The affirmative vote by a majority of the votes cast by holders of outstanding shares of Parent Common Stock at a meeting duly called and held for approval of the Stock Issuance in favor of the Stock Issuance and pursuant to Rule 312.03 in the Listed Company Manual of the NYSE (the “Parent Stockholder Approval”), is the only vote of the holders of any class or series of Parent capital stock necessary to approve the Stock Issuance, and no other vote of the holders of any class or series of Parent capital stock is necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby.

(iv) No Conflict. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and compliance by Parent and Merger Sub with the provisions of this Agreement will not, conflict with, result in any violation or breach of or default (with or without notice or lapse of time, or both) under, require any consent, waiver or approval under, give rise to any right of termination or cancellation or acceleration of any right or obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries or any restriction on the conduct of Parent’s business or operations under (A) the Parent Organizational Documents, (B) the Parent Subsidiary Organizational Documents, (C) any Contract or Parent Permit (as defined in Section 3.2(g)(i)) or (D) subject to the governmental filings and other matters referred to in Section 3.2(c)(v), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (C) and (D), any such conflicts, violations, breaches, defaults, rights, losses, restrictions or Liens, or failure to obtain consents, waivers or approvals which are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

(v) Required Filings or Consents. No consent, approval, order or authorization or permit of, action by or in respect of, registration, declaration or filing with, or notification to, any Governmental Entity is required to be made, obtained, performed or given to or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Merger Sub, the approval of the Stock Issuance or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for:

(A) compliance with, and filings under, the HSR Act and any applicable filings or notifications under the antitrust, competition or similar laws of any foreign jurisdiction;

(B) the filing with the SEC of:

(1) the Form S-4 (including the Joint Proxy Statement); and

(2) such reports under Sections 13, 15(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby;

(C) the filing of the Articles of Merger with the Secretary of State and appropriate documents with the NYSE and the relevant authorities of other states in which Parent or Merger

Sub is qualified to do business and such filings as may be required under state securities or other “blue sky” laws; and

(D) such consents, approvals, orders, authorizations, permits, actions, registrations, declarations, filings or notifications, the failure of which to be made, obtained, performed or given are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

      (d) SEC Documents; Financial Statements.

(i) Parent has filed with the SEC all registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated by reference therein) required to be so filed by Parent since January 1, 2001 (excluding the Joint Proxy Statement, the “Parent SEC Documents”). As of its respective date, each Parent SEC Document complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, SOX and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, in each case to the extent in effect on the date of filing. Each Parent SEC Document did not, when filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document filed with the SEC prior to the date hereof. No Subsidiary of Parent is subject to the periodic reporting requirements of the Exchange Act.

(ii) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Documents, and to the Knowledge of Parent, the statements contained in such certifications are true and correct.

(iii) The consolidated financial statements of Parent included in the Parent SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q or 8-K or the applicable rules of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material). The books and records of Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(iv) Except as adequately reflected or reserved against in the balance sheet of Parent, dated March 31, 2004, included in the Form 10-K filed by Parent with the SEC on June 14, 2004 (such balance sheet, including the notes thereto, the “Parent Balance Sheet”), neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet or notes thereto of Parent and its consolidated Subsidiaries, except for liabilities or obligations (A) incurred since March 31, 2004 in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or (B) liabilities and obligations incurred in connection with this Agreement or the transactions contemplated hereby.

(v) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet, partnership or any similar contract or arrangement

(including any contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s published financial statements or the other Parent SEC Documents.

(vi) Since April 1, 2001, Parent has not received any oral or written notification of a (x) “reportable condition” or (y) “material weakness” in Parent’s internal controls.

      (e) Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, when filed or at any time it is amended or supplemented or at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to Parent’s stockholders or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent with respect to information or statements with respect to the Company or any of its Subsidiaries made or incorporated by reference therein supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement or the Form S-4.

      (f) Absence of Certain Changes or Events.

(i) Since March 31, 2004 through the date hereof:

(A) Parent and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice;

(B) there has not been any split, combination or reclassification of any of Parent’s capital stock or any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, in lieu of, or in substitution for, shares of Parent’s capital stock;

(C) except as required by a change in GAAP, there has not been any change in accounting methods, principles or practices by Parent materially affecting the consolidated financial position or results of operations of Parent; and

(D) no action has been taken by Parent or its Subsidiaries to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Parent Benefit Plan (as defined in Section 3.2(i)(i)) or Parent Option.

(ii) Since March 31, 2004 through the date hereof, there have not been any changes, circumstances or events that, individually or in the aggregate, have had, or are reasonably likely to have, a Parent Material Adverse Effect.

      (g) Compliance with Applicable Law; Permits.

(i) Parent, its Subsidiaries and their employees hold all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, orders, consents, registrations, approvals and clearances of all Governmental Entities (including all authorizations under the FDCA and the regulations of the FDA promulgated thereunder) and third Persons which are required for Parent and its Subsidiaries to own, lease and operate its properties and other assets and to carry on their respective businesses in the manner described in the Parent SEC Documents filed prior to the date hereof and as they are being conducted as of the date hereof (the “Parent Permits”), and all Parent Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such Parent Permits is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

(ii) Parent and its Subsidiaries are, and have been at all times since January 1, 2001, in compliance with the terms of the Parent Permits and all Applicable Law relating to Parent and its Subsidiaries or their respective businesses, assets or properties, except where the failure to be in compliance with the terms of the Parent Permits or such Applicable Law is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect. Since January 1, 2001, neither Parent nor any of its Subsidiaries has received any notification from any Governmental Entity (A) asserting that Parent or any of its Subsidiaries is not in material compliance with, or at any time since such date has failed to materially comply with, Applicable Law or (B) threatening to revoke any material Parent Permit. As of the date hereof, no material investigation or review by any Governmental Entity is pending or, to the Knowledge of Parent, has been threatened against Parent or any of its Subsidiaries.

      (h) FDA & Related Matters.

(i) Parent and its Subsidiaries are in compliance in all material respects with (A) all written communications, including all Regulatory or Warning Letters, Notices of Adverse Findings and Section 305 Notices and similar letters or notices, between Parent or any of its Subsidiaries and the FDA or any Drug Regulatory Agency, (B) all product recalls, notifications and safety alerts conducted by Parent or any of its Subsidiaries, whether or not required by the FDA, and any request from the FDA or any Drug Regulatory Agency requesting Parent or any of its Subsidiaries to cease to investigate, test or market any product, and (C) any criminal, injunctive, seizure or civil penalty actions begun or threatened by the FDA or any Drug Regulatory Agency against Parent or any of its Subsidiaries to Parent ’s Knowledge and all related consent decrees (including plea agreements) issued with respect to Parent or any of its Subsidiaries.

(ii) None of the material approvals, clearances, authorizations, registrations, certifications, permits, filings or notifications that Parent or any of its Subsidiaries has received or made to the FDA or any Drug Regulatory Agency that relate to the marketing of Parent’s material products have been or are being revoked.

(iii) None of Parent or any of its Subsidiaries has Knowledge (or has been notified by a Parent Partner (as defined below)) of any pending regulatory action of any sort (other than non-material routine or periodic inspections or reviews) against any of Parent, its Subsidiaries or any Person which manufactures, develops or distributes products pursuant to a development, commercialization, manufacturing, supply or other collaboration arrangement with Parent or any of its Subsidiaries (each, a “Parent Partner”) by the FDA or any Drug Regulatory Agency or any other duly authorized governmental authority which regulates the sale of drugs in any jurisdiction, except for such regulatory actions as are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect, or are not reasonably likely to limit in any material way or restrict the ability of Parent or its Subsidiaries to market existing products.

(iv) All preclinical studies and clinical trials being conducted by Parent or its Subsidiaries are, or, in the case of such studies or trials being conducted by a Parent Partner, to the Knowledge of Parent are, being conducted in material compliance with the applicable requirements of Good Laboratory Practices or Good Clinical Practices, as applicable, and all applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56, except for such noncompliance which is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

(v) The manufacture of products by Parent and its Subsidiaries is, or, in the case of any products manufactured by a Parent Partner, to the Knowledge of Parent is, being conducted in compliance with the FDA’s applicable current Good Manufacturing Practices regulations for drug and biological products, except for such noncompliance which is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect. In addition, Parent and its Subsidiaries and, to the Knowledge of Parent, their respective Parent Partners, are in compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and all similar Applicable Law, except for such noncompliance which is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

(vi) None of Parent, its Subsidiaries or, to the Knowledge of Parent, any of their respective agents or subcontractors has been convicted of any crime or engaged in any conduct which could result in debarment or disqualification by the FDA or any Drug Regulatory Agency, and there are no proceedings pending or, to the Knowledge of Parent, threatened in writing that reasonably might be expected to result in criminal liability or debarment or disqualification by the FDA or any Drug Regulatory Agency.

      (i) Benefit Plans.

(i) Each benefit plan, arrangement, agreement and understanding maintained or contributed to, or required to be maintained or contributed to, by Parent or any of its Subsidiaries or any other Person under common control within the meaning of Section 414(b), (c), (m) or (o) of the Code with Parent (a “Parent ERISA Affiliate”) for the benefit of any current or former employee, officer or director of Parent or any of its Subsidiaries or Parent ERISA Affiliates (except any plan which is a Multiemployer Plan, the “Parent Benefit Plans”) and each employment agreement, consulting agreement and termination or severance agreement between Parent or any of its Subsidiaries, on the one hand, and any current or former employee, officer or director of Parent or any of its Subsidiaries, on the other hand, with respect to which Parent or any of its Subsidiaries has any obligations or liabilities (the “Parent Benefit Agreements”) has been administered and operated in accordance with its terms, the applicable provisions of ERISA, the Code and other Applicable Law and the terms of all applicable collective bargaining agreements, except where the failure to be so administered or operated is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect. With respect to the Parent Benefit Plans, no event has occurred and there exists no condition or set of circumstances which is reasonably likely to have a Parent Material Adverse Effect under ERISA, the Code or any other Applicable Law.

(ii) None of the Parent Benefit Plans is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. None of Parent, any of its Subsidiaries or any Parent ERISA Affiliate participates in, or is required to contribute to, any Multiemployer Plan. As of the date of this Agreement, none of Parent, any of its Subsidiaries or Parent ERISA Affiliates has, with respect to any Multiemployer Plan, (1) incurred, during the last five years, a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) or (2) received any written notice or communication from the plan administrator of such Multiemployer Plan that could reasonably be expected to result in any liability of Parent, any of its Subsidiaries or Parent ERISA Affiliates under Title IV of ERISA in connection with any withdrawal from such Multiemployer Plan.

(iii) Neither the negotiation and execution of this Agreement, the Parent Stockholder Approval, nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Benefit Plan or Parent Benefit Agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, officer or director of Parent or any of its Subsidiaries.

      (j) Taxes.

(i) Each of Parent and its Subsidiaries has (A) duly and timely filed (or there have been filed on its behalf) all material Tax Returns required to be filed by it (taking into account all applicable extensions) with the appropriate Tax Authority, (B) paid all Taxes shown as due on such Tax Returns, and (C) complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes.

(ii) Except for such Liens as are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect, there are no Liens for Taxes upon any property or assets of Parent or any of its Subsidiaries, except for liens for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP in the most recent financial statements contained in the Parent SEC Documents filed prior to the date of this Agreement.

(iii) The most recent financial statements contained in the Parent SEC Documents reflect an adequate reserve in accordance with GAAP for all Tax liabilities of Parent and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

(iv) Neither Parent nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of material amount of Taxes other than such an agreement exclusively between or among Parent and its Subsidiaries, and neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a material consolidated income Tax Return (other than a group the common parent of which is Parent) or (B) has any material liability for the income or franchise Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(v) Neither Parent nor any of its Subsidiaries has: (A) agreed to make nor is required to make any material adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in method of accounting or otherwise except where any such adjustments are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect; (B) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (I) in the two years prior to the date of this Agreement or (II) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger; or (C) taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(vi) Neither Parent nor any of its Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations.

      (k) Environmental Matters.

(i) Except as is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect, (A) the operations of Parent and its Subsidiaries are, and at all times since January 1, 2002 have been, in compliance with all applicable Environmental Laws, including possession and compliance with the terms of all licenses required by Environmental Laws, and Parent and its Subsidiaries have not received written notice from any Governmental Entity of any facts or circumstances that would materially increase the cost of maintaining such compliance in the future, (B) there are no pending or, to the Knowledge of Parent, threatened suits, actions, investigations or proceedings under or pursuant to Environmental Laws by any Governmental Entity or any other Person against Parent or any of its Subsidiaries or, to the Knowledge of Parent, involving any real property currently or formerly owned, operated or leased by Parent or any of its Subsidiaries, (C) Parent and its Subsidiaries have received no written allegations of any Environmental Liabilities and, to the Knowledge of Parent, no facts, circumstances or conditions relating to, associated with or attributable to any real property currently or formerly owned, operated or leased by Parent or any of its Subsidiaries or Parent’s or Subsidiary’s operations thereon has resulted in or is reasonably likely to result in Environmental Liabilities, and (D) all material environmental reports, assessments and data produced in the last five years and in the possession or control of Parent or its Subsidiaries have been provided to the Company.

(ii) Without in any way limiting the generality of the foregoing, to the Knowledge of Parent, (A) there is no asbestos contained in or forming part of any building, building component, structure or office space currently owned or leased by Parent or its Subsidiaries and (B) no PCB’s are used or stored at any property currently owned or leased by Parent or its Subsidiaries.

      (l) Intellectual Property. Except as is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect,

(i) Parent has or its Subsidiaries have (A) an ownership interest in the Parent Owned Intellectual Property (in each case, free and clear of any Liens) and is listed in the records of the appropriate United States, state or foreign registry as a sole or joint current owner of record for each application and registration included in the Parent Owned Intellectual Property and (B) to the Knowledge of Parent, the Contracts under which Parent has been granted rights in any Parent Licensed Intellectual Property owned or controlled by a third Person are valid and legally enforceable;

(ii) (A) Parent has or its Subsidiaries have an exclusive license to all Parent Licensed Intellectual Property used in or necessary for the conduct of the business of Parent or its Subsidiaries as it is currently conducted with respect to any or all of the Parent Key Products (in each case, free and clear of any Liens), (B) neither Parent nor any of its Subsidiaries has granted or assigned to any Person any right or interest in or to any Parent Key Product; and (C) Parent or its Subsidiaries, under and subject to the applicable license agreements, have the exclusive right to manufacture and sell each Parent Key Product, and there is no actual or, to the knowledge of Parent, threatened, claim that any party has the ability to cause, or intends to cause, such right of exclusivity to terminate.

(iii) to the Knowledge of Parent, no Person is misappropriating, infringing, diluting or otherwise violating, either directly or indirectly, any Parent Intellectual Property;

(iv) there is no pending Action and, to the Knowledge of Parent, there is no threatened Action (A) alleging misappropriation, infringement, dilution or other violation by Parent or any of its Subsidiaries of any Intellectual Property rights of any Person or (B) challenging Parent’s or any of its Subsidiaries’ ownership or use of, or the validity, enforceability, registrability or maintenance of, any Parent Owned Intellectual Property; to the Knowledge of Parent, no Parent Intellectual Property has been or is being used or enforced by Parent or its Subsidiaries or by any of their licensors in a manner that, individually or in the aggregate, is reasonably likely to result in the unenforceability of such Intellectual Property;

(v) to the Knowledge of Parent, all patents and patent applications, trademark registrations and applications and all other applications, registrations and filings under the Parent Intellectual Property (A) are subsisting, in full force and effect, (B) are valid and enforceable, (C) have not expired, been cancelled or abandoned, and (D) have had paid in a timely manner all registration, maintenance and renewal fees necessary to preserve the rights of Parent in connection with such Intellectual Property;

(vi) Parent and its Subsidiaries have no reason to believe that the scope of any issued claims under any patents under the Parent Intellectual Property should be less than the scope reflected as of the date hereof in such patents; and

(vii) Parent and each of its Subsidiaries has implemented commercially reasonable measures to maintain the confidentiality of the trade secrets and other proprietary information under the Parent Intellectual Property.

      (m) Litigation. There is no Action pending, or, to the Knowledge of Parent, threatened, against or affecting Parent or its Subsidiaries or any executive officer or director of Parent or its Subsidiaries or any of their respective properties, including Intellectual Property, except as is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect. Neither Parent nor its Subsidiaries are subject to any outstanding order, writ, injunction or decree of any Governmental Entity specifically applicable to, or having a disproportionate effect on, Parent and its Subsidiaries except as is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

      (n) Brokers and Advisors. Except for fees payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill”), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

      (o) Opinion of Financial Advisor. Parent has received the written opinion of its financial advisor, Merrill, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Parent. Parent has provided a copy of this opinion to the Company solely for informational purposes and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or otherwise modified.

      (p) Material Contracts. Each of the agreements filed as an exhibit to the Form 10-K filed by Parent with the SEC on June 14, 2004 (the “Parent 10-K”) which remain in full force and effect and all of the agreements that would have been required to be filed as an exhibit to the Parent 10-K if any such agreements have been entered into as of the date of filing of such Parent 10-K (collectively, “Parent Material Contracts”) are valid and in full force and effect as of the date hereof except to the extent they have previously expired in accordance with their terms, and neither Parent nor any of its Subsidiaries has (or has any Knowledge that any party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Parent Material Contract, except defaults which are not, individually or in the aggregate, reasonably expected to have a Parent Material Adverse Effect. No Parent Material Contract has been amended or modified, except for such amendments or modifications which have been filed as an exhibit to a subsequently dated Parent SEC Document or are not required to be filed with the SEC.

      (q) No Impairment. To the Knowledge of Parent, as of the date of this Agreement, no event has occurred and there is no circumstance that impairs in any material respect the ability of Parent to perform its obligations under this Agreement or is reasonably likely to prevent or materially delay the consummation by Parent of any of the transactions contemplated by this Agreement.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.1     Conduct of Business.

      (a) The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 4.1(a) of the Company Disclosure Letter or as specifically permitted by any other provision of this Agreement, or unless Parent shall otherwise provide prior written consent (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, (i) use its reasonable best efforts to maintain its existence in good standing under Applicable Law, (ii) subject to the restrictions set forth in this Section 4.1(a) and Section 5.4, and other than in connection with this Agreement and the transactions contemplated hereby, conduct its operations only in the ordinary and usual course of business consistent with past practice, (iii) use its reasonable best efforts to keep available the services of the current officers, employees and consultants of the Company and each of its Subsidiaries, (iv) use its reasonable best efforts to maintain and enforce all Intellectual Property of the Company and each of its Subsidiaries, (v) use its reasonable best efforts to maintain its rights and franchises and preserve its current relationships with its customers, suppliers and others having business dealings with it to the end that its ongoing businesses shall not be impaired in any material respect at the Effective Time, (vi) use its reasonable best efforts to maintain the Real Property and other material assets of the Company and each of its Subsidiaries in good repair, order and condition (subject to normal wear and tear) consistent with current needs, use its reasonable best efforts to replace in accordance with prudent practices the Company and each of its Subsidiaries’ inoperable, worn out or obsolete assets with assets of good quality consistent with past practices and current needs and, in the event of a casualty, loss or damage to any of such assets or properties prior to the Effective Time, whether or not the Company or any of its Subsidiaries is insured, use its reasonable best efforts to either repair or replace such damaged property to the condition it was in immediately prior to such casualty, loss or damages, and (vii) pay all applicable material Taxes when due and payable. The Company also shall, and shall cause each of its Subsidiaries, as appropriate, to take the actions set forth in Section 4.1(a)(ii) of the Company Disclosure Letter.

      (b) In addition, without limiting the foregoing, except as set forth in Section 4.1(a) of the Company Disclosure Letter or as specifically permitted by any other provision of this Agreement, the Company shall not and shall not permit any of its Subsidiaries to (unless required by Applicable Law), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(i) amend or otherwise change its charter, articles or certificate of incorporation or bylaws or equivalent organizational documents;

(ii) (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith, other than (I) individual items of capital expenditure which have been committed to by the Company with third parties prior to the date of this Agreement, (II) capital expenditures and obligations and liabilities in connection therewith contemplated by the Company’s current capital expenditure budget set forth in Section 4.1(b)(ii)(B) of the Company Disclosure Letter, (III) capital expenditures and obligations and liabilities in connection therewith reasonably required in order to deal with emergency situations (in which case the Company shall promptly notify Parent), and (IV) other capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice and which are not individually in excess of $1,000,000; (C) to the extent permitted by Applicable Law, enter into any licensing agreement, except for licensing agreements entered into in the ordinary course of business; or (D) enter into an agreement to provide rebates or discounts to public, governmental, or private entities outside the ordinary course of business;

(iii) except as set forth in Section 4.1(b)(iii) of the Company Disclosure Letter, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest, of the Company or any of its Subsidiaries, other than the issuance of capital stock of the Company upon the exercise, in accordance with the terms of the applicable Company Stock Plan, of Company Options outstanding on the date hereof;

(iv) (A) sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance of, any material property or assets (other than Intellectual Property) of the Company or any of its Subsidiaries, except (x) sales, pledges, dispositions, transfers, leases, licenses or encumbrances required to be effected prior to the Effective Time pursuant to existing Contracts, (y) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of property or assets by the Company or any of its Subsidiaries in the ordinary course of business and which sales, pledges, dispositions, transfers, leases, licenses or encumbrances are not individually in excess of $1,000,000 or which have been committed to by the Company with a third party prior to the date of this Agreement, or (z) sales or dispositions of inventory and other tangible current assets or (B) enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly-owned Subsidiary of the Company, on the one hand, and the Company or another wholly-owned Subsidiary of the Company, on the other hand;

(v) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of the Company (other than dividends or distributions paid by wholly-owned Subsidiaries of the Company to the Company or to other wholly-owned Subsidiaries of the Company) or enter into any agreement with respect to the voting of the capital stock of the Company;

(vi) (A) reclassify, combine, split or subdivide any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or other securities;

(vii) (A) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly-owned Subsidiary of the Company) for borrowed money, (B) terminate, cancel, or agree to any material and adverse change in, any Company Material Contract other than, solely with respect to the Company Material Contracts that are not Key Products Contracts, in the ordinary course of business consistent with past practice, or (C) make or authorize any material loan to any Person (other than a Subsidiary of the Company) outside the ordinary course of business;

(viii) except as set forth in Section 4.1(b)(viii) of the Company Disclosure Letter and except as required by the terms of this Agreement, the terms of any Company Benefit Plan or Company Benefit Agreement in effect on the date hereof or as required under Applicable Law: (A) increase the compensation or benefits payable or to become payable to its directors or officers, (B) increase the compensation or benefits payable or to become payable to its other employees (except for regularly scheduled increases in the ordinary course of business in accordance with past practices and methodologies), (C) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries (other than with respect to newly hired employees in the ordinary course of business in accordance with past practices of the Company or any of its Subsidiaries, provided that any such agreements shall not provide for the payment of any severance or termination pay solely as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby), (D) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee, (E) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan or Company Option, or (F) enter into, or amend, any indemnification agreements between the Company and its directors and officers;

(ix) make any change in accounting policies or procedures, other than as required by GAAP or by a Governmental Entity and as concurred with by its independent auditors;

(x) except in the ordinary course of business consistent with past practice, make any material Tax election or settle or compromise any material liability for Taxes, change any annual Tax accounting period, change any method of Tax accounting, file any material amendment to any material Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xi) take any action which is reasonably likely to cause the Merger not to constitute a reorganization under Section 368 of the Code;

(xii) settle any material Action, except (A) settlements in the ordinary course of business consistent with past practice or (B) settlements to the extent subject to reserves existing as of the date hereof in accordance with GAAP; provided, that any settlements made in reliance upon clause (A) or (B) above are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; and provided, further, that this Section 4.1(b)(xii) shall not apply to any matters set forth on Section 4.1(b)(xii) of the Company Disclosure Letter or to the matters covered by Section 5.19 of this Agreement;

(xiii) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement (other than with respect to any “standstill” or similar obligation contained therein) to which the Company is a party and which relates to a business combination involving the Company;

(xiv) write up, write down or write off the book value of any assets that are, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business or as required by Applicable Law or by GAAP;

(xv) acquire, or agree to acquire, from any Person any assets (not including Intellectual Property), operations, business or securities or engage in, or agree to engage in, any merger, consolidation or other business combination with any Person, except in connection with capital expenditures permitted hereunder and except for acquisitions of inventory and other assets (not including Intellectual Property) in the ordinary course of business consistent with past practice;

(xvi) enter into any agreements or arrangements that limit or otherwise restrict the Company or any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that could, after the Effective Time, limit or restrict Parent or any of its Affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or product line or in any geographic area;

(xvii) take any action that is intended or is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied;

(xviii) acquire, or agree to acquire, from any Person, any Intellectual Property, except in the ordinary course of business consistent with past practice (including in size and nature); or

(xix) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

      (c) Parent agrees that, between the date of this Agreement and the Effective Time, except as specifically permitted by any other provision of this Agreement, or unless the Company shall otherwise provide prior written consent (which consent shall not be unreasonably withheld or delayed), Parent shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to maintain its existence in good standing under Applicable Law, and subject to the restrictions set forth in this Section 4.1(c) and Section 5.4, and other than in connection with this Agreement and the transactions contemplated hereby, conduct its operations only in the ordinary and usual course of business consistent with past practice. In addition, without limiting the foregoing, except as specifically permitted by any other provision of this Agreement, Parent shall not and shall not permit any of its Subsidiaries to (unless required by Applicable Law applicable to Parent and its Subsidiaries), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

(i) amend or otherwise change the Parent Charter in a manner that would adversely affect holders of Parent Common Stock (including holders of the Parent Common Stock issuable in the Merger), except to increase the authorized number of shares of Parent capital stock (including Parent Common Stock);

(ii) issue any shares of Parent Common Stock if, following such issuance, there would be an insufficient number of shares of Parent Common Stock to pay the Merger Consideration and to be reserved for issuance in connection with the transactions contemplated hereby;

(iii) except in the ordinary course of business consistent with past practice (including with respect to the timing of record dates), declare, set aside, make or pay any dividend or other distribution, payable in cash, stock property or otherwise, with respect to any of Parent’s capital stock;

(iv) take any action (including any acquisition or entering into any business combination) that is intended or is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied;

(v) repurchase, redeem or otherwise acquire, or permit its Subsidiaries to purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock;

(vi) take any action which would or could reasonably be expected to cause the Merger not to constitute a reorganization under Section 368 of the Code; or

(vii) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

      (d) Other Actions. Except as required by Applicable Law, Parent, the Company and Merger Sub shall not, and shall not permit any of their respective Subsidiaries to, voluntarily take any action that is reasonably likely to result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to “materiality” or “Company Material Adverse Effect” or “Parent Material Adverse Effect”, as the case may be, becoming untrue as of the Closing, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect as of the Closing, or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

SECTION 4.2     No Solicitation.

      (a) The Company shall not, nor permit any of its Subsidiaries to, nor authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly, or indirectly, (i) solicit, initiate or encourage (including by way of furnishing any information to any Person), or take any other action to, or which is designed or intended to, facilitate, induce or encourage, any inquiries with respect to, or the making, submission or announcement of, any Alternative Transaction Proposal (as defined in Section 8.3(c)), (ii) participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, otherwise cooperate in any way with or knowingly facilitate any effort or attempt to make or implement any Alternative Transaction Proposal (except to disclose the existence of the provisions of this Section 4.2), (iii) approve, endorse or recommend any Alternative Transaction (except to the extent specifically permitted pursuant to Section 4.2(d)), or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment (whether binding or not) contemplating or otherwise relating to any possible or proposed Alternative Transaction Proposal. The Company and its Subsidiaries will immediately cease, and will cause their respective officers, directors and employees and any investment banker, financial adviser, attorney, accountant or other representative retained by them to cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any possible or proposed Alternative Transaction.

      (b) Notification of Alternative Transactions. As promptly as reasonably practicable (and in any event within 48 hours) after receipt of any Alternative Transaction Proposal or any request for nonpublic information or any inquiry relating in any way to any Alternative Transaction Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Alternative Transaction Proposal, request or inquiry, and the identity of the Person or group of Persons making any such Alternative Transaction Proposal, request or inquiry. In addition, the Company shall keep Parent informed in all material respects of the status and details (including amendments or proposed amendments) of any such Alternative Transaction Proposal, request or inquiry, and the Company and Parent shall cause their respective outside legal counsel to establish a regular schedule as reasonably agreed by Parent and the Company for telephonic conversations between the Company’s outside legal counsel and Parent’s outside legal counsel for the purpose of providing updates of such status and details. In addition, the Company shall cause its outside legal counsel to endeavor to provide reasonable advance notice to Parent’s outside legal counsel of any meeting of the Company’s Board of Directors at which it is reasonably likely that the Company’s Board of Directors will consider or otherwise discuss any Alternative Transaction Proposal or Alternative Transaction.

      (c) Company Superior Proposals. Notwithstanding anything to the contrary contained in this Agreement, in the event that the Company receives an unsolicited, bona fide written Alternative Transaction Proposal at any time prior to obtaining the Company Stockholder Approval and it is determined in good faith by the Company’s Board of Directors (after receipt of advice from its outside legal counsel and its independent financial advisors) that such Alternative Transaction Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal (as defined in Section 8.3(h)), it may then take the following actions (but only if the Company has given Parent at least 24 hours prior written notice of its intention to take any of the following actions and of the identity of the Person or group of Persons making such Alternative Transaction Proposal and the terms and conditions of such Alternative Transaction Proposal and if the Company shall not have breached any of the provisions of this Section 4.2 in any material respect):

(i) furnish information (including nonpublic information) to the Person or group of Persons (and its or their advisors and representatives) making such Alternative Transaction Proposal, provided that (A) prior to furnishing any such nonpublic information, it receives from such Person or group of Persons an executed confidentiality agreement containing terms at least as restrictive as the terms contained in the Confidentiality Agreement, dated as of March 17, 2004, between Parent and the Company (the “CDA”) and (B) contemporaneously with furnishing any such nonpublic information to such Person or group of Persons, it furnishes such nonpublic information to Parent (or, with respect to any such nonpublic information that has previously been furnished to Parent or its advisors or representatives, a list identifying such nonpublic information delivered to such Persons and its or their advisors and representatives); and

(ii) engage in discussions or negotiations with such Person or group of Persons with respect to such Alternative Transaction Proposal.

      (d) Company Change of Recommendation.

(i) The Board of Directors of the Company may withhold, withdraw, amend or modify its recommendation in favor of this Agreement and the Merger if (A) the Company has complied in all material respects with the procedures set forth in Sections 4.2(d)(ii) and 4.2(d)(iii) below and (B) the Board of Directors of the Company reasonably determines in good faith after consultation with outside counsel and independent financial advisors that a Parent Material Adverse Effect has occurred and that as a result thereof such action is consistent with their fiduciary duties under Applicable Law (a “Company Change of Recommendation”).

(ii) The Company shall cause its outside counsel to endeavor to provide Parent’s outside counsel with reasonable advance telephonic notice (which notice may be delivered to Parent’s outside counsel’s voicemail mailbox) of any meeting of the Company Board of Directors at which the Company’s Board of Directors is reasonably likely to consider (x) whether any change, event, violation, circumstance or effect would constitute a Parent Material Adverse Effect or (y) a Company Change of Recommendation. The Company shall cause its outside counsel to keep Parent’s outside counsel informed in all material respects of the status and details of the Company’s Board of Directors’ consideration of such Company Change of Recommendation or such change, event, violation, circumstance or effect, including a reasonably detailed summary of material facts and circumstances being considered by the Company in such connection, and the Company shall cause its outside counsel to establish a regular schedule reasonably agreed by Parent and the Company for telephonic conversations with Parent’s outside counsel to provide updates of such status and details.

(iii) The Company shall notify Parent in writing no less than four business days prior to any meeting at which the Company’s Board of Directors determines (x) that any change, event, violation, circumstance or effect constitutes a Parent Material Adverse Effect or (y) to make a Company Change of Recommendation, attaching to such notice a current description of summaries of the material facts and information which the Company’s executive officers, outside counsel, and independent financial advisors expect the Company’s Board of Directors to consider as the basis for or in connection with making any such determination. After receipt of such notice, and prior to the meeting of the Company’s Board of Directors, Parent shall be entitled to (i) submit written information, opinions and analyses, including those of Parent’s outside counsel and independent financial advisors, to the Company’s executive officers for their good faith review and consideration and (ii) meet with the Company’s executive officers and the Company’s outside counsel and independent financial advisors who have advised the Company’s Board of Directors on the relevant matters, who shall engage in good faith discussions with Parent and its outside counsel and independent financial advisors regarding the consideration by the Company Board of Directors of such determination; provided, however, that nothing in this Section 4.2(d) shall require the Company to disclose any information, opinions or analyses that would result in the loss of attorney-client privilege.

      (e) Parent Change of Recommendation.

(i) The Board of Directors of Parent may withhold, withdraw, amend or modify its recommendation in favor of the Stock Issuance if (A) Parent has complied in all material respects with the procedures set forth in Sections 4.2(e)(ii) and 4.2(e)(iii) below and (B) the Board of Directors of Parent reasonably determines in good faith after consultation with outside counsel and independent financial advisors that a Company Material Adverse Effect has occurred and that as a result thereof such action is consistent with their fiduciary duties under Applicable Law (a “Parent Change of Recommendation”).

(ii) Parent shall cause its outside counsel to endeavor to provide the Company’s outside counsel with reasonable advance telephonic notice (which notice may be delivered to Company’s outside counsel’s voicemail mailbox) of any meeting of the Parent Board of Directors at which the Parent Board of Directors is reasonably likely to consider (x) whether any change, event, violation, circumstance or effect would constitute a Company Material Adverse Effect or (y) a Parent Change of Recommendation. Parent shall cause its outside counsel to keep the Company’s outside counsel informed in all material respects of the status and details of the Parent Board of Directors’ consideration of such Parent Change of Recommendation or such change, event, violation, circumstance or effect, including a reasonably detailed summary of material facts and circumstances being considered by Parent in such connection, and Parent shall cause its outside counsel to establish a regular schedule reasonably agreed by Parent and the Company for telephonic conversations with the Company’s outside counsel to provide updates of such status and details.

(iii) Parent shall notify the Company in writing no less than four business days prior to any meeting at which Parent’s Board of Directors determines (x) that any change, event, violation, circumstance or effect constitutes a Company Material Adverse Effect or (y) to make a Parent Change of Recommendation, attaching to such notice a current description of summaries of the material facts and information which Parent’s executive officers, outside counsel, and independent financial advisors expect the Parent Board of Directors to consider as the basis for or in connection with making any such determination. After receipt of such notice, and prior to the meeting of Parent’s Board of Directors, the Company shall be entitled to (i) submit written information, opinions and analyses, including those of the Company’s outside counsel and independent financial advisors, to Parent’s executive officers for their good faith review and consideration and (ii) meet with Parent’s executive officers and Parent’s outside counsel and independent financial advisors who have advised the Parent Board of Directors on the relevant matters, who shall engage in good faith discussions with the Company and its outside counsel and independent financial advisors regarding the consideration by the Parent Board of Directors of such determination; provided, however, that nothing in this Section 4.2(e) shall require Parent to disclose any information, opinions or analyses that would result in the loss of attorney-client privilege.

      (f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or Parent or their respective Boards of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act to the extent applicable; provided that the Company shall not effect, or disclose pursuant to such Rules or otherwise take a position which constitutes, a Company Change of Recommendation unless specifically permitted pursuant to the terms of Section 4.2(d) and provided further that Parent shall not effect, or disclose pursuant to such Rules or otherwise take a position which constitutes, a Parent Change of Recommendation unless specifically permitted pursuant to the terms of Section 4.2(e).

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.1     Preparation of SEC Documents; Stockholders’ Meetings.

      (a) As soon as practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Joint Proxy Statement, and Parent shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to Parent’s stockholders, and the Company will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company’s stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger and the conversion of Company Options into options to acquire Parent Common Stock, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by Parent or the Company without the other party’s prior consent (which shall not be unreasonably withheld or delayed) and without providing the other party the opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and each party will advise the other promptly of any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information (including any Company Change of Recommendation or Parent Change of Recommendation) relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should become known to Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Parent and the Company.

      (b) Each of the Company and Parent shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, take all action necessary in accordance with Applicable Law and the

Company Organizational Documents, in the case of the Company, and the Parent Organizational Documents, in the case of Parent, to duly give notice of, convene and hold a meeting of its stockholders as promptly as practicable to consider, in the case of Parent, the Stock Issuance (the “Parent Stockholders’ Meeting”) and, in the case of the Company, the adoption and approval of this Agreement and the Merger (the “Company Stockholders’ Meeting”). Unless there has been a Company Change of Recommendation (in the case of the Company) or Parent Change of Recommendation (in the case of Parent), as the case may be, each of the Company and Parent will use its reasonable best efforts to solicit from its stockholders proxies in favor of, in the case of Parent, the Stock Issuance, and, in the case of the Company, the adoption and approval of this Agreement and the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or Applicable Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company or Parent may adjourn or postpone the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, as the case may be, to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to its respective stockholders in advance of a vote on, in the case of Parent, the Stock Issuance, and, in the case of the Company, the approval and adoption of this Agreement and the Merger, or, if, as of the time for which the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, as the case may be, is originally scheduled, there are insufficient shares of Company Common Stock or Parent Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Unless there has been a Company Change of Recommendation (in the case of the Company) or a Parent Change of Recommendation (in the case of Parent), each of the Company and Parent shall ensure that the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, respectively, is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, as the case may be, are solicited in compliance with Applicable Law, the rules of the NYSE and, in the case of the Company, the Company Organizational Documents, and, in the case of Parent, the Parent Organizational Documents. Without the prior written consent of Parent, approval and adoption of this Agreement and the Merger is the only matter which the Company shall propose to be acted on by the Company’s stockholders at the Company Stockholders’ Meeting. Without the prior written consent of the Company (not to be unreasonably withheld or delayed), approval of the Stock Issuance is the only matter which Parent shall propose to be acted on by Parent’s stockholders at the Parent Stockholders’ Meeting.

      (c) Unless there has been a Company Change of Recommendation (in the case of the Company) or a Parent Change of Recommendation (in the case of Parent), each of the Company and Parent will use its reasonable best efforts to hold the Company Stockholders’ Meeting and Parent Stockholders’ Meeting, respectively, on the same date as the other party and as soon as reasonably practicable after the date of this Agreement.

      (d) Unless there has been a Company Change of Recommendation (in the case of the Company) or a Parent Change of Recommendation (in the case of Parent): (i) the Board of Directors of each of the Company and Parent shall recommend that its stockholders vote in favor of, in the case of the Company, the approval and adoption of this Agreement and the Merger at the Company Stockholders’ Meeting, and, in the case of Parent, the Stock Issuance at the Parent Stockholders’ Meeting, (ii) the Joint Proxy Statement shall include a statement to the effect that the Board of Directors of (A) Parent has recommended that Parent’s stockholders vote in favor of the Stock Issuance at the Parents’ Stockholder Meeting and (B) the Company has recommended that the Company’s stockholders vote in favor of approval and adoption of this Agreement and the Merger at the Company Stockholders’ Meeting and (iii) neither the Board of Directors of the Company or Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the other party, the recommendation of its respective Board of Directors that the respective stockholders of the Company or Parent vote in favor of, in the case of the Company, the approval and adoption of this Agreement and the Merger, and, in the case of Parent, the Stock Issuance.

SECTION 5.2     Accountant’s Letters and Consents.

      (a) Each of the Company and Parent shall use its reasonable best efforts to cause to be delivered to the other party two letters from their respective independent accountants, one dated approximately as of the date the Form S-4 is declared effective and one dated approximately as of the Closing Date, each addressed to the other party, in form and substance reasonably satisfactory to the other party and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

      (b) Parent and the Company will each use its reasonable best efforts to cause to be delivered to each other consents from their respective independent auditors, dated the date on which the Form S-4 shall become effective or a date not more than two days prior to such date, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

SECTION 5.3     Access to Information; Confidentiality. Subject to the CDA and Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its officers, employees, accountants, counsel, financial advisors and other representatives, full access at all reasonable times on reasonable notice during the period prior to the Effective Time to all their properties, books, contracts, commitments, personnel and records (provided, that such access shall not unreasonably interfere with the business or operations of the Company) and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties, litigation matters and personnel as Parent may reasonably request provided, that nothing in Section 5.3(a), (b) or (c) shall require the Company to provide any access, or to disclose any information, if permitting such access or disclosing such information would (a) violate Applicable Law, (b) violate any of its obligations with respect to confidentiality (provided that the Company shall, upon the request of Parent, use its reasonable best efforts to obtain the required consent of any third party to such access or disclosure), or (c) result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege). The Company also will consult with Parent regarding its business in a prompt manner and on a regular basis. In addition, the Company and its officers and employees shall reasonably cooperate with Parent in Parent’s efforts to comply with the rules and regulations affecting public companies, including SOX. No review pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

      (b) In addition, without limiting the foregoing, prior to the first date on which both the Company Stockholder Approval and the Parent Stockholder Approval have been obtained, the Company shall use its reasonable best efforts (x) to provide Parent with sufficient advance notice of intended written or electronic communications with the Investigating Entities, plaintiff’s counsel in the Shareholder and Derivative Actions and the Company’s insurers regarding coverage of any claims or potential claims related either to the Investigations or the Shareholder and Derivative Actions (“Intended Communications”) to allow Parent to review and comment upon such communications, and (y) to permit one outside lawyer for Parent (who shall be reasonably acceptable to the Company) to attend, solely in a monitoring capacity, proposed in-person or telephonic communications (“Proposed Meetings”) with the Investigating Entities and/or plaintiff’s counsel in the Shareholder and Derivative Actions, unless in either case the Company reasonably believes that such advance notice or such attendance would adversely affect its ability to resolve such matters on favorable terms. From and after the first date on which both the Company Stockholder Approval and the Parent Stockholder Approval have been obtained, (x) the Company shall be required to provide Parent with sufficient advance notice of Intended Communications to allow Parent to review and comment upon such communications (provided that the Company shall not be required to delay any Intended Communication pending comment from Parent in the event that the Company reasonably believes that such delay would significantly impact its ability to resolve the relevant matter), and (y) the

Company shall use its reasonable best efforts to give Parent advance notice of any Proposed Meetings and to permit Parent and its representatives approved in advance by the Company to attend and participate in a reasonable manner in such meetings (provided that Parent shall not insist on attendance at Proposed Meetings if the Investigating Entities have requested in writing that Parent not participate). The Company shall consider in good faith the views and comments of Parent and its Representatives with respect to all Intended Communications and Proposed Meetings. To the extent that the Company shall not have been required by this Section 5.3(b) to have afforded Parent advance notice of any Intended Communication or an opportunity to attend any Proposed Meeting, the Company shall without unreasonable delay inform Parent of all communications (whether oral, in writing, electronic, or otherwise) with (1) the Investigating Entities in connection with the Investigations of the Company; (2) plaintiffs’ counsel in the Shareholder and Derivative Actions; and (3) the Company’s insurers regarding coverage of any claims or potential claims related either to the investigations by the Investigating Entities or the Shareholder and Derivative Actions. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Company shall not be required to take any action that would violate any Applicable Law or to make any disclosure to Parent or any other Person that would result in a loss of the protection of the attorney client and work product privileges. In connection with this Section 5.3(b), Parent represents that, based upon all information made available to it as of the date of this Agreement, it currently expects to cooperate with the Investigating Entities in a manner substantially consistent with the cooperation afforded the Investigating Entities by the Company, but nothing in this sentence shall in any way limit Parent’s discretion with respect to the Investigating Entities after the Closing Date.

      (c) Upon reasonable request and notice, Parent will provide the Company reasonable access to its properties, books, contracts, commitments, personnel and records, and Parent will respond to reasonable inquiries from the Company regarding its business operations on a regular basis; provided, that the foregoing shall not require Parent to respond, or to disclose any information if responding or disclosing such information would (a) violate Applicable Law, (b) violate any of its obligations with respect to confidentiality (provided that Parent shall, upon the request of the Company, use its reasonable best efforts to obtain the required consent of any third party to such access or disclosure), or (c) result in the loss of attorney-client privilege (provided that Parent shall, upon the request of the Company, allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege).

      (d) Each of Parent and the Company will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in accordance with the terms of the CDA.

      SECTION 5.4     Antitrust Filings; Reasonable Best Efforts.

      (a) Each party shall make or cause to be made, in cooperation with the other parties and to the extent applicable and as promptly as practicable, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and (ii) all other necessary filings, forms, declarations, notifications, registrations and notices with other Governmental Entities under Competition Laws relating to the transactions contemplated hereby. “Competition Laws” mean the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade. Each party shall use its reasonable best efforts to respond at the earliest practicable date to any requests for additional information made by the Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”) or any other Governmental Entities, and act in good faith and reasonably cooperate with the other party in connection with any investigation of any Governmental Entity. Each party shall use its reasonable best efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice. Each party shall give the other party reasonable prior notice of any communication with, and any proposed understanding or agreement with, any Governmental Entity regarding any filings, forms, declarations, notifications, registrations or notices, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed communication, understanding or agreement with any Governmental Entity with respect to the transactions contemplated by the Agreement. None of the parties shall independently participate in any meeting, or engage in any substantive conversation, with any governmental authority in respect of any filings or inquiry without giving the other party prior notice of the meeting and, unless prohibited by such Governmental Entity, the opportunity to attend and/or participate. The parties will consult and cooperate with one another in connection with any information or proposals submitted in connection with proceedings under or relating to any Competition Law. Without limiting the foregoing, the Company and Parent shall each use its reasonable best efforts: (i) to avoid the entry of any judgment that would restrain, prevent or delay the Closing; (ii) to eliminate every impediment under any Competition Law that may be asserted by any Governmental Entity so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date); and (iii) vigorously to contest and resist any such action or proceeding, including any administrative or judicial action.

      (b) Subject to Section 5.4(c), each of the parties to this Agreement agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Entities and the making of all other necessary registrations and filings (including filings with Governmental Entities, if any), (ii) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement, (iii) the preparation of the Joint Proxy Statement and the Form S-4, (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, and (v) the providing of all such information concerning such party, its subsidiaries, its Affiliates and its subsidiaries’ and Affiliates’ officers, directors, employees and partners as may be reasonably requested in connection with any of the matters set forth in Section 5.4(a) or this Section 5.4(b). Each of Parent and the Company agrees that it will use its reasonable best efforts to obtain prior to the Effective Time each of the consents that are listed in Section 5.4(b) of the Company Disclosure Letter.

      (c) Notwithstanding anything to the contrary in this Section 5.4, neither Parent nor the Company shall be required in order to resolve any objections asserted under Competition Laws by any Governmental Entity with respect to the transactions contemplated by this Agreement to divest any of its businesses, product lines or assets, or take or agree to take any other action or agree to any limitation or restriction, that is reasonably likely to result in a Parent Material Adverse Effect (determined, for purposes of this clause, after giving effect to the Merger) or a Company Material Adverse Effect.

      (d) The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, purchase, merger or consolidation is reasonably expected to (i) impose any delay (other than an immaterial delay) in the obtaining of, or increase the risk (other than an insignificant increase) of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) increase the risk (other than an insignificant increase) of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement or commencing litigation seeking such an order, (iii) increase the risk (other than an insignificant increase) of not being able to remove any such order on appeal or otherwise, (iv) delay (other than an immaterial delay) or prevent the consummation of the transactions contemplated by this Agreement, or (v) increase the risk (other than an insignificant increase) of any of the conditions to the Merger set forth in VI not being satisfied.

SECTION 5.5     Indemnification(a). From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs and expenses (including reasonable attorneys’ fees), liabilities, judgments and, subject to the proviso of this sentence, settlement amounts that are paid or incurred in connection with any pending, threatened or completed claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is (i) based on, or arises out of, the fact that such Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries, or (ii) based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent a corporation is permitted under Applicable Law to indemnify its own directors or officers, as the case may be (“Indemnified Liabilities”). Without limiting the foregoing, in the event that any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising prior to or after the Effective Time), (x) the Surviving Corporation shall have the right to assume the defense thereof with legal counsel of Parent’s choosing and neither Parent nor the Surviving Corporation shall be liable to such Indemnified Party for any legal expenses of other counsel or any expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however that such Indemnified Party may employ counsel of its own choosing, and Parent shall cause the Surviving Corporation to pay such Indemnified Party for reasonable legal expenses of such counsel, if under applicable standards of professional conduct the counsel selected by Parent would have a conflict representing the Surviving Corporation and the Indemnified Party in the conduct of the defense of an action; (y) the Indemnified Party shall cooperate with the Surviving Corporation in the defense of any such matter; and (z) the Surviving Corporation shall not be liable for any settlement of any claim effected without its written consent (which consent shall not be unreasonably withheld or delayed). Any Indemnified Party wishing to obtain indemnification under this Section 5.5(a), upon learning of any claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof; provided, however, the failure of any Indemnified Party to give such notice shall not waive any rights of the Indemnified Party under this Section 5.5 except to the extent that the rights of the Surviving Corporation or Parent are actually materially prejudiced thereby). In the event the Surviving Corporation does not assume the defense of an action in accordance with this Section 5.5(a), (A) the Indemnified Parties as a group seeking indemnification with respect to the same or a substantially related matter may retain only one law firm with respect to such matter except to the extent that under applicable standards of professional conduct, such counsel would have a conflict representing such Indemnified Party and any other Indemnified Party or Indemnified Parties; (B) Parent shall cause the Surviving Corporation to pay all expenses of the disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by Applicable Law promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the TBCA; provided, however, that the person to whom expenses are advanced provides an undertaking required by Applicable Law to repay such advance if it is ultimately determined that such person is not entitled to indemnification; (C) the Indemnified Parties shall retain counsel reasonably satisfactory to the Surviving Corporation; (D) Parent shall cause the Surviving Corporation to pay all reasonable fees and expenses of such counsel for the Indemnified Parties and all costs and expenses of the Indemnified Parties in connection with seeking and obtaining indemnification from the Surviving Corporation, in each case promptly as statements therefor are received; and (E) Parent shall cause the Surviving Corporation to use reasonable best efforts to assist in the defense of any such matter. In the event of any dispute as to whether an Indemnified Party’s conduct complies with the standards set forth under the TBCA and the Company Charter or Company Bylaws, a determination shall be made by independent counsel mutually acceptable to the Company following the Effective Time and the Indemnified Party (the “Independent Counsel”); provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). Without limiting the foregoing, to the extent that any Indemnified Party is, by reason of the fact that such Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries, a witness in any claim, action, suit, proceeding or investigation to which such Indemnified Party is not a party, such Indemnified Party shall be indemnified and held harmless against all costs and expenses in connection therewith.

(ii) The Surviving Corporation shall not enter into any settlement of any claim in which the Surviving Corporation is jointly liable with an Indemnified Party (or would be if joined in such claim) unless such settlement provides for a full and final release of all claims asserted against such Indemnified Party.

      (b) Except to the extent required by Applicable Law, neither Parent nor the Surviving Corporation shall take any action so as to amend, modify, limit or repeal the provisions for indemnification of Indemnified Parties contained in the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Surviving Corporation and its Subsidiaries (which as of the Effective Time shall be no more favorable to such individuals than those maintained by the Company and its Subsidiaries on the date hereof) in such a manner as would adversely affect the rights of any Indemnified Party to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time. The Surviving Corporation shall honor all of its indemnification obligations existing as of the Effective Time.

      (c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the policies of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement; provided, however, that Parent may substitute therefor policies of at least the same coverage containing terms that are no less advantageous with respect to matters occurring prior to or at the Effective Time, or Parent may expand its own directors’ and officers’ liability insurance policy to provide the same coverage as maintained by the Company as of the date of this Agreement and on terms that are no less advantageous with respect to matters occurring prior to or at the Effective Time, in each case to the extent such liability insurance or additional coverage can be maintained annually at a cost to the Surviving Corporation not greater than 300% for annual premiums for such directors’ and officers’ liability insurance, which existing premium costs are set forth in Section 5.5(c) of the Company Disclosure Letter; provided, further, that if such insurance or additional coverage cannot be so maintained or obtained at such cost, the Company shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 300% of the current annual premiums of the Company for its directors’ and officers’ liability insurance.

      (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each party entitled to insurance coverage under Section 5.5(c), respectively, and his or her heirs and legal representatives, and shall be in addition to, and shall not impair, any other rights an Indemnified Party may have under the Company Charter, the Company Bylaws or the comparable organization documents of the Surviving Corporation or any of its Subsidiaries, under the TBCA or otherwise. Parent shall ensure that the Surviving Corporation complies with all of its obligations under this Section 5.5.

SECTION 5.6     Employee Benefits.

      (a) Immediately following the Effective Time and until December 31, 2005, Parent will provide, or will cause to be provided, to each person who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and who continues to be employed by Parent, the Surviving Corporation, or any of their Subsidiaries (the “Continuing Employees”) (i) compensation and benefits which in the aggregate are no less favorable than those provided by the Company and its Subsidiaries to such Continuing Employee immediately prior to the Effective Time under the applicable Company Benefit Plans, Company Benefit Agreements and compensation practices of the Company and its Subsidiaries and (ii) eligibility for periodic increases in compensation and/or promotions generally consistent with then current policies of Parent and its Subsidiaries for employees of Parent and its Subsidiaries who are employed in comparable positions.

      (b) For a period of two years following the Effective Time, Parent will provide, or will cause to be provided, severance benefits (based on the change in control that will occur at the Effective Time in accordance with the terms of the Company’s severance policy) to Continuing Employees which are no less favorable than those provided under the Company’s severance policy attached to Section 5.6(b) of the Company Disclosure Letter (the “Company Severance Policy”); provided, however, that notwithstanding anything in the Company Severance Policy to the contrary, equity awards granted to any Continuing Employee following the Effective Time shall be governed by the terms and conditions of the award agreement(s) issued under the applicable Parent equity plans. Parent will comply, and will cause the Surviving Corporation to comply, with the obligations set forth in Section 5.6(b) of the Company Disclosure Letter.

      (c) From and after the Effective Time, each Continuing Employee shall be eligible to participate in Parent’s vacation policies; provided, however, that the amount of vacation days per year for each Continuing Employee shall be no less than the amount of vacation days such Continuing Employee would have been entitled to as of Effective Time under the applicable Company Benefit Plans or Company Benefit Agreements.

      (d) For a period of two years following the Effective Time, the Continuing Employees will be eligible to participate in all stock option, bonus, profit-sharing and similar plans of Parent and/or its Subsidiaries to the same extent as employees of Parent and/or its Subsidiaries who are employed in comparable positions.

      (e) With respect to each benefit plan of Parent or any of its Subsidiaries in which Continuing Employees are eligible to participate following the Effective Time, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for purposes of defined benefit pension accruals), service with the Company and its Subsidiaries (or predecessor employers to the extent the Company and its Subsidiaries recognize such past service) shall be treated as service with Parent and its Subsidiaries; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Company Benefit Plan or Company Benefit Agreement.

      (f) Following the Effective Time, Parent shall, or shall cause its Subsidiaries to (i) waive any pre-existing conditions, exclusions, actively-at-work requirements and waiting periods under any benefit plan maintained by Parent or any of its Subsidiaries for each Continuing Employee and his or her eligible dependents (except to the extent that such pre-existing conditions, exclusions, actively-at-work requirements and waiting periods would have been applicable under the comparable benefit plans of the Company and its Subsidiaries immediately prior to the Effective Time) and (ii) provide each Continuing Employee and his or her eligible dependents with full credit for any co-payments and deductibles incurred prior to the Effective Time (or any later transition date to new welfare benefit plans) for the calendar year in which the Effective Time (or such later transition date) occurs, in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plans that such persons participate in after the Effective Time.

      (g) Parent will, and will cause its Subsidiaries to, honor, in accordance with their respective terms, the Company Benefit Plans and Company Benefit Agreements, including any rights or benefits arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event); provided, however, that, subject to compliance with their obligations in this Section 5.6, Parent, the Surviving Corporation and their Subsidiaries may amend or terminate the Company Benefit Plans and Company Benefit Agreements in accordance with their terms as in effect immediately prior to the Effective Time.

      (h) Parent agrees that certain employee matters shall be governed in accordance with the provisions of Section 5.6(h) of the Company Disclosure Letter.

SECTION 5.7     Fees and Expenses. Except as set forth in this Section 5.7 and in Section 7.3, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of the Company and Parent shall bear and pay one-half of the costs and expenses incurred by Parent, Merger Sub or the Company (other than attorneys’ fees, accountants’ fees and related expenses) in connection with (i) the filing, printing and mailing of the Form S-4 (including financial statements and exhibits), the Joint Proxy Statement (including SEC filing fees) and any preliminary materials related thereto and (ii) the filings of the premerger notification and report forms under the Antitrust Laws (including filing fees).

SECTION 5.8     Public Announcements. The Company and Parent will consult with each other before issuing, and will provide each other the opportunity to review, comment upon and concur with, and use reasonable best efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 5.9     Listing. Parent shall use its reasonable best efforts to cause the Parent Common Stock issuable under Article II, and those shares of Parent Common Stock required to be reserved for issuance in connection with the Merger (including under the Company Stock Plans), to be authorized for listing on the NYSE, upon official notice of issuance.

SECTION 5.10     Tax-Free Reorganization Treatment. Parent and the Company hereby adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Parent and the Company intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and each shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Merger to so qualify and to obtain the opinions of counsel referred to in Section 6.1(g), including the execution of the certificates referred to therein. Neither Parent nor the Company shall take any action, or fail to take any action, that is reasonably likely to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

SECTION 5.11     Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. The Company shall pay on behalf of its stockholders any such Taxes or fees which become payable in connection with the transactions contemplated by this Agreement for which such stockholders are primarily liable and in no event shall Parent pay such amounts.

SECTION 5.12     Equity Awards.

      (a) At the Effective Time, each Company Option outstanding immediately prior to the Effective Time, whether or not exercisable at the Effective Time, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option (including any applicable stock option agreement or other document evidencing such Company Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time (disregarding any vesting schedule applicable to such option) multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock of such Company Option by the Exchange Ratio, rounded up to the nearest whole cent. The Company shall take all corporate action necessary, including amending any Company Option or Company Benefit Plan, to effectuate the foregoing. Each assumed Company Option shall be exercisable immediately following the Effective Time as to the same percentage of the total number of shares as to which it was exercisable immediately prior to the Effective Time, except to the extent such Company Option (either by its terms or by the terms of another agreement) provides for automatic acceleration of vesting. Prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery in connection with the exercise of the converted Company Options.

      (b) The parties shall use their reasonable best efforts to ensure that the conversion of any Company Options which are intended to be “incentive stock options” (as defined in Section 422 of the Code) as provided for in this Section 5.12 shall be effected in a manner consistent with Section 424(a) of the Code.

      (c) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Options appropriate notices setting forth such holders’ rights pursuant to the respective Company Stock Plans and the agreements evidencing the grants of such Company Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.12 after giving effect to the Merger).

      (d) At or prior to the Effective Time, Parent shall file a registration statement on an appropriate form with respect to the shares of Parent Common Stock subject to such Company Options and shall use reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Options remain outstanding.

      (e) Parent and the Company agree that, in order to most effectively compensate and retain Company Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that the conversion of Company Common Stock and Company Options into shares of Parent Common Stock and Parent Options in connection with the Merger be exempted from risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by Applicable Law, and for that compensatory and retentive purpose Parent and the Company agree to the provisions of this Section 5.12(e). Assuming that the Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by Company Insiders of Parent Common Stock in exchange for Company Common Stock, and of Parent Options upon conversion of Company Options, in each case pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999). “Section 16 Information” shall mean information accurate in all material respects regarding Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in the Merger, and the number and description of the Company Options held by each such Company Insider and expected to be converted into Parent Options in connection with the Merger; provided that a description of any Company Options shall not be required if copies of all Company Stock Plans under which such Company Options have been granted, and forms of agreements evidencing grants thereunder, have been made available to Parent. “Company Insiders” shall mean those officers and directors of Company who may be subject to the reporting requirements of Section 16(a) of the Exchange Act on or following the Effective Time and who are listed in the Section 16 Information.

SECTION 5.13     Affiliates. Not less than 45 days prior to the Effective Time, the Company shall deliver to Parent a letter identifying all Persons who, in the judgment of the Company, may be deemed at the time this Agreement is submitted for adoption by the stockholders of the Company, “affiliates” of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. The Company shall use its reasonable best efforts to cause each Person identified on such list to deliver to Parent not less than

30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit 5.13 hereto (an “Affiliate Agreement”).

SECTION 5.14     Notification of Certain Matters. Parent shall give prompt notice to the Company and the Company shall give prompt notice to Parent, as the case may be, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause (a)(i) any representation or warranty of such party contained in this Agreement that is qualified as to “materiality” or “Company Material Adverse Effect” or “Parent Material Adverse Effect”, as the case may be, to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time or (b) any material failure of Parent and Merger Sub or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. In addition, Parent shall give prompt notice to the Company and the Company shall give prompt notice to Parent, as the case may be, of any change or event having, or which is reasonably likely to have, a Parent Material Adverse Effect or Company Material Adverse Effect, as the case may be, on such party and its Subsidiaries, taken as a whole, or which would be reasonably likely to result in the failure of any of the conditions set forth in Article VI to be satisfied. Notwithstanding the above, the delivery of any notice pursuant to this Section 5.14 will not limit or otherwise affect the representations, warranties, covenants or agreements of the parties, the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

SECTION 5.15     Rights Plans; State Takeover Laws.

      (a) Prior to the Effective Time, the Company shall not redeem the Company Rights or amend, modify (other than to delay any “distribution date” as defined in the Company Rights Agreement or to render the Company Rights inapplicable to the Merger or any action set forth in this Agreement) or terminate the Company Rights Agreement unless required to do so by order of a court of competent jurisdiction.

      (b) Prior to the Effective Time, the Company shall not take any action to render inapplicable or to exempt any third Person (other than Parent or any of its Subsidiaries) from, any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock unless required to do so by order of a court of competent jurisdiction.

SECTION 5.16     Reservation of Parent Common Stock. Effective at or prior to the Effective Time, Parent shall reserve (free from preemptive rights) out of its reserved but unissued shares of Parent Common Stock, for the purposes of effecting the conversion of the issued and outstanding shares of Company Common Stock pursuant to this Agreement, sufficient shares of Parent Common Stock to provide for such conversion as well as the issuance of Parent Common Stock upon the exercise of Company Options assumed by Parent under Section 5.12.

SECTION 5.17     Stockholder Litigation. The Company shall provide Parent with the opportunity to participate to the extent reasonably possible in the defense or settlement of any stockholder Action against the Company and its directors relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Parent’s prior written consent, which consent will not be unreasonably withheld or delayed.

SECTION 5.18     Convertible Debentures.

      (a) The Company shall deliver, or shall cause to be provided, in accordance with the terms of the Indenture dated as of November 1, 2001 (the “Indenture”), between the Company and The Bank of New York, as trustee (the “Trustee”), relating to the Convertible Debentures, to the Trustee and to each Holder (as defined in the Indenture) as promptly as possible after the date hereof but in no event less than 15 days immediately prior to the Effective Time, the notice required by Section 11.16 of the Indenture.

      (b) The Company shall, on the Closing Date, execute a supplemental indenture to the Indenture, that shall give effect to the provisions of Section 11.17 of the Indenture.

      (c) The Company shall take all such further actions, including the delivery of the officers’ certificate and opinion of counsel required by Section 6.01(a)(4) of the Indenture, as may be necessary to comply with all of the terms and conditions of the Indenture.

      (d) On or before the 30th day immediately after the Effective Time, Parent shall deliver to all Holders the notice required by Section 4.02(b) of the Indenture (with respect to the right of the Holders to require repurchase of the Convertible Debentures upon the occurrence of a Change of Control (as defined in the Indenture)).

SECTION 5.19     Settlements. The Company will not settle any matter arising out of the Investigations, and the Company will not settle the Shareholder and Derivative Actions, in each case without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1     Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

      (a) Stockholder Approvals. Each of the Parent Stockholder Approval and the Company Stockholder Approval shall have been obtained.

      (b) Antitrust Waiting Periods. The waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. The waiting periods (and any extensions thereof) applicable to the Merger under any applicable foreign antitrust laws, rules or regulations shall have been terminated or shall have expired, other than any such waiting periods the failure of which to terminate or expire are not reasonably likely to have a Parent Material Adverse Effect (determined, for purposes of this clause, after giving effect to the Merger) or a Company Material Adverse Effect.

      (c) Governmental Consents and Approvals. Other than as required by Section 6.1(b), all filings with, and all consents, approvals and authorizations of, any Governmental Entity required to be made or obtained by Parent, the Company or any of their Subsidiaries to consummate the Merger, except for those the failure of which to be made or obtained are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect (determined, for purposes of this clause, after giving effect to the Merger), shall have been made or obtained.

      (d) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction (collectively, “Restraints”), shall be in effect which prohibits, makes illegal or enjoins the consummation of the transactions contemplated by this Agreement.

      (e) Form S-4. The Form S-4 shall have become effective under the Securities Act prior to the mailing of the Joint Proxy Statement by each of Parent and the Company to their respective stockholders, and no stop order or proceeding seeking a stop order shall be threatened by the SEC or shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC.

      (f) Listing. The shares of Parent Common Stock issuable to the stockholders of the Company as provided for in Article II and under the Company Stock Plans shall have been authorized for listing on the NYSE upon official notice of issuance.

      (g) Tax Opinions. The Company and Parent shall have received a written opinion of its respective legal counsel, Cravath, Swaine & Moore LLP in the case of the Company, and Skadden, Arps, Slate, Meagher & Flom LLP in the case of Parent (“Tax Counsel”), in a form reasonably satisfactory to the Company and Parent (each such opinion, a “Tax Opinion”), respectively, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368 of the Code. In rendering such Tax Opinion, Tax Counsel may require and rely upon customary representations and covenants, including those contained in certificates of the Company, Parent, Merger Sub and others, reasonably satisfactory in form and substance to such Tax Counsel.

SECTION 6.2     Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

      (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement and in any certificate or other writing delivered by Parent and Merger Sub pursuant hereto, in each case made as if none of such representations or warranties contained any qualification or limitation as to “materiality” or “Parent Material Adverse Effect” or “Parent Material Adverse Change,” shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent expressly given as of a specified earlier date (in which case, as of such specified earlier date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably likely to have, a Parent Material Adverse Effect.

      (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed, or complied with, in all material respects the obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

      (c) No Material Adverse Change. Since the date of this Agreement, no Parent Material Adverse Change shall have occurred or is reasonably likely to occur.

      (d) Officers’ Certificate. The Company shall have received an officers’ certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Parent to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

      (e) No Pending Litigation. There shall not be pending any Action by any Governmental Entity seeking to prohibit or impose any material limitations on Parent’s ownership of the Company or the operation of all or a material portion of Parent’s or the Company’s businesses or assets (whether held directly or through Subsidiaries), or to compel Parent or the Company or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of Parent or the Company (whether held directly or through Subsidiaries) in any such case which is reasonably likely to have a Parent Material Adverse Effect (determined, for purposes of this clause, after giving effect to the Merger).

      SECTION 6.3     Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

      (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto, in each case made as if none of such representations or warranties contained any qualification or limitation as to “materiality” or “Company Material Adverse Effect” or “Company Material Adverse Change,” shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except to the extent expressly given as of a specified earlier date (in which case, as of such specified earlier date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably likely to have, a Company Material Adverse Effect.

      (b) Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects the obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

      (c) No Material Adverse Change. Since the date of this Agreement, no Company Material Adverse Change shall have occurred or is reasonably likely to occur.

      (d) No Pending Litigation. There shall not be pending any Action by any Governmental Entity seeking to prohibit or impose any material limitations on Parent’s ownership of the Company or the operation of all or a material portion of Parent’s or the Company’s businesses or assets (whether held directly or through Subsidiaries), or to compel Parent or the Company or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of Parent or the Company (whether held directly or through Subsidiaries) in any such case which is reasonably likely to have a Parent Material Adverse Effect (determined, for purposes of this clause, after giving effect to the Merger) or a Company Material Adverse Effect.

      (e) Officers’ Certificate. Parent shall have received an officers’ certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of the Company to the effect that the conditions set forth in Sections 6.3(a) and (b), have been satisfied.

      (f) Criminal Charges. Neither the Company nor any of its current or former persons who are or were required to file Forms 3, 4 or 5 pursuant to Section 16 of the Exchange Act shall have been charged criminally with a violation of law by any Governmental Entity in connection with any of the issues relating to the Company that are being investigated by the Investigating Entities.

      (g) No Suspension or Debarment. Except as set forth in Section 6.3(g) of the Company Disclosure Letter, Parent shall not have received any indication that any Governmental Entity has placed or is reasonably likely to place any prohibitions on the Company’s sales to Medicaid or any related federal or state program.

      (h) Restatement. No restatement of any of the Company’s financial statements shall have occurred, and no restatement of any of the Company’s financial statements shall be reasonably likely to occur.

ARTICLE VII

TERMINATION

SECTION 7.1     Termination. This Agreement may be terminated at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, which in the case of Sections 7.1(a), (b)(i) and (b)(ii), (c) and (d), may be taken before or after the Parent Stockholder Approval or the Company Stockholder Approval, as the case may be:

      (a) by mutual written consent of the Company and Parent, if the Board of Directors of each so determines;

      (b) by written notice of either the Company or Parent:

(i) if the Merger shall not have been consummated by February 28, 2005 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure to consummate the merger prior to the Outside Date;

(ii) if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party which has not used its reasonable best efforts to resist, resolve or lift as applicable (as contemplated by Section 5.4) any such order, decree, ruling or other action;

(iii) if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the vote was taken; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to Parent if the failure to obtain the Parent Stockholder Approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

(iv) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the vote was taken; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iv) shall not be available to the Company if the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

(v) at any time prior to the Parent Stockholder Approval, if there shall have been a Company Material Adverse Effect and a Parent Change of Recommendation, or

(vi) at any time prior to the Company Stockholder Approval, if there shall have been a Parent Material Adverse Effect and a Company Change of Recommendation;

      (c) by the Company upon a breach or violation of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, which breach or violation would result in the failure to satisfy either of the conditions set forth in Section 6.2(a) or Section 6.2(b) and in any such case, such breach or violation shall be incapable of being cured by the Outside Date, or Parent shall not be using on a continuous basis its reasonable best efforts to cure in all material respects such breach or violation after the giving of written notice thereof by the Company to Parent of such violation or breach;

      (d) by Parent upon a breach or violation of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or violation would result in the failure to satisfy the conditions set forth in Section 6.3(a) or Section 6.3(b) and in any such case, such breach or violation shall be incapable of being cured by the Outside Date, or the Company shall not be using on a continuous basis its reasonable best efforts to cure in all material respects such breach or violation after the giving of written notice thereof by Parent to the Company of such violation or breach;

      (e) by Parent, at any time prior to the Company Stockholder Approval, if (i) the Company Board of Directors determines in accordance with Section 4.2(c) and Section 8.3(h) that an Alternative Transaction Proposal constitutes a Company Superior Proposal and (ii) the Company notifies Parent in writing that it intends to enter into a binding agreement for a Company Superior Proposal; or

      (f) by the Company, at any time prior to the Company Stockholder Approval, if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Company Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice, (ii) Parent does not make, within four business days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Company Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to the Company’s stockholders as the Company Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such four business day period, and (iii) the Company, at or prior to any termination pursuant to this Section 7.1(f), pays to Parent the Company Termination Fee (as defined in Section 7.3).

SECTION 7.2     Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (i) as set forth in Section 5.3(d), Section 5.7, this Section 7.2 and Section 7.3, as well as Article VIII (other than Section 8.1) to the extent applicable to such surviving sections, each of which shall survive termination of this Agreement and (ii) that nothing herein shall relieve any party from liability for any breach of any covenant or agreement of such party contained herein or any willful or intentional breach of any representation or warranty of such party contained herein. No termination of this Agreement shall affect the obligations of the parties contained in the CDA, all of which obligations shall survive termination of this Agreement in accordance with their terms. Payments made pursuant to Section 7.3 shall be in addition to any other rights, remedies and relief of the parties hereto or with respect to the subject matter of this Agreement.

SECTION 7.3     Payments.

      (a) Payment of Company Termination Fee. In the event that this Agreement is terminated pursuant to any of Sections 7.1(b)(iv), 7.1(e) or 7.1(f), the Company shall pay Parent a fee equal to $85,000,000 in immediately available funds (the “Company Termination Fee”); provided, that (i) in the case of a termination pursuant to Section 7.1(b)(iv), the Company Termination Fee shall be payable only if following the date hereof and prior to such termination, any Person shall have made to the Company or its stockholders, or publicly announced, a proposal, offer or indication of interest relating to any Acquisition (as defined in Section 7.3(d)) with respect to the Company and within twelve months following termination of this Agreement, an Acquisition of the Company is consummated or the Company enters into an agreement providing for an Acquisition of the Company, such fee payment to be made concurrently with the earlier of the consummation of such Acquisition or the execution of such agreement, as applicable, (ii) in the case of a termination pursuant to Section 7.1(e), the Company Termination Fee shall be paid promptly, but in no event later than two business days after such termination, and (iii) in the case of a termination pursuant to Section 7.1(f), the Company Termination Fee shall be paid simultaneously with such termination.

      (b) Payment of Parent Termination Fee. In the event that this Agreement is terminated pursuant to Section 7.1(b)(iii), Parent shall pay the Company a fee equal to $85,000,000 in immediately available funds (the “Parent Termination Fee”); provided, that the Parent Termination Fee shall be payable only if following the date hereof and prior to such termination, any Person shall have made to Parent or its stockholders, or publicly announced, a proposal, offer or indication of interest relating to any Acquisition (as defined in Section 7.3(d)) with respect to Parent and within twelve months following termination of this Agreement, an Acquisition of Parent is consummated or Parent enters into an agreement providing for an Acquisition of Parent, such fee payment to be made concurrently with the earlier of the consummation of such Acquisition or the execution of such agreement, as applicable.

      (c) Payment of Termination Fee. All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the party to receive payment.

      (d) Certain Definitions. For the purposes of this Section 7.3 only, “Acquisition,” with respect to a party hereto, shall mean any of the following transactions (other than the Merger): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the stockholders of the party immediately preceding such transaction hold less than 45% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party or any of its Subsidiaries of assets representing in excess of 45% of the aggregate fair market value of the consolidated assets of the party and its Subsidiaries immediately prior to such sale, or (iii) the acquisition by any Person or group of Persons (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group of Persons), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 45% of the voting power of the then outstanding shares of capital stock of the Person.

SECTION 7.4     Amendment. Subject to compliance with Applicable Law, this Agreement may be amended by the parties at any time before or after the Parent Stockholder Approval or the Company Stockholder Approval; provided, however, that after the Company Stockholder Approval, there may not be, without further approval of the stockholders of the Company, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Company Common Stock hereunder, or which by Applicable Law otherwise expressly requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly designated committee thereof.

SECTION 7.5     Extension; Waiver. At any time prior to the Effective Time, a party may by action taken or authorized by its respective Board of Directors to the extent legally permitted (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance by the other party hereto with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 7.5 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit the survival of any covenant or agreement of the parties in the Agreement which by its terms contemplates performance after the Effective Time.

SECTION 8.2     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) if to the Company to:

King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, TN 37620
Fax No: (423) 989-6282
Attention: General Counsel

      with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Fax No.: (212) 474-3700

Attention:	Scott A. Barshay, Esq.

James C. Woolery, Esq.

      (b) if to Parent or Merger Sub, to it at:

Mylan Laboratories Inc.
1500 Corporate Drive
Canonsburg, PA 15317
Fax No: (724) 514-1871
Attention: Chief Legal Officer

      with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Fax No: (212) 735-2000

Attention:	Roger S. Aaron, Esq.

Eric L. Cochran, Esq.

SECTION 8.3     Definitions. For purposes of this Agreement:

      (a) An “Affiliate” of any Person shall mean another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

      (b) An “Alternative Transaction” with respect to a party hereto, shall mean any of the following transactions: (i) any transaction or series of related transactions with one or more third Persons involving: (A) any purchase from such party or acquisition (whether by way of a merger, share exchange, consolidation, business combination, consolidation or similar transaction) by any Person or “group” of Persons (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 25% interest in the total outstanding voting securities of such party or any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 25% or more of the total outstanding voting securities of such party or any merger, consolidation, business combination or similar transaction involving such party, or (B) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 25% of the aggregate fair market value of the consolidated assets of such Person and its Subsidiaries, taken as a whole, immediately prior to such sale, lease, exchange, transfer, license, acquisition or disposition, or (ii) any liquidation or dissolution of such party;

      (c) “Alternative Transaction Proposal” shall mean any offer, inquiry, proposal or indication of interest (whether binding or non-binding) to any Person or its stockholders relating to an Alternative Transaction;

      (d) “Company Intellectual Property” shall mean, collectively, the Company Owned Intellectual Property and the Company Licensed Intellectual Property;

      (e) “Company Licensed Intellectual Property” shall mean all Intellectual Property owned or controlled by a third Person and licensed to the Company or any of its Subsidiaries;

      (f) “Company Material Adverse Change” or “Company Material Adverse Effect” shall mean, when used with respect to the Company and its Subsidiaries, any change, event, violation, circumstance or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Change or Company Material Adverse Effect, is materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Change with respect to, or a Company Material Adverse Effect on, the Company and its Subsidiaries, taken as a whole: (A) events or circumstances adversely and generally affecting the industry in which the Company operates, and which do not have a materially disproportionate effect on the Company, (B) general economic conditions, or (C) the announcement or performance of this Agreement or (D) any Effects to the extent resulting from the matters set forth in clauses (A), (B), or (C) above; provided, further, that, subject to Section 8.3(f) of the Parent Disclosure Letter, notwithstanding matters known to Parent or its representatives on the date of this Agreement or otherwise, all Losses incurred or reasonably expected to be incurred in connection with any Effect arising out of the Investigations and the Shareholder and Derivative Actions shall be considered in the determination of a Company Material Adverse Effect;

      (g) “Company Owned Intellectual Property” shall mean any Intellectual Property in which the Company or its Subsidiaries has any ownership interest, whether singly, jointly or otherwise;

      (h) “Company Superior Proposal” shall mean an unsolicited, bona fide written Alternative Transaction Proposal made by a third Person to acquire (which term shall include a parent to parent merger or other business combination with a similar result), directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (A) all or substantially all of the assets of the Company or (B) all of the outstanding voting securities of the Company and as a result of which the stockholders of the Company immediately preceding such transaction would hold less than 55% of the aggregate equity interests in the surviving or resulting entity of such transaction (or its ultimate parent), which the Board of Directors of the Company has in good faith determined (taking into account, among other things, (1) the advice of its outside legal counsel and a nationally-recognized independent financial adviser, and (2) all terms and conditions of such Alternative Transaction Proposal and this Agreement (as it may be proposed to be amended by Parent)) to be more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of this Agreement (as it may be proposed to be amended by Parent) and such Alternative Transaction Proposal is reasonably capable of being consummated on the terms proposed, taking into account all other legal, financial, regulatory and other aspects of such Alternative Transaction Proposal and the Person making such Alternative Transaction Proposal;

      (i) “Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect;

      (j) “Environmental Laws” shall mean any and all applicable federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, injunctions, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to, or imposing liability or standards of conduct concerning (i) pollution, (ii) any materials or wastes defined, listed, classified or regulated as hazardous or toxic, or as a pollutant or contaminant including petroleum, petroleum products, friable asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls, or (iii) protection of human health, safety or the environment, as currently in effect, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., Section 136 et seq., Occupational Safety and Health Act 29 U.S.C. Section 651 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., and the Endangered Species Act (16 U.S.C. Section 1531 et seq.) as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes;

      (k) “Environmental Liabilities” with respect to any Person shall mean any and all liabilities of such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), which (i) arise under or are based upon Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date;

      (l) “Good Clinical Practices” means (i) with respect to the Company, the then current standards for clinical trials for pharmaceuticals, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the regulatory authorities of the European Union and other organizations and governmental agencies in any other countries in which the products of the Company, any of its Subsidiaries or any Company Partner are sold or intended to be sold, to the extent such standards are not less stringent than in the United States and (ii) with respect to Parent, the then current standards for clinical trials for pharmaceuticals, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the regulatory authorities of the European Union and other organizations and governmental agencies in any other countries in which the products of Parent, any of its Subsidiaries or any Parent Partner are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.

      (m) “Good Laboratory Practices” means (i) with respect to the Company, the then current standards for pharmaceutical laboratories, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good laboratory practices as are required by the regulatory authorities of the European Union and other organizations and governmental agencies in any other countries in which the products of the Company, any of its Subsidiaries or any Company Partner are sold or intended to be sold, to the extent such standards are not less stringent than in the United States and (ii) with respect to Parent, the then current standards for pharmaceutical laboratories, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good laboratory practices as are required by the regulatory authorities of the European Union and other organizations and governmental agencies in any other countries in which the products of Parent, any of its Subsidiaries or any Parent Partner are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.

      (n) “Good Manufacturing Practices” means (i) with respect to the Company, the then current standards for the manufacture, processing, packaging, testing and holding of drug products, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good manufacturing practices as are required by the regulatory authorities of the European Union and other organizations and governmental agencies in any other countries in which the products of the Company, any of its Subsidiaries or any Company Partner are sold or intended to be sold, to the extent such standards are not less stringent than in the United States and (ii) with respect to Parent, the then current standards for the manufacture, processing, packaging, testing and holding of drug products, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good manufacturing practices as are required by the regulatory authorities of the European Union and other organizations and governmental agencies in any other countries in which the products of Parent, any of its Subsidiaries or any Parent Partner are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.

      (o) “Hazardous Materials” shall mean any materials or wastes, defined, listed, classified or regulated as hazardous, toxic, a pollutant, a contaminant or dangerous in or under any Environmental Laws including, but not limited to, petroleum, petroleum products, friable asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls.

      (p) “Intellectual Property” shall mean trademarks, service marks, trade names, brand names, certification marks, designs, logos, slogans, commercial symbols, business name registrations, Internet domain names, trade dress and other similar indications of source or origin and general intangibles of like nature, the goodwill associated with the foregoing and registrations and applications relating to the foregoing in any jurisdiction, including any extension, modification or renewal of any such registration or application; industrial designs, inventions, discoveries, ideas and biological materials, whether patentable or not and whether or not reduced to practice, in any jurisdiction; patents and patent applications (including divisions, continuations, continuations-in-part, reissues and renewals, and applications for any of the foregoing), and any renewals, extensions, supplementary protection certificates or reissues thereof, in any jurisdiction; research and development data (including the results of research into and development of drug or biologic-based products and drug delivery systems), formulae, know-how, proprietary processes, algorithms, models and methodologies, technical information, designs, procedures, laboratory notes, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works of authorship of any type (including the content contained on any Web site), whether copyrightable or not, in any jurisdiction; computer software (whether in source code or object code form), databases, compilations and data; copyright registrations and applications in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights and the right to sue for past infringement of any of the foregoing;

      (q) “Investigating Entities” shall mean the SEC, the Office of Inspector General at the Department of Health & Human Services, the U.S. Attorney for Eastern District of Pennsylvania, the DOJ, the Department of Veterans Affairs, and the Centers for Medicare and Medicaid Services, and all other Governmental Entities investigating the Medicaid Claims, and the state and local equivalents thereof;

      (r) “Investigations” shall mean the investigations of Medicaid Claims and the state and local equivalents thereof by the Investigating Entities.

      (s) “Key Products” shall mean the products of the Company and certain expansions and line extensions set forth in Section 8.3(s) of the Company Disclosure Letter;

      (t) “Knowledge” of (i) the Company shall mean the actual knowledge as of the date of this Agreement of those individuals set forth in Section 8.3(t)(i) of the Company Disclosure Letter, and (ii) Parent shall mean the actual knowledge as of the date of this Agreement of those individuals set forth in Section 8.3(t)(ii) of the Parent Disclosure Letter;

      (u) “Leased Real Property” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries;

      (v) “Leases” shall mean all leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds or uses any Material Leased Real Property;

      (w) “Losses” shall mean any costs or expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and expenses), judgments, fines, claims, damages and assessments asserted against or incurred by a Person.

      (x) “Material Leased Real Property” shall mean the Company’s leased properties located in St. Louis, Missouri; Cary, North Carolina and Princeton, New Jersey;

      (y) “Material Owned Real Property” shall mean the Company’s Owned properties located in Bristol, Tennessee; Rochester, Michigan; St. Louis, Missouri; St. Petersburg, Florida; and Middleton, Wisconsin;

      (z) “Material Real Property” shall mean the Material Owned Real property and the Material Leased Real Property;

      (aa) “Medicaid Claims” shall mean the calculation, payment and reporting of Medicaid rebates and sales and marketing of products (including those matters set forth in Section 8.3(aa) of the Company Disclosure Schedule);

      (bb) “Multiemployer Plan” shall mean a “multiemployer pension plan,” as that term is defined in Section 3(37) of ERISA;

      (cc) “Owned Real Property” shall mean all land, together with all interests in buildings, structures, improvements and fixtures located thereon and all easements and other rights and interests appurtenant thereto owned by Parent or any of its Subsidiaries;

      (dd) “Parent Intellectual Property” shall mean, collectively, the Parent Owned Intellectual Property and the Parent Licensed Intellectual Property;

      (ee) “Parent Key Products” shall mean the Parent products set forth in Section 8.3(ee) of the Parent Disclosure Letter;

      (ff) “Parent Licensed Intellectual Property” shall mean all Intellectual Property owned or controlled by a third Person and licensed to Parent or any of its Subsidiaries;

      (gg) “Parent Material Adverse Change” or “Parent Material Adverse Effect” shall mean, when used with respect to Parent and its Subsidiaries, any Effect that, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Change or Parent Material Adverse Effect, is materially adverse to the business, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Parent Material Adverse Change with respect to, or a Parent Material Adverse Effect on, Parent and its Subsidiaries, taken as a whole: (A) events or circumstances adversely and generally affecting the industry in which Parent operates, and which do not have a materially disproportionate effect on Parent, (B) general economic conditions, (C) the announcement or performance of this Agreement or (D) any Effects to the extent resulting from the matters set forth in clauses (A), (B), or (C) above;

      (hh) “Parent Owned Intellectual Property” shall mean any Intellectual Property in which Parent or its Subsidiaries has any ownership interest, whether singly, jointly or otherwise;

      (ii) “Permitted Liens” shall mean (i) mechanics’, carriers’, workers’ or repairmen’s liens arising in the ordinary course of business and securing payments or obligations that are not delinquent, (ii) Liens for Taxes, assessments and other similar governmental charges which are not due and payable and (iii) Liens that arise under zoning, land use and other similar laws and other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially affect the value of the property subject thereto and do not, individually or in the aggregate, materially impair the use of the property subject thereto as presently used;

      (jj) “Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

      (kk) “Real Property” shall mean, collectively, the Owned Real Property and the Leased Real Property;

      (ll) “Shareholder and Derivative Actions” shall mean the litigation matters listed in Section 8.3(ll) of the Company Disclosure Letter;

      (mm) “Subsidiary” of any Person shall mean another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body is (or, if there are no such voting interests, more than 50% of the equity interests of which are) owned directly or indirectly by such first Person.

SECTION 8.4     Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section

Acquisition	7.3(d)
Action	3.1(o)(i)
Affiliate Agreement	5.13
Agreement	Preamble
Applicable Law	3.1(g)(ii)
Articles of Merger	1.3
CDA	4.2(c)(i)
Certificates	2.2(b)

Term	Section

Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Preamble
Company 10-K	3.1(d)(iv)
Company Balance Sheet	3.1(d)(iv)
Company Benefit Agreements	3.1(j)(i)
Company Benefit Plans	3.1(j)(i)
Company Bylaws	3.1(a)(ii)
Company Change of Recommendation	4.2(d)(i)
Company Charter	3.1(a)(ii)
Company Common Stock	2.1
Company Disclosure Letter	3.1
Company ERISA Affiliate	3.1(j)(v)
Company Insiders	5.12(e)
Company Material Contract	3.1(u)(i)
Company Option	2.1(d)
Company Organizational Documents	3.1(a)(ii)
Company Partner	3.1(i)(iii)
Company Permits	3.1(g)(i)
Company Preferred Stock	3.1(b)(i)
Company Public Filings	3.1
Company Rights	3.1(b)(i)
Company Rights Agreement	3.1(b)(i)
Company SEC Documents	3.1(d)(i)
Company Severance Policy	5.6(b)
Company Stockholder Approval	3.1(c)(iii)
Company Stockholders’ Meeting	5.1(b)
Company Stock Plans	3.1(b)(i)
Company Subsidiary Organizational Documents	3.1(a)(ii)
Company Termination Fee	7.3(a)
Company Voting Debt	3.1(b)(iii)
Competition Laws	5.4(a)
Continuing Employees	5.6(a)
Convertible Debentures	3.1(b)(i)
DOJ	5.4(a)
Drug Regulatory Agency	3.1(i)(i)
Effective Time	1.3
ERISA	3.1(j)(i)
Exchange Act	3.1(c)(v)(B)(2)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(a)
FCPA	3.1(t)

Term	Section

FDA	3.1(g)(i)
FDCA	3.1(g)(i)
Form S-4	3.1(e)
FTC	5.4(a)
GAAP	3.1(d)(iii)
Goldman	3.1(r)
Governmental Entity	3.1(c)(v)
HSR Act	3.1(c)(v)(A)
Indemnified Parties	5.5(a)(i)
Indemnified Liabilities	5.5(a)(i)
Independent Counsel	5.5(a)(i)
Indenture	5.18(a)
Intended Communications	5.3(b)
IP Contract	3.1(n)(i)
Joint Proxy Statement	3.1(c)(v)(B)(1)
Key Products Contract	3.1(u)(i)(17)
Liens	3.1(a)(iii)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
Merrill	3.2(n)
NYSE	2.1(e)
Outside Date	7.1(b)(i)
Parent	Preamble
Parent 10-K	3.2(p)
Parent Balance Sheet	3.2(d)(iv)
Parent Benefit Agreements	3.2(i)(i)
Parent Benefit Plans	3.2(i)(i)
Parent Bylaws	3.2(a)(ii)
Parent Change of Recommendation	4.2(e)(i)
Parent Charter	3.2(a)(ii)
Parent Common Stock	2.1(a)
Parent Disclosure Letter	3.2
Parent ERISA Affiliate	3.2(i)(i)
Parent Material Contracts	3.2(p)
Parent Options	3.2(b)(ii)
Parent Organizational Documents	3.2(a)(ii)
Parent Partner	3.2(h)(iii)
Parent Permits	3.2(g)(i)
Parent Preferred Stock	3.2(b)(i)
Parent Public Filings	3.2
Parent Rights	3.2(b)(i)
Parent Rights Agreement	3.2(b)(i)
Parent SEC Documents	3.2(d)(i)

Term	Section

Parent Stock Plans	3.2(b)(i)
Parent Stockholder Approval	3.2(c)(iii)
Parent Stockholders’ Meeting	5.1(b)
Parent Subsidiary Organizational Documents	3.2(a)(ii)
Parent Termination Fee	7.3(b)
Parent Voting Debt	3.2(b)(iii)
Proposed Meetings	5.3(b)
Restraints	6.1(d)
SEC	2.2(j)
Section 16 Information	5.12(e)
Secretary of State	1.3
Securities Act	2.2(j)
SOX	3.1(d)(i)
Stock Issuance	Recitals
Surviving Corporation	1.1
TBCA	Recitals
Tax Authority	3.1(k)(xii)
Tax Counsel	6.1(g)
Tax Opinion	6.1(g)
Tax Return	3.1(k)(xii)
Taxes	3.1(k)(xii)
Trustee	5.18(a)

SECTION 8.5     Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

SECTION 8.6     Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.7     Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the CDA and the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.5 (which are intended to benefit the Indemnified Parties, including Indemnified Parties who or which are not parties hereto), is not intended to confer, nor shall it confer, upon any Person other than the parties hereto any rights or remedies or benefits of any nature whatsoever.

SECTION 8.8     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof, except for such provisions where Tennessee law is mandatorily applicable, which provisions shall be governed by and construed in accordance with the laws of the State of Tennessee, and provided, that the Merger shall be governed by the TBCA.

SECTION 8.9     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.10     Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court for the purpose of any action or proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court located in the State of New York or a New York state court.

SECTION 8.11     Headings, etc. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The disclosure of any matter in the Company Disclosure Letter or the Parent Disclosure Letter shall expressly not be deemed to constitute an admission by the Company or Parent, respectively, or to otherwise imply, that any such matter is material for the purpose of this Agreement.

SECTION 8.12     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.13     Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 8.14     Waiver of Jury Trial. Each of parent, merger sub and the Company hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this agreement or the transactions contemplated hereby or the actions of parent, merger sub or the Company in the negotiation, administration, performance and enforcement of this agreement.

SECTION 8.15     Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity.

      IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed under seal by their respective officers thereunto duly authorized, all as of the date first written above.

KING PHARMACEUTICALS, INC.

By:	/s/ BRIAN A. MARKISON

Name: Brian A. Markison

Title:	President and Chief Executive Officer

MYLAN LABORATORIES INC.

By:	/s/ ROBERT J. COURY

Name: Robert J. Coury

Title:	Vice Chairman and Chief Executive Officer

SUMMIT MERGER CORPORATION

By:	/s/ ROBERT J. COURY

Name: Robert J. Coury

Title:	Vice Chairman and Chief Executive Officer

ANNEX B

OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

[LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

July 23, 2004

Board of Directors

Mylan Laboratories Inc.
1500 Corporate Drive, Suite 400
Canonsburg, Pennsylvania 15317

Members of the Board of Directors:

      Mylan Laboratories Inc. (“Mylan”), Summit Merger Corporation, a wholly owned subsidiary of Mylan (the “Merger Sub”), and King Pharmaceuticals, Inc. (“King”) propose to enter into an Agreement and Plan of Merger, dated as of July 23, 2004 (the “Agreement”), pursuant to which the Merger Sub will be merged with and into King in a transaction (the “Merger”) in which each outstanding share of King’s common stock, no par value (the “King Shares”), will be converted into the right to receive 0.9000 (the “Exchange Ratio”) of a share of the common stock of Mylan, par value $0.50 per share (the “Mylan Shares”).

      You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to Mylan.

      In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to Mylan and King that we deemed to be relevant;

(2) Reviewed certain information relating to the business, earnings, cash flow, assets, liabilities and prospects of Mylan and King, including financial forecasts relating to Mylan and King prepared by the management of Mylan, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Expected Synergies”) furnished to us by Mylan;

(3) Conducted discussions with members of senior managements of Mylan and King concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

(4) Reviewed the market prices and valuation multiples for the Mylan Shares and the King Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5) Reviewed the results of operations of Mylan and King and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7) Participated in certain discussions and negotiations among representatives of Mylan and King and their financial and legal advisors;

Mylan Laboratories Inc.
July 23, 2004

(8) Reviewed the relative contributions of Mylan and King to selected operational metrics of the combined company based on financial forecasts and estimates prepared by the management of Mylan;

(9) Reviewed the potential pro forma impact of the Merger;

(10) Reviewed the Agreement; and

(11) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

      In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Mylan or King or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of Mylan or King under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of Mylan or King. With respect to the financial forecast information and the Expected Synergies prepared by the management of Mylan and furnished to or discussed with us by Mylan, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of Mylan’s management as to the expected future financial performance of Mylan or King, as the case may be, and the Expected Synergies. We have further assumed that the Merger will qualify as a reorganization for U.S. federal income tax purposes. In addition, we have assumed that each of Mylan, Merger Sub and King will comply with all material terms of the Agreement and that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement.

      Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on Mylan, King or the contemplated benefits of the Merger.

      We are acting as financial advisor to Mylan in connection with the Merger and will receive a fee from Mylan for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, Mylan has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to King unrelated to the Merger and have received fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the King Shares and other securities of King, as well as the Mylan Shares and other securities of Mylan, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      This opinion is for the use and benefit of the Board of Directors of Mylan. Our opinion does not address the merits of the underlying decision by Mylan to engage in the Merger and does not constitute a recommendation to any shareholder of Mylan as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Mylan. We are not expressing any opinion herein as to the prices at which the Mylan Shares or the King Shares will trade following the announcement of the Merger or the price at which the Mylan Shares will trade following the consummation of the Merger.

Mylan Laboratories Inc.
July 23, 2004

      On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to Mylan.

Very truly yours,

/s/	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

ANNEX C

OPINION OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

July 23, 2004

Board of Directors

King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, TN 37620

Madame and Gentlemen:

      You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, no par value (the “Shares”), of King Pharmaceuticals, Inc. (the “Company”) of the exchange ratio of 0.900 shares of common stock, par value $0.50 per share (the “Mylan Common Stock”), of Mylan Laboratories Inc. (“Mylan”) to be received for each Share (the “Exchange Ratio”) pursuant to the Agreement and Plan of Merger, dated as of July 23, 2004 (the “Agreement”), by and among Mylan, Summit Merger Corporation, a wholly owned subsidiary of Mylan, and the Company.

      Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted (i) as its financial advisor in connection with its acquisition of Skelaxin® and Sonata®, pharmaceutical products, from Elan Corporation in June 2003, (ii) as its financial advisor in connection with its acquisition of the Ortho-Prefest® pharmaceutical product from Ortho-McNeil Pharmaceutical, Corp., a subsidiary of Johnson & Johnson, in May 2002, (iii) as co-lead manager of the private placement of $345,000,000 aggregate principal amount of the Company’s 2 3/4% Convertible Debentures due November 15, 2021 in November 2001, (iv) as a co-lead manager of a public offering of 22,492,000 of the Shares in November 2001, and (v) as agent in connection with repurchases by the Company of its Shares from time to time. We have also acted as agent for Mylan in connection with repurchases by Mylan of Mylan Common Stock from time to time. We also may provide investment banking services to the Company and Mylan in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

      Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Mylan and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and Mylan for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

      In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended

C-1

December 31, 2003 and for Mylan for the five fiscal years ended March 31, 2004; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Mylan; certain other communications from the Company and Mylan to their respective stockholders; certain internal financial analyses and forecasts for the Company prepared by its management (the “Company Forecasts”); certain internal financial analyses and forecasts for Mylan prepared by its management, as adjusted for fiscal years after the fiscal year ending March 31, 2006 by management of the Company (the “Mylan Forecasts”); and certain cost and operational synergies estimated by the managements of Mylan and the Company to result from the Transaction (the “Synergies”). We also have held discussions with members of the senior managements of the Company and Mylan regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and Mylan Common Stock, compared certain financial and stock market information for the Company and Mylan with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the specialty pharmaceuticals industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

      We have relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Company Forecasts and the Mylan Forecasts, including in each case the assumptions therein with respect to the expected financial impact of patent-related matters and other developments that could impact the pricing of, and demand for, the products of the Company and Mylan, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and Mylan, as applicable, and that the Synergies reflect the best currently available estimates and judgments of the Company and Mylan. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Mylan or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Mylan or on the expected benefits of the Transaction in any way meaningful to our analysis. Our opinion does not address the underlying business decision of the Company to engage in the Transaction nor are we expressing any opinion as to the prices at which the Shares or the shares of Mylan Common Stock will trade at any time. With your consent, we have relied upon the advice the Company has received from its legal counsel and accounting and tax advisors as to all legal matters, including intellectual property and regulatory matters, and accounting and tax matters in connection with the Transaction.

      Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Transaction.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Shares.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)

C-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS

Item 20.	Indemnification of Directors and Officers

      The following summary is qualified in its entirety by reference to the complete copy of the Pennsylvania General Corporation Law and Mylan’s Amended and Restated Certificate of Incorporation, as amended through August 7, 2003.

      Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), provide that a business corporation may indemnify directors and officers against liabilities they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions against a director or officer by or in the right of the corporation, the power to indemnify extends only to expenses (not judgments and amounts paid in settlement) and such power generally does not exist if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Under Section 1743 of the PBCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation.

      Section 1746 of the PBCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Pursuant to the authority of Section 1746 of the PBCL, Mylan has also entered into employment agreements with certain principal officers which also provide for indemnification in connection with the performance of their offices.

      In accordance with the PBCL, Mylan’s bylaws provide that a director of Mylan shall not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties required under applicable provisions of the PBCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that this limitation of liability does not apply to the responsibility or liability of a director pursuant to any criminal stature or the liability of a director for payment of certain taxes.

      As permitted by the PBCL, Mylan’s bylaws provide that Mylan shall indemnify and hold harmless, to the fullest extent authorized by law (including, but not limited to, the PBCL), any person made or threatened to be made a party to, or otherwise involved in, any legal action by reason of the fact that such person is or was a director, officer, employee or other corporate agent of Mylan or served any other enterprise at the request of Mylan, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action; provided, however, that Mylan shall indemnify any such person only if such proceeding was authorized by the Mylan board of directors.

      The directors and officers of Mylan are insured under a policy of directors’ and officers’ liability insurance.

Item 21.	Exhibits and Financial Statement Schedules.

      The following Exhibits are filed as part of, or are incorporated by reference in, this Registration Statement:

2.1		Agreement and Plan of Merger, dated as of July 23, 2004, by and among Mylan, Summit Merger Corporation and King (included as Annex A to the joint proxy statement/ prospectus forming a part of this Registration Statement and incorporated herein by reference).
5	.1*	Opinion of [Pennsylvania counsel] as to the validity of the securities being registered.
8	.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.
8	.2*	Opinion of Cravath, Swaine & Moore LLP as to certain tax matters.
21		List of Subsidiaries (incorporated by reference to Exhibit 21 included in the Mylan Annual Report on Form 10-K for the year ended March 31, 2004).
23	.1*	Consent of [Pennsylvania counsel] (included in Exhibit 5.1 hereto).
23	.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1 hereto).
23	.3*	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 8.2 hereto).
23.4		Consent of Deloitte & Touche LLP, an independent registered public accounting firm.
23.5		Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm.
24.1		Powers of Attorney (included on signature page of this Registration Statement).
99	.1*	Form of Mylan Proxy Card.
99	.2*	Form of King Proxy Card.
99.3		Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
99.4		Consent of Goldman Sachs & Co.

*	To be filed by amendment

Item 22.	Undertakings

      (a) The undersigned registrant hereby undertakes:

(i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(iv) That every prospectus (1) that is filed pursuant to paragraph (i) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(v) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(vi) To respond to requests for information that is incorporated by reference into the joint proxy statement/ prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(vii) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canonsburg, State of Pennsylvania, on September 3, 2004.

MYLAN LABORATORIES INC.

/s/ ROBERT J. COURY

By:	Robert J. Coury

Vice Chairman and Chief Executive Officer

POWERS OF ATTORNEY

      Each person whose signature appears below constitutes and appoints Robert J. Coury and Edward J. Borkowski, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on September 3, 2004.

Signature	Title

/s/ ROBERT J. COURY Robert J. Coury	Vice Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ EDWARD J. BORKOWSKI Edward J. Borkowski	Chief Financial Officer (Principal Financial Officer)

/s/ GARY E. SPHAR Gary E. Sphar	Vice President — Corporate Controller (Principal Accounting Officer)

/s/ MILAN PUSKAR Milan Puskar	Chairman and Director

/s/ WENDY CAMERON Wendy Cameron	Director

/s/ LAURENCE S. DELYNN Laurence S. DeLynn	Director

/s/ DOUGLAS J. LEECH Douglas J. Leech	Director

Signature	Title

/s/ JOSEPH C. MAROON, M.D. Joseph C. Maroon, M.D.	Director

/s/ ROD PIATT Rod Piatt	Director

/s/ PATRICIA A. SUNSERI Patricia A. Sunseri	Director

/s/ C.B. TODD C.B. Todd	Director

/s/ DR. R.L. VANDERVEN, PH.D, R.PH. Dr. R.L. Vanderven, Ph.D, R.Ph.	Director

/s/ STUART A. WILLIAMS, ESQ. Stuart A. Williams, Esq.	Director

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated as of July 23, 2004, by and among Mylan, Summit Merger Corporation and King (included as Annex A to the joint proxy statement/ prospectus forming a part of this Registration Statement and incorporated herein by reference).
5.1*	Opinion of [Pennsylvania counsel] as to the validity of the securities being registered.
8.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.
8.2*	Opinion of Cravath, Swaine & Moore LLP as to certain tax matters.
21	List of Subsidiaries (incorporated by reference to Exhibit 21 included in the Mylan Annual Report on Form 10-K for the year ended March 31, 2004).
23.1*	Consent of [Pennsylvania counsel] (included in Exhibit 5.1 hereto).
23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1 hereto).
23.3*	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 8.2 hereto).
23.4	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.
23.5	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm.
24.1	Powers of Attorney (included on signature page of this Registration Statement).
99.1*	Form of Mylan Proxy Card.
99.2*	Form of King Proxy Card.
99.3	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
99.4	Consent of Goldman Sachs & Co.

*	To be filed by amendment